Exhibit 99.1

Privileged & Confidential Subject to FRE 408

Jonathan S. Henes, P.C.	James H.M. Sprayregen, P.C.
Joshua A. Sussberg, P.C.	Melissa N. Koss
George Klidonas	Gregory F. Pesce (admitted pro hac vice)
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue	300 North LaSalle Street
New York, New York 10022	Chicago, Illinois 60654
Telephone: (212) 446-4800	Telephone: (312) 862-2000
Facsimile: (212) 446-4900	Facsimile: (312) 862-2200

Counsel to Cenveo, Inc., et al.

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
CENVEO, INC., et al.,[1]	)	Case No. 18-22178 (RDD)
)
Debtors.	)	(Jointly Administered)
)

DISCLOSURE STATEMENT FOR THE

FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

CENVEO, INC. ET AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN OFFER, ACCEPTANCE, OR A LEGALLY BINDING OBLIGATION OF THE DEBTORS OR ANY OTHER PARTY IN INTEREST. THIS DISCLOSURE STATEMENT AND THE PLAN ARE SUBJECT TO APPROVAL OF THE BANKRUPTCY COURT AND OTHER CUSTOMARY CONDITIONS. THIS DISCLOSURE STATEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES. YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS DISCLOSURE STATEMENT OR THE PLAN FOR ANY PURPOSE (INCLUDING IN CONNECTION WITH THE PURCHASE OR SALE OF THE DEBTORS’ SECURITIES) BEFORE THE CONFIRMATION OF THE PLAN BY THE BANKRUPTCY COURT. 2

[1]	The last four digits of Cenveo, Inc.’s tax identification number are 0533. Due to the large number of debtor entities in these chapter 11 cases, which cases are being jointly administered for procedural purposes, a complete list of the debtor entities and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.primeclerk.com/cenveo. The location of the Debtors’ service address for purposes of these chapter 11 cases is: 777 Westchester Avenue, Suite 111, White Plains, New York 10604.
[2]	This Disclosure Statement is subject to the receipt and review of additional information from the Debtors and remains subject to further review and comment from the Debtors and the Requisite First Lien Creditors and therefore remains subject to change in all respects.

Important Information for You to Read

The Voting Deadline is July 13, 2018 at 4:00 P.M., (Prevailing Eastern Time)

with respect to Classes 3 and 5.

For your vote to be counted, your Ballot must be

actually received by the Notice and Claims Agent

before the applicable Voting Deadline as described herein.

Subject to Bankruptcy Court approval, the Debtors3 are providing the information in this Disclosure Statement to Holders of Claims for purposes of soliciting votes to accept or reject the Plan, which is attached hereto as Exhibit A. Nothing in this Disclosure Statement may be relied upon or used by any entity for any other purpose. Before deciding whether to vote for or against the Plan, each Holder of a claim entitled to vote should carefully consider all of the information in this Disclosure Statement, including the risk factors described in Article IX herein.

The Debtors urge every Holder of a Claim entitled to vote on the Plan to: (a) read the entire Disclosure Statement and the Plan carefully; (b) consider all of the information in this Disclosure Statement, including, importantly, the risk factors described in Article IX of this Disclosure Statement; and (c) consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, all documents attached hereto, and the proposed transactions contemplated thereby. Furthermore, the Bankruptcy Court’s approval of the adequacy of the information contained in this Disclosure Statement does not constitute the Bankruptcy Court’s approval of the Plan.

The Plan contains a series of releases that are part of the overall compromise and settlement of various potential Claims. In that respect, parties should be aware that, if the Plan is confirmed, they may be receiving and giving releases as set forth in Article VIII of the Plan and described in Article VII of this Disclosure Statement.

This Disclosure Statement contains, among other things, summaries of the Plan, certain statutory provisions, and certain events in the Debtors’ Chapter 11 Cases. Although the Debtors believe that these summaries are fair and accurate, these summaries are qualified in their entirety to the extent that they do not set forth the entire text of such documents or statutory provisions or every detail of such anticipated events. In the event of any inconsistency or discrepancy between a description in this Disclosure Statement and the terms and provisions of the Plan or any other documents incorporated herein by reference, the Plan or such other documents will govern for all purposes. Factual information contained in this Disclosure Statement has been provided by the Debtors’ management except where otherwise specifically noted. The Debtors do not represent or warrant that the information contained herein or attached hereto is without any material inaccuracy or omission.

This Disclosure Statement has been prepared in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016(b) and is not necessarily prepared in accordance with federal or state securities laws or other similar laws.

[3]	Capitalized terms used but not defined have the same meaning given to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

This Disclosure Statement was not Filed with the United States Securities and Exchange Commission (the “SEC”) or any state authority and neither the SEC nor any state authority has passed upon the accuracy or adequacy of this Disclosure Statement or upon the merits of the Plan.

In preparing this Disclosure Statement, the Debtors relied on financial data derived from the Debtors’ books and records and on various assumptions regarding the Debtors’ businesses. While the Debtors believe that such financial information fairly reflects the financial condition of the Debtors as of the applicable presentation date and that the assumptions regarding future events reflect reasonable business judgments, no representations or warranties are made as to the accuracy of the financial information contained herein or assumptions regarding the Debtors’ businesses and their future results and operations. The Debtors expressly caution readers not to place undue reliance on any forward looking statements contained herein.

This Disclosure Statement does not constitute, and may not be construed as an admission of fact, liability, stipulation, or waiver. The Debtors or the Reorganized Debtors, as applicable, may seek to investigate, file, and/or prosecute claims and may object to Claims after the Confirmation or Effective Date of the Plan, irrespective of whether this Disclosure Statement identifies any such Claims or objections to Claims.

The Debtors are making the statements and presenting the financial information contained in this Disclosure Statement as of the date hereof, unless otherwise specifically noted. Although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so, and expressly disclaim any duty to publicly update any forward looking statements, whether as a result of new information, future events, or otherwise. Holders of Claims reviewing this Disclosure Statement should not infer that, at the time of their review, the facts set forth herein have not changed since this Disclosure Statement was Filed. Information contained herein is subject to completion, modification, or amendment. The Debtors, with the consent of the Requisite First Lien Creditors, reserve the right to File an amended or modified Plan and related Disclosure Statement from time to time, subject to the terms of the Plan and the Restructuring Support Agreement.

Except where specifically noted, the financial information contained herein has not been audited by a certified public accountant and has not been prepared in accordance with generally accepted accounting principles.

The Debtors have not authorized any entity to give any information about or concerning the Plan other than that which is contained in this Disclosure Statement. The Debtors have not authorized any representations concerning the Debtors or the value of their property other than as set forth in this Disclosure Statement.

The securities described herein will be issued without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or any similar federal, state, or local law, in reliance on the exemptions set forth in section 1145 of the Bankruptcy Code to the maximum extent permitted and applicable and to the extent that section 1145 is either not permitted or not applicable, the exemption set forth in section 4(a)(2) of the Securities Act, the exemption set forth in section 701 promulgated under the Securities Act or another exemption thereunder. In accordance with section 1125(e) of the Bankruptcy Code, the Debtors or any of their agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan, of the Debtors, of an affiliate participating in the Plan with the Debtors, or of a newly organized successor to the Debtors under the Plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale, or purchase of securities.

If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Holders of Claims and Interests (including those Holders of Claims who do not submit Ballots to accept or reject the Plan, or who are not entitled to vote on the Plan) will be bound by the terms of the Plan and the restructuring transaction contemplated thereby.

The Debtors support confirmation of the Plan and urge all Holders of Claims whose votes are being solicited to accept the Plan.

*    *    *    *    *

i

EXHIBITS

EXHIBIT A	Joint Chapter 11 Plan of Reorganization

EXHIBIT B	Corporate Organization Chart as of the Petition Date

EXHIBIT C	Valuation Analysis

EXHIBIT D	Liquidation Analysis

EXHIBIT E	Financial Projections

EXHIBIT F	Restructuring Support Agreement, Term Sheet, and Amendment

ii

I.	INTRODUCTION

The Debtors submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances with respect to the Plan. A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. Although described in further detail below, the Plan provides for the treatment of the following prepetition claims:

•	First Lien Notes Claims: Each Holder of such claim shall receive its Pro Rata share of, as applicable: (i) Cash proceeds of the Additional Exit Financing (if any); (ii) the New Second Lien Debt (unless substituted in whole, but not in part, with Cash proceeds received from any Additional Exit Financing); and (iii) 100% of Reorganized Cenveo Equity Interests, subject to dilution by the Management Incentive Plan.

•	FILO Notes Claims: Each Holder of such claim shall receive, its Pro Rata share of: (i) payment in full in Cash of the FILO Notes Claims; and (ii) payment of the reasonable and documented fees and expenses of legal counsel, Willkie Farr & Gallagher LLP, solely in its capacity as counsel to Holders of the FILO Notes Claims, incurred through and including the Effective Date (collectively, the “FILO Professional Fees and Expenses”), and the Reorganized Debtors, as applicable, and the Ad Hoc First Lien Committee shall have ten (10) calendar days from the date of receipt of any such summary invoice (which shall not include billing detail) to object to any such FILO Professional Fees and Expenses based upon reasonableness, and absent a timely objection interposed within such ten-day period, such FILO Professional Fees and Expenses shall be promptly paid by the Reorganized Debtors; provided, however, that to the extent an objection is timely interposed, the Bankruptcy Court shall determine the allowed amount of the FILO Professional Fees and Expenses, and after allowance by the Bankruptcy Court, shall be promptly paid by the Debtors or Reorganized Debtors, as applicable; provided, further, however, that the FILO Professional Fees and Expenses shall not exceed $275,000 in the aggregate.

•	General Unsecured Claims and Second Lien Notes Claims: Each Holder of such claim shall receive its Pro Rata share of the General Unsecured Claims Recovery Cash Pool.

•	Cenveo Interests shall be cancelled without any distribution on account of such Interests.

The Debtors believe that the Plan is fair and equitable, provides for a larger distribution to the Debtors’ creditors than would otherwise result from liquidation under chapter 7 of the Bankruptcy Code, and maximizes the value of the Debtors’ Estates. At this time, the Debtors believe the Plan is the best available alternative. For these reasons and the reasons described herein, the Debtors strongly recommend that each creditor entitled to vote on the Plan vote to accept the Plan.

IMPORTANT DATES

☐	Date by which Ballots must be received by the Notice and Claims Agent: July 13, 2018

☐	Date by which objections to the Plan must be Filed and served: July 13, 2018

II.	PRELIMINARY STATEMENT

The Debtors are one of the largest printing business enterprises in North America and a leader in manufacturing and fulfillment of envelopes, labels, print, and related communication resources. Publicly-held, the Debtors generated gross revenue of approximately $1.326 billion for the fiscal year ending December 30, 2017.

As of January 2018, the Debtors employed approximately 5,100 employees in the United States and approximately 1,380 additional employees abroad. The Debtors’ workforce consists of approximately 1,535 active employees subject to collective bargaining agreements. The Debtors serve their customer base from their corporate headquarters in Stamford, Connecticut, its production facilities in approximately 20 states and its international offices. The Debtors in the Chapter 11 Cases consist of 36 entities, each organized under United States law. An organizational chart illustrating the corporate structure in summary format as of the Petition Date is attached hereto as Exhibit B. As detailed more fully herein, the Debtors entered chapter 11 to restructure and deleverage their balance sheet.

As described throughout this Disclosure Statement, the Plan provides for a comprehensive restructuring of the Debtors’ obligations, preserves the going-concern value of the Debtors’ businesses, maximizes recoveries available to all constituents, and preserves thousands of jobs. If confirmed and consummated, the Plan will eliminate hundreds of millions of dollars in debt from the Debtors’ balance sheet, provide the Debtors with the capital necessary to fund distributions to certain of their creditors, and provide the Debtors with the working capital necessary to fund ongoing operations. Following the Effective Date, the Debtors will emerge from chapter 11 with an improved, delevered balance sheet. The Debtors intend to emerge from chapter 11 pursuant to the Plan on an expedited timeline within six months following the commencement of the Chapter 11 Cases.

As described more fully below, in developing the Restructuring Support Agreement and Plan, the Debtors engaged in good faith negotiations with the Ad Hoc First Lien Committee. Prior to the Petition Date, the Debtors and the Ad Hoc First Lien Committee also engaged in good faith negotiations with Brigade Capital Management, LP (“Brigade”), the largest holder of Second Lien Notes. Although members of the Ad Hoc First Lien Committee and the Debtors entered into the Restructuring Support Agreement, the parties were unable to reach consensus with Brigade before the commencement of the Chapter 11 Cases. After the Petition Date, the Debtors continued engaging in good faith negotiations with many of their key stakeholders, including, among others, the Committee, the Allianz Parties, and the Ad Hoc First Lien Committee. The Plan is the culmination of those discussions and embodies a settlement of issues between the Debtors, the Committee, and the Ad Hoc First Lien Committee (the “Global Settlement”). Members of the Ad Hoc First Lien Committee have entered into the Restructuring Support Agreement to support the Debtors’ restructuring. Additionally, the Allianz Parties have executed an amendment to the Restructuring Support Agreement in support of the Plan (the “RSA Amendment”). The Restructuring Support Agreement, including the RSA Amendment thereto, is attached as Exhibit F to this Disclosure Statement and is further described in this Disclosure Statement. As such, the Plan has the support of the Committee (including PBGC and its union members), the Allianz Parties, and the Ad Hoc First Lien Committee. As further described in this Disclosure Statement, the components of the Global Settlement include, among other things:

•	assumption of the U.S. Qualified Pension Plan obligations;

•	assumption of the unexpired Collective Bargaining Agreements;

•	assumption of the unexpired lease in connection with the Debtors’ corporate headquarters in Stamford, Connecticut, as amended;

•	establishment of a $7 million General Unsecured Claims Cash Pool (which was increased from $1.5 million under the original Plan), payable over two years after the Effective Date; as described in more detail in the Plan;

•	appointment of a Claims Oversight Monitor, who will oversee the claims objection process and the reimbursement of up to $100,000 of fees and expenses of the Claims Oversight Monitor (provided that any costs in excess of the $100,000 will be paid from the General Unsecured Claims Cash Pool);

•	payment of $400,000 to the Unsecured Notes Indenture Trustee for its substantial contribution to these Chapter 11 Cases and the Estates;

•	waiver of the deficiency claim for the Holders of the First Lien Notes Claims;

•	waiver and release of all Avoidance Actions arising under chapter 5 of the Bankruptcy Code or any comparable action arising under applicable of non-bankruptcy law against trade vendors and non-insider landlords of the Debtors;

•	the Committee’s support of the Plan and encouragement of creditors through the Committee Support Letter (as defined below) to vote to accept the plan;

•	the Debtors’ and the Committee’s Investigations will cease, and the Examiner will submit a report after reviewing the Debtors’ and the Committee’s respective draft reports;

•	the New Second Lien Debt shall be decreased from at least $200 million to $100 million;

•	the Debtors will provide Debtor Releases in favor of current and former directors and officers, as well as Robert G. Burton, Sr. and related family members and their entities; and

•	the right for Holders of Second Lien Notes Claims to receive and retain proceeds of cash collateral under the Plan notwithstanding the applicability of the Second Lien Intercreditor Agreement.

The Global Settlement and the RSA Amendment is a comprehensive settlement of all disputes between the Debtors, the Committee, the Allianz Parties, and the Ad Hoc First Lien Committee. Each provision of the Global Settlement and the RSA Amendment is essential to the entirety of the agreement, and the provisions or settlements contemplated by the Global Settlement and the RSA Amendment are inextricably intertwined. If one aspect of the Global Settlement and the RSA Amendment is not approved by the Bankruptcy Court in connection with the Plan and this Disclosure Statement, the remainder of the Global Settlement and the RSA Amendment will no longer be valid or enforceable.

The Debtors believe that their businesses and assets have significant value that would be materially impaired in a liquidation, either in whole or in substantial part. Consistent with the valuation, liquidation, and other analyses prepared by the Debtors with the assistance of its advisors, the value of the Debtors is substantially greater as a going concern than in a liquidation. The Debtors also believe that any alternative to Confirmation, such as an attempt by another party to obtain confirmation of a competing plan, would result in significant delays, litigation and additional costs and could have a material negative effect on value by, among other things, causing unnecessary uncertainty with the Debtors’ key customer and supplier constituencies, which ultimately could reduce the recoveries for all Holders of Allowed Claims.

The Debtors also believe that incentivizing its workforce to remain with the Reorganized Debtors is critical. As such, the Debtors, along with the Ad Hoc First Lien Committee have agreed to establish the Management Incentive Plan, which will provide for issuance on the Effective Date of awards of restricted stock units on up to 2.5% of Reorganized Cenveo Equity Interests, and following the Effective Date, stock options, stock appreciation rights and other similar appreciation awards exercisable for up to

7.0% of Reorganized Cenveo Equity Interests. The participants in the Management Incentive Plan, the timing and allocations of the awards to participants, and the other terms and conditions of such awards (including, but not limited to, vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be set forth as an exhibit to the Plan Supplement; provided that, to the extent any stock options, stock appreciation rights or other similar appreciation awards are granted on, or shortly after, the Effective Date, the exercise price of such stock options, stock appreciation rights and other similar appreciation awards shall be the exercise price that would otherwise provide the holders of the First Lien Notes Claims with an aggregate recovery of 75% of their aggregate outstanding First Lien Notes Claims (including, without limitation, all accrued and unpaid interest), as of the Petition Date, taking into account all distributions received under the Plan, unless otherwise required to avoid additional tax liabilities under Section 409A of the Internal Revenue Code.

The Debtors seek Bankruptcy Court approval of the Plan. Before soliciting acceptances of a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires a plan proponent to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of a chapter 11 plan. This Disclosure Statement is being submitted in accordance with such requirements. This Disclosure Statement includes, without limitation, information about:

•	the Debtors’ corporate history and corporate structure, business operations, and prepetition capital structure and indebtedness (Article V.A herein);

•	events leading to the Chapter 11 Cases, including the Debtors’ restructuring negotiations (Article V.D herein);

•	significant events in the Chapter 11 Cases (Article VI herein);

•	the classification and treatment of Claims and Interests under the Plan, including who is entitled to vote and how to vote on the Plan (Article VII.B and Article VII.C herein);

•	certain important effects of Confirmation of the Plan (Article VIII herein);

•	releases contemplated by the Plan that are integral to the overall settlement of Claims pursuant to the Plan (Article VII.H herein);

•	the statutory requirements for confirming the Plan (Article VIII herein);

•	certain risk factors Holders of Claims should consider before voting to accept or reject the Plan and information regarding alternatives to Confirmation of the Plan (Article IX herein);

•	certain securities law matters with respect to the Plan (Article X herein); and

•	certain U.S. federal income tax consequences of the Plan (Article XI herein).

In light of the foregoing, the Debtors believe this Disclosure Statement contains “adequate information” to enable a hypothetical reasonable investor to make an informed judgment about the Plan and complies with all aspects of section 1125 of the Bankruptcy Code.

The Debtors’ boards of directors, boards of managers, and managing members have approved the Plan and the transactions contemplated therein and believe that the Plan is in the best interests of the Debtors, the Estates, and creditors as a whole. As such, the Debtors recommend that all Holders of

Claims entitled to vote on the Plan, vote to accept the Plan by returning their ballots, so as to be actually received by the Debtors’ Notice and Claims Agent no later than July 13, 2018, at 4:00 p.m. prevailing Eastern Time. Assuming the requisite acceptances to the Plan are obtained, the Debtors will seek the Bankruptcy Court’s approval of the Plan at the Confirmation Hearing.

The Plan and all documents to be executed, delivered, assumed, and/or performed in connection with the Consummation of the Plan, including the documents to be included in the Plan Supplement, are subject to revision and modification from time to time prior to the Effective Date (subject to the terms of the Plan and the Restructuring Support Agreement).

III.	TREATMENT OF CLAIMS AND INTERESTS

As set forth in Article III of the Plan, and in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code, all Claims and Interests (other than Administrative Claims, Professional Fee Claims, DIP Financing Claims, and Priority Tax Claims) are classified into Classes for all purposes, including voting, Confirmation, and distributions pursuant to the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class. A Claim is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The table below summarizes the treatment of all unclassified Claims under the Plan. The treatment and the projected recoveries of unclassified Claims are described in summary form below for illustrative purposes only. Risk factors addressing the effects of the actual amount of Allowed Claims exceeding the Debtors’ estimates, and the effect of such variation on creditor recoveries, and other risks related to Confirmation and the Effective Date of the Plan are addressed in Article IX hereof. To the extent that any inconsistency exists between the summary contained in this Disclosure Statement and the Plan, the terms of the Plan shall govern.

Estimated Allowed Claims identified in this Article III are based on the Debtors’ books and records after reasonable inquiry, and are presented assuming a hypothetical Effective Date in late July, 2018. Actual amounts of Allowed Claims could differ materially from the estimates set forth in the Plan, and actual recoveries could differ materially from such estimates, on account of, among other things, any rejection damages that may occur as a result of the Debtors’ rejection of Executory Contracts, including those deemed rejected pursuant to Article V of the Plan. The table below summarizes the treatment of all unclassified Claims against the Debtors under the Plan:

Unclassified Claim	Plan Treatment	Estimated Allowed Claims	Estimated % Recovery Under the Plan	Estimated % Recovery Under Chapter 7[1]
Administrative Claims	Unimpaired	$89,576,256	100.0%	6.0% - 9.4%
Professional Fee Claims	Unimpaired	$15,800,000	100.0%	100.0%[2]
DIP Facilities Claims	Unimpaired	$178,534,270	100.0%	71.9% - 99.2%[3]
Priority Tax Claims	Unimpaired	$1,000,000	100.0%	6.0% - 9.4%

[1]	The Debtors liquidation analysis (the “Liquidation Analysis”) is attached hereto as Exhibit E.
[2]	Professional Fee Claims in a liquidation under chapter 7 will likely be entitled to full recovery because: (a) Professional Fee Claims are projected to be lower in a hypothetical conversion to chapter 7; and (b) professional fees will benefit from the priority arising under the Carve Out (as defined in the DIP Financing Orders).
[3]	The DIP Facilities Claims include the ABL DIP Facilities and Term Loan DIP Facilities for the purposes of estimating recovery percentage under a chapter 7 liquidation.

The table below summarizes the classification and treatment of all classified Claims against and Interests in, the Debtors under the Plan. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth in the Plan shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth in the Plan. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims or Interests shall be treated as set forth in Article III.G of the Plan. For all purposes under the Plan, each Class will apply for each of the Debtors (i.e., there will be ten (10) Classes for each Debtor).4

The classification, treatment, and the projected recoveries of classified Claims are described in summary form below for illustrative purposes only and are subject to material change. In particular, recoveries available to the Holders of General Unsecured Claims are estimates based on information known to the Debtors as of the date hereof and actual recoveries could differ materially based on, among other things, whether the amount of Claims actually Allowed against the applicable Debtor exceed the estimates provided below. In such an instance, the recoveries available to the Holders of General Unsecured Claims could be materially lower when compared to the estimates provided below. To the extent that any inconsistency exists between the summaries contained in this Disclosure Statement and the Plan, the terms of the Plan shall govern.

Class	Claim / Interest	Status	Estimated Allowed Claims		Estimated % Recovery Under the Plan	Estimated % Recovery Under Chapter 7
1	Other Priority Claims	Unimpaired	$0.0		100.0%	0.0%
2	Other Secured Claims	Unimpaired	$16,508,000		100.0%	100.0%
3	First Lien Notes Claims	Impaired	$556,292,700		44.1%	0.0%
4	FILO Notes Claims	Unimpaired	$50,000,000	[5]	100.0%	70.5% - 100%[6]
5A	General Unsecured Claims (Non-Second Lien Notes Claims)	Impaired	$225,000,000	[5]	1.5%	0.0%
5B	General Unsecured Claims (Second Lien Notes Claims)	Impaired	$248,909,486		1.5%	0.0%
6	Section 510(b) Claims	Impaired	N/A		0.0%	0.0%
7	Intercompany Claims	Unimpaired or Impaired	N/A		100.0%	N/A

[4]	For the avoidance of doubt, estimated Allowed Claim amounts and recoveries in the tables below are aggregate Claim amounts and recoveries for all obligated Debtors other than the FILO Notes claims, which are reported in principal amount and accrued and unpaid interest is considered part of the total Estimated FILO Notes claims.
[5]	Plus accrued and unpaid interest.
[6]	The Liquidation Analysis assumes that the aggregate principal amount indebted, plus any unpaid interest as of the Petition Date, under the FILO Notes is approximately $50.2 million.

Class	Claim / Interest	Status	Estimated Allowed Claims	Estimated % Recovery Under the Plan	Estimated % Recovery Under Chapter 7
8	Intercompany Interests	Unimpaired or Impaired	N/A	0.0%	N/A
9	Cenveo Interests	Impaired	N/A	0.0%	N/A

Article VIII of the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and are an essential element of the Plan and the Global Settlement.

All of the Released Parties and the Exculpated Parties are either being consensually released, the Debtors have decided in their business judgment that they should be released, or have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

The Released Parties include: (a) the Debtors; (b) the Reorganized Debtors; (c) each of the Estates; (d) the Examiner; (e) the DIP Agents; (f) the DIP Lenders; (g) the Exit Financing Agents; (h) the Exit Financing Lenders; (i) the First Lien Notes Indenture Trustee; (j) the members of the Ad Hoc First Lien Committee; (k) the Committee; (l) the Committee Members; (m) the Consenting First Lien Creditors; (n) with respect to each of the foregoing Entities in clauses (a) through (m), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (l) with respect to the Debtors and the Reorganized Debtors, each such entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

The Releasing Parties include: (a) all Holders of Claims who vote to accept the Plan; (b) Holders of Claims who are deemed to accept the Plan and do not timely submit a duly completed opt-out form in accordance with the Disclosure Statement Order; (c) the members of the Ad Hoc First Lien Committee; (d) the Committee; (e) the Committee Members; (f) all other Holders of Claims (including Holders of Claims who are deemed to reject the Plan) who do not timely submit a duly completed opt-out form in accordance with the Disclosure Statement Order; (g) the DIP Agents; (h) the DIP Lenders; (i) the First Lien Notes Indenture Trustee; (j) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (k), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, and officers, to the extent such director, manager, or officer provides express consent, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided, that only Holders of Equity Interests in Cenveo (other than the Released Parties) that do not timely submit a duly completed opt-out form in accordance with the Disclosure Statement Order shall be a “Releasing Party.”

Based on the foregoing, the Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Second Circuit. Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions.

IV.	SOLICITATION, VOTING, AND CONFIRMATION DEADLINES

A.	Solicitation Packages

On [•], 2018, the Bankruptcy Court entered the Disclosure Statement Order. For purposes of this Article IV, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Disclosure Statement Order. Pursuant to the Disclosure Statement Order, Holders of Claims who are eligible to vote to accept or reject the Plan will receive appropriate solicitation materials (collectively, the “Solicitation Package”), including:

(a)	a copy of the Solicitation and Voting Procedures;

(b)	a Ballot, together with detailed voting instructions and a pre-addressed, postage pre-paid return envelope;

(c)	the Cover Letter;

(d)	the Disclosure Statement (and exhibits thereto, including the Plan);

(e)	the Order (without exhibits, except the Solicitation and Voting Procedures);

(f)	the Committee’s letter in support of the Plan (the “Committee Support Letter”)

(g)	the Confirmation Hearing Notice; and

(h)	such other materials as the Court may direct.

The Solicitation Package may also be obtained: (1) from the Debtors’ Notice and Claims Agent by (a) visiting https://cases.primeclerk.com/cenveo (free of charge), (b) writing to Cenveo, Inc. c/o Prime Clerk LLC 830 Third Avenue 3rd Floor New York, New York 10022 or (c) calling (855) 252-2156; or (2) for a fee via PACER (except for ballots) at www.nysb.uscourts.gov.

B.	Voting Deadline

The Voting Deadline is July 13, 2018, at 4:00 p.m., prevailing Eastern Time. All votes to accept or reject the Plan must be received by the Notice and Claims Agent by the Voting Deadline.

C.	Voting Procedures

The Debtors are distributing this Disclosure Statement, accompanied by a ballot to be used for voting to accept or reject the Plan, to the Holders of Claims entitled to vote to accept or reject the Plan. If you are a Holder of a Claim in Class 3 (First Lien Notes Claims), or Class 5A and 5B (General Unsecured Claims) you may vote to accept or reject the Plan by completing the ballot and returning it in the envelopes provided. The Debtors have also requested authorization to accept Ballots from voters in Class 3 and Classes 5A and 5B via electronic, online transmissions, solely through a customized online balloting portal on the Debtors’ case website (except Holders of Unsecured Notes Claims). Parties entitled to vote electronically may cast an electronic Ballot and electronically sign and submit a Ballot instantly by utilizing the online balloting portal (which allows a Holder to submit an electronic signature).

Prime Clerk, LLC is the Notice and Claims Agent. The Notice and Claims Agent is

available to answer questions concerning the procedures for voting on the Plan, provide additional copies of all materials, oversee the voting process, and process and tabulate ballots for each Class entitled to vote to accept or reject the Plan.

Ballots must be actually received by the Notice and Claims Agent by the Voting Deadline,

which is July 13, 2018, at 4:00 p.m., prevailing Eastern Time, at the following address:

CENVEO, INC.

C/O PRIME CLERK LLC

830 THIRD AVENUE, 9TH FLOOR

NEW YORK, NY 10022

If you have any questions on the procedure for voting on the Plan, please call or email the

Notice and Claims Agent at:

(852) 252-2156

cenveoinfo@primeclerk.com

More detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to Holders of Claims that are entitled to vote to accept or reject the Plan. All votes to accept or reject the Plan must be cast by using the appropriate ballot. All ballots must be properly executed, completed, and delivered according to their applicable voting instructions by: (i) first class mail, in the return envelope or online balloting system provided with each ballot; (ii) overnight delivery; or (iii) personal delivery, so that the ballots are actually received by the Notice and Claims Agent no later than the Voting Deadline at the return address set forth in the applicable ballot. Any ballot that is properly executed by the Holder of a Claim entitled to vote that does not clearly indicate an acceptance or rejection of the Plan or that indicates both an acceptance and a rejection of the Plan will not be counted. Ballots received by facsimile or by electronic means will not be counted.

Each Holder of a Claim entitled to vote to accept or reject the Plan may cast only one ballot for each Claim held by such Holder. By signing and returning a ballot, each Holder of a Claim entitled to vote will certify to the Bankruptcy Court and the Debtors that no other ballots with respect to such Claim has been cast or, if any other ballots have been cast with respect to such Claim, such earlier ballots are superseded and revoked.

All ballots will be accompanied by return envelopes. It is important to follow the specific instructions provided on each ballot, as failing to do so may result in your ballot not being counted.

D.	Plan Objection Deadline

The Bankruptcy Court has established July 13, 2018, at 4:00 p.m., prevailing Eastern Time, as the deadline to object to Confirmation of the Plan (the “Plan Objection Deadline”). All such objections must be Filed with the Bankruptcy Court and served on the Debtors, the Ad Hoc First Lien Committee, and certain other parties in interest, in accordance with the Disclosure Statement Order, so that they are actually received on or before the Plan Objection Deadline. The Debtors believe that the Plan Objection Deadline, as established by the Bankruptcy Court, affords the Bankruptcy Court, the Debtors, and other parties in interest reasonable time to consider the objections to the Plan before the Confirmation Hearing.

E.	Confirmation Hearing

Assuming the requisite acceptances are obtained for the Plan, the Debtors intends to seek confirmation of the Plan at the Confirmation Hearing scheduled on July 23, 2018, at 11:00 a.m., prevailing Eastern Time, before the Honorable Robert D. Drain, United States Bankruptcy Judge, in Room 248 of the United States Bankruptcy Court for the Southern District of New York, 300 Quarropas Street, White Plains, NY 10601. The Confirmation Hearing may be continued from time to time, without further notice other than an adjournment announced in open court, or a notice of adjournment Filed with the Bankruptcy Court and served on any entities who have filed objections to the Plan. The Bankruptcy Court, in its discretion and before the Confirmation Hearing, may put in place additional procedures governing such hearing. The Plan may be modified, if necessary, before, during, or as a result of the Confirmation Hearing without further notice to parties in interest, subject to the terms of the Plan.

V.	THE DEBTORS’ BACKGROUND

A.	The Debtors’ Operations and Corporate Structure

1.	The Debtors’ Business Operations

Cenveo, Inc. is one of the largest North American envelope, label, and printing companies. Notably, the Debtors are able to fulfill many aspects of print services, from the design phase through delivery process in house—including envelope production, commercial printing, and label manufacturing. As such, the Debtors obtain new customers and maintain long-term customer relationships through various sales and distribution channels. The Debtors’ business strategy is based on selling a broad range of envelope, bound-printed, and label products to a wide range of customers and on offering its customer’s volume and profit-driven incentives. These strategies have created a broad and robust customer base for the Debtors, providing a variety of products for its customers in the envelope, label, and print spaces. To satisfy customer obligations in a timely and cost effective manner, as of the Petition Date, the Debtors operated approximately 39 manufacturing facilities in North America. In addition to its manufacturing facilities, the Debtors lease their corporate headquarters in Stamford, Connecticut. The company also leases a number of additional facilities or offices spaces for its sales and support teams. Since the Petition Date, the Debtors have closed, consolidated, or down-sized the following sites/plants: (a) Ennis, Texas; (b) Mt. Pleasant, Pennsylvania; (c) Altoona, Pennsylvania; (d) Conklin, New York; (e) Port City Press, Maryland; (f) Kent, Washington; and (g) Omaha, Nebraska.

2.	The Debtors’ Supply Chain

The Debtors’ interdependent supply chain relies on a number of critical vendors, suppliers, and transporters providing it with the materials and supplies necessary to create its products and service its customers. The Debtors maintain long-term customer relationships and obtain new customers by offering an efficient one-stop shop for its converted paper products, such as envelopes and magazines.6 The Debtors’ dynamic business is able to service all of a customer’s envelope, printing, label, point of sale (POS) roll receipts, and binding needs. This diverse business model based on selling a broad range of envelope, bound, printed, and label products is how the Debtors maintains its existing customer base and also attracts new customers. The Debtors also maintain their customers by offering volume and profit-driven rebate incentives.

3.	The Debtors’ Employees

The Debtors employ approximately 5,100 employees in the United States, including approximately 5,000 full-time employees and approximately 100 part-time employees. The Debtors also employ approximately 1,380 employees abroad. As of December 30, 2017, the Debtors are a party to 18 active collective bargaining agreements, which cover approximately 1,535 active employees in approximately 14 locations.7 Six collective bargaining agreements are set to expire in 2018, and the remaining expire between 2019 and 2022. As of the Petition Date, the Debtors have entered into a new collective bargaining agreement with Graphic Communications Conference/IBT Bindery Union Local 4C (the “Bindery Union”) and Graphic Communications Conference/IBT Union Press Union Local 4C (the “Press Union”). The new collective bargaining agreements replace the expired collective bargaining agreements, provide for wage concessions, and enable the Debtors to maintain a strong labor force in Lancaster, Pennsylvania.

B.	Prepetition Corporate and Capital Structure

1.	Corporate Structure

Prior to the Petition Date, Cenveo, Inc. was a publicly traded company that traded under the ticker “CVO” on the Nasdaq Stock Exchange, which stock was delisted, effective at the opening of the trading session on March 9, 2018. The Debtors’ corporate structure is further set forth on the structure chart attached as Exhibit B. Of these entities, and as set forth on Exhibit B, 36 entities are obligors on all of the Debtors’ approximately $1.1 billion of prepetition debt.

2.	Capital Structure

As of the Petition Date, Cenveo, Inc. and certain of its U.S. subsidiaries are obligors (either as borrower or guarantor) on a principal amount of prepetition funded indebtedness totaling approximately $1.1 billion.

[6]	The Debtors buy paper, including many different grades and types of paper, that go through an additional process such as adding a laminate, ink content, or other chemical treatment to make the paper fit for use in the final product or by cutting rolls of paper into sheets or other specifications. That process is referred to as converting. What begins as paper ends up being ‘converted’ into an envelope, book, magazine, label, cash register roll, or a client-branded envelope through the converting process.
[7]	As of the Petition Date, the Debtors have union employees in the following cities: (a) Vernon, CA; (b) St. Louis, MO; (c) Cleveland, OH; (d) Kapolei, HI; (e) Clackamas, OR; (f) Jersey City, NJ; (g) Indianapolis, IN; (h) Williamsburg, PA; (i) Mount Pleasant, PA; (j) Kirksville, MO; (k) Altoona, PA; (l) Chicopee, MA; (m) Smyrna, GA; and (n) Lancaster, PA.

3.	Prepetition Indebtedness[8]

The Debtors’ prepetition indebtedness can be summarized as follows:

Debt Instrument (as defined herein)	Facility Size	Maturity Date	Outstanding Principal Amount
ABL Facility	$190 million	June 10, 2021	$142.8 million
FILO Notes	$50 million	December 10, 2021	$50 million
First Lien Notes	$540 million	August 1, 2019	$540 million
Second Lien Notes	$250 million	September 15, 2022	$241 million
Unsecured Notes	$104.5 million	May 15, 2024	$104.484 million
$1.078 billion

These obligations are generally summarized below:

(a)	ABL Revolving Credit Facility

Cenveo Corporation is the borrower, and certain other debtors are guarantors (the “Debtor Guarantors”), under that certain Credit Agreement, dated as of April 16, 2013 (as amended, amended and restated, supplemented, or otherwise modified, refinanced, or replaced from time to time prior to the Petition Date, the “ABL Credit Agreement”), with certain lenders parties, and the ABL Agent. The ABL Credit Agreement provides for senior secured revolving commitments (the “ABL Facility”) of up to $190 million. As of the Petition Date, approximately $142.8 million in commitments are outstanding. Obligations under the ABL Facility are secured by a first lien on the Revolver Priority Collateral (which generally includes, among other things, accounts receivables and inventory) and by a second lien on the Fixed Asset Collateral (which includes by way of example, Property, Plant, and Equipment).

The Debtors have entered into deposit account control agreements in favor of the ABL Agent with respect to all deposit accounts that are not Excluded Deposit Accounts (as defined in the ABL Credit Agreement). Thus, substantially all of the Debtors’ cash is subject to a perfected security interest in favor of the ABL Agent. Under the ABL Facility, so long as excess availability is less than the greater of (a) 10 percent of the aggregate commitments of the then-applicable borrowing base and (b) $20 million for a period of thirty consecutive calendar days, the Debtors must remit all cash receipts on a daily basis to a non-Debtor account maintained by the ABL Agent (the “Agent Account”) until the date on which excess availability satisfies these conditions. As of the Petition Date (and as of a few days preceding the Petition Day), due to the Debtors’ ongoing liquidity constraints, the excess availability under the ABL Facility was less than 10 percent. Accordingly, each day, any excess cash in the collection account is swept to the disbursement account.

(b)	FILO Notes

Cenveo Corporation issued $50 million aggregate principal amount of 4% Senior Secured Notes due 2021 (the “FILO Notes”) to AllianzGI US High Yield Fund and Allianz Income and Growth Fund under that certain Indenture and Note Purchase Agreement, dated as of June 10, 2016 (as amended, amended and restated, supplemented, or otherwise modified, refinanced, or replaced from time to time prior to the Petition Date, the “Note Purchase Agreement”), the Debtor Guarantors and Bank of New York Mellon, as indenture trustee and collateral agent. The FILO Notes are secured by a 1.5-lien security interest on the ABL Priority Collateral (as defined in the ABL Credit Agreement) and a 2.5-lien security interest on the Debtors’ other assets.

(c)	First Lien Notes

Cenveo Corporation issued $540 million aggregate principal amount of 6% Senior Priority Secured Notes due 2019 (the “First Lien Notes”) under that certain Indenture, dated as of June 26, 2014, with the Debtor Guarantors as guarantors, and Bank of New York Mellon acting as trustee and collateral

[8]	The amounts set out below do not include accrued and unpaid interest.

agent, succeeded by Wilmington Savings Fund Society, FSB, in its capacity as collateral agent and indenture trustee under the First Lien Notes Indenture. The First Lien Notes are secured, subject to certain permitted liens, by a first-lien security interest on the Fixed Asset Priority Collateral and a second-lien security interest on the ABL Priority Collateral.

(d)	Second Lien Notes

Cenveo Corporation issued $250 million aggregate principal amount of 8.5% Junior Priority Secured Notes due 2022 (the “Second Lien Notes”) under that certain indenture, dated as of June 26, 2014, with the Debtor Guarantors as guarantors, and Bank of New York Mellon acting as trustee and collateral agent, succeeded by BOKF, N.A., in its capacity as collateral agent and indenture trustee under the Second Lien Notes Indenture. The Second Lien Notes are secured by security interests that rank junior to the security interests that secure the First Lien Notes and the ABL Facility.

(e)	Unsecured Notes

Cenveo Corporation issued approximately $104 million aggregate principal amount of 6% Senior Unsecured Notes due 2024 (the “Unsecured Notes”) under that certain Indenture, dated as of June 10, 2016, with the Debtor Guarantors as guarantors, and Bank of New York Mellon acting as trustee, succeeded by Wilmington Trust, N.A., in its capacity as indenture trustee under the Unsecured Notes Indenture.

(f)	Intercreditor Agreements

The Debtors’ prepetition indebtedness is subject to three intercreditor agreements: (a) the First Lien Intercreditor Agreement, (b) the Second Lien Intercreditor Agreement, and (c) the FILO Intercreditor Agreement. The First Lien Intercreditor Agreement governs the relative contractual rights of the agent under the ABL Facility on one hand, and the First Lien Notes Indenture Trustee on the other hand. The Second Lien Intercreditor Agreement governs the relative contractual rights of the agent under the ABL Facility and the First Lien Notes Indenture Trustee on one hand and the Second Lien Notes Indenture Trustee on the other hand. Finally, the FILO Intercreditor Agreement governs the relative contractual rights of the agent under the ABL Facility on one hand, and the FILO Notes Indenture Trustee on the other hand. Each of these agreements sets forth the relative rights and priorities of the respective parties thereto.

4.	The Debtors’ Legacy and Environmental Liabilities

(a)	Collective Bargaining Agreements

As mentioned above, the Debtors are a party to 18 active Collective Bargaining Agreements. The Debtors do not currently intend to seek relief pursuant to section 1113 of the Bankruptcy Code. All of the Debtors’ unexpired Collective Bargaining Agreements and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all unexpired Collective Bargaining Agreements.

(b)	Single Employer Defined Benefit Pension Plans

The Debtors have significant ongoing pension obligations, consisting of two defined benefit pension plans. Cenveo Corporation sponsors two single employer defined benefit pension plans that are qualified plans for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”): (a) the Cenveo Pension Plan (the “Cenveo Pension Plan”); and (b) the Lancaster Press Pressmen and Bindery Workers Pension Plan (the “Lancaster Pension Plan” and together with the Cenveo Pension Plan, the “U.S. Qualified Pension Plans”). The minimum funding contributions for 2018 through 2020 are as follows:

	2018	2019	2020
Cenveo Pension Plan	$9,667,882	$11,490,600	$8,119,800
Lancaster Pension Plan	$358,007	$430,600	$287,000

Total	$10,025,869	$11,921,200	$8,406,800

The Cenveo Pension Plan beneficiaries include approximately 5,499 retirees and 609 active employees represented by the following unions: (a) United Steel, Paper and Forestry Workers in Indianapolis, Indiana, Jersey City, New Jersey, and Williamsburg, Pennsylvania; (b) GCC/IBT in Clackamas, Oregon; (c) International Association of Machinists and Aerospace Workers in Cleveland, Ohio; and (d) Hawaii Teamsters and Allied Workers in Honolulu, Hawaii. The Lancaster Pension Plan beneficiaries include approximately 201 retirees and 125 active employees represented by the GCC/IBT union in Lancaster, Pennsylvania. The U.S. Qualified Pension Plans are both frozen, i.e., employees covered by these plans have stopped earning benefits and the plans are no longer accepting new participants. As of December 2017, the U.S. Qualified Pension Plans were underfunded (the liabilities and obligations to pay pensions under the U.S. Qualified Pension Plans exceeded the asset value in the investment portfolio that has accumulated for the purpose to fund required payments) by approximately $92.2 million.

(c)	Multi-Employer Pension Plans

The Debtors currently contribute to two active multi-employer pension plans. As of the Petition Date, the Debtors contributes approximately $420,000 per year to the GCC/IBT National Pension Fund and the CWA/ITU Negotiated Pension Plan pursuant to collective bargaining agreements with GCC/Teamsters, Local 6505-M and Communications Workers of America, Local 70, respectively. In addition, as a result of plant closures, prior to the Petition Date, the Debtors fully withdrew from the following multi-employer pension plans: (a) the PACE Industry Union Management Pension Fund; (b) the Graphic Arts Industry Joint Pension Trust; and (c) the Oregon Printing Industry Pension Fund. The complete withdrawal from such plans triggered approximately $4.2 million in Multiemployer Pension Plan Withdrawal Claims. Additionally, as of the Petition Date, the Debtors have partially withdrawn from the following multi-employer pension plans: (a) the GCC/IBT National Pension Fund; and (b) the CWA/ITU Negotiated Pension Plan. The partial withdrawal from such plans triggered approximately $51 million in Multiemployer Pension Plan Withdrawal Claims. To the extent the Debtors have either fully or partially withdrawn from the GCC/IBT National Pension Fund and/or the CWA/ITU Negotiated Pension Plan prior to the Effective Date, any such claims relating to such withdrawal will be deemed Multiemployer Pension Plan Withdrawal Claims and will be treated and discharged as General Unsecured Claims under the Plan.

(d)	Supplemental Executive Retirement Plans

The Debtors also provide retirement benefits pursuant to four supplemental executive retirement plans (“SERPs”). For accounting purposes, the SERPs are unfunded; however, one of the SERPs uses income from annuities to offset a portion of the cost of the plan. The SERPs provide benefits to approximately 38 retired former executives and directors of the Debtors. The total cost to the Debtors for the SERPs was approximately $2.1 million in 2017, and the total expected cost for 2018 is approximately $1.9 million. Obligations arising under the SERPs are General Unsecured Claims and, pursuant to the Plan, the Debtors’ obligations under the SERPs will be treated and discharged as General Unsecured Claims under the Plan.

(e)	Other Postretirement Benefit Plans

The Debtors also have various other postretirement benefit plans (“OPEB”), primarily focused on postretirement healthcare, such as medical insurance, life insurance, and related benefits for certain of its former employees and, in some instances, their spouses. Benefits, eligibility, and cost-sharing provisions vary by plan documents and collective bargaining arrangements. The total cost to the Debtors for OPEB obligations was approximately $150,000 in 2017 and the total expected cost for 2018 is approximately $144,000. Pursuant to the Plan, OPEB will continue in accordance with, and subject to, their terms and applicable non-bankruptcy law.

(f)	Workers’ Compensation Programs

As of the Effective Date, the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’: (1) written contracts, agreements, and agreements of indemnity, in each case relating to workers’ compensation, (2) self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and (3) workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn and expunged with prejudice automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans.

(g)	Environmental Matters

The Debtors’ operations are subject to federal, state, local, and foreign environmental laws and regulations, including those relating to air emissions, waste generation, wastewater effluent, handling, management and disposal of waste and hazardous materials, and remediation of contaminated sites. The Debtors have implemented environmental programs designed to ensure that they operate in compliance with the applicable laws and regulations governing environmental protection, and several of Cenveo’s formerly owned or currently operating manufacturing facilities are undergoing sampling and monitoring.

C.	The Debtors’ Board Members and Executives

As of the date hereof, set forth below are the names, position(s), and biographical information of the current board of directors of Cenveo, Inc., as well as current key executive officers for the Debtors. These individuals oversee the businesses and affairs of the Debtors.

1.	Executives

Robert G. Burton, Sr., Chairman and Chief Executive Officer. Mr. Burton has been Chairman and Chief Executive Officer since September 2005. In January 2003, he formed Burton Capital Management, LLC, a company that invests in manufacturing companies, and has been its Chairman, Chief Executive Officer and sole managing member since its formation. Mr. Burton is the largest individual shareholder and the Burton family is the largest group of shareholders of Cenveo, Inc. stock. From December 2000 through December 2002, Mr. Burton was the Chairman, President and Chief Executive Officer of Moore Corporation Limited, a leading printing company with over $2.0 billion in revenue for fiscal year 2002. From April 1991 through October 1999, he was the Chairman, President and Chief Executive Officer of World Color Press, Inc., a $3.0 billion diversified printing company. From 1981 through 1991, he held a series of senior executive positions at Capital Cities/ABC, including President of ABC Publishing. Mr. Burton was also employed for 10 years as a senior executive of SRA, the publishing division of IBM. Mr. Burton holds both a BS and an MA degree. He also did additional post graduate studies at the University of Alabama. He is the recipient of two honorary doctorate degrees in business from the University of Connecticut and Murray State University (“MSU”) where he was Captain of their football team and drafted by the San Francisco 49ers. He is the recipient of the first distinguished Alumnus and Golden Horseshoe Award from the MSU Alumni Association as well as the school’s Distinguished Achievement Award from the MSU College of Business and Public Affairs. He is a member of the Syracuse Martin J. Whitman School of Management Advisory Council and a past Syracuse University Trustee. Mr. Burton is also the lead donor for the fifth year of Cenveo’s Scholarship Fund for employees’ children which is totally funded by management and directors. Mr. Burton has donated and committed one million dollars to the scholarship fund. Mr. Burton is also a member of the Printing Hall of Fame. Mr. Burton serves on the executive committee as Chair. His business track record in printing is unmatched and he is recognized as one of the printing and manufacturing leaders.

Michael Burton, Chief Operating Officer. Mike Burton is the Chief Operating Officer as of June 2014. He became President of the Print, Label and Packaging groups in July 2013. In November 2010, Mr. Burton became President, Label division and subsequently became responsible for the Packaging division in January 2012. From September 2005 to November 2010, Mr. Burton was Senior Vice President, Operations with a primary focus on procurement, information technology, environmental health & safety, and human resources. From 2003 to 2005, he was also Executive Vice President, Operations of Burton Capital Management, LLC. He was a founding member of this group before he joined the Debtors in 2005. Mr. Burton was previously Vice President of Commercial & Subsidiary Operations, a $600 million division of Moore Corporation Limited. Mr. Burton received his Bachelor of Arts degree from the University of Connecticut where he was captain of the football team.

Robert G. Burton, Jr., President. Rob Burton has been a director of since September 2013 and has served as President of Corporate Operations, with a primary focus on M&A, Treasury, IT, Human Resources, Legal and Investor Relations. Mr. Burton was also EVP of Investor Relations, Treasury, HR and Legal. He has been a member of the Chairman’s Executive Committee since he joined the Debtors in 2005. Mr. Burton was also President of Burton Capital Management, LLC and was the primary investment officer before he joined the Debtors. Mr. Burton has over 16 years of business experience as an Investor Relations, M&A and financial professional. Mr. Burton also served as the Senior Vice President, Investor Relations and Corporate Communications for Moore Wallace Incorporated. Prior to his role at Moore Wallace, Mr. Burton served in the same role for Moore Corporation. From 1996 through 1999, he held various management positions at World Color Press, Inc., including Vice President, Investor Relations. Mr. Burton earned a Bachelor of Arts degree from Vanderbilt University majoring in Economics with a minor in Business Administration.

Mark S. Hiltwein, Chief Financial Officer. Prior to joining the Debtors in March 2018, Mr. Hiltwein served as chief financial order of Rand Logistics, Inc. from May 2015 until March 2018. Prior to joining Rand Logistics he served as President, Envelope Group of the Debtors. He was also Chief Financial Officer from July 2007 to August 2012. From July 2005 to July 2007, he was President of Smartshipper.com, an online third party logistics company. Among his earlier positions, Mr. Hiltwein spent five years at Moore Wallace Incorporated, a $3.5 billion printing company, including four years as Executive Vice President and Chief Financial Officer. Mr. Hiltwein served in a number of financial positions from 1992 through 2000 with L.P. Thebault Company, a commercial printing company, including three years as Chief Financial Officer. Mr. Hiltwein began his career in the audit department at Mortenson and Associates, a regional public accounting firm. Mr. Hiltwein received a Bachelor’s degree in Accounting from Kean University, and is a CPA.

Ian Scheinmann, Senior Vice President of Legal Affairs. Mr. Scheinmann became Senior Vice President, Legal Affairs in August of 2010. From May until August of 2010, he served as in-house real estate counsel. Prior to joining the Debtors, Mr. Scheinmann was outside real estate counsel as a member of Rudoler & DeRosa, LLC in Pennsylvania, where his practice covered a wide range of real estate and business transactions. Prior to joining Rudoler & DeRosa, Mr. Scheinmann was a real estate shareholder with the Philadelphia office of Greenberg Traurig, LLP from 2002 until 2009. From 1995 until 2002, he was engaged in private practice with Dilworth Paxson, LLP in Pennsylvania, as well as Anderson, Kill and Olick, P.C. in New Jersey and New York, and Weiner Lesniak in New Jersey. Mr. Scheinmann received his B.S.B.A. from the John M. Olin School of Business at Washington University in Missouri and his J.D. with honors from Seton Hall University School of Law.

Ayman Zameli, Chief Restructuring Officer and Executive Vice President of Corporate Strategy and Capital Markets. Mr. Zameli joined the Debtors in February of 2014 as the Senior Vice President of Capital Markets and Investor Relations. Mr. Zameli has more than 25 years of experience in the investment banking and private equity industries. His experience involved raising capital to finance mergers and acquisitions as well as identifying and closing on targeted acquisition companies. From 2012 to 2014, he was self-employed and ran his own consulting firm, Wainscott Advisors. Prior to that, Mr. Zameli served as a managing director with Pivotal Private Equity Group where he was responsible for originating, structuring, and negotiating acquisition targets. From 2004 until 2009, he was a principal in the Leveraged Finance Group at Bank of America in New York where he raised funds for debt financing transactions. Prior to Bank of America, Mr. Zameli was a Vice President with the Syndicated Leveraged Finance business at JPMorgan Chase for five years where he advised borrowers on appropriate capital structures related to acquisition financing and capital raising. Mr. Zameli received a Bachelor’s degree in Business from the American University of Beirut and a Masters of Business Administration from The George Washington University School of Business.

2.	Board of Directors

Robert G. Burton, Sr., Director since 2005. Mr. Burton, Sr. has served as Chairman of the Board since September 2005. In January 2003, he formed Burton Capital Management, LLC, a company that invests in manufacturing companies, and has been its Chairman, Chief Executive Officer and sole managing member since its formation. Mr. Burton, Sr. is the largest individual owner of Cenveo, Inc. common stock. Mr. Burton is also a significant holder of the Debtors’ bonds. Mr. Burton also has gifted 312,500 shares of Cenveo, Inc. common stock to the Robert G. Burton, Sr. Family Trust, which owns the shares and of which Mrs. Burton and her sons Robert, Jr., Michael and Joseph Burton are co-trustees. From December 2000 through December 2002, Mr. Burton, Sr. was the Chairman, President and Chief Executive Officer of Moore Corporation Limited, a leading printing company with over $2.0 billion in revenue for fiscal year 2002. From April 1991 through October 1999, he was the Chairman, President and Chief Executive Officer of World Color Press, Inc., a $3.0 billion diversified printing company. From 1981 through 1991, he held a series of senior executive positions at Capital Cities/ABC, including President of ABC Publishing. Mr. Burton, Sr. was also employed for 10 years as a senior executive of SRA, the publishing division of IBM. Mr. Burton, Sr. holds both a BS and an MA degree. He also did additional post graduate studies at the University of Alabama. He is the recipient of two honorary doctorate degrees in business from the University of Connecticut and Murray State University (MSU) where he was Captain of their football team and drafted by the San Francisco 49ers. He is the recipient of the first distinguished Alumnus and Golden Horseshoe Award from the MSU Alumni Association as well as the schools Distinguished Achievement Award from the MSU College of Business and Public Affairs. He is a member of the Syracuse Martin J. Whitman School of Management Advisory Council and a past Syracuse University Trustee. He is recognized as one of the printing and manufacturing leaders and is a member of the Printing Hall of Fame. Robert G. Burton, Sr. is father to Robert G. Burton, Jr. and Michael G. Burton.

Gerald S. Armstrong, Director since 2007. Mr. Armstrong has served as Director and Operating Committee Chair of Verity Wines LLC since January 2013. Verity Wines LLC is a New York and New Jersey wine distributor. He was a Managing Director of Arena Capital Partners, LLC (1997 to 2015), the management company for Arena Capital Investment Fund, L.P., a private investment fund that reached the end of its term on June 30, 2013; and was a director, member of the Audit Committee and Chair of the Board Risk Committee of EverBank Financial Corp., and its subsidiary bank, a NYSE-listed and Jacksonville, Florida-based holding company, and EverBank, its federally chartered thrift institution until May 2016. From 2006 to 2010, Mr. Armstrong was also an Executive Vice President of EarthWater Global, LLC, a water exploration and development company. Prior to co-founding Arena, Mr. Armstrong was a Partner at Stonington Partners, Inc., a private equity partnership formed in 1994 out of Merrill Lynch Capital Partners where Mr. Armstrong had served as a Managing Director since 1988. Prior to Merrill, Mr. Armstrong served as President and Chief Operating Officer of PACE Industries, Inc., a holding company formed at the end of 1983. Mr. Armstrong is a graduate of Dartmouth College with a degree in English, and he earned an MBA in Finance from New York University’s Graduate School of Business (now Stern School of Business). Mr. Armstrong served as an officer in the United States Navy. In past years, Mr. Armstrong has served on the board of directors of First USA, Inc. (now a part of JPMorgan Chase), Ann Taylor Stores Corporation, World Color Press, Inc., and numerous private companies.

Robert G. Burton, Jr., Director since 2013. Mr. Burton, Jr. has served in the above capacity since August 10, 2011. From December 2010 to August 2011, Mr. Burton was President of Corporate Operations, with a primary focus on Mergers & Acquisitions (“M&A”), Treasury, Information Technology, Human Resources, Legal and Investor Relations. From September 2005 to December 2010, Mr. Burton was Executive Vice President of Investor Relations, Treasury, Human Resources and Legal. He has been a member of the Executive Committee since joining the Board. From 2004 to 2005, Mr. Burton was President of Burton Capital Management, LLC and was the primary investment officer before he joined the Debtors on September 12, 2005. Mr. Burton has over 17 years of business experience as an investor relations, M&A and financial professional. Mr. Burton also served as the Senior Vice President, Investor Relations and Corporate Communications for Moore Wallace Incorporated (and its predecessor, Moore Corporation Limited) from December 2001 to May 2003. Mr. Burton served as Vice President, Investor Relations of Walter Industries in 2000. From 1996 through December 1999, Mr. Burton held various management positions at World Color Press, Inc., including Vice President, Investor Relations. Mr. Burton earned a Bachelor of Arts degree from Vanderbilt University majoring in Economics with a minor in Business Administration. Robert G. Burton, Jr. is the son of Robert G. Burton, Sr. and brother of Michael G. Burton.

Dr. Mark J. Griffin, Director since 2005. Dr. Griffin is the founder of the Eagle Hill School, an independent private school in Greenwich, Connecticut, and served as its headmaster from September 1975 to June 2009. Since July 2009, he has been an independent educational consultant. Since 1991, Dr. Griffin has served on the board of directors of the National Center for Learning Disabilities, and he has been a member of its Executive Committee since 2003. Dr. Griffin has also been on the board of the Learning Disabilities Association of America since 1993. Dr. Griffin served on the board of directors of World Color Press, Inc. from October 1996 to 1999, where he was a member of the Audit and Compensation Committees.

Dr. Susan Herbst, Director since 2013, Dr. Herbst has served as the President of the University of Connecticut since June 2011. From 2007 to 2011, Dr. Herbst was Executive Vice Chancellor and Chief Academic Officer at The University System of Georgia. In 2005 to 2007, she served as Provost and Executive Vice President for Academic Affairs and Officer in Charge at the University of Albany. From 2003 to 2005, she served as Dean for the College of Liberal Arts at Temple University. From 1989 to 2003, Dr. Herbst served in various positions at Northwestern University including Associate Dean for Faculty Affairs; Chair, Department of Political Science; Director, Program in American Studies; Chair, University Program Review Counsel; and Chair, University Commission on Women. Since 2012, she has served on the Board of Directors of the American Council on Education. Dr. Herbst has served on the Pace Academy Board of Trustees; the Advisory Board of NSF Bridge to the Future for GIs; the Connecticut Governor’s Task Force on Education; Chair of the Publications Board of the APSA/ICA Joint Political Communication Board; and been both Chair and Vice Chair of the Political Communication Division of the International Communication Association. Dr. Herbst is a graduate of the University of Southern California, Annenberg School for Communication, Los Angeles, where she earned her Ph.D. in Communication Theory and Research. She earned her undergraduate degree in Political Science from Duke University.

James G. Moorehead, Director since 2017. Mr. Moorhead is currently the Chief Marketing Officer at Metromile, a San Francisco-based startup that offers a new insurance model where the customers’ bill is based on how many miles they drive. Prior to joining Metromile, he was the Senior Vice President & Chief Marketing Officer at Dish Network, a $15 billion pay TV business, where he spent more than three years leading a company-wide business transformation and turnaround. Prior to joining Dish Network, Mr. Moorhead had a 12 year career at Procter and Gamble where he successfully led many iconic brands including Old Spice, Gillette, Prilosec OTC, Vicks and Zest. He led the development and execution of several award winning advertising campaigns that have won 14 Cannes Lions, eight Effies and one Emmy, including two Cannes Grand Prix, the Grand Effie and the Emmy for Best Commercial. He holds two U.S. Patents for the ornamental design of a body wash bottle. Mr. Moorhead graduated from Williams College with a Bachelor of Arts in Economics. Mr. Moorhead has been a guest speaker on brand management and digital marketing at dozens of schools and conferences including the Harvard Business School, Kellogg School of Management, University of Chicago Booth, University of Michigan’s Ross, GOOGLE’S Think Marketing London event and the Association of National Advertisers - Creativity Conference.

Eugene Davis, Director since 2018. Mr. Davis is Chairman and Chief Executive Officer of Pirinate Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming Pirinate in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Mr. Davis is or has been a member of the Boards of Directors of numerous companies, including Knology, Inc., DEX One Corp., Atlas Air Worldwide Holdings, Inc., Rural/Metro Corp, Spectrum Brands, Inc., TerreStar Corporation, Delta Airlines, Inc., Haights Cross Communications, Inc., SeraCare Life Sciences Inc., Solutia, Inc., Atari, Inc., Exide Technologies, IPCS, Inc., Knology Broadband, Inc., Oglebay Norton Company, Tipperary Corporation, McLeod Communications, Footstar, Inc., PRG Schultz International, Inc., Silicon Graphics, Inc., Foamex, Inc., Ion Broadcasting, Viskase Companies, Inc., and Media General, Inc. As a result of these and other professional experiences, Mr. Davis has deep knowledge and experience in the areas of strategic planning, mergers and acquisitions, finance, accounting, restructuring, capital structure and governance.

3.	The Reorganized Cenveo Board of Directors

The board of directors of Reorganized Cenveo immediately after the consummation of the Restructuring shall consist of the following individuals: (a) the Reorganized Debtors’ Chief Executive Officer; and (b) four (4) directors appointed by the Requisite First Lien Creditors; provided, that the Requisite First Lien Creditors shall consult with and afford Robert G. Burton, Jr. and Michael Burton the opportunity to meet with prospective candidates.

D.	Events Leading to the Chapter 11 Cases

The need to commence the Chapter 11 Cases was a result of a number of factors, including persistent negative industry trends, an unsustainable capital structure, vendors’ contraction of trade terms which caused rapidly deteriorating liquidity, and customer de-risking by reducing exposure with the Debtors. As a result, the Debtors were not expected to be in a position to make the February coupon payment due under the First Lien Notes. Thus, the Debtors determined to commence these cases. In addition, in an attempt to preserve and maximize value, the Debtors developed and began implementing the Cenveo January Business Plan (as defined below) as of the Petition Date to assure that the company is operating at an optimal level despite the challenging capital structure.

1.	Persistent Prepetition Negative Industry Trends and Sale of Non-Core Businesses

The paper industry has faced a long-term structural decline as dependency on digital technology has increased and demand for paper products has decreased. In particular, the North American paper industry began to substantially contract in the mid-2000’s, resulting in the closure of many paper mills throughout the country. As society has become increasingly dependent on digital technology products such as laptops, smartphones, and tablet computers, spending on advertising and magazine circulation has eroded, resulting in an overall decline in the demand for paper products, and in-turn lowering reliance on certain of the Debtors’ print marketing business. In addition, there is generally a decline in supply of paper products in the industry, such that only a handful of paper mills control the majority of the paper supply. As a result, paper mills and other vendors that sell paper products have a large amount of leverage over their customers, including the Debtors. The overall decline in the paper industry combined with the diminished supply in paper products has led to overall decline in the industry, dramatically impacting the Debtors revenues.

Because of the overall decrease in demand for paper products, the Debtors and their competitors continue to operate under a highly competitive pricing environment, in which customers (most of which rely on paper products) focus on reducing costs in order to preserve operating margins. Competition is based largely on price, quality, and the ability to service the special requirements of customers. Reacting to these headwinds and industry trends, the Debtors have, in the past, acquired other businesses in its industry and consolidated in order to seek economies of scale, broader customer relationships, geographic coverage and product breadth to overcome or offset excess industry capacity and pricing pressures. Due to the Debtors’ burdensome capital structure and declining revenues, the company has been unable to pursue any substantial acquisitions since 2013, limiting its ability to continue to offset these industry changes. This overall decline in the industry has dramatically impacted revenues.

2.	Attempts to Deleverage the Debtors’ Capital Structure

As the Debtors’ financial performance declined due to deteriorating industry trends, their heavy debt load became increasingly unsustainable. As a result, the Debtors implemented a number of initiatives over the years in an attempt to deleverage its capital structure. To that end, in 2016 the Debtors agreed with a large holder of its then outstanding 7% senior unsecured notes due 2017 (the “7% Notes”) to buy back $37.5 million of the 7% Notes at a discount. Also, in June 2017, the Debtors entered into an exchange agreement with holders of its then outstanding 11.5% senior unsecured notes due 2017 (the “11.5% Notes”), pursuant to which the Debtors exchanged, at a discount, approximately 80% of their 11.5% Notes for the new issued Unsecured Notes. The Debtors continued to deleverage through buy-backs of its unsecured notes throughout 2016 and 2017, using some of their free cash flow.

3.	Rapidly Deteriorating Liquidity

In the months leading up to chapter 11, the Debtors experienced difficulty retaining historical levels of sales from certain customers. Although the Debtors have continued to deliver excellent product, customers began to focus on the Debtors’ high leverage and a customer de-risking trend began in the third quarter of 2017. As a result, many long-standing large customers began dual sourcing their products and scaled back the size of their orders from the Debtors. The Debtors’ vendors have also reduced their exposure with the company by imposing more onerous trade terms as a result of the Debtors’ deteriorating financial condition. In the months leading up to chapter 11, vendors have contracted their payment terms, resulting in a net liquidity reduction of approximately $20 million. Vendor contraction and customer de-risking was further exacerbated as rumors of the Debtors’ deteriorating financial condition and a potential chapter 11 filing spread. Faced with an imminent $16.2 million First Lien interest payment due on February 1, 2018, and given customer contraction, the Debtors were faced with tightened liquidity.

4.	The Business Plan and Exploration of Strategic Alternatives

Despite the Debtors’ efforts to decrease their funded debt obligations and deleverage its capital structure, the Debtors’ interest burden and current balance sheet still remained unsustainable. The Debtors’ office products segment was facing declining sales. Thus, the Debtors developed a business plan in September 2017 that contemplated selling the office products business line for the purposes of increasing cash flow, including reducing fixed cost infrastructure and the Debtors’ workforce, and further streamlining the Debtors’ geographic footprint. The sale of the office products line closed in 2017. In addition, over the last several years, the Debtors have closed or consolidated multiple manufacturing facilities resulting in cost savings. Nonetheless, the negative effects of the third and fourth quarters of 2017 outweighed any cost-saving initiatives that the Debtors implemented.

Despite the significant initiatives the Debtors undertook to address their capital structure, the Debtors remain overlevered. Recognizing the need to explore restructuring alternatives, the Debtors retained Kirkland & Ellis LLP (“Kirkland”), as their legal advisor, and Rothschild Inc. (“Rothschild”), as their financial advisors and investment banker, to evaluate potential restructuring alternatives. The Debtors also retained Zolfo Cooper LLC (“Zolfo”) as their restructuring advisor to address liquidity management and related matters in connection with a potential restructuring.

After consulting numerous times with management throughout the second half of 2017, Rothschild presented a number of strategic alternatives to the Debtors’ board of directors (the “Board”), including a sale of certain assets (or of the entire company as a going concern), refinancing of the First Lien Notes, an out-of-court exchange, as well as a comprehensive in-court restructuring. Acknowledging the benefits and considerations of each option, the Board, in exercising its business judgment, decided to proceed with a comprehensive restructuring, which offers the most likely long-term solution to the Debtors’ unsustainable funded indebtedness, as well as allows the Debtors to implement further cost-

cutting initiatives, all of which are intended to maximize the value of the Debtors. As a result, and as set forth below, the Debtors and their advisors commenced discussions with holders of debt across its capital structure as well as certain third-party strategic and financial investors regarding the terms of a potential post-petition financing and plans of reorganization.

In late January the Debtors updated their business plan (the “Cenveo January Business Plan”). The Cenveo January Business Plan takes into account a number of factors including:

•	business performance erosion in the fourth quarter of 2017 and the impact on the years ahead;

•	impact of a bankruptcy filing, including, among other things, customer concerns, vendor retraction, administrative costs, and the rejection of certain executory contracts;

•	inclusion of the 2020 Census Printing and Mailing Contract;

•	incremental facility rationalizations; and

•	the termination of certain legacy liabilities.

The Cenveo January Business Plan anticipated that as the Debtors navigate through chapter 11 and upon emergence, they will stabilize and their businesses will recover some of the revenues that have been lost resulting from the Debtors’ financial condition of customer de-risking prior to the filings.

In May 2018, the Debtors, with the assistance of their professionals, updated the Cenveo January Business Plan to take into account, among other things, operational changes and challenges seen in the fourth quarter of 2017 and first and second quarters of 2018 (the “Cenveo May Business Plan”). After the Effective Date, however, the Debtors expect to be able to stabilize the business and partially recover some of the revenue lost during the restructuring process. The Cenveo May Business Plan takes into account a number of factors including:

•	business performance in the fourth quarter of 2017 and the first two quarters of 2018, the impact on the years ahead, the decline of the print business, and the stabilization of the envelope and label business;

•	exclusion of the 2020 Census Printing and Mailing Contract, provided, however that the Cenveo May Business Plan does not take into account any settlement with the contract counterparty, which is still being negotiated; and

•	updated plant rationalization impact and timing of execution.

5.	The DIP Financing and the Restructuring Support Agreement

As discussed above, after considering various alternatives proposed to the Debtors, in an effort to quickly and efficiently address their funded debt and to manage their liquidity, the Debtors began negotiations regarding potential restructuring transactions with advisors to the Ad Hoc First Lien Committee and, separately, Brigade. Those negotiations were extensive and undertaken in good faith. The negotiations with Brigade did not result in consensual resolution. The Debtors’ negotiations with the Ad Hoc First Lien Committee resulted in an agreement in principle upon the terms of a restructuring that would be implemented through the Restructuring Support Agreement with the Ad Hoc First Lien

Committee, which contemplates a comprehensive restructuring of the Debtors’ capital structure pursuant to a chapter 11 plan of reorganization and a substantial reduction of funded debt, subject to the agreement of the Debtors and the Requisite First Lien Creditors in respect of the treatment of the U.S. Qualified Pension Plans.

The Restructuring Support Agreement provides for the following case milestones:

•	File the Plan, the Disclosure Statement and the motion for approval of the Disclosure Statement and the Solicitation procedures with the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than sixty (60) calendar days after the Petition Date), which Plan shall provide for the Pension Plan Treatment (as defined in the Restructuring Support Agreement);

•	Obtain entry of the Disclosure Statement Order and RSA Order (as defined in the Restructuring Support Agreement) by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than 115 calendar days after the Petition Date);

•	Obtain entry of the Confirmation Order, Pension Plan Treatment Order (as defined in the Restructuring Support Agreement) by the Bankruptcy Court, in each case as soon as reasonably practicable after the Petition Date (but in no event later than 150 calendar days after the Petition Date); and

•	Cause the Effective Date to occur as soon as reasonably practicable after the Petition Date (but in no event later than twenty (20) calendar days after the entry of the Confirmation Order).

Since the Petition Date, the Allianz Parties have executed an amendment and joinder to the Restructuring Support Agreement, which contemplates the modification of the treatment of the FILO Notes Claims, as reflected in the Plan.

To effectuate this comprehensive restructuring, the ABL Lenders agreed to provide a $190 million postpetition DIP ABL Credit Facility on terms similar to those provided under the Debtors’ existing asset-based lending facility. Additionally, certain Holders of First Lien Notes agreed to provide $100 million in DIP term loan financing. The proceeds of the DIP Facilities have provided the Debtors with the ability to fund day-to-day operations, make critical capital expenditure investments, fund domestic and international operations, finance operational restructuring and cost-savings initiatives and meet their administrative obligations during the Chapter 11 Cases. The financings also provided assurances to the Debtors’ vendors, suppliers, customers, and employees that the Debtors will be able to continue to meet its commitments during these cases. On February 6, 2018, the Bankruptcy Court approved the Debtors’ DIP Financing on an interim basis pursuant to the Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, And 507 (I) Authorizing The Debtors To Obtain Senior Secured Priming Superpriority Postpetition Financing, (II) Granting Liens And Superpriority Administrative Expense Claims, (III) Authorizing Use Of Cash Collateral, (IV) Granting Adequate Protection, (V) Modifying The Automatic Stay; (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief [Docket No. 51]. On March 8, 2018, the Bankruptcy Court approved the Debtors’ DIP Financing pursuant to the Final Order Pursuant To 11 U.S.C. §§ 105, 361, 362, 363, 364, And 507 (I) Authorizing The Debtors To Obtain Senior Secured Priming Superpriority Postpetition Financing, (II) Granting Liens And Superpriority Administrative Expense Claims, (III) Authorizing Use Of Cash Collateral, (IV) Granting Adequate Protection, (V) Modifying The Automatic Stay; And (VI) Granting Related Relief [Docket No. 188].

6.	DIP Milestones

As mentioned above, the Bankruptcy Court entered the DIP Financing Order [Docket No. 188]. The DIP Financing Order, among other things, approved the following chapter 11 case “milestones”:

a)	DIP ABL Milestones:[9]

(i)	file a plan of reorganization that provides for the indefeasible payment in full in cash of the Obligations on terms and conditions acceptable to the ABL Agent and the DIP ABL Lenders and related disclosure statement with the Bankruptcy Court on or before April 2, 2018;

(ii)	commence a hearing to confirm the Plan, which shall be in form and substance satisfactory to the ABL Agent and DIP ABL Lenders, no later than July 2, 2018;

(iii)	cause the “effective date” of the Plan to occur no later than July 20, 2018; and

(iv)	the ABL Agent may agree to extend any of the dates set forth above by up to sixty (60) days, with the approval of Required Lenders under the DIP ABL Credit Agreement; and

b)	DIP Term Milestones:

(i)	file the Plan, the Disclosure Statement and the motion for approval of the Disclosure Statement and the solicitation procedures with the Bankruptcy Court no later than sixty (60) calendar days after the Petition Date, which Plan of Reorganization shall provide for the Pension Plan Treatment (as defined in the DIP Term Credit Agreement);

(ii)	obtain entry of the Disclosure Statement Order and RSA Order (as defined in the DIP Term Credit Agreement) by the Bankruptcy Court no later than 115 calendar days after the Petition Date;

(iii)	obtain entry of the Confirmation Order and Pension Plan Treatment Order by the Bankruptcy Court no later than 150 calendar days after the Petition Date; and

(iv)	cause the Effective Date to occur no later than twenty (20) calendar days after the entry of the Confirmation Order; and

(v)	the Required Lenders under the DIP Term Credit Agreement may agree to extend any of the dates set forth above.

In compliance with these milestones, the Debtors filed the Plan and Disclosure Statement on April 2, 2018. The DIP Term Milestones have been extended for the following: (a) obtain entry of the Disclosure Statement Order (as defined in the DIP Term Credit Agreement) by the Bankruptcy Court on or before June 8; and (b) obtain entry of the RSA Order (as defined in the DIP Term Credit Agreement) by the Bankruptcy Court on or before June 26.

[9]	These milestones differ from those set forth in the Restructuring Support Agreement.

VI.	EVENTS OF THE CHAPTER 11 CASES

A.	First Day Pleadings and Other Case Matters

1.	First and Second Day Pleadings

To facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, the Debtors Filed certain motions and applications with the Bankruptcy Court on the Petition Date or immediately thereafter seeking certain relief summarized below. The relief sought in the “first day” and “second day” pleadings facilitated the Debtors’ seamless transition into chapter 11 and aided in the preservation of the Debtors’ going-concern value. The first and second day pleadings included the following:

•	Cash Management. On February 5, 2018, the Bankruptcy Court entered an interim order authorizing the Debtors to continue using their existing cash management system, existing bank accounts, and existing business forms [Docket No. 34]. On March 8, 2018, the Bankruptcy Court granted such relief on a final basis [Docket No. 183].

•	Customer Programs. On February 6, 2018, the Bankruptcy Court entered an interim order authorizing the Debtors to satisfy, solely in the Debtors’ discretion, certain prepetition amounts outstanding under the Debtors’ customer programs [Docket No. 43]. On March 8, 2018, the Bankruptcy Court granted such relief on a final basis [Docket No. 172].

•	DIP and Cash Collateral. On February 6, 2018, the Bankruptcy Court entered an interim order, consensually reached between the Debtors and the DIP Lenders approving the use of cash collateral to fund operations and restructuring costs [Docket No. 51] (the “Interim DIP Order”). The Interim DIP Order, among other things, describes the terms and conditions of DIP Financing and the use of cash collateral and provides adequate protection in exchange for the use of such cash collateral. This relief was necessary to ensure that the Debtors could continue to operate in the ordinary course during the Chapter 11 Cases. On March 8, 2018, the Bankruptcy Court granted such relief pursuant to a final order (the “DIP Financing Order”) [Docket No. 188].

•	Insurance. On February 6, 2018, the Bankruptcy Court entered an interim order authorizing the Debtors to continue operating under insurance coverage for their business entered into prepetition, honor prepetition insurance premium financing agreements, and renew their premium financing agreements in the ordinary course of business [Docket No. 45]. On March 8, 2018, the Bankruptcy Court granted such relief on a final basis [Docket No. 184].

•	NOL. On February 6, 2018, the Bankruptcy Court entered an interim order approving notification and hearing procedures for certain transfers of and declarations of worthlessness with respect to beneficial ownership of common stock [Docket No. 49]. On March 8, 2018, the Bankruptcy Court granted such relief on a final basis [Docket No. 186].

•	Shippers, Warehousemen, 503(b)(9) Claimants, and Bindery Claimants. On February 6, 2018, the Bankruptcy Court entered an interim order authorizing the Debtors to pay its prepetition shippers and warehousemen claimants, 503(b)(9) claimants, and bindery claimants [Docket No. 39]. On March 8, 2018, the Bankruptcy Court granted such relief on a final basis [Docket No. 169].

•	Taxes. On February 6, 2018, the Bankruptcy Court entered an interim order authorizing the Debtors to pay certain prepetition sales, use, franchise, and other taxes in the ordinary course of business [Docket No. 44]. On March 8, 2018, the Bankruptcy Court granted such relief on a final basis [Docket No. 187]. Such payments only affect the timing of payment for the vast majority of the amounts at issue.

•	Utilities. On March 8, 2018, the Bankruptcy Court granted the Debtors’ request to establish procedures for, among other things, determining adequate assurance for utility providers, prohibiting utility providers from altering, refusing, or discontinuing services, and determining that the Debtors are not required to provide any additional adequate assurance [Docket No. 174].

•	Wages. On February 6, 2018, the Bankruptcy Court entered an interim order authorizing the Debtors to (a) pay all employees their wage Claims in the ordinary course of business, (b) pay and honor employee medical and similar benefits, and (c) continue their prepetition benefit programs, including, among others, medical, dental, and 401(k) benefits [Docket No. 41]. On March 8, 2018, the Bankruptcy Court granted such relief on a final basis and authorizing the Debtors to continue their prepetition employee incentive programs for non-insiders on a postpetition basis [Docket No. 171]. In addition, on March 8, 2018, the Bankruptcy Court approved certain non-insider employee programs and entered a supplemental wages order [Docket No. 182].

2.	Procedural and Administrative Motions

To facilitate the efficient administration of the Chapter 11 Cases and to reduce the administrative burden associated therewith, the Debtors also Filed and received authorization to implement several procedural and administrative motions:

•	authorizing the joint administration of the Chapter 11 Cases [Docket No. 33];

•	extending the time during which the Debtors may file certain schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs, the filing of which are required under section 521 of the Bankruptcy Code [Docket No. 42];

•	establishing certain notice, case management, and administrative procedures on an interim basis [Docket No. 46] and on a final basis [Docket No. 202];

•	allowing the Debtors to prepare a list of creditors in lieu of submitting a formatted mailing matrix and to file a consolidated list of the Debtors’ 50 largest creditors [Docket No. 47];

•	allowing the Debtors to retain and compensate certain professionals utilized in the ordinary course of business [Docket No. 176]; and

•	approving the procedures for the interim compensation and reimbursement of retained Professionals in the Chapter 11 Cases [Docket No. 181].

3.	Retention of Chapter 11 Professionals

The Debtors also Filed several applications and obtained authority to retain various professionals to assist the Debtors in carrying out their duties under the Bankruptcy Code during the Chapter 11 Cases. These professionals include: (a) Kirkland, as legal counsel; (b) Zolfo, as restructuring advisor; (c) Rothschild and Greenhill & Co., LLC, as co-financial advisors and co-investment bankers; (d) Prime Clerk LLC, as claims agent and administrative advisor; (e) BDO USA, LLP, as accountant and auditor; (f) Ernst & Young LLP, as tax advisory services provider; (g) BKD, LLP, as accountants; and (h) VanRock Real Estate Consulting LLC, as real estate consultant.

4.	Appointment of the Statutory Committee of Unsecured Creditors

On February 14, 2018, the U.S. Trustee appointed the Committee pursuant to section 1102 of the Bankruptcy Code [Docket No. 93]. The Committee is comprised of: (a) Wilmington Trust, National Association, (b) the Pension Benefit Guaranty Corporation, (c) Graphic Communications Conference of the International Brotherhood of Teamsters National Pension Fund, (d) United Steelworkers, (e) Evergreen Packing, Inc., (f) Gadge USA, Inc. and (g) Citibank, N.A. The Committee retained (a) Lowenstein Sandler LLP as lead counsel; and (b) FTI Consulting as financial advisor.

B.	Statements of Schedules, Rule 2015.3 Financial Reports, and Claims Bar Date

On the Petition Date, the Debtors Filed the Motion of Cenveo, Inc. et al., for Entry of an Order (I) Extending Time to File Schedules of Assets and Liabilities, Schedules of Current Income and Expenditures, Schedules of Executory Contracts and Unexpired Leases, Statements of Financial Affairs, and Rule 2015.3 Financial Reports, and (II) Waiving Requirements to File Lists of Equity Holders seeking an extension of the time within which the Debtors must file their schedules of assets and liabilities and statements of financial affairs (collectively, the “Schedules”) up to and including 30 days after the 341 Meeting or 44 days from the Petition Date [Docket No. 03], which the Court granted on February 6, 2018 [Docket No. 42]. On March 19, 2018, the Debtors Filed their Schedules. On April 24 and April 27, 2018, the Debtors Filed their amended Schedules. On May 3, 2018, the Debtors Filed their Rule 2015.3 Financial Report.

On March 8, 2018, the Bankruptcy Court entered an order approving: (1) May 7, 2018, at 5:00 p.m., prevailing Eastern Time, as the deadline for all non-governmental units (as defined in section 101(27) of the Bankruptcy Code) to File Claims in the Chapter 11 Cases; (2) August 1, 2018 at 5:00 p.m., prevailing Eastern Time, as the deadline for all governmental units (as defined in section 101(27) of the Bankruptcy Code) to File Claims in the Chapter 11 Cases; (3) procedures for filing proofs of Claim; and (6) the form and manner of notice of the applicable bar dates [Docket No. 173] (the “Bar Date Order”). Any creditor whose Claim is not scheduled in the Schedules or whose Claim is scheduled as disputed, contingent, or unliquidated must File a proof of claim in accordance with the Bar Date Order.

Because the resolution process for the Claims is currently ongoing, the Claims figures identified in this Disclosure Statement represent estimates only and, in particular, the estimated recoveries set forth in this Disclosure Statement for Holders of General Unsecured Claims could be materially lower if the actual Allowed General Unsecured Claims are higher than the current estimates.

C.	Pending Litigation Proceedings and Claims

In the ordinary course of business, certain of the Debtors are party to various lawsuits, legal proceedings, and claims arising out of their businesses. The Debtors cannot predict with certainty the outcome or disposition of these lawsuits, legal proceedings, and claims, although the Debtors do not believe any reasonable outcome of any currently existing proceeding, even if determined adversely, would (a) have a material adverse effect on their businesses, financial condition, or results of operations or (b) interfere with the feasibility of the Plan.

With certain exceptions, the filing of the Chapter 11 Cases operates as a stay with respect to the commencement or continuation of litigation against the Debtors that was or could have been commenced before the commencement of the Chapter 11 Cases. The Debtors’ liability with respect to litigation stayed by the commencement of the Chapter 11 Cases is subject to discharge, settlement, and release upon confirmation of a plan under chapter 11, with certain exceptions. Therefore, certain litigation claims against the Debtors may be subject to discharge in connection with the Chapter 11 Cases. This may reduce the Debtors’ exposure to losses in connection with the adverse determination of such litigation.

D.	Examiner Appointment

Prior to the appointment of the Committee, Brigade filed a motion with the Bankruptcy Court requesting the appointment of an examiner pursuant to 11 U.S.C. 1104 [Docket No. 76] (the “Examiner Motion”). The Examiner Motion requested an examination into the following topics: (a) prepetition claims and causes of action against the Debtors’ directors and officers related to prepetition compensation, related-party transactions, and certain other matters; and (b) the circumstances surrounding the Debtors’ entry into the Restructuring Support Agreement and the terms of the plan of reorganization contemplated by the Restructuring Support Agreement.

After a hearing on the Examiner Motion on March 7, 2018, rather than permit yet another independent investigation in addition to the Debtors’ and the Committee’s, the Court appointed the Examiner, but limited the role to a supervisory one. The Examiner was tasked with meeting and conferring with the Debtors’ independent director and the Committee, and ensuring that the respective investigations are taking place in an independent, expeditious, and cost effective manner. In particular, the examiner will review and report on Cenveo’s and the Committee’s investigations of certain issues, including compensation of insiders of the Debtors, any transactions between any members of the Burton family (collectively, the “Burtons”) and the Debtors, any transfers made by the Debtors or the Burtons, including charitable donations, to organizations with which other insiders are affiliated, and any related potential causes of action. The Examiner was prohibited from examining topics related to the circumstances surrounding the Debtors’ entry into the Restructuring Support Agreement and the terms of the plan of reorganization contemplated by the Restructuring Support Agreement. The parties engaging in investigations were to provide the Examiner with their findings, and within 70 days of the Examiner’s appointment, or on or around May 30, 2018, the Examiner was to prepare and File a report setting forth whether Cenveo’s and the Committee’s respective investigations were conducted independently and in good faith, whether the investigations have concluded, and whether Cenveo’s and the Committee’s assessments and conclusions are reasonable (the “Investigation Report”). The scope of the topics of the Investigation Report were limited to the Debtors’ and the Committee’s ongoing and respective investigations and analysis of: (a) any monetary compensation or other form of remuneration, including cash, stock, options, benefits, perquisites, or other forms of consideration received by the Burtons or other insiders from the Debtors; (b) any transactions, including, but not limited to, payments, leases, supply or distribution agreements, directly or indirectly between (i) the Debtors, the Burtons, and/or their respective affiliates, and (ii) the Burtons, insiders, officers, directors, and/or their respective affiliates; (c) any transfers of value, including, but not limited to, any charitable donations, made by the Debtors or the Burtons and/or their affiliates to any insiders, directors, officers, and/or their respective affiliates or related organizations; and (d) any potential causes of action that the Debtors may have arising out of the foregoing or any related transactions, including, but not limited to, causes of action for breach of fiduciary duty, negligence, waste, avoidance, preference, and/or fraudulent conveyance.

On March 27, 2018, the U.S. Trustee appointed Susheel Kirpalani of Quinn Emanuel Urquhart & Sullivan, LLP to serve as the examiner [Docket No. 234]. On the same day, the Bankruptcy Court entered an Order Approving the Appointment of Examiner [Docket No. 236]. On March 30, 2018, Susheel Kirpalani filed an application requesting the retention of Quinn Emanuel Urquhart & Sullivan as counsel to the Examiner [Docket No. 248].

E.	The Investigation

In connection with the commencement of these Chapter 11 Cases, the Debtors began to review potential legal claims and causes of action belonging to the Debtors. The Board authorized the appointment of an independent member of the board, Eugene Davis, to conduct and oversee the Investigation in connection with any potential legal claims that the Debtors may have against insiders or third parties. The Board delegated to Mr. Davis the sole authority to determine whether to pursue, settle or release any claims that may be identified during the Investigation. Mr. Davis was not involved in any of the prepetition matters or transactions that were subject to the Investigation. Upon being appointed, the Committee, pursuant to section 1103 of the Bankruptcy Code, began its own Investigation into potential Claims against insiders and third parties. On or about May 8, 2018, the Debtors retained Morrison & Foerster LLP to render professional services under the supervision of Mr. Davis, particularly to review and analyze the prepetition retention agreement between the Debtors and certain of their officers and employees [Docket No. 426]. Mr. Davis and the Debtors have cooperated with the Committee to ensure access to information and have consulted with the Committee about the results of the Investigation.

Additionally, the Debtors filed a motion allowing the Debtors to advance postpetition legal defense costs of certain current and former directors, officers, and employees incurred in the course of formal or informal discovery requests or sitting for interviews or depositions in connection with the Investigation (the “D&O Costs Motion”). To receive the advancement of legal defense costs, each individual was required to sign an Undertaking, obligating them to repay any amounts advanced in the event that it was determined, as a result of the Investigations, that any such individual engaged in wrongdoing. After a hearing on the motion, the Bankruptcy Court signed an order approving the D&O Costs Motion on May 7, 2018. Nothing contained in the D&O Costs Motion or any actions taken pursuant to the order granting the relief requested by the D&O Costs Motion is intended or should be construed as (a) an admission as to the validity of any particular claim against the Debtors, (b) a waiver of the Debtors’ rights to dispute any particular claim on any grounds, (c) a promise or requirement to pay any particular claim, (d) an implication or admission that any particular claim is of a type specified or defined in the D&O Costs Motion or any order granting the relief requested by the D&O Costs Motion, (e) a request or authorization to assume any agreement, contract, or lease pursuant to section 365 of the Bankruptcy Code, (f) a waiver or limitation of the Debtors’ rights under the Bankruptcy Code or any other applicable law, or (g) a concession by the Debtors that any liens (contractual, common law, statutory, or otherwise) satisfied pursuant to the D&O Costs Motion are valid, and the Debtors expressly reserves their rights to contest the extent, validity, or perfection or seek avoidance of all such liens. Any payment made pursuant to the Bankruptcy Court’s order granting the D&O Costs Motion is not intended and should not be construed as an admission as to the validity of any particular claim or a waiver of the Debtors’ rights to subsequently dispute such claim.

During the Investigations, the Debtors produced more than 98,000 pages to the Committee and conducted interviews and depositions of 20 current and former employees and directors of the Debtors and certain third parties. At the same time, the Debtors have engaged in extensive discussions and closely coordinated with the Committee and the Examiner regarding the Investigation and related matters. The Investigation-related discussions between the Debtors and the Committee have permitted the Debtors to promptly prosecute their Investigation, which was originally scheduled to conclude on May 26, 2018. To allow additional time to complete interviews and depositions of certain individuals, the Debtors, the

Committee, and the Examiner jointly agreed to extend (i) the deadline to complete the Debtors’ and the Committee’s investigations to June 4, 2018, and (ii) the deadline to file the Examiner report to June 14, 2018 [Docket No. 431]. As part of the Global Settlement, the Debtors and the Committee have agreed to cease their respective Investigations and provide the most recent drafts of their respective investigative reports or summaries of findings to the Examiner. Based upon the Examiner’s review of the parties’ respective Investigations and the draft reports, and the Examiner’s view on the Global Settlement, the Examiner will draft a report to be filed with the Bankruptcy Court.

F.	2020 Census Printing and Mailing Contract

In May 2018, after months of discussions with the U.S. Government Printing Office (the “GPO”) and its counsel, the U.S. Department of Justice (the “DOJ”), regarding the 2020 Census Printing and Mailing Contract (the “Census Contract”), the GPO and DOJ reflected their desire to resolicit bids and rescind the Census Contract. Since that time, the Debtors and the GPO and DOJ have been in discussions about the Census Contract. In that regard, the Debtors reserve all of their rights with respect to the Census Contract.

G.	Plan Exclusivity

The initial period during which the Debtors have the exclusive right to file a chapter 11 plan expires on June 2, 2018. The Debtors expect to seek extensions as cause exists under section 1121 of the Bankruptcy Code.

1.	Executory Contracts and Unexpired Leases

(a)	Assumption/Rejection Procedures Motion

On February 13, 2018 the Debtors Filed the Debtors’ Motion for Entry of an Order (I) Authorizing and Approving Procedures for the Rejection of Executory Contracts and Unexpired Leases [Docket No. 82] (the “Contract Procedures Motion”) seeking to establish procedures for the rejection, to the extent applicable, for the Debtors’ executory contracts and unexpired leases. On March 8, 2018, the Bankruptcy Court entered an order granting, in part, the relief requested by the Contract Procedures Motion [Docket No. 180] (the “Contract Procedures Order”).

(b)	Contract Rejection and Assumption

On March 28, 2018, the Debtors Filed a notice to reject that certain MetLife Stadium Suite Assignment, between Cenveo, Inc. and the New Meadowlands Stadium Company, LLC nunc pro tunc to the date of the filing of the notice [Docket No. 240]. The Debtors have yet to assume any contracts or unexpired leases but are continuing to evaluate such contracts and leases in its business judgment.

VII.	SUMMARY OF THE PLAN

A.	Overview

Article IV of the Plan provides a summary of the structure and means for implementation of the Plan and the classification and treatment of Claims and Interests under the Plan, and is qualified in its entirety by reference to the Plan (as well as the exhibits thereto and definitions therein).

The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in the documents referred to therein. The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statement of such terms and provisions of the Plan or documents referred to therein.

The Plan controls the actual treatment of Claims against, and Interests in, the Debtors under the Plan and will, upon the occurrence of the Effective Date, be binding upon all Holders of Claims against and Interests in the Debtors, the Debtors’ Estates, the Reorganized Debtors, all parties receiving property under the Plan, and other parties in interest. In the event of any conflict between this Disclosure Statement and the Plan or any other operative document, the terms of the Plan and/or such other operative document shall control.

B.	Classification and Treatment of Claims and Interests

Pursuant to section 1122 of the Bankruptcy Code, the Plan designates the Classes of Claims and Interests identified below. The Plan provides that a Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and will receive distributions pursuant to the Plan only to the extent that such Claim or Interest has not been paid, released, withdrawn or otherwise been settled before the Effective Date.

As described in Article I of this Disclosure Statement, the Plan constitutes a separate chapter 11 plan of reorganization for each Debtor, each of which shall include the classifications set forth below (and described in more detail in Article III of the Plan).

Article III.E of the Plan provides that certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be deemed eliminated for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejected of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim / Interest	Status	Voting Rights	Treatment
1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	Each Holder shall receive payment in full, in Cash, of the unpaid portion of its Other Priority Claim.

2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	Each Holder shall receive (i) payment in full in Cash, (ii) Reinstatement, (iii) interest in the collateral, or (iv) such other treatment under section 1124.

Class	Claim / Interest	Status	Voting Rights	Treatment
3	First Lien Notes Claims	Impaired	Entitled to Vote	Each Holder shall receive (i) Cash proceeds of the Additional Exit Financing (if any); (ii) the New Second Lien Debt (unless substituted in whole, but not in part, with Cash proceeds received from any Additional Exit Financing); and (iii) 100% of Reorganized Cenveo Equity Interests, subject to dilution by the Management Incentive Plan.

4	FILO Notes Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)	Each Holder shall receive (i) payment in full in Cash of the FILO Notes Claims, and (ii) payment of the reasonable and documented fees and expenses of legal counsel, as described more fully in the Plan.

5A	General Unsecured Claims (Non-Second Lien Notes Claims)	Impaired	Entitled to Vote	Each Holder shall receive its Pro Rata share of the General Unsecured Claims Recovery Cash Pool.

5B	General Unsecured Claims (Second Lien Notes Claims)	Impaired	Entitled to Vote	Each Holder shall receive its Pro Rata share of the General Unsecured Claims Recovery Cash Pool.

6	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)	Each Holder will not receive any distribution on account of such Section 501(b) Claims.

7	Intercompany Claims	Unimpaired or Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)	Intercompany Claims shall be either (i) Reinstated or (ii) canceled and released without any distribution on account of such Claims.

8	Intercompany Interests	Unimpaired or Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)	Intercompany Interests shall be either (i) Reinstated, or (ii) canceled and released without any distribution on account of such Claims

9	Cenveo Interests	Impaired	Not Entitled to Vote (Deemed to Reject)	All Cenveo Interests shall be cancelled without any distribution on account of such Interests.

C.	Means for Implementation of the Plan

Article IV of the Plan sets forth the means for implementation of the Plan, including, but not limited to, the Exit Facilities, the New Second Lien Debt, the implementation of the General Unsecured Claims Cash Pool, and the Management Incentive Plan. Article IV.D of the Plan sets forth the financial accommodations of the Exit Facilities and the Reorganized Debtors’ obligations.

D.	Conditions Precedent to Confirmation and Consummation of the Plan

The Plan provides for certain conditions precedent to the Effective Date. It shall be a condition to Consummation of the Plan that the conditions set forth in Article IX of the Plan have been satisfied or have occurred in conjunction with the occurrence of the Effective Date (or shall be waived pursuant to Article IX.B of the Plan). Entry of the Confirmation Order is not sufficient to ensure Consummation of the Plan.

AS OF THE DATE HEREOF, CERTAIN PARTIES—INCLUDING THE U.S. TRUSTEE AND THE SEC—DO NOT SUPPORT THE PLAN. The Debtors will address all arguments and assertions of these parties in connection with Confirmation of the Plan.

E.	Employee and Retiree Benefits

1.	U.S. Qualified Pension Plans

On the Effective Date, the Reorganized Debtors shall assume and continue to maintain the U.S. Qualified Pension Plans in accordance with the terms of the U.S. Qualified Pension Plans (as such terms may be amended from time to time) and applicable non-bankruptcy law (and the Reorganized Debtors reserve all of their rights thereunder), and shall pay any aggregate unpaid minimum funding contributions, with interest, for the U.S. Qualified Pension Plans as required under ERISA or the Internal Revenue Code

After the Effective Date, the Reorganized Debtors shall (i) satisfy the minimum funding requirements under 26 §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083 for the U.S. Qualified Pension Plans, (ii) pay all required PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307 for the U.S. Qualified Pension Plans, and (iii) administer the U.S. Qualified Pension Plans in accordance with the applicable provisions of ERISA and the Internal Revenue Code, and the Reorganized Debtors reserve all of their rights thereunder.

With respect to the U.S. Qualified Pension Plans, no provision of the Plan, Confirmation Order, or section 1141 of the Bankruptcy Code shall be construed to discharge, release, or relieve the Reorganized Debtors, or their successors, from liabilities or requirements imposed under any law or regulatory provision arising after the Effective Date with respect to the U.S. Qualified Pension Plans or PBGC. PBGC and the U.S. Qualified Pension Plans will not be enjoined or precluded from enforcing such liability with respect to the U.S. Qualified Pension Plans as a result of any provision of the Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code. PBGC and the Reorganized Debtors agree that all proofs of claim filed by PBGC shall be deemed to be withdrawn as of the Effective Date.

2.	Multiemployer Pension Plans

The Confirmation Order shall constitute a determination that all Multiemployer Pension Plan Withdrawal Claims arising from the partial or full withdrawal of any Multiemployer Pension Plan shall be treated as General Unsecured Claims.

3.	OPEB

As of the Effective Date, the Reorganized Debtors shall (a) maintain the OPEB in accordance with, and subject to, their terms and applicable non-bankruptcy law, or (b) modify OPEB in compliance with applicable non-bankruptcy law and the Reorganized Debtors reserve all of their rights thereunder.

4.	Non-Qualified Supplemental Executive Retirement Plans

As of the Effective Date, any Non-Qualified Supplemental Executive Retirement Plans will be terminated. Any Non-Qualified Supplemental Executive Retirement Claims arising from the discontinuation, rejection, or termination of the Non-Qualified Supplemental Executive Retirement Plans will be treated as General Unsecured Claims.

5.	Workers’ Compensation Programs

As of the Effective Date, the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’: (1) written contracts, agreements, and agreements of indemnity, in each case relating to workers’ compensation, (2) self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and (3) workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn and expunged with prejudice automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans.

6.	Avoidance Actions

As of the Effective Date, the Debtors, on behalf of themselves and their Estates, shall be deemed to waive and release all Avoidance Actions arising under chapter 5 of the Bankruptcy Code or any comparable action arising under applicable of non-bankruptcy law against trade vendors and non-insider landlords of the Debtors.

F.	Key Employee Incentive Plan

1.	Overview

Prior to the Petition Date, and in the ordinary course of business, the Debtors utilized a short- and long-term incentive plan to drive business outperformance from senior executives and certain key employees. Specifically, the Debtors historically employed: (a) a short term cash incentive program (the “MBO Plan”) and (b) a long-term, equity-based incentive program (the “LTIP”). The MBO Plan and LTIP participants were eligible for cash and equity awards, respectively, if they achieved certain Adjusted EBITDA, sales, and cost-savings goals approved by the Debtors’ Board of Directors (the “Board”). The MBO and LTIP plans were essential components of the Debtors’ historical compensation packages: they were designed to incentivize future performance, align management incentives with the Debtors’ business objectives, and provide key management employees with competitive, market-based compensation.

In late 2017, as a comprehensive restructuring process became imminent, it was clear that the LTIP—the Debtors’ historical equity-based compensation component—was insufficient to motivate key employees. In particular, due to the Debtors’ significant funded debt load and its impending restructuring, equity was no longer a viable incentive for senior executives and key employees. Consequently, the Debtors, in consultation with Alvarez & Marsal (“A&M”), as their independent third-party compensation consultant, and their restructuring advisors, discussed strategies on how best to incentivize senior executives and other key employees to align their interests with the strategic goals of the Debtors during a potential restructuring.

More specifically, the Debtors determined, in consultation with their advisors, that it was prudent to adopt a cash-based incentive compensation plan for FY 2018 (the “KEIP”), rather than continuing the historical MBO Plan and LTIP that provided for a combination of cash and equity based awards, to better align incentives for senior management and certain other key personnel with the Debtors’ strategic go forward goals. The KEIP includes a larger scope of the Debtors’ employees than was historically included under the MBO Plan and LTIP. The Debtors, in their sound business judgment, decided to broaden the scope of employees included in the KEIP in order to properly incentivize a larger group of employees during the impending restructuring.

On December 5, 2017, the Board unanimously approved the KEIP, which commenced on January 1, 2018 with each participant eligible to earn quarterly cash payments. The KEIP initially encompassed 80 eligible participants, but such list was later modified to remove certain participants, to better align the KEIP with corporate performance goals—the KEIP now includes 71 participants (the “KEIP Participants”).

On the Effective Date, both the KEIP and the KERP Letter Agreements (discussed below) shall be assumed by the Reorganized Debtors as of the Effective Date; provided, that the aggregate amount of the KEIP with respect to the second fiscal quarter of 2018 shall be reduced by $500,000 and Robert G. Burton, Sr. shall not be entitled to any payments under the KEIP; provided further, that no accrued but unpaid KEIP bonuses with respect to the first or second fiscal quarter of 2018, to the extent earned under the KEIP, shall be paid thereunder unless the eligible KEIP recipient executes and delivers a written agreement with the Reorganized Debtors that provides for the clawback of any such bonuses in the event such recipient is terminated for cause or resigns without good reason prior to the date that is 120 days after the Effective Date. The key terms of the KEIP, a list of the KEIP participants, a summary of the projected post-Effective Date costs of the KEIP, a summary of the proposed award allocations, and the other material terms and conditions of the KEIP shall be set forth as an exhibit to the Plan Supplement.10

[10]	On January 22, 2018, the Board, with the advice of its professionals, determined that it was prudent to prepay the KEIP’s Q1 awards to certain essential KEIP Participants. As such, on January 26, 2018, 17 KEIP Participants received Q1 KEIP pre-payments, paid at Target.

2.	KEIP Goals and Performance Metrics

To earn KEIP awards, KEIP Participants must meet performance tiers based on individualized metrics. Depending on the individual, the performance goals are a combination of: (a) adjusted EBITDA, and (b) either a (1) cost savings or (2) sales metric. Approximately nine KEIP Participants use solely a sales metric.

The KEIP provides for payment of awards if the KEIP Participants achieve one of the following three performance tiers:

•	“Threshold” (80% of target goal): KEIP Participant is entitled to 75% of his or her target payment under the KEIP if 80% of the Performance Goal is met;

•	“Target” (100% of target goal): KEIP Participant is entitled to 100% of his or her target payment under the KEIP if 100% of the Performance Goal is met; and

•	“Stretch” (133% of target goal): KEIP Participant is entitled to 125% of his or her target payment under the KEIP if 133% of the Performance Goal is met.

On March 20, 2018, the Board, absent any eligible KEIP Participants, further discussed the Performance Goals and, the Compensation Committee11 ratified its approval of the Adjusted EBITDA, cost savings, and sales targets for the KEIP.

G.	Prepetition Retention Payments

On December 5, 2017, the Board also approved a certain pre-filing retention plan (the “KERP”) and related retention letter agreements. On December 7, 2017, KERP awards were paid to 41 employees. On January 26, 2018, three (3) additional employees were paid KERP awards (after being moved from the KEIP program). The aggregate KERP payments totaled $4.6 million. Notably, Mark Hiltwein, the Debtors’ incumbent Chief Financial Officer hired on February 1, 2018, was not paid a KERP payment and the Debtors are in the process of having Scott Goodwin’s (the Debtors’ former chief financial officer’s) payment returned. The employees who received a KERP payment, as well as the amounts of the KERP payments, shall be set forth as an exhibit to the Plan Supplement. The KERP Letter Agreements shall be assumed by the Reorganized Debtors as of the Effective Date.

H.	New Management Agreements and Burton, Sr. Advisory Services Agreement

Effective as of the Effective Date, the Reorganized Debtors shall enter into the New Management Agreements with certain members of the Reorganized Debtors’ management team, which shall be acceptable to the applicable management team member and reasonably acceptable to the Debtors and the Requisite First Lien Creditors.

As of the Effective Date, Robert G. Burton, Sr. shall retire as Chief Executive Officer and Chairman of the Debtors’ Board of Directors, pursuant to the terms of a Transition Letter Agreement to be executed by the Debtors and Robert G. Burton, Sr. (the “Transition Agreement”). The Reorganized Debtors shall enter into the Burton, Sr. Advisory Services Agreement, the form of which shall be Filed, together with the executed Transition Agreement, with the Plan Supplement and shall be acceptable to Robert G. Burton Sr., the Debtors, and the Requisite First Lien Creditors.

[11]

The Compensation Committee consists of two members of the Board, both of whom are “independent” as such term is defined under the NASDAQ Market Rules. See Nasdaq Stock Market Rule 5605(a)(2). Specifically, these two members are Mr. Gerald Armstrong and Dr. Mark Griffin.

I.	Provisions Governing Distributions

1.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or, with respect to distributions to General Unsecured Claims from the General Unsecured Claims Cash Pool, the Initial General Unsecured Claims Distribution Date, or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date or, with respect to General Unsecured Claims, the Initial General Unsecured Claims Distribution Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), the Distribution Agent shall make initial distributions under the Plan on account of each Holder of an Allowed Claim in the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are disputed Claims, distributions on account of any such disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as specifically provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

On the Effective Date, the Reorganized Cenveo Equity Interests and the New Second Lien Debt shall be distributed pursuant to the terms set forth herein.

2.	Partial Distributions on Account of Allowed General Unsecured Claims

The Reorganized Debtors shall be authorized, in consultation with the Claims Oversight Monitor, to cause partial distributions to be made on account of Allowed General Unsecured Claims before all General Unsecured Claims from the General Unsecured Claims Cash Pool are Allowed on each Quarterly Distribution Date in accordance with Article VI.E.2.b of the Plan; provided that the Reorganized Debtors shall use commercially reasonable efforts to cause the Initial General Unsecured Claims Distribution Date to occur no later than December 15, 2018, and thereafter, distributions on account of Allowed General Unsecured Claims shall be made at least once per calendar year.

3.	Rights and Powers of Distribution Agent

(a)	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

(b)	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable and documented fees and expenses incurred by the applicable Distribution Agent on or after the Effective Date (including taxes) and any reasonable and documented compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the applicable Distribution Agent shall be paid in Cash by the Reorganized Debtors.

4.	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a disputed Claim until all such disputes in connection with such disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the disputed Claim have been resolved by settlement or Final Order or the Claims have been Allowed or expunged. Any dividends or other distributions arising from property distributed to Holders of Allowed Claims in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class.

5.	Delivery of Distributions and Fractional, Undeliverable, or Unclaimed Distributions

(a)	Record Date for Distribution

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the Distribution Record Date shall not apply to publicly held securities if distributions to such securities will be effectuated through DTC.

(b)	Delivery of Distributions

i.	Initial General Unsecured Claims Distribution Date

Except as otherwise provided herein, on the Initial General Unsecured Claims Distribution Date, the Distribution Agent shall make distributions to Holders of Allowed General Unsecured Claims as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ books and records as of the date of any such distribution; provided that the address for each Holder of an Allowed General Unsecured Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder, or, if no Proof of Claim has been Filed, the address set forth in the Schedules. If a Holder holds more than one Claim in any one Class, all Claims of the Holder will be aggregated into one Claim and one distribution will be made with respect to the aggregated Claim.

ii.	Quarterly Distribution Date

On each Quarterly Distribution Date or as soon thereafter as is reasonably practicable but in any event no later than thirty (30) days after each Quarterly Distribution Date, the Distribution Agent, in consultation with the Claims Oversight Monitor, shall make the distributions required to be made on account of Allowed Claims under the Plan on such date. Any distribution that is not made on the Effective Date or, with respect to General Unsecured Claims, the Initial General Unsecured Claims Distribution Date or on any other date specified herein because the Claim that would have been entitled to receive that distribution is not an Allowed Claim on such date, shall be distributed on the first Quarterly

Distribution Date after such Claim is Allowed; provided that a distribution with respect to Allowed General Unsecured Claims on such Quarterly Distribution Date shall be subject to the (a) Allowance or disallowance by Final Order of all General Unsecured Claims having occurred or (b) the Bankruptcy Court having authorized a partial distribution on account of Allowed General Unsecured Claims after notice and a hearing upon a motion filed by the Reorganized Debtors. No interest shall accrue or be paid on the unpaid amount of any distribution paid on a Quarterly Distribution Date in accordance with Article VI.A of the Plan.

iii.	Delivery of Distributions on account of the First Lien Notes Claims

Except as otherwise reasonably requested by the First Lien Notes Indenture Trustee, all distributions to Holders of First Lien Notes Claims shall be deemed completed when made to (or at the direction of) the First Lien Notes Indenture Trustee, which shall be deemed to be the Holder of all First Lien Notes Claims for purposes of distributions to be made hereunder. The First Lien Notes Indenture Trustee shall hold or direct such distributions for the benefit of the Holders of First Lien Notes Claims. As soon as practicable in accordance with the requirements set forth in Article VI of the Plan, the First Lien Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders to be made in accordance with the First Lien Notes Indenture and subject to the rights of the First Lien Notes Indenture Trustee to assert its First Lien Notes Indenture Trustee Charging Lien. If the First Lien Notes Indenture Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the cooperation of the First Lien Notes Indenture Trustee, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, the First Lien Notes Indenture Trustee Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the First Lien Notes Indenture Trustee).

On the Effective Date, the Reorganized Debtors shall pay (without duplication of amounts to be paid, if any, pursuant to the DIP Financing Orders) in full in Cash all reasonable and documented prepetition and postpetition fees, expenses, and reimbursements of the First Lien Notes Indenture Trustee (including the reasonable and documented fees and expenses of Pryor Cashman LLP) to the extent provided for under the First Lien Notes Indenture, without the need for the First Lien Notes Indenture Trustee to File a fee application with the Bankruptcy Court. Any such fees, expenses, or reimbursements invoiced after the Effective Date shall be paid promptly, but no later than five (5) Business Days after the Reorganized Debtors receive an invoice. The First Lien Notes Indenture Trustee shall retain all rights under the First Lien Notes Indenture to exercise its First Lien Notes Indenture Trustee Charging Lien against distributions to the holders of First Lien Notes Claims.

From and after the Effective Date, the Reorganized Debtors shall pay in Cash all reasonable and documented post Effective Date fees, expenses, and reimbursements of the First Lien Notes Indenture Trustee, including, without limitation, all fees, expenses, and reimbursements incurred in connection with distributions made pursuant to the Plan or the cancellation and discharge of the First Lien Notes Indenture.

iv.	Delivery of Distributions on account of Second Lien Notes Claims

All distributions to Holders of Second Lien Notes Claims shall be deemed completed when made to (or at the direction of) the Second Lien Notes Trustee, which shall be deemed to be the Holder of all Second Lien Notes Claims for purposes of distributions to be made hereunder. As soon as practicable in accordance with the requirements set forth in Article VI of the Plan, distributions shall be made at the direction of the Second Lien Notes Indenture Trustee in accordance with the Second Lien Notes Indenture and subject to the rights of the Second Lien Notes Trustee to assert its Second Lien Notes Indenture Trustee Charging Lien. The Second Lien Notes Indenture Trustee may transfer or direct the transfer of such distributions directly through facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Second Lien Notes Claims to the extent consistent with the customary practices of DTC. If the Second Lien Notes Indenture Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the Second Lien Notes Trustee’s cooperation, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, the Second Lien Notes Indenture Trustee Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Second Lien Notes Trustee). The Second Lien Notes Indenture Trustee shall not incur any liability whatsoever on account of any distributions under the Plan.

v.	Delivery of Distributions on account of FILO Notes Claims

Any distributions to Holders of FILO Notes Claims shall be deemed completed when made to (or at the direction of) the FILO Notes Indenture Trustee, which shall be deemed to be the Holder of all FILO Notes Claims for purposes of distributions to be made hereunder, provided, however, that non-Cash consideration, if any, shall not be distributed in the name of the FILO Notes Indenture Trustee. As soon as practicable in accordance with the requirements set forth in Article VI of the Plan, the FILO Notes Indenture Trustee shall cause such distributions (if any) to be made to or on behalf of such Holders in accordance with the FILO Notes Indenture and subject to the rights of the FILO Notes Indenture Trustee to assert its FILO Notes Indenture Trustee Charging Lien. If the FILO Notes Indenture Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the FILO Notes Indenture Trustee’s cooperation, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, the FILO Notes Indenture Trustee Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the FILO Notes Indenture Trustee).

vi.	Delivery of Distributions on account of Unsecured Notes Claims

All distributions to Holders of Unsecured Notes Claims shall be deemed completed when made to (or at the direction of) the Unsecured Notes Indenture Trustee, which shall be deemed to be the Holder of all Unsecured Notes Claims for purposes of distributions to be made hereunder, provided, however, that non-Cash consideration, if any, shall not be distributed in the name of the Unsecured Notes Indenture Trustee. As soon as practicable in accordance with the requirements set forth in Article VI of the Plan, the Unsecured Notes Indenture Trustee shall cause such distributions to be made to or on behalf of such Holders in accordance with the Unsecured Notes Indenture and subject to the rights of the Unsecured Notes Indenture Trustee to assert its Unsecured Notes Indenture Trustee Charging Lien. The Unsecured Notes Indenture Trustee may transfer or direct the transfer of such distributions directly through facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Unsecured Notes Claims in accordance with the customary practices of DTC. If the Unsecured Notes Indenture Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the Unsecured Notes Indenture Trustee’s cooperation, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, the Unsecured Notes Indenture Trustee Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Unsecured Notes Indenture Trustee).

(c)	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $50.00 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of the Plan, and its Holder shall be forever barred pursuant to Article VIII of the Plan from asserting that Claim against the Reorganized Debtors or their property.

Any Cash not distributed in accordance with the terms of the Plan to Holders of Allowed General Unsecured Claims in Class 5A and Class 5B shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code, and shall remain in the General Unsecured Claims Cash Pool for distribution on account of other Allowed General Unsecured Claims.

After all distributions have been made in accordance with the terms of the Plan to Holders of Allowed General Unsecured Claims in Class 5A and Class 5B, any Cash remaining in the General Unsecured Claims Cash Pool totaling less than or equal to $30,000, in the aggregate, may be donated by the Claims Oversight Monitor to a charity of its choice.

(d)	No Fractional Distributions

No fractional shares or units of Reorganized Cenveo Equity Interests shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of shares or units of Reorganized Cenveo Equity Interests that is not a whole number, such Reorganized Cenveo Equity Interests, shall be rounded as follows: (a) fractions of greater than one-half shall be rounded to the next higher whole number and (b) fractions of one-half or less shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares or units of Reorganized Cenveo Equity Interests to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in payment of Cash of a fraction of a dollar, the actual payment shall be rounded as follows: (a) fractions of greater than half dollars shall be rounded to the next whole dollar and (b) fractions of less than half dollars shall be rounded to the next lower whole dollar.

(e)	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Reorganized Debtors have determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the time of such distribution. After such date, all unclaimed property or interests in property shall be redistributed Pro Rata as provided under the Plan (it being understood that, for purposes of Article VI.E.5 of the Plan, “Pro Rata” shall be determined as if the Claim underlying such unclaimed distribution had been disallowed) and all other unclaimed property or interests in property (with the exception of property within the General Unsecured Claims Cash Pool Account) shall revert to the Reorganized Debtors without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

A distribution shall be deemed unclaimed if a holder has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

6.	Securities Registration Exemption

Except with respect to the Reorganized Cenveo Equity Interests underlying the Management Incentive Plan, all shares or units of Reorganized Cenveo Equity Interests, and New Second Lien Debt issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code. Shares or units of Reorganized Cenveo Equity Interests, and New Second Lien Debt issued under the Plan in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The Reorganized Cenveo Equity Interests, New Second Lien Debt issued pursuant to section 1145 of the Bankruptcy Code: (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any holder thereof that (1) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (2) has not been such an “affiliate” within ninety (90) days of such transfer, (3) has not acquired the Reorganized Cenveo Equity Interests, New Second Lien Debt from an “affiliate” within one year of such transfer, and (4) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. Reorganized Cenveo Equity Interests, New Second Lien Debt issued to Holders of First Lien Notes Claims hereunder, in each case in exchange for such Claims, shall be issued in reliance on section 1145 of the Bankruptcy Code, as applicable hereunder. Reorganized Cenveo Equity Interests underlying the Management Incentive Plan will be issued pursuant to another available exemption from registration under the Securities Act and other applicable law.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the Reorganized Cenveo Equity Interests or New Second Lien Debt through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the Reorganized Cenveo Equity Interests or New Second Lien Debt, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects. Notwithstanding any policies, practices, or procedures of DTC or any other applicable clearing system, DTC and all other applicable clearing systems shall cooperate with and take all actions reasonably requested by a Distribution Agent or an indenture trustee to facilitate distributions to Holders of Allowed Claims without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent or indenture trustee shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Claims through the facilities of DTC.

DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Reorganized Cenveo Equity Interests or New Second Lien Debt are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized Cenveo Equity Interests or New Second Lien Debt are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

7.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, Reorganized Cenveo, the Reorganized Debtors, and the Distribution Agent, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Debtors shall consult and cooperate with the Requisite First Lien Creditors in good faith to structure the Restructuring Transactions in a manner that will mitigate or eliminate any withholding obligations. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including (a) liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, (b) withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate, including using commercially reasonable efforts to obtain, if such information is not already in the possession of Reorganized Cenveo, the Reorganized Debtors,, or the Distribution Agent, (i) in the case of a U.S. Holder, a properly executed IRS Form W-9 and, (ii) in the case of a non-U.S. Holder, a properly executed applicable IRS Form W-8 and any other forms required by any applicable law (or in each of the cases of clauses (i) and (ii) above, such Holder otherwise establishes eligibility for an exemption). The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

8.	Allocations

Unless otherwise specifically provided for in an order of the Bankruptcy Court, the Plan, or the Confirmation Order, distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed herein.

9.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Bankruptcy Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law or the Intercreditor Agreements, postpetition interest shall not be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim for purposes of distributions under this Plan.

10.	Setoffs and Recoupment

Except as otherwise expressly provided herein, the Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless: (a) the Debtors have consented (which consent shall not be unreasonably withheld), or (b) such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date and that such Holder asserts, has, or intends to preserve any right of recoupment or setoff pursuant to section 553 of the Bankruptcy Code or otherwise, or (c) such Holder timely Filed a Proof of Claim asserting any right of recoupment or setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

11.	Claims Paid or Payable by Third Parties

(a)	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b)	Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice and Claims Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

J.	Procedures for Resolving Contingent, Unliquidated, and Disputed Claims

1.	Claims Oversight Monitor

(a)	Appointment

On or prior to the Effective Date, the Committee, with the consent of the Debtors and the Requisite First Lien Creditors (provided that such consent shall not be unreasonably withheld), shall appoint the Claims Oversight Monitor to participate in the post-Effective Date reconciliation process for General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code. The role and responsibilities of the Claims Oversight Monitor shall terminate after all distributions are made to holders of Allowed General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code and the Reorganized Debtors so advise the Claims Oversight Monitor in writing (which notice must be sent via email to the Claims Oversight Monitor and counsel to the Claims Oversight Monitor, if any).

(b)	Rights and Powers

The Claims Oversight Monitor and the Reorganized Debtors shall work cooperatively to expeditiously resolve General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code in a cost-effective and expeditious manner consistent with the procedures outlined in

Article VII of the Plan. The Reorganized Debtors shall provide the Claims Oversight Monitor with no less than three (3) Business Days’ advance notice of any objections to be filed, or settlements to be entered into, with respect to any General Unsecured Claim or any Claims arising under section 503(b)(9) of the Bankruptcy Code. To the extent a dispute arises between the Reorganized Debtors and the Claims Oversight Monitor with respect to the resolution of a General Unsecured Claim or a Claim arising under section 503(b)(9) of the Bankruptcy Code that cannot be resolved consensually, the Claims Oversight Monitor shall have standing solely for the limited purpose of (a) being heard regarding any objection Filed with respect to a General Unsecured Claim or a Claim arising under section 503(b)(9) of the Bankruptcy Code by the Reorganized Debtors or any other party-in-interest and (b) seeking appropriate relief from the Bankruptcy Court, including objecting to a proposed settlement of any General Unsecured Claim or any Claim arising under section 503(b)(9) of the Bankruptcy Code.

Subject to Article VII.A.3 of the Plan, the Claims Oversight Monitor shall be authorized and empowered to retain and pay professionals (subject to the reasonable consent of the Reorganized Debtors, which consent shall not be unreasonably withheld or delayed) to represent it with respect to its responsibilities without the approval of the Bankruptcy Court.

(c)	Payment of Fees and Expenses

The reasonable and documented fees and expenses of the Claims Oversight Monitor, including the fees and expenses of any professionals retained by the Claims Oversight Monitor, in each case, solely to the extent associated with the reconciliation process for the General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code, shall be paid by the Reorganized Debtors up to the amount of $100,000 in the aggregate without further notice or approval from the Bankruptcy Court upon no less than thirty (30) days of receipt of each invoice. For the avoidance of doubt, the Reorganized Debtors shall have no obligation to pay any fees and expenses of the Claims Oversight Monitor, including the fees and expenses of any professionals retained by the Claims Oversight Monitor, in excess of $100,000 in the aggregate (and any such additional fees and/or expenses shall be paid from the General Unsecured Claims Cash Pool Account).

2.	Allowance of Claims

After the Effective Date, each of the Debtors or the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date (unless such Claim is deemed Allowed pursuant to the Plan or the Confirmation Order). Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed pursuant to the Plan or a Final Order, including the Confirmation Order (when it becomes a Final Order), allowing such Claim. For the avoidance of doubt, there is no requirement to file a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan.

3.	Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors, in consultation with the Claims Oversight Monitor, shall have the exclusive authority: (a) to File, withdraw, or litigate to judgment objections to Claims; (b) to settle or compromise any disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.N of the Plan.

4.	Estimation of Claims

Before or after the Effective Date, the Debtors (with the consent of the Requisite First Lien Creditors) or the Reorganized Debtors, in consultation with the Claims Oversight Monitor, may at any time request that the Bankruptcy Court estimate any disputed Claim or disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection. In the event that the Bankruptcy Court estimates any disputed, contingent, or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors or the Reorganized Debtors, as applicable, , in consultation with the Claims Oversight Monitor, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

5.	Adjustment to Claims Register Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors upon stipulation between the impacted Holder of any Claim or Interest and the Debtor or Reorganized Debtor, as applicable, , in consultation with the Claims Oversight Monitor, without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

6.	Time to File Objections to General Unsecured Claims and Claims Arising Under Section 503(b)(9) of the Bankruptcy Code

Any objections to General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code shall be Filed by the Reorganized Debtors, in consultation with the Claims Oversight Monitor, on or before the Claims Objection Deadline, as such deadline may be extended from time to time, in consultation with the Claims Oversight Monitor.

7.	Amendments to Claims

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, in consultation with the Claims Oversight Monitor.

8.	Distributions After Allowance

To the extent that a disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of a court of competent jurisdiction allowing any disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date.

9.	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim plus applicable interest, if any.

K.	Settlement, Release, Injunction, and Related Provisions

1.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the Plan is and shall be deemed a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. The compromises, settlements, and releases described herein shall be deemed nonseverable from each other and from all other terms of the Plan. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors, in consultation with the Claims Oversight Monitor, may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

Without limiting the foregoing, in exchange for the consideration provided herein, entry of the Confirmation Order shall constitute approval of the Global Settlement.

2.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a proof of claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by the Plan. Subject to the terms and conditions of the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

3.	Debtor Release

AS OF THE EFFECTIVE DATE, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, EXCEPT FOR THE RIGHTS THAT REMAIN IN EFFECT FROM AND AFTER THE EFFECTIVE DATE TO ENFORCE THE PLAN AND THE RESTRUCTURING DOCUMENTS, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, AND EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN THE CONFIRMATION ORDER, TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, THE RELEASED PARTIES WILL BE DEEMED CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED, TO THE EXTENT PERMITTED BY LAW, BY THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS, AND EACH OF THEIR

RESPECTIVE CURRENT AND FORMER AFFILIATES FROM ANY AND ALL CLAIMS, INTERESTS, CAUSES OF ACTION, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, REMEDIES, LOSSES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), OR THEIR ESTATES, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT THE DEBTORS, OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), OR THEIR ESTATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER PERSON, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, CAUSES OF ACTION, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY OF THE DEBTORS AND ANY RELEASED PARTY, THE RESTRUCTURING AND EACH OF THE RESTRUCTURING TRANSACTIONS, THE RESTRUCTURING OF ANY CLAIM OR INTEREST BEFORE OR DURING THE CHAPTER 11 CASES, THE DISCLOSURE STATEMENT, THE DIP FACILITIES, THE RESTRUCTURING SUPPORT AGREEMENT, THE PLAN, INCLUDING THE ISSUANCE OR DISTRIBUTION OF REORGANIZED CENVEO EQUITY INTERESTS AND NEW SECOND LIEN DEBT PURSUANT TO THE PLAN OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN, THE PLAN SUPPLEMENT, AND RELATED AGREEMENTS, INSTRUMENTS, AND OTHER DOCUMENTS (INCLUDING THE RESTRUCTURING DOCUMENTS), AND THE NEGOTIATION, FORMULATION, OR PREPARATION THEREOF, THE SOLICITATION OF VOTES WITH RESPECT TO THE PLAN, OR ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE OF THE PLAN RELATED OR RELATING TO THE FOREGOING.

4.	Third Party Release

AS OF THE EFFECTIVE DATE, EXCEPT FOR THE RIGHTS THAT REMAIN IN EFFECT FROM AND AFTER THE EFFECTIVE DATE TO ENFORCE THE PLAN AND THE RESTRUCTURING DOCUMENTS, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, AND EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN THE CONFIRMATION ORDER FOR THE PLAN, TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, THE RELEASED PARTIES WILL BE DEEMED FOREVER RELEASED AND DISCHARGED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, BY THE RELEASING PARTIES, IN EACH CASE FROM ANY AND ALL CLAIMS AND INTERESTS, CAUSES OF ACTION, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, REMEDIES, LOSSES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), OR THEIR ESTATES, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT SUCH HOLDERS OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY

OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER PERSON, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), OR THEIR ESTATES, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, CAUSES OF ACTION, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY OF THE DEBTORS AND ANY RELEASED PARTY, THE RESTRUCTURING AND EACH OF THE RESTRUCTURING TRANSACTIONS, THE RESTRUCTURING OF ANY CLAIM OR INTEREST BEFORE OR DURING THE CHAPTER 11 CASES, THE DIP FACILITIES, THE DISCLOSURE STATEMENT, THE RESTRUCTURING SUPPORT AGREEMENT, THE PLAN, INCLUDING THE ISSUANCE OR DISTRIBUTION OF REORGANIZED CENVEO EQUITY INTERESTS, NEW SECOND LIEN DEBT AND PURSUANT TO THE PLAN OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN, THE PLAN SUPPLEMENT, AND RELATED AGREEMENTS, INSTRUMENTS, AND OTHER DOCUMENTS (INCLUDING THE RESTRUCTURING DOCUMENTS), AND THE NEGOTIATION, FORMULATION, OR PREPARATION THEREOF, THE SOLICITATION OF VOTES WITH RESPECT TO THE PLAN, OR ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE OF THE PLAN RELATED OR RELATING TO THE FOREGOING.

Please be advised that the Plan notes that “Nothing in the Plan shall limit the liability of attorneys to their respective clients pursuant to Rule 1.8(h) of the New York Rules of Professional Conduct.”

CERTAIN PARTIES ASSERT THAT THE RELEASES UNDER ARTICLE VIII OF THE PLAN ARE NOT CONSISTENT WITH APPLICABLE LAW, INCLUDING THAT THE RELEASES ARE NON-CONSENSUAL. THE DEBTORS DISAGREE WITH THIS CHARACTERIZATION OF THESE MATTERS AND RESERVE ALL RIGHTS.

The Debtors will demonstrate at the Confirmation Hearing that the Debtors’ releases are a sound exercise of business judgment and that they are part of the compromise and settlement in connection with the Global Settlement. Accordingly, the Debtors believe that the releases under Article VIII of the Plan are consistent with applicable law and that the Bankruptcy Court should approve such releases.

The Debtors will also demonstrate at the Confirmation Hearing that the Third Party Releases are consensual because each class that is presumed to accept, deemed to reject, or votes to reject will be provided with an opt-out notice. Classes that are eligible to accept or reject the Plan have the opportunity to affirmatively opt-out of granting the Third Party Releases; provided, however that Holders of Claims who vote to accept the Plan are considered a Releasing Party.

5.	Exculpation

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, NO EXCULPATED PARTY SHALL HAVE OR INCUR LIABILITY FOR, AND EACH EXCULPATED PARTY IS HEREBY RELEASED AND EXCULPATED FROM, ANY CAUSE OF ACTION FOR ANY CLAIM

RELATED TO ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, IN WHOLE OR IN PART, THE DEBTORS, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THE RESTRUCTURING SUPPORT AGREEMENT AND RELATED PREPETITION TRANSACTIONS, THE DIP FACILITIES, THE DISCLOSURE STATEMENT, THE PLAN, OR THE RESTRUCTURING, ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE DISCLOSURE STATEMENT OR THE PLAN, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE PURSUIT OF CONSUMMATION OF THE PLAN, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, EXCEPT FOR CLAIMS OR CAUSES OF ACTION ARISING FROM TO AN ACT OR OMISSION THAT IS JUDICIALLY DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED ACTUAL FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE. THE EXCULPATED PARTIES HAVE, AND UPON COMPLETION OF THE PLAN SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE LAWS WITH REGARD TO THE SOLICITATION OF VOTES AND DISTRIBUTION OF CONSIDERATION PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.

FOR THE AVOIDANCE OF DOUBT, NOTHING IN THE PLAN SHALL LIMIT THE LIABILITY OF ATTORNEYS TO THEIR RESPECTIVE CLIENTS PURSUANT TO RULE 1.8(H) OF THE NEW YORK RULES OF PROFESSIONAL CONDUCT.

The U.S. Trustee asserts that it is inappropriate for the Plan to exculpate non-Estate fiduciaries. The Debtors respectfully disagree with this argument and reserve their rights for the Confirmation Hearing.

In the Second Circuit, exculpation provisions that extend to prepetition conduct and cover non-estate fiduciaries are regularly approved, particularly for those parties who play an integral role in support of a debtor’s restructuring. As the exculpation provision was a critical component of negotiations surrounding the Plan, the protection it affords was essential to the promotion of good-faith negotiations that might not have otherwise occurred has the negotiating parties faced the risk of future collateral attacks from other parties.

6.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR FOR OBLIGATIONS ISSUED OR REQUIRED TO BE PAID PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO THE PLAN, DISCHARGED PURSUANT TO THE PLAN, OR ARE SUBJECT TO EXCULPATION PURSUANT TO THE PLAN, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, REORGANIZED DEBTORS, THE RELEASED PARTIES, OR THE EXCULPATED PARTIES: (A) COMMENCING OR CONTINUING IN ANY MANNER

ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (B) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (C) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (D) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH ENTITY HAS EITHER (1) TIMELY FILED A PROOF OF CLAIM ASSERTING A RIGHT OF SETOFF OR RECOUPMENT, OR (2) TIMELY ASSERTED SUCH SETOFF OR RECOUPMENT RIGHT IN A DOCUMENT FILED WITH THE BANKRUPTCY COURT EXPLICITLY PRESERVING SUCH SETOFF OR RECOUPMENT, AND NOTWITHSTANDING AN INDICATION OF A CLAIM OR INTEREST OR OTHERWISE THAT SUCH ENTITY ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF OR RECOUPMENT PURSUANT TO APPLICABLE LAW OR OTHERWISE; AND (E) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

7.	Subordination Rights

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code, the Intercreditor Agreements or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. Except as provided in the Plan, all subordination rights that a Holder of a Claim may have with respect to any distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors, their respective property, and Claim and Interest Holders and is fair, equitable, and reasonable.

8.	Release of Liens

Except (a) with respect to the Liens securing (1) the Exit Facilities, (2) the New Second Lien Debt, (3) any Additional Exit Financing, and (4) to the extent elected by the Debtors, with the consent of the Requisite First Lien Creditors, with respect to an Allowed Other Secured Claim in accordance with Article III.B.2 of the Plan, or (b) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates, other than the Liens and security interests securing the DIP ABL Credit Facility which, if not otherwise paid in full in Cash, shall remain in full force and effect and shall secure all obligations arising under, and in connection with, the Exit ABL Facility, shall be fully released and discharged, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

VIII.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

The following is a brief summary of the Confirmation process of the Plan. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and to consult their own advisors with respect to the summary provided in this Disclosure Statement.

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires a bankruptcy court, after notice, to conduct a hearing to consider confirmation of a chapter 11 plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan. The Bankruptcy Court has scheduled the Confirmation Hearing for July 23, 2018, at 11:00 a.m., prevailing Eastern Time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or the filing of a notice of such adjournment served in accordance with the order approving the Disclosure Statement and Solicitation Procedures. Any objection to the Plan must: (1) be in writing; (2) conform to the Bankruptcy Rules and the Local Rules for the United States Bankruptcy Court for the Southern District of New York; (3) state the name, address, phone number, and e-mail address of the objecting party and the amount and nature of the Claim or Interest of such entity, if any; (4) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (5) be Filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is actually received by the following notice parties set forth below no later than the Plan Objection Deadline. Unless an objection to the Plan is timely served and Filed, it may not be considered by the Bankruptcy Court.

Counsel to the Debtors
Jonathan S. Henes, P.C. Joshua A. Sussberg, P.C. George Klidonas KIRKLAND & ELLIS LLP 601 Lexington Avenue New York, New York 10022	James H.M. Sprayregen, P.C. Melissa N. Koss Gregory F. Pesce (admitted pro hac vice) KIRKLAND & ELLIS LLP 300 North LaSalle Chicago, Illinois 60654

Counsel to the DIP Lenders	Counsel to the Committee
Otterbourg P.C. 230 Park Avenue New York, NY 10169 Attn: Andrew Kramer	Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10036 Attn: Eric Chafetz One Lowenstein Drive Roseland, NJ 07068 Attn: Kenneth A. Rosen, Mary E. Seymour, and Bruce Buechler

U.S. Trustee	Counsel to the Ad Hoc First Lien Committee
Office of the United States Trustee The Southern District of New York 201 Varick Street, Suite 1006 New York, New York 10014 Attn: Paul K. Schwartzberg	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attn: Erez Gilad, Brett Lawrence, Gabriel Sasson

Counsel to Brigade
Akin Gump Strauss Hauer & Feld LLP 1 Bryant Park New York, NY 10036 Attn: Michael Stamer, James Savin

B.	Confirmation Standards

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements of section 1129 of the Bankruptcy Code with respect to each of the Debtors. Because each of the Debtors must satisfy these requirements, it is possible that the Bankruptcy Court will enter a Confirmation Order with respect to certain Debtors and not others.12 The Debtors believe that the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code and that they have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code. Specifically, the Debtors believe that the Plan satisfies or will satisfy the applicable confirmation requirements of section 1129 of the Bankruptcy Code, including those set forth below.

[12]	For example, the Bankruptcy Court may deny Confirmation for one or more of the Debtors if such Debtor fails to obtain the requisite acceptance of the Plan from its Classes, while still confirming the Plan with respect to the other Debtors.

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as the Plan proponents, have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or to be made under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been or will be disclosed to the Bankruptcy Court, and any such payment: (1) made before the Confirmation of the Plan is reasonable; or (2) is subject to the approval of the Bankruptcy Court as reasonable, if it is to be fixed after Confirmation of the Plan.

•	With respect to each Class of Claims, each Holder of an Impaired Claim has accepted the Plan or will receive or retain under the Plan on account of such Claim property of a value as of the Effective Date of the Plan that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code. With respect to each Class of Interests, each Holder of an Impaired Interest has accepted the Plan or will receive or retain under the Plan on account of such Interest property of a value as of the Effective Date of the Plan that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•	Each Class of Claims that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of such voting Class of Claims pursuant to section 1129(b) of the Bankruptcy Code.

•	Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that: (1) Holders of Claims specified in sections 507(a)(2) and 507(a)(3) will receive, under different circumstances, Cash equal to the amount of such Claim either on the Effective Date (or as soon as practicable thereafter), no later than thirty (30) days after the Claim becomes Allowed, or pursuant to the terms and conditions of the transaction giving rise to the Claim; (2) Holders of Claims specified in sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code will receive on account of such Claims Cash equal to the Allowed amount of such Claim on the Effective Date of the Plan (or as soon thereafter as is reasonably practicable) or Cash payable over no more than six (6) months after the Petition Date; and (3) Holders of Claims specified in section 507(a)(8) of the Bankruptcy Code will receive on account of such Claim regular installment payments of Cash of a total value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim over a period ending not later than five years after the Petition Date.

•	At least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any “insider,” as that term is defined by section 101(31) of the Bankruptcy Code, holding a Claim in that Class.

•	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan, unless the Plan contemplates such liquidation or reorganization.

•	The Debtors have paid or the Plan provides for the payment of the required filing fees pursuant to 28 U.S.C. § 1930 to the clerk of the Bankruptcy Court.

1.	The Debtor Releases, Third-Party Releases, Exculpation, and Injunctions Provisions

Article VIII.C of the Plan provides for releases of claims and Causes of Action the Debtors may hold against the Released Parties. The Released Parties are each of the following in their capacity as such: (a) the Examiner; (b) the DIP Agents; (c) the DIP Lenders; (d) the Exit Financing Agents; (e) the Exit Financing Lenders; (f) the First Lien Notes Indenture Trustee; (g) the members of the Ad Hoc First Lien Committee; (h) the Committee; (i) the Committee Members; (j) the Consenting First Lien Creditors; (k) with respect to each of the foregoing Entities in clauses (a) through (j), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (l) with respect to the Debtors and the Reorganized Debtors, each such entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

Article VIII.D of the Plan provides for the release of claims and Causes of Action of the Releasing Parties against the Released Parties in exchange for the good and valuable consideration and the valuable compromises made by the Released Parties (the “Third-Party Release”). The Releasing Parties are each of the following in their capacity as such: (a) all Holders of Claims who vote to accept the Plan; (b) Holders of Claims who are deemed to accept the Plan and do not timely submit a duly completed opt-out form in accordance with the Disclosure Statement Order; (c) the members of the Ad Hoc First Lien Committee; (d) the Committee; (e) the Committee Members; (f) all other Holders of Claims (including Holders of Claims who are deemed to reject the Plan) who do not timely submit a duly completed opt-out form in accordance with the Disclosure Statement Order; (g) the DIP Agents; (h) the DIP Lenders; (i) the First Lien Notes Indenture Trustee; (j) the Examiner; (k) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (j), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, and officers, to the extent such director, manager, or officer provides express consent, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided, that only Holders of Equity Interests in Cenveo that do not timely submit a duly completed opt-out form in accordance with the Disclosure Statement Order shall be a “Releasing Party.”

Article VIII.E of the Plan provides for the exculpation of each Exculpated Party for acts or omissions taken in connection with the Chapter 11 Cases. The Exculpated Parties are, collectively: (a) the Debtors; (b) the members of the Ad Hoc First Lien Committee; (c) the Committee; (d) the Committee Members; (e) DIP Agents; (f) DIP Lenders; (g) the Examiner; and (h) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former Interest holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

The Plan provides that all Holders of Claims who are entitled to vote on the Plan who vote to accept the Plan will be granting a release of any claims or rights they have or may have as against many individuals and Entities. The release that these Holders of Claims will be giving is broad and it includes any and all claims that such Holders may have against the Released Parties, which in any way relate to the Debtors, their operations either before or after the Chapter 11 Cases began, any securities of the Debtors, whether purchased or sold, including sales or purchases which have been rescinded, and any transaction that these Released Parties had with the Debtors. Various Holders of Claims who are entitled to vote on the Plan may have claims against a Released Party and the Debtors express no opinion on whether a Holder has a claim or the value of the claim nor do the Debtors take a position as to whether a Holder should consent to grant this release.

It is well-settled that debtors are authorized to settle or release their claims in a chapter 11 plan.13 Debtor releases are granted by courts in the Second Circuit where the Debtors establish that such releases are in the “best interests of the estate.”14 Courts often find that releases pursuant to a settlement are appropriate.15 Additionally, in the Second Circuit, third party releases are permissible where “truly unusual circumstances” render the release terms integral to the success of the plan.16 The determination is not a matter of “factors and prongs” but courts have provided some guidance for allowing third party releases. “Unusual circumstances” include instances in which: (a) the estate received a substantial contribution; (b) the enjoined claims were “channeled” to a settlement fund rather than extinguished;(c) the enjoined claims would indirectly impact the debtors’ reorganization by way of indemnity or contribution; (d) the plan otherwise provided for the full payment of the enjoined claims; and (e) the affected creditors consent.17 Courts typically allow releases of third party claims against non-debtors where there is the express consent of the party giving the release or where other circumstances in the case justify giving the release.18 Finally, exculpation provisions that extend to prepetition conduct and

[13]	See In re Adelphia Commc’ns Corp., 368 B.R. 140, 263 n.289, 269 (Bankr. S.D.N.Y. 2007) (debtor may release its own claims); In re Oneida Ltd., 351 B.R. 79, 94 (Bankr. S.D.N.Y. 2006) (noting that a debtor’s release of its own claims is permissible).
[14]	See In re Charter Commc’ns, 419 B.R. 221, 257 (Bankr. S.D.N.Y. 2009) (“When reviewing releases in a debtor’s plan, courts consider whether such releases are in the best interest of the estate.”).
[15]	See, e.g., Spiegel, 2005 WL 1278094, at *11 (approving releases pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a)); In re AMR Corp., No. 11-15463 (SHL) (Bankr. S.D.N.Y. Oct. 22, 2013) (confirming chapter 11 plan containing releases of members, directors, officers and employees of the debtors as well as prepetition lenders that were party to a restructuring support agreement); see also In re Bally Total Fitness Holding Corp., 2007 WL 2779438, at *12 (“To the extent that a release or other provision in the Plan constitutes a compromise of a controversy, this Confirmation Order shall constitute an order under Bankruptcy Rule 9019 approving such compromise.”); accord In re Adelphia Communications Corp., 368 B.R. 140, 263 n. 289 (Bankr. S.D.N.Y. 2007) (“The Debtors have considerable leeway in issuing releases of any claims the Debtors themselves own.”).
[16]	In re Metromedia Fiber Network, Inc., 416 F.3d 136, 142-43 (2d Cir. 2005).
[17]	Id. at 141.
[18]	In re Metromedia Fiber Network, Inc., 416 F.3d 136, 141 (2d Cir. 2005).

cover non-estate fiduciaries are regularly approved.19 In approving these provisions, courts consider a number of factors, including whether the beneficiaries of the exculpation have participated in good faith in negotiating the plan and bringing it to fruition, and whether the provision is integral to the plan.20

“Most courts allow consensual [third-party] releases to be included in a plan.”21 Courts in this district have found that parties consent to give releases when they vote in favor of the plan or when they abstain from voting but do not opt out of releases.22 Third party releases may also be deemed consensual for unimpaired creditors who are deemed to accept the plan.23 Here, the Third-Party Releases are consensual with respect to all of the Released Parties. Importantly, the ballots distributed to holders of Claims entitled to vote on the Plan quoted the entirety of the Third-Party Release and related provisions and definitions of the Plan, clearly informing holders of Claims entitled to vote of the steps they should take if they disagreed with the scope of the release.24 Thus, affected parties were on notice of Third-Party Release, including the option to opt out of the Third-Party Releases. As a result, the primary aspects of the Third-Party Releases are consensual under the substantial majority of precedent in this jurisdiction, and the Court need not consider the other Metromedia factors with respect to such aspects.

[19]	See, e.g., Oneida, 351 B.R. at 94 & n.22 (considering an exculpation provision covering a number of prepetition actors with respect to certain prepetition actions, as well as postpetition activity).
[20]	See In re Bearing Point, Inc., 435 B.R. 486, 494 (Bankr. S.D.N.Y. 2011) (“Exculpation provisions are included so frequently in chapter 11 plans because stakeholders all too often blame others for failures to get recoveries they desire; seek vengeance against other parties, or simply wish to second guess the decision makers.”); In re DBSD N. Am., Inc., 419 B.R. 179, 217 (Bankr. S.D.N.Y. 2009) (same), aff’d, In re DBSD N. Am., Inc., No. 09-10156, 2010 WL 1223109 (S.D.N.Y. May 24, 2010), aff’d in part, rev’d in part, 634 F.3d 79 (2d Cir. 2011); In re Bally Total Fitness, 2007 WL 2779438, at *8 (finding exculpation, release, and injunction provisions appropriate because they were fair and equitable, necessary to successful reorganization, and integral to the plan); In re WorldCom, Inc., No. 02-13533, 2003 WL 23861928, at *28 (Bankr. S.D.N.Y. Oct. 31, 2003) (approving an exculpation provision where it “was an essential element of the [p]lan formulation process and negotiations”); Enron, 326 B.R. 497, 503 (S.D.N.Y. 2005) (excising similar exculpation provisions would “tend to unravel the entire fabric of the Plan, and would be inequitable to all those who participated in good faith to bring it into fruition”).
[21]	In re Wool Growers Cent. Storage Co., 371 B.R. 768, 775 (Bankr. N.D. Tex. 2007); see also Indianapolis Downs, 486 B.R. at 305 (“Courts in this jurisdiction have consistently held that a plan may provide for a release of third party claims against a non-debtor upon consent of the party affected.”).
[22]	See In re Metromedia Fiber Network, Inc., 416 F.3d 136, 142 (2d Cir. 2005) (“Nondebtor releases may also be tolerated if the affected creditors consent.”); In re Calpine Corp., No. 05-60200 BRL, 2007 WL 4565223, at *10 (Bankr. S.D.N.Y. Dec. 19, 2007) (“Such releases by Holders of Claims and Interests provide for the release by Holders of Claims and Interests that vote in favor of the Plan, who abstain from voting and choose not to opt out of the releases, or who have otherwise consented to give a release, and are consensual.”);. DBSD N. Am., 419 B.R. at 218–19 (“Except for those who voted against the Plan, or who abstained and then opted out, I find the Third Party Release provision consensual and within the scope of releases permitted in the Second Circuit.”); Adelphia, 368 B.R. at 268 (upholding non-debtor releases for creditors who voted to accept the plan because creditors consented to the releases through their vote to support the plan); In re Lear Corp., No. 09–14326, 2009 WL 6677955, at *7 (Bankr. S.D.N.Y. Nov. 5, 2009) (finding that non-debtor releases for creditors who voted to accept the plan were permissible); In re Calpine Corp., No. 05-60200 (BRL), 2007 WL 4565223, at *10 (Bankr. S.D.N.Y. Dec. 19, 2007) (same).
[23]	See Indianapolis Downs, 486 B.R. at 306 (finding that the releases, which included releases of unimpaired creditors who were deemed to accept the plan, “may be properly characterized as consensual”).
[24]	See, e.g., In re Crabtree & Evelyn, Ltd., No. 09-14267 (BRL), 2010 WL 3638369, at *8 (Bankr. S.D.N.Y. Jan 14. 2010) (finding that where creditors have accepted the plan and the non-debtor releases were appropriately disclosed by the debtors in both the disclosure statement and the ballot, the creditors have expressly consented to the non-debtor releases and therefore, the non-debtor releases satisfy the standards set forth in Metromedia for granting non-debtor releases and are fair to the releasing parties).

The Debtors believe that the releases, exculpations, and injunctions set forth in the Plan are appropriate because, among other things, the releases are narrowly tailored to the Debtors’ restructuring proceedings, and each of the Released Parties has afforded value to the Debtors and aided in the reorganization process, which facilitated the Debtors’ ability to propose and pursue confirmation of the Plan. The Debtors believe that each of the Released Parties has played an integral role in formulating the Plan and has expended significant time and resources analyzing and negotiating the issues presented by the Debtors’ prepetition capital structure. The Debtors further believe that such releases, exculpations, and injunctions are a necessary part of the Plan. The Debtors will be prepared to meet their burden to establish the basis for the releases, exculpations, and injunctions for each Released Party and Exculpated Party as part of Confirmation of the Plan.

The Third-Party Releases are an integral part of the Plan and a material inducement to the Released Parties pledging their support and making the value-maximizing transaction contemplated by the Plan possible. Under these circumstances, the Third-Party Releases are appropriate.

Certain parties assert that the Releases under Article VII of the Plan are not consistent with applicable law, including that the releases are non-consensual. The Debtors disagree with this characterization of these matters.

A critical component of the Global Settlement is the Debtors’ provision for certain Debtor Releases under the Plan, particularly for the Burtons and against trade vendors and non-insider landlords of the Debtors.

The Debtors will demonstrate at the Confirmation Hearing that, given the significant consideration being provided by the Released Parties to the Debtors and other Releasing Parties, the Debtors’ releases in favor of the Released Parties are appropriate and within their reasonable business judgment. Furthermore, the third party releases are consensual because each class that is deemed to reject or presumed to reject will be provided with an opt-out notice. Classes that are eligible to accept or reject the plan have the opportunity to affirmatively opt-out of granting the releases.

2.	Best Interests of Creditors Test—Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each class, that each holder of a Claim or an Interest in such class either (a) has accepted the plan, or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtors liquidated under chapter 7 of the Bankruptcy Code.

3.	Creditor Recoveries

The Plan provides recoveries to, among others, the Holders of Claims in Class 1, Class 2, Class 3, Class 4, and Class 5. As shown in the Debtors’ Liquidation Analysis, and as set forth in the Liquidation Analysis, such recoveries are higher than recoveries estimated to be available if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

The recoveries described in this Disclosure Statement that are available to the Holders of Claims are estimates and actual recoveries could differ materially based on, among other things, whether the amount of Claims actually Allowed against the applicable Debtor exceeds the estimates provided herein. The Debtors believe that the treatment of Claims as provided by the Plan complies with the Bankruptcy Code and established case law.

4.	Valuation

The valuation information contained in this Disclosure Statement with regard to the Reorganized Debtors is not a prediction or guarantee of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan.

The Debtors’ advisors have undertaken the Valuation Analysis, attached hereto as Exhibit D, to determine the value available for distribution to Holders of Allowed Claims pursuant to the Plan, and to analyze and estimate the recoveries to such Holders thereunder. Accordingly, if the actual enterprise value of the Debtors differs from the estimated enterprise value in the Valuation Analysis, the actual distributions may be materially different than the estimations set forth herein.

5.	Financial Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court find that Confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization, unless the Plan contemplates such liquidation or reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared certain financial projections, which projections and the assumptions upon which they are based are attached hereto as Exhibit E (the “Financial Projections”). Based on these Financial Projections, the Debtors believe the deleveraging contemplated by the Plan meets the financial feasibility requirement. Moreover, the Debtors believe that sufficient funds will exist to make all payments required by the Plan. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

C.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or interests that is impaired under a plan, accept the plan. A class that is not impaired under a plan is presumed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. Pursuant to section 1124 of the Bankruptcy Code, a class is impaired unless the plan: (1) leaves unaltered the legal, equitable, and contractual rights to which the claim or the equity interest entitles the holder of such claim or equity interest; (2) cures any default, reinstates the original terms of such obligation, and compensates the applicable party in question; or (3) provides that, on the consummation date, the holder of such claim or equity interest receives cash equal to the allowed amount of that claim or, with respect to any equity interest, any fixed liquidation preference to which the holder of such equity interest is entitled to any fixed price at which the debtor may redeem the security.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject a plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and more than one-half in number actually voting cast their ballots in favor of acceptance of the Plan, subject to Article III of the Plan. Section 1126(d) of the Bankruptcy Code similarly defines acceptance of a plan by a class of impaired interests, however, Holders of Interests are not entitled to vote on the Plan on account of such Interests.

Article III.F of the Plan provides in full: “If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Interests in such Class.” Such “deemed acceptance” by an impaired class in which no class members submit ballots satisfies section 1129(a)(10) of the Bankruptcy Code.25

D.	Confirmation without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if impaired classes entitled to vote on the plan have not accepted it or if an impaired class is deemed to reject the plan; provided, however, the plan is accepted by at least one impaired class (without regard to the votes of insiders). Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, such plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan.

1.	No Unfair Discrimination

The test for unfair discrimination applies to classes of claims or interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent but that such treatment be “fair.” In general, courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). The Debtors do not believe the Plan discriminates unfairly against any Impaired Class of Claims or Interests, and have set forth the basis for the disparate treatment of certain Classes of Claims in Article III of the Plan. Accordingly, the Debtors believe that the Plan and the treatment of all Classes of Claims and Interests satisfy the foregoing requirements for non-consensual Confirmation.

2.	Fair and Equitable Test

The fair and equitable test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to each non-accepting class, the test sets different standards depending on the type of claims or interests in such class. As set forth below, the Debtors believe that the Plan satisfies the “fair and equitable” requirement, notwithstanding the fact that certain Classes are deemed to reject the Plan.

(a)	Secured Claims

The condition that a plan be “fair and equitable” to a non-accepting class of secured claims may be satisfied, among other things, if a debtor demonstrates that: (i) (x) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan, and (y) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens; or (ii) the holders of such secured claims realize the indubitable equivalent of such claims.26

[25]	In re Tribune Co., 464 B.R. 126, 183 (Bankr. D. Del. 2011) (“Would ‘deemed acceptance’ by a non-voting impaired class, in the absence of objection, constitute the necessary ‘consent’ to a proposed ‘per plan’ scheme? I conclude that it may.” (footnote omitted)); see also In re Adelphia Commc’ns Corp., 368 B.R. 140, 259–63 (Bankr. S.D.N.Y. 2007).
[26]	See 11 U.S.C. § 1129(b)(2)(A).

(b)	Unsecured Claims

The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the requirement that either: (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (ii) the holder of any claim or any interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or junior interest in any property.27

(c)	Interests

The condition that a plan be “fair and equitable” to a non-accepting class of interests includes the requirements that either: (i) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the effective date of the plan, equal to the greater of (x) the allowed amount of any fixed liquidation preference to which such holder is entitled, and (y) any fixed redemption price to which such holder is entitled; (ii) the value of such interest; or (iii) if the class does not receive the amount as required under clause (i) above, no class of interests junior to the non-accepting class may receive a distribution under the plan.28

IX.	CERTAIN RISK FACTORS TO BE CONSIDERED BEFORE VOTING

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.

A.	Bankruptcy Law Considerations

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of holders of Claims in such Impaired Classes.

1.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that parties in interest will not object.

[27]	See 11 U.S.C. § 1129(b)(2)(B).
[28]	See 11 U.S.C. § 1129(b)(2)(C).

2.	The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in Article IX.A of the Plan, the Effective Date is subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Effective Date will not take place.

3.	The Debtors May Fail to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the holders of Allowed Claims as those proposed in the Plan.

4.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims and equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, holders of Allowed Claims against them would ultimately receive on account of such Allowed Claims.

The effectiveness of the Plan is also subject to certain conditions as described in Article IX.A of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, holders of Allowed Claims will receive on account of such Allowed Claims.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Class junior to such non-accepting Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

5.	Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

6.	Continued Risk Upon Confirmation

Even if a chapter 11 plan of reorganization is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to Chapter 11 Cases, changes in consumer demand for, and acceptance of, their products, and increasing expenses. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Debtors maintain that they have the exclusive right to propose the Plan and will prohibit creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their petitions for chapter 11 relief. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ business after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

7.	The Chapter 11 Cases May Be Converted to Cases Under Chapter 7 of the Bankruptcy Code

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time rather than reorganizing or selling in a controlled manner affecting the business as a going concern; (b) additional administrative expenses involved in the appointment of a chapter 7 trustee; and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, and including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

8.	The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any holder of a Claim where such Claim is subject to an objection. Any holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

9.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

10.	Failure to Obtain the Exit Facilities

The Debtors will not be able to operate as contemplated under the Plan without the Exit Facilities and, therefore, may be unable to meet the feasibility requirement for confirmation of the Plan.

11.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries that will be set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to holders of Allowed Claims under the Plan.

12.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations (including, for the avoidance of doubt, the definitions of Released Parties, Releasing Parties, and Exculpated Parties) provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain parties may not be considered Released Parties, Releasing Parties, or Exculpated Parties, and certain Released Parties may withdraw their support for the Plan.

B.	Risks Related to Recoveries under the Plan and the Reorganized Cenveo Equity Interest and New Second Lien Debt

1.	The Debtors May Not Achieve Their Projected Financial Results

The Financial Projections attached to this Disclosure Statement as Exhibit F will represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Debtors’ operations, and the particular industry segments in which the Debtors operate. While the Debtors believe that the Financial Projections attached to this Disclosure Statement as Exhibit F are reasonable, there can be no assurance that they will be realized and are subject to known and unknown risks and uncertainties, many of which are beyond their control. If the Debtors do not achieve these projected financial results, (a) the value of the Reorganized Cenveo Equity Interests and the New Second Lien Debt may be negatively affected; (b) the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date; and (c) the Debtors may be unable to service their debt obligations as they come due. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

To the extent that the Settled Valuation of the Debtors is below the actual value, parties receiving Reorganized Cenveo Equity Interests and New Second Lien Debt account of their claims may receive higher recoveries than those set forth in Article III of this Disclosure Statement. To the extent that the Settled Valuation of the Debtors is above the actual value, parties receiving Reorganized Cenveo Equity Interests and New Second Lien Debt on account of their claims may receive lower recoveries than those set forth in Article III of this Disclosure Statement.

2.	The Restructuring of the Debtors May Adversely Affect the Debtors’ Tax Attributes

Under federal income tax law, a corporation is generally permitted to deduct from taxable income net operating losses (“NOLs”) carried forward from prior years. Any NOLs remaining upon implementation of the Plan may be able to offset future taxable income for up to 20 years in the case of NOLs arising before 2018 and indefinitely for NOLs arising in taxable years starting in 2018, thereby reducing their future aggregate tax obligations. NOLs arising before 2018 may offset 100% of future taxable income and NOLs arising in taxable years starting with 2018 may be used to offset 80% of taxable income. As of December 31, 2017, the Debtors estimate that they have approximately $251 million of federal NOLs, $261 million of post-apportioned state NOLs, and $1,141,000,000 of pre-apportioned state NOLs. These NOLs and certain other tax attributes provide the potential for material future tax savings or other tax structuring possibilities in these chapter 11 cases.

The Reorganized Debtors’ ability to utilize their NOL carryforwards and other tax attributes to offset future taxable income and to reduce federal income tax liability is subject to certain additional requirements and restrictions. In general, such NOLs and other tax attributes could be reduced by the amount of cancellation of debt income (“COD Income”) arising in a chapter 11 case under section 108 of the Internal Revenue Code of 1986, as amended (the “Code”) or to offset any taxable gains recognized by the Debtors attributable to the Restructuring Transactions. In addition, if the Debtors experience an “ownership change,” as defined in section 382 of the Code, then the Reorganized Debtors’ ability to use the NOL carryforwards may be substantially limited, which could have a negative impact on the Reorganized Debtors’ financial position and results of operations. Generally, there is an “ownership change” if one or more stockholders owning 5 percent or more of a corporation’s stock have aggregate increases in their ownership of such stock of more than 50 percentage points over the prior three-year period. Following the implementation of a plan of reorganization, it is possible that an “ownership change” may be deemed to occur. Under section 382 of the Code, absent an applicable exception, if a corporation undergoes an “ownership change,” the amount of its NOLs that may be utilized to offset future taxable income generally is subject to an annual limitation. The Debtors currently expect that their NOL carryforwards and other tax attributes may be significantly reduced, eliminated, or limited in connection with the Restructuring Transactions through a combination of one or more of the above factors.

For a detailed description of the effect consummation of the Plan may have on the Debtors’ tax attributes, see the section entitled “Certain U.S. Federal Income Tax Consequences of the Plan” below.

3.	The Value of Reorganized Cenveo Equity Interests and New Second Lien Debt Cannot be Stated with Certainty

Despite the Debtors’ best efforts to value the Reorganized Cenveo Equity Interests and New Second Lien Debt, various uncertainties and contingencies, including market conditions, the Debtors’ potential inability to implement their business plan or lack of a market for the Reorganized Cenveo Equity Interest and New Second Lien Debt may cause fluctuations or variations in value of such securities not fully accounted for herein. All of these factors are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Upon the Effective Date, (i) the Reorganized Cenveo Equity Interests shall not be registered under the Securities Act, and shall not be listed for public trading on any securities exchange and (ii) none of the Reorganized Debtors will be a reporting company under the Exchange Act.

4.	The Issuance of the Reorganized Cenveo Equity Interest under the Management Incentive Plan will Dilute the Reorganized Cenveo Equity Interest

On the Effective Date, a percentage of the Reorganized Cenveo Equity Interests will be reserved for issuance as grants under the Management Incentive Plan. If Reorganized Cenveo distributes such equity-based awards pursuant to the Management Incentive Plan, it is contemplated that such distributions will dilute the Reorganized Cenveo Equity Interests issued on account of Claims under the Plan and the ownership percentage represented by the Reorganized Cenveo Equity Interests distributed under the Plan. In the future, similar to all companies, additional equity financings or other share issuances by any of Reorganized Cenveo could adversely affect the value of the Reorganized Cenveo Equity Interests and the amount and dilutive effect could be material.

5.	The Reorganized Cenveo Equity Interests are Equity Interests and Therefore Subordinated to the Indebtedness of Reorganized Cenveo

In any liquidation, dissolution, or winding up of Reorganized Cenveo, the Reorganized Cenveo Equity Interests would rank junior to all debt claims and other liabilities against Reorganized Cenveo. As a result, holders of Reorganized Cenveo Equity Interests will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of Reorganized Cenveo until after all of their obligations to their debt holders have been satisfied.

6.	The Distribution from the General Unsecured Claims Pool Cannot be Stated with Certainty

The actual distribution amounts that holders of General Unsecured Claims and Second Lien Notes Claims can expect to receive, and the timing of receipt of such distributions, will depend on the total amount of General Unsecured Claims that ultimately become Allowed and the length of time necessary for the Reorganized Debtors, in consultation with the Claims Oversight Monitor, to reconcile General Unsecured Claims. In addition, as agreed by the Debtors, the Ad Hoc First Lien Committee and the Committee in connection with the Global Settlement, to the extent that the Holders of Second Lien Notes Claims or General Unsecured Claims elect to receive less favorable treatment, or the treatment of such Claims is modified to provide for non-cash consideration, then the equivalent amount of Cash otherwise distributable to such Holders shall be reallocated to the Debtors or the Reorganized Debtors, as the case may be, in lieu of being reallocated to the General Unsecured Claims Cash Pool for the benefit of holders of General Unsecured Claims.

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses

1.	Risks Related to the Debtors’ and Reorganized Debtors’ Businesses

As multinational corporations, the Debtors are subject to income taxes in the U.S. and various foreign jurisdictions. Significant judgment is required in determining the Debtors’ global provision for income taxes and other tax liabilities. In the ordinary course of a global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain. The Debtors’ income tax returns are routinely subject to audits by tax authorities. Although the Debtors regularly assess the likelihood of adverse outcomes resulting from these examinations to determine their tax estimates, a final determination of tax audits or tax disputes could have an adverse effect on their results of operations and financial condition. The Debtors are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes in the U.S. and various foreign jurisdictions. They are regularly under audit by tax authorities with respect to these non-income taxes and may have exposure to additional non-income tax liabilities, which could have an adverse effect on the Debtors’ results of operations and financial condition. Such adverse effects could also apply to the Reorganized Debtors.

In addition, the Reorganized Debtors’ future effective tax rates could be favorably or unfavorably affected by changes in tax rates, changes in the valuation of their deferred tax assets or liabilities, or changes in tax laws or their interpretation. Such changes could have a material adverse impact on their financial results.

2.	Implementation of Business Plan

The Debtors may not achieve their future business plan and financial restructuring strategy. In such event, the Reorganized Debtors may be unable to restructure their funded debt or be forced to sell all or parts of its business, develop and implement further restructuring plans not contemplated in this Disclosure Statement, or become subject to further insolvency proceedings.

3.	The Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness

The Debtors’ ability to make scheduled payments on, or refinance their debt obligations, including the Exit Facilities, depends on the Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Debtors’ control. The Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Debtors to pay the principal, premium, if any, and interest on their indebtedness, including the notes.

4.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the restructuring transactions specified in the Plan or an alternative restructuring transaction; (b) ability to obtain court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

5.	Recent Global Economic Trends Could Adversely Affect the Debtors’ Business, Results of Operations and Financial Condition, Primarily Through Disruption to the Debtors’ Customers’ Businesses

Recent global economic conditions, including disruption of financial markets, could adversely affect the Debtors’ business, results of operations and financial condition, primarily through disrupting their customers’ businesses. Higher rates of unemployment and lower levels of business activity generally adversely affect the level of demand for certain of the Debtors’ products and services. In addition, continuation or worsening of general market conditions in the U.S. economy or other national economies important to the Debtors’ businesses may adversely affect the Debtors’ customers’ level of spending, ability to obtain financing for purchases and ability to make timely payments to the Debtors for their products and services, which could require the Debtors to increase the Debtors’ allowance for doubtful accounts, negatively impact their days sales outstanding and adversely affect their results of operations.

The United States and global economic conditions affect the Debtors’ results of operations and financial position. A significant part of the Debtors’ business relies on its customers’ printing spend. A prolonged downturn in the global economy and an uncertain economic outlook could further reduce the demand for printed materials and related offerings that the Debtors provide their customers. Consequently, reductions or delays in the Debtors’ customers’ spending could adversely impact its results of operations, financial position and cash flows. The Debtors believe any extended economic uncertainty will impact its operating results.

6.	Acquisitions of Companies, or Internal Restructuring and Cost Savings Initiatives May Disrupt the Debtors’ Ongoing Business

In the past, the Debtors have grown rapidly through acquisitions. The Debtors intend to continue to pursue select acquisition opportunities within their core and niche businesses. To the extent the Debtors seek to pursue additional acquisitions, they cannot be certain target businesses will be available on favorable terms or that, if they are able to acquire businesses on favorable terms, they will be able to successfully integrate or profitably manage them. Successfully integrating an acquisition involves minimizing disruptions and efficiently managing substantial changes, some of which may be beyond the Debtors’ control. An acquisition always carries the risk that such changes, including facility and equipment location, management and employee base, policies, philosophies and procedures, could have unanticipated effects, could require more resources than intended and could cause customers to temporarily or permanently seek alternate suppliers. A failure to realize acquisition synergies and savings could negatively impact the results of the Debtors’ acquired and existing operations. Further, the Debtors’ ability to make acquisitions in the future will be limited by the availability to us of cash for that purpose.

7.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases.

Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even after a plan of reorganization is approved and implemented, the Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

8.	Financial Results May Be Volatile and May Not Reflect Historical Trends

During the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as asset impairments, asset dispositions, restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date.

In addition, if the Debtors emerge from chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt fresh start accounting, in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends.

9.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

In the future, the Reorganized Debtors may become party to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

10.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations

The Debtors’ operations are dependent on a relatively small group of key management personnel, including the Debtors’ executive officers. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. The retirement of the Debtors’ Chief Executive Officer and Chairman of the Debtors’ Board of Directors as of the Effective Date may cause additional uncertainty for key management personnel, employees, and customers of the Debtors. Because competition for experienced personnel in the print, labels, and envelopes industry can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel, including the retirement of the Debtors’ Chief Executive Officer, or material erosion of employee morale at the corporate and/or field levels could have a material adverse effect on the Debtors’ ability to meet customer and counterparty expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

11.	Certain Claims May Not Be Discharged and Could Have a Material Adverse Effect on the Debtors’ Financial Condition and Results of Operations

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all Claims that arise prior to the Debtors’ filing a petition for reorganization under the Bankruptcy Code or before confirmation of the plan of reorganization (a) would be subject to compromise and/or treatment under the plan of reorganization and/or (b) would be discharged in accordance with the terms of the plan of reorganization. Any claims not ultimately discharged through a plan of reorganization could be asserted against the reorganized entity and may have an adverse effect on the Reorganized Debtors’ financial condition and results of operations on a post-reorganization basis.

12.	A Decline In The Debtors’ Consolidated Profitability or Profitability Within One of Their Individual Reporting Units Could Result in the Impairment of Assets, Including Goodwill and Other Long-Lived Assets.

The Debtors have material amounts of goodwill and other long-lived assets on their consolidated balance sheet. A decline in expected profitability, particularly the impact of an extended uncertainty in the United States and global economies, could call into question the recoverability of their related goodwill and other long-lived assets and require us to write down or write-off these assets.

13.	The Industries in which the Debtors Operate Their Business are Highly Competitive and Extremely Fragmented.

The industries in which the Debtors compete are highly competitive and extremely fragmented. In the envelope market, the Debtors compete primarily with a few multi-plant and many single-plant companies servicing regional and local markets. In the commercial printing market, the Debtors compete against a few large, diversified and financially stronger printing companies, as well as smaller regional and local commercial printers, many of which are capable of competing with the Debtors on volume, price and production quality. The Debtors believe there currently is excess capacity in the industries in which they operate, which has resulted in substantial price competition which may continue as customers put product work out for competitive bid. The Debtors are constantly seeking ways to reduce their costs, become more efficient, and attract customers. They cannot, however, be certain these efforts will be successful or their competitors will not be more successful in their similar efforts. If the Debtors fail to reduce costs and increase productivity, or to meet customer demand for new value-added products, services or technologies, we may face decreased revenues and profit margins in markets where they encounter price competition, which in turn could reduce our cash flow and profitability.

14.	The Printing Business the Debtors Compete in Generally does not have Long-Term Customer Agreements, and their Printing Operations may be Subject to Quarterly and Cyclical Fluctuations.

The printing industry in which we compete is generally characterized by individual orders from customers or short-term contracts. A significant portion of our customers are not contractually obligated to purchase products or services from us. Most customer orders are for specific printing jobs, and repeat business largely depends on our customers’ satisfaction with our work product. Although our business does not depend on any one customer or group of customers, we cannot be sure that any particular customer will continue to do business with us for any period of time. In addition, the timing of particular jobs or types of jobs at particular times of year may cause significant fluctuations in the operating results of our operations in any given quarter. We depend to some extent on sales to certain industries, such as the financial services, advertising, pharmaceutical, automotive and office products industries. To the extent these industries experience downturns, the results of our operations may be adversely affected.

15.	Factors Affecting the United States Postal Service can Impact Demand for the Debtors’ Products.

Postal costs are a significant component of many of the Debtors’ customers’ cost structure. Historically, increases in postal rates have resulted in reductions in the volume of mail sent, including direct mail, which is a meaningful portion of the Debtors’ envelope volume. As postal rate increases in the United States are outside our control, we can provide no assurance that any future increases in United States postal rates will not have a negative effect on the level of mail sent or the volume of envelopes purchased.

Factors other than postal rates which affect the volume of mail sent through the United States postal system may also negatively affect the Debtors’ business. Congress enacted a federal “Do Not Call” registry in response to consumer backlash against telemarketers. If similar legislation becomes enacted for direct mail advertisers, the Debtors’ business could be adversely affected. Additionally, the United States Postal Service has also indicated the potential need to reduce delivery days. The Debtors can provide no assurance that such a change would not impact their customers’ decisions to use direct mail products, which may in turn cause a decrease in the Debtors’ revenues and profitability; however, the Debtors do not expect such an impact.

16.	The Availability of the Internet and Other Electronic Media may Adversely Affect the Debtors’ Business.

The Debtors’ business is highly dependent upon the demand for envelopes sent through the mail. Such demand comes from utility companies, banks and other financial institutions, among other companies. The Debtors’ printing business also depends upon demand for printed advertising among other products. Consumers increasingly use the internet and other electronic media to purchase goods and services, and for other purposes, such as paying bills and obtaining electronic versions of printed product. The level of acceptance of electronic media by consumers as well as the extent that consumers are replacing traditional printed reading materials with internet hosted media content or e-reading devices is difficult to predict. Advertisers use the internet and other electronic media for targeted campaigns directed at specific electronic user groups. We cannot be certain the acceleration of the trend towards electronic media will not cause a decrease in the demand for our products. If demand for our products decreases, our cash flow or profitability could materially decrease.

17.	Increases in Paper Costs and any Decreases in the Availability of the Debtors’ Raw Materials Could Have a Material Effect on the Debtors’ Business.

Paper costs represent a significant portion of the Debtors’ cost of materials. Changes in paper pricing generally do not affect the operating margins of the Debtors’ commercial printing business, because the transactional nature of the business allows them to pass on most announced increases in paper prices to their customers. However, their ability to pass on increases in paper prices is dependent upon the competitive environment at any given time. Paper pricing also affects the operating margins of the Debtors’ envelope business. The Debtors have historically been less successful in immediately passing on such paper price increases due to several factors, including contractual restrictions in certain cases and the inability to quickly update catalog prices in other instances. Moreover, rising paper costs, and their consequent impact on our pricing, could lead to a decrease in demand for the Debtors’ products.

The Debtors depend on the availability of paper in manufacturing most of their products. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. In the past, they have occasionally experienced minor delays in delivery. Any future delay in availability could negatively impact their cash flow and profitability.

18.	Increases in Energy and Transportation Costs Could Have a Material Effect on the Debtors’ Business.

Energy and transportation costs represent a large portion of the Debtors’ overall cost structure. Increases in the costs of these inputs may increase their overall costs. They may not be able to pass these costs on to their customers through higher prices. Increases in the cost of materials may adversely impact our customers’ demand for our products.

19.	The Debtors Depend on Good Labor Relations.

As of fiscal year ended 2016, the Debtors employed approximately 7,300 people worldwide, approximately 23% of whom were members of various local labor unions. If these unionized employees were to engage in a concerted strike or other work stoppage, or if other employees were to become unionized, the Debtors could experience a disruption of operations, higher labor costs or both. A lengthy strike could result in a material decrease in the Debtors’ cash flow or profitability.

20.	Environmental Laws May Affect the Debtors’ Business.

The Debtors’ operations are subject to federal, state, local, and foreign environmental laws and regulations, including those relating to air emissions, wastewater discharge, waste generation, handling, management and disposal, and remediation of contaminated sites. Debtors may also be exposed to risks arising from past, current or future contamination at their facilities. Currently unknown environmental conditions or matters at the Debtors’ existing or prior facilities, new laws and regulations, or stricter interpretations of existing laws and regulations, could result in increased compliance or remediation costs which, if substantial, could have a material effect on the Debtors’ business or operations in the future.

21.	The Debtors’ Business Could be Materially Adversely Affected by Any Failure, Interruption or Security Lapse of the Debtors’ Information Technology Systems.

The Debtors are increasingly dependent on information technology systems to process transactions, manage inventory, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations. They use information systems to support decision making and to monitor business performance. Their information technology systems depend on global communications providers, telephone systems, hardware, software and other aspects of internet infrastructure which can experience significant system failures and outages. The Debtors’ systems are susceptible to outages due to fire, floods, power loss, telecommunications failures and similar events. Despite the implementation of network security measures, their systems are vulnerable to computer viruses and similar disruptions from unauthorized tampering with their systems. In addition, cybersecurity threats are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data, denial of service attacks and other electronic security breaches which could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. The occurrence of these or other events could disrupt or damage the Debtors’ information technology systems and inhibit internal operations, the ability to provide customer service or provide management with accurate financial and operational information essential for making decisions at various levels of management.

D.	Liquidity Risks

The Reorganized Debtors’ ability to carry out capital spending that is important to their growth and productivity will depend on a number of factors, including future operating performance and ability to achieve any business plan. These factors will be affected by general economic, financial, competitive, regulatory, business, and other factors that are beyond the Reorganized Debtors’ control.

E.	Risks Associated with Forward Looking Statements

This Disclosure Statement contains certain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking” statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “our vision”, “plan,” “potential,” “preliminary,” “predict,” “should,” “will” or “would” or the negative thereof or other variations thereof or comparable terminology. The Debtors have based these forward-looking statements on their current expectations, assumptions, estimates and projections. While the Debtors believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond their control, which may cause their actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtors relied on financial data derived from their books and records that was available at the time of such preparation. Although the Debtors have used their reasonable business judgment to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to represent or warrant that the financial information contained in this Disclosure Statement and attached hereto is without inaccuracies.

F.	Disclosure Statement Disclaimer

1.	Information Contained in this Disclosure Statement is for Soliciting Votes

The information contained in this Disclosure Statement is for the purposes of soliciting acceptances of the Plan and may not be relied upon for any other purpose.

2.	This Disclosure Statement Has Not Been Approved by the United States Securities and Exchange Commission

This Disclosure Statement has not and will not be filed with the United States Securities and Exchange Commission or any state regulatory authority. Neither the United States Securities and Exchange Commission nor any state regulatory authority has approved or disapproved of the Securities described in this Disclosure Statement or has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained in this Disclosure Statement.

3.	No Legal, Business, Accounting, or Tax Advice Is Provided to You by this Disclosure Statement

This Disclosure Statement is not advice to you. The contents of this Disclosure Statement should not be construed as legal, business, accounting, or tax advice. Each Holder of a Claim or an Interest should consult such Holder’s own legal counsel, accountant, or other applicable advisor with regard to any legal, business, accounting, tax, and other matters concerning his or her Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation of the Plan.

4.	No Admissions Made

The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any entity (including, without limitation, the Debtors), nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, the Reorganized Debtors, or Holders of Allowed Claims, or any other parties in interest.

5.	Failure to Identify Litigation Claims or Projected Objections

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement. The Debtors or Reorganized Debtors, as applicable, may seek to investigate, File, and prosecute Claims and Interests and may object to Claims or Interests after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or Interests or objections to such Claims or Interests.

6.	No Waiver of Right to Object or Right to Recover Transfers and Assets

The vote by a Holder of a Claim for or against the Plan does not constitute a waiver or release of any claims, causes of action, or rights of the Debtors (or any entity, as the case may be) to object to that Holder’s Claim, or recover any preferential, fraudulent, or other voidable transfer of assets, regardless of whether any claims or causes of action of the Debtors or their respective Estates or the Reorganized Debtors are specifically or generally identified in this Disclosure Statement.

7.	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors

The Debtors’ advisors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although the Debtors’ advisors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained in this Disclosure Statement.

8.	Potential Exists for Inaccuracies, and the Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date of this Disclosure Statement, unless otherwise specified in this Disclosure Statement, and the delivery of this Disclosure Statement after the date of this Disclosure Statement does not imply that there has not been a change in the information set forth in this Disclosure Statement since that date. While the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

9.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel to the Debtors and the U.S. Trustee.

G.	Liquidation Under Chapter 7

If no plan can be confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and the Debtors’ Liquidation Analysis is set forth in Article VIII of this Disclosure Statement, “Statutory Requirements for Confirmation of the Plan,” and is also included in the Debtors’ Liquidation Analysis.

X.	CERTAIN SECURITIES LAW MATTERS

A.	New Equity

As discussed herein, the Plan provides for the Debtors to distribute Reorganized Cenveo Equity Interests and New Second Lien Debt to certain Holders of Allowed Claims. The Debtors believe that the Reorganized Cenveo Equity Interests and New Second Lien Debt will be “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code and any applicable state securities law (each, a “Blue Sky Law”).

B.	Issuance and Resale of Securities Under the Plan

1.	Exemptions from Registration Requirements of the Securities Act and Blue Sky Laws

All shares of Reorganized Cenveo Equity Interests and New Second Lien Debt issued under the Plan will be issued in reliance upon section 1145 of the Bankruptcy Code. Section 1145 of the Bankruptcy Code provides that the registration requirements of Section 5 of the Securities Act (and any applicable state Blue Sky Laws) will not apply to the offer or sale of stock, options, warrants, rights, privileges, or other securities by a debtor if: (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor; and (c) the securities are issued in exchange for a claim against or interest in a debtor or affiliate or are issued principally in such exchange and partly for cash and property. In reliance upon these exemptions, the offer and sale of the Reorganized Cenveo Equity Interests and New Second Lien Debt under the Plan will not be registered under the Securities Act or any applicable state Blue Sky Laws.

To the extent that the issuance and distribution of the Reorganized Cenveo Equity and New Second Lien Debt is covered by section 1145 of the Bankruptcy Code, the Reorganized Cenveo Equity Interests and New Second Lien Debt may be resold without registration under the Securities Act or other federal securities laws, unless the holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in section 2(a)(11) of the Securities Act and in the Bankruptcy Code. In addition, the Reorganized Cenveo Equity Interests and New Second Lien Debt generally may be resold without registration under applicable state Blue Sky Laws pursuant to various exemptions provided by the respective Blue Sky Laws of those states; however, the availability of those exemptions for any such resale cannot be known unless individual state Blue Sky Laws are examined.

The Plan contemplates the application of section 1145 of the Bankruptcy Code to the Reorganized Cenveo Equity Interests and New Second Lien Debt but at this time, the Debtors express no view as to whether any Person may freely resell Reorganized Cenveo Equity Interests and New Second Lien Debt without registration under the Securities Act, other federal securities laws, or applicable state Blue Sky Laws. Recipients of Reorganized Cenveo Equity Interests and New Second Lien Debt are advised to consult with their own legal advisors as to the applicability of section 1145 of the Bankruptcy Code to the Reorganized Cenveo Equity Interests and New Second Lien Debt and the availability of any exemption from registration under the Securities Act, other federal securities laws, or applicable state Blue Sky Laws.

2.	Resale of the Reorganized Cenveo Equity Interests and New Second Lien Debt by Persons Deemed to be “Underwriters”; Definition of Underwriter

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such Claim or Interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the Plan, with the consummation of the Plan, or with the offer or sale of securities under the Plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a Person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” any person directly or indirectly controlling or controlled by an issuer, or any person under direct or indirect common control with an issuer, of securities. As a result, the reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer, director or significant shareholder of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling Person” of such debtor or successor, particularly, with respect to officers and directors, if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities, through contract or otherwise. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of securities of a reorganized debtor may be presumed to be a “controlling Person” and, therefore, an underwriter.

Resales of the Reorganized Cenveo Equity Interests and New Second Lien Debt by entities who (i) are not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) have not been such an “affiliate” within ninety (90) days of such transfer, (iii) have not acquired the Reorganized Cenveo Equity Interests and New Second Lien Debt from an “affiliate” within one year of such transfer, or (iv) are not “deemed to be “underwriters” (which definition includes “controlling Persons” of an issuer) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act, state Blue Sky Laws, or other applicable law. Under certain circumstances, holders of Reorganized Cenveo Equity Interests and New Second Lien Debt who have one of the above attributes or are deemed to be “underwriters” may be entitled to resell their Reorganized Cenveo Equity Interests and New Second Lien Debt pursuant to the limited safe harbor resale provisions for control securities under Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such Person if current information regarding the issuer is publicly available, holding period requirements are met, and, if such Person is an affiliate of the issuer, if volume limitations, notice and manner of sale requirements are met. Whether any particular Person would be deemed to have one of the above classification or is an “underwriter” (including whether such Person is a “controlling Person” of an issuer) with respect to the Reorganized Cenveo Equity Interests and New Second Lien Debt, would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “affiliate” or “underwriter” with respect to the Reorganized Cenveo Equity Interests and New Second Lien Debt and, in turn, whether any Person may freely resell Reorganized Cenveo Equity Interests and New Second Lien Debt. The Debtors recommend that potential recipients of Reorganized Cenveo Equity Interests consult their own counsel concerning their ability to freely trade such securities without compliance with the Securities Act, other federal securities laws, or applicable state Blue Sky Laws.

3.	Management Incentive Plan

The Plan contemplates the implementation of the Management Incentive Plan that shall provide awards that may be settled or exercised into Reorganized Cenveo Equity Interests, or other Interests in Reorganized Cenveo, on a fully diluted basis, to directors, officers, and employees of the Reorganized Debtors, with awards and terms and conditions thereunder determined by the Reorganized Cenveo Board. The Debtors plan to issue such Reorganized Cenveo Equity Interests pursuant to Rule 701 promulgated under the Securities Act or pursuant to the exemption provided by Section 4(a)(2) of the Securities Act.

THE U.S. TRUSTEE HAS RAISED QUESTIONS ABOUT THE MANAGEMENT INCENTIVE PLAN CONTEMPLATED BY THE PLAN, INCLUDING THAT IT IS AN INSIDER RETENTION PLAN. THE DEBTORS STRONGLY DISAGREE WITH THIS CHARACTERIZATION. The terms of the Management Incentive Plan are commonplace for a debtor in a complex chapter 11 case. Further, the U.S. Trustee asserts that Management Incentive Plan is a retention plan for insiders that must comply with section 503(c) of the Bankruptcy Code. The Debtors respectfully disagree with this characterization and reserve their rights for the Confirmation Hearing.

XI.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion summarizes certain United States (“U.S.”) federal income tax consequences of the implementation of the Plan to the Debtors, the Reorganized Debtors and certain Holders (which, solely for purposes of this discussion, means the beneficial owners for U.S. federal income tax purposes) of certain Claims. This summary is based on the Code, the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published administrative rules, and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable Tax Law”). Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. The Debtors have not requested, and do not intend to request, any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address foreign, state, local, gift, or estate tax consequences of the Plan, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances or to a Holder that may be subject to special tax rules (such as Persons who are related to the Debtors within the meaning of the Code, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, pass-through entities, beneficial owners of pass-through entities, trusts, governmental authorities or agencies, dealers and traders in securities, subchapter S corporations, Persons who hold Claims or who will hold the New Second Lien Debt or Reorganized Cenveo Equity Interests as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, and Holders of Claims who are themselves in bankruptcy). Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds a Claim only as a “capital asset” (within the meaning of section 1221 of the Code). This summary also assumes that the various debt and other arrangements to which any of the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form, and that the Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the Code. This summary does not discuss differences in tax consequences to Holders of Claims that act or receive consideration in a capacity other than any other Holder of a Claim of the same Class or Classes, and the tax consequences for such Holders may differ materially from that described below. This summary does not address the U.S. federal income tax consequences to Holders (a) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan, or (b) that are deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim that is: (a) an individual citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust (i) if a court within the U.S. is able to exercise primary jurisdiction over the trust’s administration and one or more “United States persons” (within the meaning of section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of section 7701(a)(30) of the Code). For purposes of this discussion, a “Non-U.S. Holder” is any Holder of a Claim that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Claim, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the entity. Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders of Claims should consult their tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors

The Plan provides that the Restructuring Transactions may be structured, among other ways, as (a) a Taxable Transaction, or (b) a transaction that is structured as a recapitalization of the Debtors (such transaction, a “Recapitalization Transaction”).

In the event of a Taxable Transaction, the Reorganized Cenveo Equity Interests may be (or include) stock or other equity interests of a newly-created entity, rather than stock in Cenveo, and the Reorganized Debtors would receive all or a portion of the Debtors’ assets. By contrast, in a Recapitalization Transaction, the Reorganized Cenveo Equity Interests will be new stock issued by Cenveo itself (or, potentially, stock or other equity interests in a newly formed entity treated as a successor to Cenveo under the applicable reorganization provisions of the Code).

The remainder of this Article XI assumes that, upon Consummation of the Plan, Reorganized Cenveo will be organized and treated as a C corporation (within the meaning of section 1361 of the Code) for U.S. federal income tax purposes. If Reorganized Cenveo were instead organized and treated for U.S. federal income tax purposes as a partnership, disregarded entity, S corporation (within the meaning of section 1361 of the Code) or other flow-through entity (each, a “Flow-Through Entity”), then the tax consequences of the Consummation of the Plan to the Debtors, Reorganized Debtors, and applicable Holders of Claims would be materially different than those described below. As a Flow-Through Entity, Reorganized Cenveo would not be subject to U.S. federal income tax. Instead, each U.S. Holder of Reorganized Cenveo Equity Interests would be required to report on its U.S. federal income tax return, and would be subject to tax with respect to (whether or not distributed), its distributive share of each item of income, gain, loss, deduction and credit of Reorganized Cenveo (which may include the income, gain, loss, deduction and credit of any Flow-Through Entities in which Reorganized Cenveo holds an interest).

1.	Effects of Restructuring on Tax Attributes of Debtors

The tax consequences of the implementation of the Plan to the Debtors will differ depending on whether the Restructuring Transactions are structured as a Taxable Transaction, Recapitalization Transaction or otherwise. The Debtors have not yet determined how the Restructuring Transactions will be structured, whether in whole or in part. Such decision will depend on, among other things, whether assets being sold pursuant to any Taxable Transaction have an aggregate fair market value in excess of their aggregate tax basis (i.e., a “built-in gain”) or an aggregate fair market value less than their aggregate tax basis (i.e., a “built-in loss”), the amount of the expected reduction in the aggregate tax basis of such assets by excluded COD Income and whether sufficient tax attributes are available to offset any such built-in gain, future tax benefits associated with a step-up in the tax basis of the Debtors’ assets as a result of a Taxable Transaction, and the amount and character of any losses with respect to the stock of the Debtors, in each case for U.S. federal, state, and local income tax purposes.

If the transactions undertaken pursuant to the Plan are structured as a Taxable Transaction, the Debtors would realize gain or loss upon a transfer of all or a portion of their assets in an amount equal to the difference between the aggregate fair market value of the assets transferred by the Debtors and the Debtors’ aggregate tax basis in such assets. Gain, if any, would be reduced by the amount of such Debtors’ available NOLs, NOL carryforwards and any other available tax attributes, and any remaining gain would be recognized by the Debtors and result in a cash tax obligation. If a Reorganized Debtor purchases assets or stock of any Debtor pursuant to a Taxable Transaction, the Reorganized Debtor will take a fair market value basis in the transferred assets or stock. However, if a Taxable Transaction involves a purchase of stock, the Debtor whose stock is transferred will retain its basis in its assets, (subject to reduction due to COD Income, as described below), unless the Debtors make an election pursuant to Code sections 338(h)(10) or 336(e) with respect to the purchase to treat the purchase as the purchase of assets.

As of December 31, 2017, the Debtors estimate that they have approximately $251 million of federal NOLs, $261 million of post-apportioned state NOLs, and $1,141,000,000 of pre-apportioned state NOLs. The Debtors are currently generating additional tax losses, which will ultimately increase the Debtors’ NOLs and other tax attributes. Any NOLs remaining upon implementation of the Plan may be able to offset future taxable income for up to 20 years in the case of NOLs arising before 2018 and indefinitely for NOLs arising in taxable years starting in 2018, thereby reducing its future aggregate tax obligations. NOLs arising before 2018 may offset 100% of future taxable income and NOLs arising in taxable years starting with 2018 may be used to offset 80% of taxable income. As discussed below, however, the Debtors’ NOLs are expected to be eliminated upon implementation of the Plan.

a.	Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, the Debtors will realize and recognize COD Income upon satisfaction of their outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of Cash paid, (ii) the issue price of any New Second Lien Debt issued, and (iii) the fair market value of the Reorganized Cenveo Equity Interests, in each case, given in satisfaction of such satisfied indebtedness at the time of the exchange.

Under section 108 of the Code, the Debtors will not, however, be required to include any amount of COD Income in gross income if the Debtors are under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, the Debtors must reduce their tax attributes by the amount of COD Income that they excluded from gross income pursuant to section 108 of the Code. Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (including, as described above, the amount of gain or loss recognized by the Debtors with respect to the sale of all or a portion of their assets in a Taxable Transaction). In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the Reorganized Debtors will remain subject immediately after the discharge); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, the Debtors may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Code. Any excess COD Income over the amount of available tax attributes will generally not give rise to U.S. federal income tax and will generally have no other U.S. federal income tax impact.

In connection with the Restructuring Transactions, the Debtors expect to realize significant COD Income. The amount of the tax attributes required to be reduced pursuant to section 108 of the Code will depend on whether the transactions undertaken pursuant to the Plan are structured as a Taxable Transaction or Recapitalization Transaction. Further, the exact amount of any COD Income that will be realized by the Debtors will not be determinable until the consummation of the Plan. Regardless of the implemented structure, however, the Debtors expect that the amount of such COD Income will be sufficient to eliminate most, if not all, of their NOLs and tax credits allocable to taxable periods prior to the Effective Date pursuant to section 108 of the Code. Depending on implemented structure, some of the Debtors’ tax basis in their assets may be reduced by COD Income that is not absorbed by the NOLs and tax credits.

b.	Limitation on NOLs and Other Tax Attributes

After giving effect to the reduction in tax attributes pursuant to excluded COD Income described above, to the extent the Reorganized Debtors succeed to the Debtors’ tax attributes (i.e., if the Restructuring Transactions are not structured as a Taxable Transaction pursuant to which the Debtors’ assets, and not stock of corporate entities, are being transferred to the Reorganized Debtors for U.S. federal income tax purposes), the Reorganized Debtors’ ability to use any remaining tax attributes post-emergence will be subject to certain limitations under sections 382 and 383 of the Code.

Under sections 382 and 383 of the Code, if the Debtors undergo an “ownership change,” the amount of any remaining NOLs, tax credit carryforwards, net unrealized built-in losses, and possibly certain other attributes of the Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000, or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change. The Debtors do not expect to have a net unrealized built-in loss on the Effective Date.

The rules of section 382 of the Code are complicated, but as a general matter, the Debtors anticipate that the issuance of Reorganized Cenveo Equity Interests in connection with a Recapitalization Transaction will result in an “ownership change” of the Debtors for these purposes, and that the Reorganized Debtors’ use of the Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the Code applies.

i.	General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments), and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the ownership change occurs, or 2.30 percent for April 2018). The annual limitation may be increased to the extent that the Reorganized Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65. Section 383 of the Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

ii.	Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their Claims, at least 50 percent of the vote and value of the stock of the debtor corporation (or a controlling corporation if also in chapter 11) as reorganized pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). If the requirements of the 382(l)(5) Exception are satisfied, the Reorganized Debtors’ Pre-Change Losses would not be limited on an annual basis, but, instead, NOL carryforwards would be reduced by the amount of any interest deductions claimed by the Debtors during the three taxable years preceding the Effective Date, and during the part of the taxable year prior to and including the Effective Date, in respect of all debt converted into stock pursuant to the Plan. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(l)(5) Exception), another exception will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of (a) the value of the Reorganized Cenveo Equity Interests (with certain adjustments) immediately after the ownership change or (b) the value of the Debtors’ assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that, under it, a debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and a debtor corporation may undergo a change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses. The resulting limitation would be determined under the regular rules for ownership changes.

The availability to the Reorganized Debtors of either the 382(l)(5) Exception or the 382(l)(6) Exception will depend on the structure of the transactions undertaken pursuant to the Plan. As discussed above, however, the Debtors expect that all of the Debtors’ NOLs allocable to periods prior to the Effective Date will be eliminated and hence will not be subject to the annual limitation following the year in which the Effective Date occurs regardless of the implemented structuring.

c.	Excess Loss Accounts

Generally, when corporations are members of an affiliated group filing a consolidated return, a parent corporation’s basis in the stock of a subsidiary in such a group is (a) increased by the sum of (i) income of such subsidiary and (ii) contributions to such subsidiary, and (b) reduced by the sum of (i) losses or deductions of such subsidiary that are used by the affiliated group and (ii) distributions from such subsidiary. In the case that the amount described in clause (b) above exceeds the amount described in clause (a) above, and such excess is greater than the parent corporation’s basis in the subsidiary stock before the adjustments specified in clauses (a)-(b) are made, the amount by which such excess is greater than the parent corporation’s basis in the subsidiary stock is called an “excess loss account” and is treated as negative basis for U.S. federal income tax purposes. The affiliated group must recognize income equal to the excess loss account in the subsidiary’s stock in certain events, including (x) to the extent the subsidiary recognizes COD Income that is excluded from gross income pursuant to section 108 of the Code (as discussed above), and the affiliated group does not reduce its tax attributes by such excluded COD Income, and (y) if the stock of the subsidiary is treated as disposed of for no consideration. It is possible that a Debtor will exclude COD Income in excess of available tax attributes and that there could be an excess loss account in the stock of that Debtor. In that case, the Debtors will recognize taxable income in the amount of such excess COD Income, but not to exceed the amount of the excess loss account. In selecting the appropriate form and structure of the Restructuring Transactions, the Debtors will consider current and future cash tax costs, including the expected cost of recognizing all or a portion of an excess loss account as taxable income.

C.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims

The following discussion assumes that the Debtors will structure the Restructuring Transactions as currently contemplated by the Plan. Holders of Claims are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

The U.S. federal income tax consequences of the Plan to U.S. Holders of certain Claims will depend, in part, on whether the transactions undertaken pursuant to the Plan constitute, for U.S. federal income tax purposes, (a) a Taxable Transaction, or (b) a Recapitalization Transaction. The U.S. federal income tax consequences to U.S. Holders of certain Claims may further depend on (x) whether the Claims surrendered constitute “securities” for U.S. federal income tax purposes, and (y) whether the Debtor against which such Claims are asserted is the same entity that is issuing the consideration under the Plan (or, otherwise, an entity that is a “party to a reorganization” with the Debtor against which such Claims were asserted).

In a Taxable Transaction, the Debtors generally do not anticipate that the entity issuing consideration under the Plan will be the same entity as the Debtor against which a Claim is asserted (or an entity that is a “party to a reorganization” with such Debtor). As a result, the Debtors do not anticipate that “recapitalization” treatment (within the meaning of section 368(a)(1)(E) of the Code) will be applicable in a Taxable Transaction. Such treatment may, however, be applicable in a Recapitalization Transaction.

Neither the Code nor the Treasury Regulations promulgated pursuant thereto defines the term “security.” Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued.

The character of any gain or loss recognized by a U.S. Holder as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long term capital gain if the Holder held its Claim for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations as discussed below.

2.	Consequences to Holders of Class 3 Claims

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release and discharge of the Class 3 First Lien Notes Claims, each Holder thereof will receive, as applicable, its Pro Rata share of: (a) the Cash proceeds of the Additional Exit Financing, (b) New Second Lien Debt, and (c) Reorganized Cenveo Equity Interests.

a.	Treatment of Holders of Class 3 Claims if the First Lien Notes Claims Are Treated as Securities and At Least Some Non-Cash Consideration is Treated as Stock or a Security of Cenveo Corporation (or an Entity that is a Party to a Reorganization with Cenveo Corporation)

If (a) the First Lien Notes Claims are treated as securities and (b) either the New Second Lien Debt or the Reorganized Cenveo Equity constitutes stock or a security of Cenveo Corporation (or an entity that is a “party to a reorganization” with Cenveo Corporation within the meaning of section 368 of the Code; such an entity, collectively with Cenveo Corporation, “Reorganized Cenveo Corporation”), then the exchange of such Claims should be treated as a “recapitalization” within the meaning of section 368(a)(1)(E) of the Code.

Other than with respect to any amounts received that are attributable to accrued but unpaid interest (or OID), and subject to the rules relating to market discount, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange, which should be equal to (i) the sum of (A) any Cash received, (B) the fair market value of Reorganized Cenveo Equity Interests received, and (C) the issue price of any New Second Lien Debt received, minus (ii) the U.S. Holder’s adjusted basis, if any, in the Claim, and (b) the sum of (i) any Cash received, (ii) the fair market value of Reorganized Cenveo Equity Interests received that are not stock of Reorganized Cenveo Corporation, and (iii) the issue price of any New Second Lien Debt received that is not a security of Reorganized Cenveo Corporation.

With respect to non-Cash consideration that is treated as a “stock or security” of Reorganized Cenveo Corporation, such U.S. Holder should obtain a tax basis in such consideration, other than any such amounts treated as received in satisfaction of accrued but unpaid interest (or OID), and subject to the rules relating to market discount, equal to (a) the tax basis of the Claim exchanged, minus (b) the Cash received, plus (c) the gain recognized (if any, determined as described above). The holding period for such non-Cash consideration should include the holding period for the exchanged Claims.

With respect to non-Cash consideration that is not treated as a “stock or security” of Reorganized Cenveo Corporation, U.S. Holders should obtain a tax basis in such consideration, other than any amounts treated as received in satisfaction of accrued but unpaid interest (or OID), and subject to the rules relating to market discount, equal to the consideration’s fair market value (or issue price, in the case of the New Second Lien Debt) as of the date such consideration is distributed to the U.S. Holder. The holding period for any such property should begin on the day following the receipt of such consideration.

For the treatment of the exchange to the extent a portion of the consideration received is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest (and OID)” and “Market Discount” below.

b.	Treatment of Holders of Class 3 Claims if the First Lien Notes Claims Are Not Treated as Securities or None of the Non-Cash Consideration is Treated as a Stock or Security of Reorganized Cenveo Corporation

If (a) the First Lien Notes Claims are not treated as securities or (b) neither the New Second Lien Debt nor the Reorganized Cenveo Equity constitute stock or a security of Reorganized Cenveo Corporation, then the exchange of such Claims should be treated as a taxable exchange pursuant to section 1001 of the Code.

A U.S. Holder of a First Lien Notes Claim who is subject to this treatment should recognize gain or loss equal to (a) the sum of (i) any Cash received, (ii) the fair market value of the Reorganized Cenveo Equity Interests received, and (iii) the issue price of any New Second Lien Debt received, minus (b) the Holder’s adjusted tax basis in its First Lien Notes Claim.

Such U.S. Holder should obtain a tax basis in the non-Cash consideration received, other than with respect to any amounts received that are attributable to accrued but unpaid interest (or OID), and subject to the rules relating to market discount, equal to the consideration’s fair market value (or issue price, in the case of the New Second Lien Debt) as of the date such consideration is distributed to the U.S. Holder. The holding period for any such property should begin on the day following the receipt of such consideration.

For the treatment of the exchange to the extent a portion of the consideration received is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest (and OID)” and “Market Discount” below.

3.	Consequences to Holders of Class 5 Claims

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release and discharge of the Class 5 General Unsecured Claims, each Holder thereof will receive its Pro Rata share of the General Unsecured Claims Cash Pool.

The Debtors expect that (a) the General Unsecured Claims Cash Pool Account will be treated as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and any applicable elections will be made in accordance with such treatment), and (b) to the extent permitted by applicable law, reports shall be made consistently with the foregoing for applicable state and local tax purposes. Under such treatment, a separate federal income tax return shall be filed with the IRS for the General Unsecured Claims Cash Pool Account with respect to any income attributable to the account, including any interest and dividends paid with respect to the account prior to distribution of its assets. Any taxes imposed on the General Unsecured Claims Cash Pool Account shall be paid out of the assets of the account and reductions shall be made to amounts disbursed to account for the need to pay such taxes. The cost of preparing and filing such tax return shall be paid by the Reorganized Debtors.

Although not free from doubt, a U.S. Holder should recognize gain or loss when and to the extent assets within the account are actually distributed to such U.S. Holder in an amount equal to: (a) the amount of Cash and fair market value of any other property actually distributed to such U.S. Holder from the General Unsecured Claims Cash Pool Account, less (b) the U.S. Holder’s adjusted tax basis of its Claim.

To the extent that a U.S. Holder receives distributions with respect to a Claim subsequent to the Effective Date, a portion of such distributions may be treated as ordinary interest income pursuant to Code Section 483 (subject to an exception for a de minimis sales price). In addition, it is possible that the recognition of any loss realized by a U.S. Holder may be deferred until all distributions have been made out of the General Unsecured Claims Cash Pool Account to all eligible Holders. U.S. Holders are urged to consult their tax advisors regarding the possible application (and the ability to elect out) of the “installment method” of reporting any gain that may be recognized by such U.S. Holders in respect of their Claims due to the receipt of property in a taxable year subsequent to the taxable year in which the Effective Date occurs. The discussion herein assumes that the installment method does not apply.

The General Unsecured Claims Cash Pool Account will bear interest and, therefore, the General Unsecured Claims Cash Pool Account may generate income subject to tax. The cost (if any) of preparing and filing any tax returns for the General Unsecured Claims Cash Pool Account shall be paid by the Reorganized Debtors, but the amount of any tax due shall be paid from the General Unsecured Claims Cash Pool Account. The General Unsecured Claims Cash Pool Account shall be listed under the Reorganized Debtors’ taxpayer identification number.

For the treatment of the exchange to the extent a portion of the Cash received is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest (and OID)” and “Market Discount” below.

4.	Accrued Interest (and OID)

To the extent that any amount received by a U.S. Holder of an exchanged Claim is attributable to accrued but unpaid interest (or OID) on the debt instruments constituting the exchanged Claim, the receipt of such amount should be recognized by the U.S. Holder as ordinary interest income (to the extent not already included in income by the U.S. Holder). Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss to the extent that any accrued interest previously was recognized by the U.S. Holder but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point. The tax basis of any non-Cash consideration treated as received in satisfaction of accrued but unpaid interest (or OID) should equal the amount of such accrued but unpaid interest (or OID). The holding period for such non-Cash consideration should begin on the day following the receipt of such consideration.

If the fair market value of the consideration is not sufficient to fully satisfy all principal and interest on a Claim, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Claims in each Class will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any. However, the IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan.

Holders of Claims should consult their tax advisors regarding the proper allocation of the consideration received by them under the Plan and the U.S. federal income tax treatment of accrued but unpaid interest.

HOLDERS OF CLAIMS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PROPER ALLOCATION OF THE CONSIDERATION RECEIVED BY THEM UNDER THE PLAN AND THE U.S. FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST.

5.	Market Discount

Under the “market discount” provisions of the Code, some or all of any gain realized by a U.S. Holder of a Claim may be treated as ordinary income (instead of capital gain) to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) in the case of a debt instrument issued without OID, the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” or (b) in the case of a debt instrument issued with OID, its “revised issue price,” in each of the cases of clauses (a)-(b), by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of a Claim that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that the Claims that were acquired with market discount are exchanged in a reorganization or other tax-free transaction for other property (as may occur pursuant to the Recapitalization Transaction), any market discount that accrued on the Claims (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount with respect to the exchanged debt instrument.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE MARKET DISCOUNT RULES TO THEIR CLAIMS.

6.	Dividends on Reorganized Cenveo Equity Interests

In the case that Reorganized Cenveo is classified for U.S. federal income tax purposes as a corporation, any distributions made on account of Reorganized Cenveo Equity Interests will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the Reorganized Debtors as determined under U.S. federal income tax principles. To the extent that a U.S. Holder receives a total amount of distributions that exceeds such current and accumulated earnings and profits, such distributions will be treated (a) first, as a non-taxable return of capital and reduce the U.S. Holder’s basis in its Reorganized Cenveo Equity Interests, and (b) second, any portion of such distributions in excess of the U.S. Holder’s basis in its Reorganized Cenveo Equity Interests (determined on a share-by-share basis) generally will be treated as capital gain.

Any such dividends on Reorganized Cenveo Equity Interests paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as the distributing corporation has earnings and profits at least equal to the amount of such dividends prior to the distribution of such dividends. However, the dividends-received deduction is only available if such Holder satisfies certain holding period requirements with respect to its Reorganized Cenveo Equity Interests. Such holding period is reduced for any period during which such Holder’s risk of loss with respect to the Reorganized Cenveo Equity Interests is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that such Holder’s investment in the Reorganized Cenveo Equity Interests on which the dividend is paid is directly attributable to indebtedness incurred, all or a portion of the dividends-received deduction may be disallowed.

7.	Sale, Redemption, or Repurchase of Reorganized Cenveo Equity Interests

U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, retirement or other taxable disposition of Reorganized Cenveo Equity Interests, unless such disposition occurs pursuant to a reorganization or other tax-free transaction. Such capital gain will be long-term capital gain if at the time of the sale, redemption, retirement or other taxable disposition, the U.S. Holder held the Reorganized Cenveo Equity Interests for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. Under the recapture rules of section 108(e)(7) of the Code, a U.S. Holder may be required to treat gain recognized on such dispositions of the Reorganized Cenveo Equity Interests as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Claim or recognized an ordinary loss on the exchange of its Claim for Reorganized Cenveo Equity Interests.

For a description of certain limitations on the deductibility of capital losses, see the section entitled “Limitation on Use of Capital Losses” below.

8.	Limitation on Use of Capital Losses

A U.S. Holder of a Claim who recognizes capital losses as a result of the transactions undertaken pursuant to the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains recognized (without regard to holding periods), and also ordinary income recognized to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of such capital losses over such capital gains. A non-corporate U.S. Holder may carry over unused capital losses recognized and apply them against future capital gains recognized and a portion of their ordinary income recognized for an unlimited number of years. For corporate U.S. Holders, capital losses recognized may only be used to offset capital gains recognized. A corporate U.S. Holder that recognizes more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS FOR FEDERAL INCOME TAX PURPOSES ON THE SATISFACTION OF THEIR CLAIMS.

9.	Certain Considerations Regarding the New Second Lien Debt

a.	Acquisition Premium and Bond Premium

If a U.S. Holder of a Class 3 First Lien Notes Claim receives an initial tax basis in any New Second Lien Debt that is less than or equal to the stated redemption price at maturity of such debt instrument, but greater than the adjusted issue price of such instruments, the U.S. Holder should be treated as acquiring such debt instruments with an “acquisition premium.” Unless an election is made, the U.S. Holder generally should reduce the amount of OID otherwise includible in gross income for an accrual period by an amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the U.S. Holder’s initial tax basis in its interest in such debt instrument over such debt instrument’s adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on such debt instrument (other than amounts that are “qualified stated interest”) over its adjusted issue price.

If a U.S. Holder of a Class 3 First Lien Notes Claim receives an initial tax basis in any New Second Lien Debt that exceeds the stated redemption price at maturity of such debt instrument, such U.S. Holder should be treated as acquiring such debt instrument with “bond premium.” Such U.S. Holder generally may elect to amortize the bond premium over the term of such debt instrument on a constant yield method as an offset to interest when includible in income under such U.S. Holder’s regular accounting method. If a U.S. Holder does not elect to amortize the premium, that premium may decrease the gain or increase the loss such U.S. Holder would otherwise recognize on disposition of such debt instrument.

b.	Issue Price, OID and Interest with Respect to the New Second Lien Debt

The consideration received by Holders of Class 3 First Lien Notes Claims, which may include some combination of Reorganized Cenveo Equity Interests, Cash and New Second Lien Debt, collectively, would likely be treated as an investment unit issued in exchange for the First Lien Notes Claims to the extent any New Second Lien Debt are received on account of such Claims. In such case, the issue price of the New Second Lien Debt will depend, in part, on the issue price of the investment unit, and the respective fair market values of the elements of consideration that compose the investment unit. The issue price of an investment unit is generally determined in the same manner as the issue price of a debt instrument. As a result, the issue price of the investment unit will depend on whether the investment unit is considered, for U.S. federal income tax purposes and applying rules similar to those applied to debt instruments, to be traded on an established securities market. In general, a debt instrument will be treated as traded on an established securities market if, at any time during the 31-day period ending 15 days after the issue date, (a) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments, (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer or pricing service for property, and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property, or (c) there are one or more “indicative” quotes available from at least one broker, dealer or pricing service for property. Whether the investment unit should be considered “publicly traded” may not be known until after the Effective Date.

If the investment unit is considered to be traded on an established market, the issue price of the investment unit would be the fair market value of the investment unit on the date the New Second Lien Debt are issued. The law is unclear on whether an investment unit is treated as publicly traded if some, but not all, elements of such investment unit are publicly traded. If the investment unit is not publicly traded on an established market, but the First Lien Notes Claims are publicly traded on an established market, the issue price of the investment unit may then be determined by reference to the fair market value of the First Lien Notes Claims on the date the investment unit is issued. If neither the investment unit nor the First Lien Notes Claims are publicly traded on an established market, then the issue price of the New Second Lien Debt would generally be determined under sections 1273(b)(4) or 1274 of the Code, as applicable. Assuming either the investment unit or the First Lien Notes Claims are publicly traded, the issue price of an investment unit is allocated among the elements of consideration making up the investment unit based on their relative fair market values, with such allocation determining the issue price of the New Second Lien Debt.

An issuer’s allocation of the issue price of an investment unit is binding on all Holders of the investment unit unless a Holder explicitly discloses a different allocation on a timely filed income tax return for the taxable year that includes the acquisition date of the investment unit.

The First Lien Notes Claims and the investment unit comprising the consideration received in exchange therefor, may be traded on an established securities market for the purposes described above even if no trade actually occurs and there are merely firm or indicative quotes with respect to such First Lien Notes Claims or investment unit.

A debt instrument, such as the New Second Lien Debt, is treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than “qualified stated interest.” Stated interest payable at a fixed rate is “qualified stated interest” if it is unconditionally payable in cash at least annually. The terms of any New Second Lien Debt have not yet been determined; to the extent not all the interest on the New Second Lien Debt is unconditionally payable in cash at least annually, the New Second Lien Debt may be considered to be issued with OID. Moreover, the New Second Lien Debt could be treated as issued with OID to the extent the allocation rules described above result in the New Second Lien Debt having an issue price that is less than their stated redemption price at maturity.

A U.S. Holder (whether a cash or accrual method taxpayer) generally should be required to include OID in gross income (as ordinary income) as the OID accrues (on a constant yield to maturity basis), in advance of the U.S. Holder’s receipt of cash payments attributable to this OID. In general, the amount of OID includible in the gross income of a U.S. Holder should be equal to a ratable amount of OID with respect to the New Second Lien Debt for each day in an accrual period during the taxable year or portion of the taxable year in which a U.S. Holder held the New Second Lien Debt. An accrual period may be of any length and the accrual periods may vary in length over the term of the New Second Lien Debt, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of (i) the adjusted issue price of the New Second Lien Debt at the beginning of such accrual period, and (ii) its yield to maturity, determined on the basis of a compounding assumption that reflects the length of the accrual period, over (b) the sum of the stated interest payments on the New Second Lien Debt allocable to the accrual period.

If interest other than qualified stated interest is paid in cash on the New Second Lien Debt, a U.S. Holder should not be required to adjust its OID inclusions. Instead, each payment made in cash under the New Second Lien Debt should be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. A U.S. Holder generally should not be required to include separately in income cash payments received on the New Second Lien Debt to the extent such payments constitute payments of previously accrued OID. The OID rules are complex and U.S. Holders are urged to consult their tax advisors regarding the application of the OID rules to the New Second Lien Debt.

10.	Medicare Tax

Certain U.S. Holders that are individual, estates, or trusts are required to pay an additional 3.8% tax on, among other things, dividends and gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of Reorganized Cenveo Equity Interests.

D.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims

The following discussion assumes that the Debtors will structure the Restructuring Transactions currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Restructuring Transactions to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex, and each Non-U.S. Holder should consult its tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Plan to such Non-U.S. Holders.

Whether a Non-U.S. Holder realizes gain or loss pursuant to the transactions undertaken as part of the Plan and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

1.	Gain Recognition on Exchange of Claims

To the extent that the Restructuring Transactions are treated as a taxable exchange or otherwise result in the recognition of taxable gain for U.S. federal income tax purposes, any gain realized by a Non-U.S. Holder on the exchange of its Claim generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met, or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.).

If the first exception applies, to the extent that any gain is taxable, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange in the same manner as a U.S. Holder. To claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	Interest Payments; Accrued Interest (and OID)

Payments to a Non-U.S. Holder that are attributable to either (a) interest on (or OID accruals with respect to) debt received under the Plan, or (b) accrued but unpaid interest on their Claim generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person, unless:

•	the Non-U.S. Holder actually or constructively owns 10 percent or more of the total combined voting power of all classes of the Debtor obligor on a Claim (in the case of consideration received in respect of accrued but unpaid interest) or the Reorganized Debtor obligor on the debt received under the Plan (in the case of interest payments with respect thereto);

•	the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to the Debtor obligor (each, within the meaning of the Code);

•	the Non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the Code; or

•	such interest (or OID) is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but unpaid interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on (a) interest on debt received under the Plan and (b) payments that are attributable to accrued but unpaid interest on such Non-U.S. Holder’s Claim. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

3.	Dividends on Reorganized Cenveo Equity Interests

In the case that Reorganized Cenveo is classified for U.S. federal income tax purposes as a corporation, any distributions made on account of Reorganized Cenveo Equity Interests will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the Reorganized Debtors as determined under U.S. federal income tax principles. To the extent that a Non-U.S. Holder receives a total amount of distributions that exceeds such current and accumulated earnings and profits, such distributions will be treated (a) first, as a non-taxable return of capital and reduce the Non-U.S. Holder’s basis in its Reorganized Cenveo Equity Interests, and (b) second, any portion of such distributions in excess of the Non-U.S. Holder’s basis in its Reorganized Cenveo Equity Interests (determined on a share-by-share basis) generally will be treated as capital gain. Any such distributions described in clause (b) generally will be treated as capital gain from a sale or exchange (and the respective excess distributions as proceeds from a sale or exchange; see the section entitled “Sale, Redemption, or Repurchase of Reorganized Cenveo Equity Interests” below).

Except as described below, any such dividends paid with respect to Reorganized Cenveo Equity Interests held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30 percent (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to Reorganized Cenveo Equity Interests held by a Non-U.S.

Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

4.	Sale, Redemption, or Repurchase of Reorganized Cenveo Equity Interests

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of its Pro Rata share of the consideration received under the Plan unless:

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

•	such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

•	in the case of the sale of Reorganized Cenveo Equity Interests, the Reorganized Debtors are or have been during a specified testing period a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its Reorganized Cenveo Equity Interests under the Foreign Investment in Real Property Tax Act (“FIRPTA”). Taxable gain from the disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and such Non-U.S. Holder’s adjusted tax basis in such interest) will constitute effectively connected income. Further, the buyer of the Reorganized Cenveo Equity Interests will be required to withhold a tax equal to 15 percent of the amount realized on the sale. The amount of any such withholding would be allowed as a credit against the Non-U.S. Holder’s federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder properly and timely files a tax return with the IRS. In general, the FIRPTA provisions will not apply if (a) the Non-U.S. Holder does not directly or indirectly own more than 5 percent of the value of such interest during a specified testing period, and (b) such interest is regularly traded on an established securities market.

The Debtors do not believe it is likely that Reorganized Cenveo will be a USRPHC for U.S. federal income tax purposes upon the Consummation of the Plan. In general, a corporation is a USRPHC as to a Non-U.S. Holder if the fair market value of the corporation’s U.S. real property interests (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50 percent of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (applying certain look-through rules to evaluate the assets of subsidiaries) at any time within the shorter of the 5-year period ending on the effective time of the applicable disposition or the period of time the Non-U.S. Holder held such interest.

5.	FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30 percent on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S.-source payments of fixed or determinable, annual or periodical income (including dividends, if any, on Reorganized Cenveo Equity Interests), and also include gross proceeds from the sale of any property of a type which can produce U.S.-source interest or dividends (which would include Reorganized Cenveo Equity Interests). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules currently apply to U.S.-source payments of fixed or determinable, annual or periodic income, and will apply to payments of gross proceeds from the sale or other disposition of property of a type which can produce U.S.-source interest or dividends after December 31, 2018. Each Non-U.S. Holder should consult its tax advisor regarding the possible impact of these rules on such Non-U.S. Holder’s ownership of Reorganized Cenveo Equity Interests.

E.	Information Reporting and Back-Up Withholding

The Debtors and Reorganized Debtors will withhold all amounts required by law to be withheld from payments of interest and dividends. Under the backup withholding rules, a Holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless, in the case of a U.S. Holder, such U.S. Holder provides a properly executed IRS Form W-9 and, in the case of Non-U.S. Holder, such Non-U.S. Holder provides a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption). Backup withholding is not an additional tax but is, instead, an advance payment that may entitle the Holder to a refund from the IRS to the extent it results in an overpayment of tax, provided that the required information is timely provided to the IRS.

The Debtors and Reorganized Debtors will comply with all applicable reporting requirements of the Code. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim under the Plan. In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND U.S. FEDERAL INCOME TAX

SITUATION. ALL HOLDERS OF CLAIMS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XII.	RECOMMENDATION OF THE DEBTORS

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: June 5, 2018

Respectfully submitted

Cenveo, Inc.,
on behalf of itself and each of the other Debtors

By:	/s/ Ayman Zameli
Name:	Ayman Zameli
Title:	Chief Restructuring Officer
Cenveo, Inc. and its Affiliated Debtors
and Debtors in Possession

Exhibit A

Joint Chapter 11 Plan of Reorganization

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
CENVEO, INC., et al.,[1]	)	Case No. 18-22178 (RDD)
)
Debtors.	)	(Jointly Administered)
)

AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF CENVEO, INC., ET AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Jonathan S. Henes, P.C.	James H.M. Sprayregen, P.C.
Joshua A. Sussberg, P.C.	Melissa N. Koss
George Klidonas	Gregory F. Pesce (admitted pro hac vice)
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue	300 North LaSalle Street
New York, New York 10022	Chicago, Illinois 60654
Telephone: (212) 446-4800	Telephone: (312) 862-2000
Facsimile: (212) 446-4900	Facsimile: (312) 862-2200

Counsel to the Debtors and Debtors in Possession

Dated: June 5, 2018

THIS IS NOT A SOLICITATION OF AN ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DRAFT PLAN HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DRAFT PLAN REMAINS SUBJECT TO MATERIAL REVIEW AND REVISION IN ALL RESPECTS.

[1]	The last four digits of Cenveo, Inc.’s tax identification number are 0533. Due to the large number of Debtors in these chapter 11 cases, for which the Debtors have requested joint administration, a complete list of the Debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at http://cases.primeclerk.com/cenveo. The location of the Debtors’ service address is: 777 Westchester Avenue, Suite 101, White Plains, New York 10604.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	19
C.	Computation of Time	20
D.	Governing Law	20
E.	Reference to Monetary Figures	20
F.	Reference to the Debtors or the Reorganized Debtors	20
G.	Controlling Document	20

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		21
A.	Administrative Claims	21
B.	DIP Facilities Claims	21
C.	Professional Fee Claims	22
D.	Priority Tax Claims	23
E.	Payment of U.S. Trustee Statutory Fees	24

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		24
A.	Summary of Classification	24
B.	Treatment of Claims and Interests	25
C.	Special Provision Governing Unimpaired Claims	29
D.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	30
E.	Elimination of Vacant Classes	30
F.	Voting Classes; Presumed Acceptance by Non-Voting Classes	30
G.	Controversy Concerning Impairment	30
H.	Intercompany Interests	30

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		30
A.	Substantive Consolidation	30
B.	Sources of Consideration for Plan Distributions	30
C.	Issuance and Distribution of Reorganized Cenveo Equity Interests	31
D.	Exit Facilities	31
E.	New Second Lien Debt	33
F.	General Unsecured Claims Cash Pool	33
G.	Corporate Existence	33
H.	Vesting of Assets in the Reorganized Debtors	34
I.	Cancellation of Existing Securities	34
J.	Corporate Action	36
K.	Restructuring Transactions	36
L.	Reorganized Cenveo Organizational Documents	37
M.	Exemption from Certain Taxes and Fees	37
N.	Preservation of Causes of Action	37
O.	Insurance Policies	37
P.	New Management Agreements and Burton, Sr. Advisory Services Agreement	38
Q.	KEIP and KERP Letter Agreements	38
R.	Management Incentive Plan	38
S.	Employee and Retiree Benefits	38
T.	Avoidance Actions	39

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	39
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	40
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	41
D.	Dispute Resolution	41

E.	Indemnification Obligations	42
F.	Collective Bargaining Agreements	42
G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	42
H.	Reservation of Rights	42
I.	Nonoccurrence of Effective Date	43

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		43
A.	Timing and Calculation of Amounts to Be Distributed	43
B.	Partial Distributions on Account of Allowed General Unsecured Claims	43
C.	Rights and Powers of Distribution Agent	43
D.	Special Rules for Distributions to Holders of Disputed Claims and Interests	44
E.	Delivery of Distributions and Fractional, Undeliverable, or Unclaimed Distributions	44
F.	Securities Registration Exemption	47
G.	Compliance with Tax Requirements	48
H.	Allocations	48
I.	No Postpetition Interest on Claims	48
J.	Setoffs and Recoupment	48
K.	Claims Paid or Payable by Third Parties	49

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		49
A.	Claims Oversight Monitor	49
B.	Allowance of Claims	50
C.	Claims and Interests Administration Responsibilities	50
D.	Estimation of Claims	51
E.	Adjustment to Claims Register Without Objection	51
F.	Time to File Objections to General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code	51
G.	Amendments to Claims	51
H.	Distributions After Allowance	51
I.	Single Satisfaction of Claims	51

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		52
A.	Compromise and Settlement of Claims, Interests, and Controversies	52
B.	Discharge of Claims and Termination of Interests	52
C.	Debtor Release	53
D.	Third Party Release	53
E.	Exculpation	54
F.	Injunction	55
G.	Subordination Rights	55
H.	Release of Liens	55

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		56
A.	Conditions Precedent to the Effective Date	56
B.	Waiver of Conditions	57
C.	Substantial Consummation	57
D.	Effect of Non-Occurrence of Conditions to the Effective Date	57

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		57
A.	Modification and Amendments	57
B.	Effect of Confirmation on Modifications	58
C.	Revocation or Withdrawal of the Plan	58

ARTICLE XI. RETENTION OF JURISDICTION		58

ARTICLE XII. MISCELLANEOUS PROVISIONS		60
A.	Immediate Binding Effect	60
B.	Additional Documents	60
C.	Reservation of Rights	60
D.	Successors and Assigns	60
E.	Service of Documents	61
F.	Term of Injunctions or Stays	61
G.	Entire Agreement	61
H.	Nonseverability of Plan Provisions	62
I.	Dissolution of Committee	62

INTRODUCTION

Cenveo, Inc. and its debtor affiliates, propose this joint plan of reorganization pursuant to chapter 11 of title 11 of the United States Code. Capitalized terms used and not otherwise defined shall have the meanings ascribed to such terms in Article I.A. Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A. Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1. “ABL Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under the DIP ABL Credit Agreement and the Prepetition ABL Credit Agreement, including any successors thereto.

2. “Additional Exit Financing” means additional non-convertible exit debt financing in an amount and on terms acceptable to the Debtors and reasonably acceptable to the Requisite First Lien Creditors, the proceeds of which shall be used to satisfy all or a portion of the First Lien Notes Claims, in whole or in part, in Cash on the Effective Date; provided, that any amount of Cash distributed to Holders of First Lien Notes Claims in lieu of all (but not less than all) the New Second Lien Debt on the Effective Date will result in a dollar-for-dollar reduction of the principal amount of the New Second Lien Debt otherwise issuable to the Holders of the First Lien Notes Claims.

3. “Additional Exit Financing Agent” means any agent under the Additional Exit Financing in accordance with the Additional Exit Financing Documents.

4. “Additional Exit Financing Agreement” means, the credit agreement delivered or entered into in connection with the Additional Exit Financing, which shall be materially consistent with the Plan and otherwise reasonably acceptable to the Debtors and the Requisite First Lien Creditors.

5. “Additional Exit Financing Documents” means, collectively, all agreements, documents, and instruments delivered or entered into in connection with the Additional Exit Financing (including any guarantee agreements, pledge and collateral agreements, and other security documents), which shall be materially consistent with the Plan and otherwise reasonably acceptable to the Debtors and the Requisite First Lien Creditors.

6. “Additional Exit Financing Lenders” means any lender under the Additional Exit Financing in accordance with the Additional Exit Financing Documents.

7. “Adequate Protection Claims” has the meaning assigned to such term in the DIP Financing Orders.

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8. “Ad Hoc First Lien Committee” means the ad hoc committee of certain beneficial owners (or nominees, investment managers, advisors, or subadvisors for the beneficial owners) of the First Lien Notes, as may be reconstituted from time to time, represented by the Ad Hoc First Lien Committee Advisors.

9. “Ad Hoc First Lien Committee Advisors” means, collectively, (a) Stroock & Stroock & Lavan LLP, as counsel, (b) Ducera Partners LLC, as financial advisor, (c) Korn Ferry, as executive search advisor, and (d) such other professionals that may be retained by the Ad Hoc First Lien Committee with the prior written consent of the Debtors, which consent shall not be unreasonably withheld or delayed.

10. “Administrative Claim” means a Claim for the costs and expenses of administration of the Estates pursuant to sections 503(b) (including Claims arising under section 503(b)(9) of the Bankruptcy Code), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims; (c) Transaction Expenses; (d) the Stipulated Administrative Expense Settlement Claim (if any); (e) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; and (f) fees payable to the U.S. Trustee pursuant to Section 1930 of the Judicial Code.

11. “Administrative Claims Bar Date” means the first Business Day that is 60 days following the Effective Date, except as specifically set forth in the Plan or a Final Order, including the Claims Bar Date Order.

12. “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

13. “Allianz Parties” means, collectively, the accounts and funds listed on the Allianz Parties’ signature page to that certain First Amendment and Joinder to Restructuring Support Agreement, in their capacities as Holders of FILO Notes, First Lien Notes, Second Lien Notes, and Unsecured Notes.

14. “Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date in accordance with the Claims Bar Date Order (or for which Claim under the Plan, the Bankruptcy Code, or a Final Order of the Bankruptcy Court a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules, if any, as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or, if such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order; provided, further, that (i) the Debtors, prior to the Effective Date, with the consent of the Requisite First Lien Creditors (such consent not to be unreasonably withheld or delayed), and in consultation with counsel to the Committee (solely with respect to General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code), or (ii) Reorganized Debtors, as applicable, after the Effective Date, in consultation with the Claims Oversight Monitor, may affirmatively determine to allow any Claim described in clause (a) or (b) notwithstanding the fact that the period within which an objection may be interposed has not yet expired and any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for, which no Proof of Claim is or has been timely Filed (if required by the Claims Bar Date Order), is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval or order of the Bankruptcy Court. “Allow,” “Allowing,” and “Allowance,” shall have correlative meanings.

15. “Assumed Executory Contract/Unexpired Lease Schedule” means the schedule (as may be amended) of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto) that will be assumed by the Reorganized Debtors, with the consent of the Requisite First Lien Creditors, such consent not to be unreasonably withheld or delayed, pursuant to the Plan, which shall be included in the Plan Supplement; provided, that, the Assumed Executory Contract/Unexpired Lease Schedule shall include the Citibank Sublease.

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16. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action arising under chapter 5 of the Bankruptcy Code, including, sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code, and similar applicable non-bankruptcy law.

17. “Ballot” means a ballot providing for the acceptance or rejection of the Plan and to make an election with respect to the Third Party Release provided by Article VIII.D.

18. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

19. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Southern District of New York.

20. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

21. “Burton, Sr. Advisory Services Agreement” means a consulting agreement, by and between Robert G. Burton, Sr. and the Reorganized Debtors, pursuant to which Robert G. Burton, Sr. shall, from the Effective Date through December 31, 2018, provide transition and advisory services and assistance to the Reorganized Debtors as reasonably requested from time to time by the Reorganized Cenveo Board, and in exchange for such services, Robert G. Burton, Sr. shall be entitled to receive $1,437,500 in Cash on the Effective Date, plus an additional $1,437,500 in Cash payable in equal monthly installments thereafter, with the final installment to be received on December 31, 2018, which agreement shall be Filed as part of the Plan Supplement and shall be acceptable to Robert G. Burton, Sr., the Debtors, and the Requisite First Lien Creditors.

22. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

23. “Cash” means the legal tender of the United States of America.

24. “Cause of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law, or in equity or pursuant to any other theory of law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362; (d) any claim or defense including fraud, mistake, duress, and usury; and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Actions.

25. “Cenveo” means Cenveo, Inc.

26. “Cenveo Acquiring Entity” means one or more entities established by the Debtors and/or by or on behalf of any parties entitled to receive Reorganized Cenveo Equity Interests pursuant to the Plan, which entities shall acquire all or a portion of the assets of Cenveo, Inc., and/or its direct and indirect subsidiaries in a Taxable Transaction, as set forth in the Description of Restructuring Transactions.

27. “Cenveo Interests” means (a) all Interests in Cenveo; and (b) any claim subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

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28. “Cenveo Pension Plan” means the Cenveo Corporation Pension Plan, a qualified single-employer defined benefit pension plan sponsored by Cenveo Corporation.

29. “Change in Control” means (a) a sale of all or substantially all the assets of the Reorganized Debtors taken as a whole, or (b) a merger or consolidation of Reorganized Cenveo with or into another corporation or entity that is not affiliated with Reorganized Cenveo or another person, in which Reorganized Cenveo is not the surviving entity.

30. “Chapter 11 Cases” means: (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (b) when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

31. “Citibank Sublease” means that certain Agreement of Sublease between Citibank, N.A.; in its capacity as sublandlord, and Cenveo, in its capacity as subtenant, dated as of July 29, 2013 (as amended).

32. “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

33. “Claims Bar Date” means 5:00 p.m. Eastern Time on May 7, 2018, as established by the Claims Bar Date Order.

34. “Claims Bar Date Order” means the Order (I) Setting Bar Dates for Submitting Proofs of Claim, (II) Approving Procedures for Submitting Proofs of Claim, and (III) Approving Notice Thereof [Docket No. 173].

35. “Claims Objection Deadline” means the deadline for objecting to Claims, which shall be on the date that is the later of (a) 180 days after the Effective Date and (b) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion by the Reorganized Debtors Filed, in consultation with the Claims Oversight Monitor, before the day that is 180 days after the Effective Date.

36. “Claims Oversight Monitor” means the designee appointed by the Committee, with the consent of the Debtors and the Requisite First Lien Creditors (provided that such consent shall not be unreasonably withheld), to monitor the post-Effective Date claims reconciliation process for General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code entitled to receive a distribution under the Plan.

37. “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent in the Chapter 11 Cases.

38. “Class” means a category of Holders of Claims or Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

39. “Collective Bargaining Agreements” means, collectively, that certain: (a) Agreement with the Altoona United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union Local 6521-17 CBA at Altoona, PA; (b) Agreement with the Dockworkers Graphic Communications Conference IBT Union Local 4C CBA at Lancaster, PA; (c) Agreement with the Maintenance Graphic Communications Conference IBT Union Local 4C CBA at Lancaster, PA; (d) Agreement with the Communications Workers of America — Local 14827 (Prepress) at Lancaster, PA; (e) Agreement with the Graphic Communications Conference IBT press Union Local 4C Bindery at Lancaster, PA; (f) Agreement with the Graphic Communications Conference IBT Bindery Union Press Union Local 4C at Lancaster, PA; (g) Agreement with the Graphic Communications Conference/IBT, Local 527S CBA at Smyrna, GA; (h) Agreement with the Graphic Communications Conference/International Brotherhood of Teamsters Local No. 6-505M CBA at St. Louis, MO; (i) Agreement with the Hawaii Teamsters and Allied Workers Local No. 996 CBA at Honolulu, HI; (j) Agreement with the Machinists and Aerospace Workers, AFL-CIO District 54, Local Lodge 439 CBA at Cleveland, OH; (k) Agreement with the Teamsters District Council 2 Local 747M CBA at Clackames, OR; (l) Agreement with the Paper and Forestry, Rubber Manufacturing, Energy, Allied Industrial and Service Workers International United Steel AFL-CIO CLC Local 308 CBA at Williamsburg, PA; (m) Agreement with the United Steel Paper and Forestry,

4

Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International AFL-CIO-CLC Local Union 198-G CBA at Mt. Pleasant, PA; (n) Agreement with the United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union Local Union 318 CBA at Jersey City, NJ; (o) Agreement with the United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Local Union 348 Unit 16 CBA at Kirksville, MO; (p) Agreement with the United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Local 1999-32 CBA at Indianapolis, IN; (q) Agreement with the United Steelworkers International Union 4-513 CBA at Chicopee, MA; and (r) Agreement with the United Food and Commerce Workers, Local 770 at Vernon, CA, in each case as the same may have been amended from time to time.

40. “Committee” means the statutory committee of unsecured creditors, appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee, pursuant to the Notice of Appointment of Official Committee of Unsecured Creditors [Docket No. 93] on February 14, 2018.

41. “Committee Members” means each Entity in its capacity as a member of the Committee.

42. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

43. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

44. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

45. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

46. “Consenting First Lien Creditors” means “Consenting Creditors” (as defined in the Restructuring Support Agreement).

47. “Consummation” means the occurrence of the Effective Date.

48. “Cure Claim” means a monetary Claim based upon the Debtors’ defaults under any Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

49. “Cure Notice” means a notice sent to the non-Debtor counterparties to an Executory Contract or Unexpired Lease in connection with the proposed assumption or assumption and assignment of such Executory Contract or Unexpired Lease under the Plan pursuant to section 365 of the Bankruptcy Code, the form and substance of which notice shall be approved by the Disclosure Statement Order and shall include (a) procedures for objecting to proposed assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases, (b) the proposed amount to be paid on account of Cure Claims, and (c) procedures for resolution by the Bankruptcy Court of any related disputes; provided that the Assumed Executory Contract/Unexpired Lease Schedule and any Amended Assumed Executory Contract/Unexpired Lease Schedule may each constitute a “Cure Notice” hereunder.

50. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) of any of the Debtors that cover current or former directors’, managers’, and officers’ liability.

51. “Debtors” means, collectively: (a) Cenveo, Inc.; (b) Cadmus Delaware, Inc.; (c) Cadmus Financial Distribution, Inc.; (d) Cadmus International Holdings, Inc.; (e) Cadmus Journal Services, Inc.; (f) Cadmus Marketing Group, Inc.; (g) Cadmus Marketing, Inc.; (h) Cadmus Printing Group, Inc.; (i) Cadmus UK, Inc.; (j) Cadmus/O’Keefe Marketing, Inc.; (k) CDMS Management, LLC; (l) Cenveo CEM, Inc.; (m) Cenveo CEM, LLC; (n) Cenveo Corporation; (o) Cenveo Omemee, LLC; (p) Cenveo Services, LLC; (q) CNMW Investments, Inc.; (r) Colorhouse China, Inc.; (s) Commercial Envelope Manufacturing Co., Inc.; (t) CRX Holding, Inc.; (u) CRX JV, LLC; (v) Discount Labels, LLC; (w) Envelope Product Group, LLC; (x) Expert Graphics, Inc.;

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(y) Garamond/Pridemark Press, Inc.; (z) Lightning Labels, LLC; (aa) Madison/Graham Colorgraphics Interstate Services, Inc.; (bb) Madison/Graham Colorgraphics, Inc.; (cc) Nashua Corporation; (dd) Nashua International, Inc.; (ee) Old TSI, Inc.; (ff) Port City Press, Inc.; (gg) RX JV Holding, Inc.; (hh) RX Technology Corp.; (ii) Vaughan Printers Incorporated; and (jj) VSUB Holding Company, the debtors and debtors in possession in the Chapter 11 Cases.

52. “Description of Restructuring Transactions” means a summary description of certain Restructuring Transactions, including any changes to the corporate and/or capital structure of the Debtors (to the extent known) to be made on the Effective Date as determined by the Debtors and the Requisite First Lien Creditors, to be filed with the Plan Supplement. For the avoidance of doubt, changes to the corporate and/or capital structure may include, but are not limited to, (i) the conversion of one or more of the Debtors into corporations, limited liability companies or partnerships, as applicable, (ii) the creation of one or more Cenveo Acquiring Entities, (iii) the issuance of intercompany liabilities and/or intercompany equity, and (iv) any elections with respect to the Reorganized Debtors for United States federal income tax purposes.

53. “DIP ABL Agent” means Bank of America, N.A., solely in its capacity as administrative agent under the DIP ABL Credit Agreement, including any successor thereto.

54. “DIP ABL Credit Agreement” means that certain Prepetition ABL Credit Agreement as ratified and amended by that certain Ratification and Amendment Agreement, dated as of February 5, 2018, together with the amended Credit Agreement attached thereto as Exhibit “A”, among Cenveo Corporation, as borrower, the Guarantors, as guarantors, the ABL Agent, and each of the lenders from time to time party thereto, as amended, modified, or supplemented from time to time, as approved by the DIP Financing Orders.

55. “DIP ABL Credit Facility” means those certain revolving credit and letter of credit facilities arising under the DIP ABL Credit Facility Documents.

56. “DIP ABL Credit Facility Claims” means any Claim held by the DIP ABL Agent and the DIP ABL Lenders, against any Debtor, arising under, in connection with, or related to the DIP ABL Credit Agreement, the DIP Financing Orders, and all related agreements, documents, and instruments, executed by any of the Debtors in connection with the DIP ABL Credit Agreement, including any and all Obligations (as defined in the DIP ABL Credit Agreement), including without limitation, all principal, and accrued and unpaid interest, fees, and expenses arising under the DIP ABL Credit Facility Documents, in each case, as approved by the DIP Financing Orders.

57. “DIP ABL Credit Facility Documents” means the DIP ABL Credit Agreement, the DIP Financing Orders, and all related agreements, documents, and instruments executed by any of the Debtors in connection with the DIP ABL Credit Agreement, as amended, modified, or supplemented from time to time, as approved by the DIP Financing Orders.

58. “DIP ABL Lenders” means the banks, financial institutions, and other lenders party to the DIP ABL Credit Facility from time to time.

59. “DIP Agents” means collectively, the ABL Agent and the DIP Term Agent, including any successors thereto.

60. “DIP Credit Agreements” means collectively, the DIP ABL Credit Agreement and the DIP Term Credit Agreement.

61. “DIP Facilities” means those certain debtor-in-possession financing facilities, pursuant to the DIP Credit Agreements and the DIP Financing Orders.

62. “DIP Facilities Claims” means collectively the DIP ABL Credit Facility Claims and the DIP Term Claims.

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63. “DIP Financing Orders” means collectively, the Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, and 507 (I) Authorizing the Debtors to Obtain Senior Secured Priming Superpriority Postpetition Financing, (II) Granting Liens and Superiority Administrative Expense Claims, (III) Authorizing Use of Cash Collateral, (IV) Granting Adequate Protection, (V) Modifying the Automatic Stay, (VI) Scheduling a Final Hearing, and (VII) Granting Related Relief [Docket No. 51] and the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, and 507 (I) Authorizing the Debtors to Obtain Senior Secured Priming Superpriority Postpetition Financing, (II) Granting Liens and Superiority Administrative Expense Claims, (III) Authorizing Use of Cash Collateral, (IV) Granting Adequate Protection, (V) Modifying the Automatic Stay, and (VI) Granting Related Relief [Docket No. 188].

64. “DIP Lenders” means the DIP ABL Lenders and the DIP Term Lenders.

65. “DIP Term Agent” means Wilmington Savings Fund Society, FSB, solely in its capacity as administrative agent and collateral agent under the DIP Term Credit Agreement, including any successor thereto.

66. “DIP Term Claims” means any Claim held by the DIP Term Lenders or the DIP Term Agent, against any Debtor, arising under, in connection with or related to the DIP Term Credit Agreement, the DIP Financing Orders, and all related agreements, documents, and instruments executed by any of the Debtors in connection with the DIP Term Credit Agreement, including any and all “DIP Term Obligations” (as defined in the DIP Financing Orders), fees, interest paid in kind, and accrued but unpaid interest arising under the DIP Term Credit Agreement, in each case, as approved by the DIP Financing Orders.

67. “DIP Term Credit Agreement” means that certain Senior-Secured Super-Priority Priming Debtor-in-Possession Credit Agreement, dated as of February 5, 2018 (as amended, supplemented, or otherwise modified from time to time in accordance with its terms), by and among Cenveo Corporation, as borrower, the Guarantors, as guarantors, the DIP Term Agent, and the DIP Term Lenders, as approved by the DIP Financing Orders.

68. “DIP Term Facility” means those certain term loans arising under the DIP Term Credit Agreement.

69. “DIP Term Lenders” means the banks, financial institutions, and other lenders party to the DIP Term Facility from time to time.

70. “Disclosure Statement” means the disclosure statement (as may be further amended, supplemented, or modified from time to time in accordance with its terms) for the Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

71. “Disclosure Statement Order” means a Final Order of the Bankruptcy Court approving the Disclosure Statement.

72. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan, and with respect to distributions to Holders of First Lien Notes Claims, FILO Notes Claims, Second Lien Notes Claims, Unsecured Notes Claims, or General Unsecured Claims, in accordance with Article VI.E.2, the First Lien Notes Indenture Trustee, the FILO Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, and the Unsecured Notes Indenture Trustee, as applicable.

73. “Distribution Record Date” means the date for determining which Holders of Allowed Claims (other than Holders of FILO Notes Claims, First Lien Notes Claims, Second Lien Notes Claims and Unsecured Notes Claims) are eligible to receive distributions under the Plan, which, unless otherwise specified, shall be the Voting Deadline.

74. “DTC” means The Depository Trust Company.

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75. “Effective Date” means, with respect to the Plan, the date that is a Business Day selected by the Debtors and the Ad Hoc First Lien Committee, in consultation with legal counsel to the Committee, on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IX.A have been satisfied or waived (in accordance with Article IX.B); and (c) the Plan is declared effective.

76. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

77. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

78. “Examiner” means the examiner appointed under the Bankruptcy Court’s Order Appointing an Examiner Pursuant to 11 U.S.C. § 1104(c)(2) [Docket No. 203] and the Order Approving Appointment of Examiner [Docket No. 236].

79. “Exculpated Parties” means, collectively: (a) the Debtors; (b) the members of the Ad Hoc First Lien Committee; (c) the Committee; (d) the Committee Members; (e) the DIP Agents; (f) the DIP Lenders; (g) the Examiner; and (h) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former Interest holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

80. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

81. “Exit ABL Facility” means either: (a) that certain asset-based revolving loan facility pursuant to which the DIP ABL Agent and DIP ABL Lenders agree to amend and restate all of their outstanding DIP ABL Credit Facility Claims and commitments under the DIP ABL Credit Facility into commitments under such Exit ABL Facility on such terms and conditions satisfactory to the Debtors, the DIP ABL Agent, and the DIP ABL Lenders, and reasonably satisfactory to the Requisite First Lien Creditors or (b) a new asset-based revolving loan facility in an amount sufficient to indefeasibly repay in full in Cash on the Effective Date all Obligations (as defined in the DIP ABL Credit Agreement) in accordance with the terms and conditions of the DIP ABL Credit Agreement and the DIP Financing Orders and satisfy section 1129 of the Bankruptcy Code, and with such other terms and conditions satisfactory to the Debtors and the Requisite First Lien Creditors.

82. “Exit ABL Agent” means any agent under the Exit ABL Facility in accordance with the Exit ABL Facility Documents.

83. “Exit ABL Facility Agreement” means either (a) that certain Amended and Restated Credit Agreement to be delivered or entered into among Cenveo Corporation, as borrower, the Guarantors, as guarantors, the Exit ABL Agent, and the Exit ABL Lenders, on terms and conditions acceptable to the Debtors, the Exit ABL Agent, and the Exit ABL Lenders, as reasonably acceptable to the Requisite First Lien Creditors, or (b) that certain credit agreement to be delivered or entered into in connection with the Exit ABL Facility that indefeasibly repays in full in Cash all Obligations (as defined in the DIP ABL Credit Agreement), with the Exit ABL Agent and each of the lenders from time to time party thereto in connection with the Exit ABL Facility, which shall be materially consistent with the Plan and otherwise reasonably acceptable to the Debtors and the Requisite First Lien Creditors.

84. “Exit ABL Facility Documents” means, collectively, all agreements, documents, and instruments delivered or entered into in connection with the Exit ABL Facility (including any intercreditor agreements, guarantee agreements, pledge and collateral agreements, and other security documents) on terms and conditions acceptable to the Exit ABL Agent and the Exit ABL Lenders, which shall be materially consistent with the Plan and otherwise acceptable to the Debtors and the Requisite First Lien Creditors.

85. “Exit ABL Lenders” means any lender under the Exit ABL Facility in accordance with the Exit ABL Facility Documents.

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86. “Exit Facilities” means the Exit ABL Facility, the Exit Term Facility, and the Additional Exit Financing (if any).

87. “Exit Facilities Documents” means the Exit ABL Facility Documents, the Exit Term Facility Documents, and the Additional Exit Financing Documents (if any).

88. “Exit Financing Agents” means the Exit ABL Agent, the Exit Term Agent, and the Additional Exit Financing Agent (if any).

89. “Exit Financing Lenders” means the Exit ABL Lenders, the Exit Term Lenders, and the Additional Exit Financing Lenders (if any).

90. “Exit Term Agent” means any agent under the Exit Term Facility in accordance with the Exit Term Facility Documents.

91. “Exit Term Facility” means a term loan facility that constitutes either: (a) a replacement term loan facility pursuant to which the DIP Term Lenders consent to converting all of their outstanding DIP Term Claims and commitments under the DIP Term Facility into commitments under such Exit Term Facility on such terms and conditions reasonably satisfactory to the Debtors, the Requisite First Lien Creditors and the DIP Term Lenders or (b) a new term loan facility in an amount sufficient to indefeasibly repay in full in Cash, satisfy or fund, as applicable, on the Effective Date all amounts outstanding under the DIP Term Facility, and provides for the repayment of (i) all amounts outstanding under the FILO Note Claims and (ii) up to an additional $82 million, upon such other terms and conditions reasonably satisfactory to the Debtors and the Requisite First Lien Creditors; provided, however, that the Reorganized Debtors shall have minimum liquidity (including unrestricted Cash and availability under the Exit ABL Facility as of the Effective Date) of $65 million; provided, further, however, that the principal amount of the Exit Term Facility may be further increased with the prior written consent of the Requisite First Lien Creditors.

92. “Exit Term Facility Agreement” means, the credit agreement delivered or entered into in connection with the Exit Term Facility, which shall be materially consistent with the Plan and otherwise reasonably acceptable to the Debtors and the Requisite First Lien Creditors.

93. “Exit Term Facility Documents” means, collectively, all agreements, documents, and instruments delivered or entered into in connection with the Exit Term Facility (including any intercreditor agreements, guarantee agreements, pledge and collateral agreements, and other security documents), which shall be materially consistent with the Plan and otherwise reasonably acceptable to the Debtors and the Requisite First Lien Creditors.

94. “Exit Term Lenders” means any lender under the Exit Term Facility in accordance with the Exit Term Facility Documents.

95. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim or proof of Interest, the Notice and Claims Agent.

96. “FILO Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of June 10, 2016 (as amended, restated, modified, and supplemented from time to time), by and among Cenveo, Inc., Cenveo Corporation, certain other debtors, Bank of America, N.A. (together with its permitted successors and assigns), in its capacity as administrative agent under the Prepetition ABL Credit Facility Documents and The Bank of New York Mellon (together with its permitted successors and assigns), in its capacity as collateral agent under the FILO Notes Indenture, which governs the relative rights and priorities of Bank of America, N.A. on the one hand, and the Bank of New York Mellon on the other hand.

97. “FILO Notes” means the 4% senior secured notes due 2021 issued pursuant to the FILO Notes Indenture.

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98. “FILO Notes Claims” means any Claim against any Debtor arising under, in connection with or relating to the FILO Notes or the FILO Notes Indenture.

99. “FILO Notes Indenture” means that certain Indenture dated June 10, 2016 (as the same may have been amended, modified, supplemented, or amended and restated from time to time), by and among Cenveo Corporation, the guarantors party thereto, and the FILO Notes Indenture Trustee, pursuant to which the FILO Notes were issued.

100. “FILO Notes Indenture Trustee” means Bank of New York Mellon Trust Company, N.A., in its capacity as collateral agent and indenture trustee under the FILO Notes Indenture, including any successor thereto.

101. “FILO Notes Indenture Trustee Charging Lien” means a Lien or other priority in payment to which the FILO Notes Indenture Trustee is entitled, pursuant to the FILO Notes Indenture.

102. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought; provided, that, the possibility that a request for relief under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules of the Bankruptcy Court or applicable non-bankruptcy law, may be filed relating to such order shall not prevent such order from being a Final Order.

103. “First Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of June 26, 2014 (as amended, restated, modified, and supplemented from time to time) by and among Cenveo, Inc., Cenveo Corporation, certain other debtors, Bank of America, N.A. (together with its permitted successors and assigns), in its capacity as administrative agent under the Prepetition ABL Credit Facility Documents and The Bank of New York Mellon (together with its permitted successors and assigns), in its capacity as collateral agent under the First Lien Notes Indenture, which governs the relative rights and priorities of Bank of America, N.A. on one hand and the Bank of New York Mellon on the other hand.

104. “First Lien Notes” means the 6.000% senior priority secured notes due 2019 issued pursuant to the First Lien Notes Indenture.

105. “First Lien Notes Claims” means any Claim, whether Secured or Unsecured (including any Adequate Protection Claims), against any Debtor arising under, in connection with or related to the First Lien Notes or the First Lien Notes Indenture.

106. “First Lien Notes Indenture” means that certain Indenture dated June 26, 2014 (as the same may have been amended, modified, supplemented, or amended and restated from time to time), by and among Cenveo Corporation, the guarantors party thereto, and the First Lien Notes Indenture Trustee, pursuant to which the First Lien Notes were issued.

107. “First Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as collateral agent and indenture trustee under the First Lien Notes Indenture, and its predecessors, successors, and assigns.

108. “First Lien Notes Indenture Trustee Charging Lien” means a Lien or other priority in payment to which the First Lien Notes Indenture Trustee is entitled, pursuant to the First Lien Notes Indenture.

109. “General Unsecured Claim” means any Unsecured Claim, including any Second Lien Notes Claims, Multiemployer Pension Plan Withdrawal Claims, Non-Qualified Supplemental Executive Retirement Claims, and Unsecured Notes Claims, other than: (a) Administrative Claims; (b) Professional Fee Claims; (c) Priority Tax Claims; (d) Other Priority Claims; (e) Other Secured Claims; (f) Section 510(b) Claims; (g) FILO Notes Claims; and (h) Intercompany Claims.

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110. “General Unsecured Claims Cash Pool” means Cash in an amount equal to $7,000,000, or as may be reduced, with the consent of the Requisite First Lien Creditors and counsel to the Committee, to the extent that the Holders of Second Lien Notes Claims elect to receive less favorable treatment, or the treatment of such Claims is modified to provide for non-cash consideration.

111. “General Unsecured Claims Cash Pool Account” means an interest bearing escrow account to be funded on or prior to the Effective Date in accordance with Article IV.F and pursuant to the escrow agreement entered into pursuant thereto, which escrow agreement shall be reasonably acceptable to the Debtors, the Requisite First Lien Creditors, and the Committee.

112. “Global Settlement” means the global settlement by and among the Debtors, the Ad Hoc First Lien Committee, and the Committee (including the Committee Members), which provides for, among other things: (a) assumption of the U.S. Qualified Pension Plan obligations; (b) assumption of the unexpired Collective Bargaining Agreements; (c) assumption of the Citibank Sublease; (d) establishment of the General Unsecured Claims Cash Pool, which provides for an enhanced Cash recovery to Holders of Allowed General Unsecured Claims; (e) appointment of the Claims Oversight Monitor; (f) payment of the Stipulated Administrative Expense Settlement Claim; (g) waiver of the deficiency claim for the Holders of the First Lien Notes Claims; (h) waiver and release of all Avoidance Actions arising under chapter 5 of the Bankruptcy Code or any comparable action arising under applicable non-bankruptcy law against trade vendors and non-insider landlords of the Debtors; (i) the Committee’s support of the Plan and encouragement of creditors through the Committee Support Letter (as defined in the Disclosure Statement) to vote to accept the Plan; (j) the cessation of the Debtors’ and the Committee’s Investigations, and the submission by the Examiner of a report after reviewing the Debtors’ and Committees’ respective draft reports; (k) reduction of the New Second Lien Debt from at least $200 million to $100 million; (l) Debtor Releases in favor of Mr. Robert G. Burton, Sr. and related family members and their respective Affiliates; and (m) the right for Holders of Second Lien Notes Claims to receive and retain proceeds of cash collateral under the Plan notwithstanding the applicability of the Second Lien Intercreditor Agreement.

113. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

114. “Guarantors” means, each Debtor other than Cenveo Corporation.

115. “Holder” means an Entity holding a Claim or an Interest, as applicable, each solely in its capacity as such.

116. “Impaired” means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

117. “Indemnification Obligations” means each of the Debtors’ indemnification obligations in effect as of the Effective Date, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, indemnification agreements, or employment or other contracts, for their current and former directors, officers of the Debtors.

118. “Initial General Unsecured Claims Distribution Date” means the date on which the Distribution Agent shall make initial distributions to Holders of Allowed General Unsecured Claims pursuant to the Plan from the General Unsecured Claims Cash Pool, which date shall be determined by the Reorganized Debtors in consultation with the Claims Oversight Monitor; provided, that the Reorganized Debtors shall use commercially reasonable efforts to cause the Initial General Unsecured Claims Distribution Date to occur no later than December 15, 2018.

119. “Intercreditor Agreements” means collectively, the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, and the FILO Intercreditor Agreement.

120. “Intercompany Claims” means, collectively, any Claim held by a Debtor against another Debtor.

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121. “Intercompany Interest” means any Interest held by a Debtor in another Debtor or a non-Debtor subsidiary.

122. “Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in the Debtors (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in such Debtor), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any claim against the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

123. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals [Docket No. 181].

124. “Investigation” means the respective investigations conducted by the Debtors’ independent director, Eugene Davis, and the Committee, and overseen by the Examiner, with respect to any potential legal claims that the Debtors or their Estates may have against either insiders or third parties.

125. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

126. “KEIP” means the prepetition, Cash-based Key Employee Incentive Plan approved by the Debtors’ board of directors on December 5, 2017, and implemented for the fiscal year ending December 31, 2018.

127. “KERP Letter Agreements” means, collectively, the letter agreements signed in connection with the implementation of the prepetition retention plan approved by the Debtors’ board of directors on or about December 5, 2017.

128. “Lancaster Pension Plan” means the Lancaster Press Pressman and Bindery Workers Pension Plan, a qualified single-employer defined benefit pension plan sponsored by Cenveo Corporation.

129. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

130. “Management Incentive Plan” means the post-Effective Date management equity incentive plan, which shall provide for: (a) awards of restricted stock units for up to 2.5% of Reorganized Cenveo Equity Interests on a fully diluted basis and (b) awards of stock options, stock appreciation rights and other similar appreciation awards exercisable for up to 7.0% of the Reorganized Cenveo Equity Interests on a fully diluted basis, to management, key employees, and directors of the Reorganized Debtors. The timing and allocations of the awards to participants, and the other times and conditions of such awards (including, but not limited to, vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be set forth in the Plan Supplement; provided that, to the extent any stock options, stock appreciation rights or other similar appreciation awards are granted on, or shortly after, the Effective Date, the exercise price of such stock options, stock appreciation rights and other similar appreciation awards shall be the exercise price that would otherwise provide Holders of First Lien Notes Claims with an aggregate recovery of 75% of their aggregate outstanding First Lien Notes Claims (including, without limitation, all accrued and unpaid interest as of the Petition Date), taking into account all distributions received under the Plan, unless otherwise required to comply with Treasury Regulation 1.409A-1(b)(5)(1).

131. “Multiemployer Pension Plan” means any multiemployer plan as defined in section 3(37) of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1002(3)(37), in which the Debtors (or any member of the Debtors’ controlled group) are or were a contributing employer, including for the avoidance of doubt, the: (a) Oregon Printing Industry Pension Plan, (b) the GCC/IBT National Pension Fund; (c) the Graphic Arts Industry Joint Pension Fund; (d) CWA/ITU Negotiated Pension Plan; and (e) the PACE Industry Union Management Pension Fund.

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132. “Multiemployer Pension Plan Withdrawal Claims” means any Claim against any Debtor arising from or based upon or relating to the Debtors’ complete or partial withdrawal, on or at any time prior to the Effective Date, from any Multiemployer Pension Plan, including any Claim for mass withdrawal under such Multiemployer Pension Plan arising at any time.

133. “New Management Agreements” means new employment agreements with the Reorganized Debtors’ management team (on substantially similar economic terms to existing employment agreements), which shall be acceptable to the applicable management team member and reasonably acceptable to the Debtors and the Requisite First Lien Creditors.

134. “New Second Lien Loan Agreement” means the indenture or loan agreement delivered or entered into in connection with the New Second Lien Debt, in form and substance acceptable to the Debtors and the Requisite First Lien Creditors.

135. “New Second Lien Debt” means indebtedness secured by all of the assets of the Reorganized Debtors and guaranteed by each of the domestic Reorganized Debtors, with an aggregate principal amount equal $100,000,000, plus interest at a rate per annum equal to 12%, payable in cash semi-annually beginning six months after the Effective Date, with a term of five years, issued on the Effective Date pursuant to the New Second Lien Debt Documents, which shall be in form and substance acceptable to the Debtors and the Requisite First Lien Creditors.

136. “New Second Lien Debt Documents” means, collectively, all agreements, documents, and instruments delivered or entered into in connection with the New Second Lien Debt (including the New Second Lien Loan Agreement, any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be in form and substance acceptable to the Debtors and the Requisite First Lien Creditors.

137. “Non-Qualified Supplemental Executive Retirement Plans” means any supplemental executive retirement plans to which one or more of the Debtors is a party.

138. “Non-Qualified Supplemental Executive Retirement Claims” means any Claim against any Debtor arising from or based upon the discontinuation, rejection, or termination of any Non-Qualified Supplemental Executive Retirement Plan.

139. “Notice and Claims Agent” means Prime Clerk LLC, the notice, claims, and solicitation agent retained by the Debtors pursuant to the Order Authorizing Retention and Appointment of Prime Clerk LLC as Claims and Noticing Agent [Docket No. 40] and Order Authorizing the Employment and Retention of Prime Clerk, LLC as Administrative Advisor, Nunc Pro Tunc to the Commencement Date [Docket No. 192].

140. “OPEB” means non-pension postretirement benefit obligations based upon, arising under or related to any agreement, commitment or other obligation, whether evidenced by contract, agreement, rule, regulation, ordinance, statute or law for any postretirement health, vision, dental, life and death benefits provided to retired employees of the Debtors and their surviving beneficiaries.

141. “Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) a DIP Facilities Claim; or (d) a Professional Fee Claim.

142. “Other Secured Claim” means any Secured Claim against any Debtor, including any Secured Tax Claim and the PNCEF Claim, other than: (a) DIP Facilities Claim; or (b) an Adequate Protection Claim. For the avoidance of doubt, “Other Secured Claims” includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

143. “PBGC” means Pension Benefit Guaranty Corporation.

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144. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

145. “Petition Date” means February 2, 2018.

146. “Plan” means this Amended Joint Chapter 11 Plan of Reorganization of Cenveo, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code (including the Plan Supplement and all exhibits hereto and thereto), as the same may be amended, modified, supplemented or amended and restated from time to time in accordance with the terms hereof and of the Restructuring Support Agreement.

147. “Plan Supplement” means a supplemental appendix to the Plan, which shall be Filed with the Bankruptcy Court not later than ten (10) calendar days prior to the Voting Deadline, containing, among other things, draft forms of documents (or term sheets thereof), schedules, and exhibits to the Plan, including, but not limited to, the following (each of which must be in form and substance acceptable to the Debtors in all material respects and to the Requisite First Lien Creditors): (a) the Rejected Executory Contracts and Unexpired Leases Schedule; (b) the Assumed Executory Contract/Unexpired Lease Schedule; provided, that the Rejected Executory Contracts and Unexpired Leases Schedule and the Assumed Executory Contract/Unexpired Lease Schedule shall be Filed with the Bankruptcy Court not later than fourteen (14) calendar days prior to the Voting Deadline; (c) the identity of the members of the Reorganized Cenveo Board and executive management for Reorganized Cenveo; (d) a schedule of retained Causes of Action; (e) a detailed term sheet summary of the Management Incentive Plan; (f) the Description of Restructuring Transactions; (g) a summary of the KEIP; (h) the identity of the Claims Oversight Monitor; (i) the Burton, Sr. Advisory Services Agreement; (j) the Transition Agreement; and (k) in each case, with the consent of the Requisite First Lien Creditors, either a term sheet summary of, or the form of, (1) the Reorganized Cenveo Organizational Documents for Reorganized Cenveo, (2) the Shareholders Agreement, (3) the Exit ABL Facility Agreement, (4) the Exit Term Facility Agreement, (5) the New Second Lien Loan Agreement, and (6) the Additional Exit Financing Agreement. Any reference to the Plan Supplement in the Plan shall include each of the documents identified above as (a) through (k), as applicable. The Debtors shall be entitled to amend such documents in accordance with their respective terms and Article X, with the consent of the Requisite First Lien Creditors (and, solely with respect to the Rejected Executory Contracts and Unexpired Leases Schedule and the identity of the Claims Oversight Monitor, the consent of the Committee), through and including the Effective Date.

148. “PNCEF” means PNC Equipment Finance, LLC, as lender and/or as assignee of ECN Financial, LLC, as assignee of Radius Bank, as assignee of NewStar Financial. Inc.

149. “PNCEF Claim” means an Allowed Secured Claim of PNCEF against Debtor, Cenveo Corporation, as borrower, and against Debtor, Cenveo, Inc., as guarantor, arising under the PNCEF Loan Documents (a) in the principal amount of $8,270,912.31 as of the Petition Date (minus any prepayments made to PNCEF from the proceeds of any sale or other disposition of PNCEF’s collateral, and any amortization payments made to PNCEF, following the Petition Date), plus (b) continually accrued and accruing unpaid prepetition and postpetition monthly principal and interest in an amount of $279,133.20 per month beginning on February 1, 2018 through and including the day immediately preceding the Effective Date in accordance with the PNCEF Loan Documents (subject to adjustment following any prepayments made to PNCEF from the proceeds of any sale or other disposition of PNCEF’s collateral, and any amortization payments made to PNCEF, following the Petition Date), plus (c) any indemnification obligations owing to PNCEF under the PNCEF Loan Documents (as of the filing of its secured proofs of claim, PNCEF is not aware of and has not received notice of any third party claims), plus (d) continually accrued and accruing reasonable and documented postpetition fees and expenses of (i) PNCEF’s legal counsel, Blank Rome LLP, and (ii) PNCEF’s consultant, Vista Consulting Group, Inc. up to $65,000.00 in the aggregate.

150. “PNCEF Loan Documents” means that certain Master Equipment Loan and Security Agreement dated as of September 30, 2015, between NewStar Financial, Inc. and Cenveo Corporation, that certain Term Note from Cenveo Corporation in favor of NewStar Financial, Inc., dated as of September 30, 2015, and the assignments, guarantees, notes, exhibits, schedules, and UCC filings executed, delivered, annexed to, or filed in connection with any of the foregoing (each as amended, amended and restated, modified or replaced from time to time, collectively and individually as the context may require).

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151. “Prepetition ABL Credit Agreement” means that certain Credit Agreement, dated as of April 16, 2013 (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the Petition Date in accordance with the terms thereof), by and among Cenveo Corporation, as borrower, guarantors thereto, the ABL Agent, and each of the lenders from time to time party thereto.

152. “Prepetition ABL Credit Facility” means that certain revolving credit and letter of credit facility provided under the Prepetition ABL Credit Facility Documents.

153. “Prepetition ABL Credit Facility Documents” means the Prepetition ABL Credit Agreement and all related agreements, documents, and instruments, executed in connection with the Prepetition ABL Credit Agreement at any time prior to the Petition Date.

154. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

155. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that respective Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan, as applicable.

156. “Professional” means an Entity employed pursuant to a Final Order of the Bankruptcy Court in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

157. “Professional Fee Claims” means all Claims for fees and expenses (including transaction, completion, and success fees) incurred by a Professional on or after the Petition Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

158. “Professional Fee Claims Estimate” means the aggregate unpaid Professional Fee Claims through the Effective Date as estimated in accordance with Article II.C.2.

159. “Professional Fee Escrow” means a non-interest-bearing escrow account established and funded pursuant to Article II.C.3.

160. “Professional Fee Escrow Agent” means an escrow agent for the Professional Fee Escrow appointed pursuant to Article II.C.3 and the escrow agreement entered into pursuant thereto.

161. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

162. “Quarterly Distribution Date” means the first Business Date after the end of each quarterly calendar period (i.e., March 31, June 30, September 30, and December 31 of each calendar year) occurring after the Effective Date.

163. “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, the treatment provided for in section 1124 of the Bankruptcy Code.

164. “Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule (as may be amended), if any, of certain Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be rejected by the Debtors pursuant to the Plan, which shall be included in the Plan Supplement.

165. “Released Party” means each of the following in their capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each of the Estates; (d) the Examiner; (e) the DIP Agents; (f) the DIP Lenders; (g) the Exit Financing Agents; (h) the Exit Financing Lenders; (i) the First Lien Notes Indenture Trustee; (j) the members of the

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Ad Hoc First Lien Committee; (k) the Committee; (l) the Committee Members; (m) the Consenting First Lien Creditors; (n) with respect to each of the foregoing Entities in clauses (a) through (m), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; and (o) with respect to the Debtors and the Reorganized Debtors, each such entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

166. “Releasing Party” means each of the following in their capacity as such: (a) all Holders of Claims who vote to accept the Plan; (b) Holders of Claims who are deemed to accept the Plan and do not timely submit a duly completed opt-out form in accordance with the Disclosure Statement Order; (c) the members of the Ad Hoc First Lien Committee; (d) the Committee; (e) the Committee Members; (f) all other Holders of Claims (including Holders of Claims who are deemed to reject the Plan) who do not timely submit a duly completed opt-out form in accordance with the Disclosure Statement Order; (g) the DIP Agents; (h) the DIP Lenders; (i) the First Lien Notes Indenture Trustee; (j) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (k), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, and officers, to the extent such director, manager, or officer provides express consent, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided, that only Holders of Equity Interests in Cenveo (other than the Released Parties) that do not timely submit a duly completed opt-out form in accordance with the Disclosure Statement Order shall be a “Releasing Party.”

167. “Reorganized Cenveo” means, on or after the Effective Date, the parent entity of the Reorganized Debtors, which parent entity may be a corporation, partnership, or limited liability company (as determined by the Debtors and the Requisite First Lien Creditors) and may include one or more of the following: (a) Cenveo, as reorganized, pursuant to and under the Plan or any successor thereto, (b) one or more of the direct or indirect subsidiaries of Cenveo, or (c) one or more of the Cenveo Acquiring Entities, in each case, after giving effect to the Restructuring Transactions.

168. “Reorganized Cenveo Board” means the initial board of directors, members, or managers, as applicable, of Reorganized Cenveo, which shall consist of (a) Reorganized Cenveo’s Chief Executive Officer; and (b) four (4) directors appointed by the Requisite First Lien Creditors; provided, that the Requisite First Lien Creditors shall consult with and afford the Debtors the opportunity to meet with prospective candidates.

169. “Reorganized Cenveo Equity Interests” means the common stock, partnership interests, or limited liability company interests of Reorganized Cenveo, as applicable, to be issued upon the Effective Date in accordance with the Plan.

170. “Reorganized Cenveo Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, limited liability company operating agreements or such other applicable formation documents of each Reorganized Debtor, as contemplated by the Description of Restructuring Transactions and shall be in form and substance acceptable to the Debtors and the Requisite First Lien Creditors.

171. “Reorganized Debtors” means, on or after the Effective Date, Reorganized Cenveo and each of the other Debtors, as reorganized, pursuant to and under the Plan or any successor thereto, and/or one or more of the Cenveo Acquiring Entities, in each case, after giving effect to the Restructuring Transactions.

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172. “Requisite First Lien Creditors” means “Requisite Consenting Creditors” (as defined in the Restructuring Support Agreement).

173. “Restructuring Documents” means all agreements, instruments, pleadings, orders, forms, questionnaires and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, this Agreement, the DIP Facilities, the Plan and/or the Restructuring, including, but not limited to, (a) the DIP Credit Agreements, (b) the DIP Financing Orders, (c) the Exit ABL Facility Documents, (d) the Exit Term Facility Documents, (e) the Additional Exit Financing Documents, (f) the New Second Lien Debt Documents, (g) the Plan, (h) the Plan Supplement, (i) the Disclosure Statement and any motion seeking the approval thereof, (j) the Disclosure Statement Order, (k) the Confirmation Order, (l) any “first day” motions, (m) the ballots, the motion to approve the form of the ballots and the solicitation thereof, and the order of the Bankruptcy Court approving the form of the ballots and the solicitation, and (n) the Reorganized Cenveo Organizational Documents, each of which shall contain terms and conditions that are consistent in all material respects with the Restructuring Support Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Requisite First Lien Creditors; provided that the DIP Facility Documents, DIP Financing Orders, this Plan, the Reorganized Cenveo Organizational Documents, Exit ABL Facility Documents, Exit Term Facility Documents, and New Second Lien Debt Documents shall be in form and substance acceptable to the Debtors and the Requisite First Lien Creditors in their discretion.

174. “Restructuring Support Agreement” means that certain Restructuring Support Agreement dated as of February 1, 2018, including the Restructuring Term Sheet (as defined in the Restructuring Support Agreement), and all schedules and attachments thereto, by and among the Debtors and the Consenting First Lien Creditors, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

175. “Restructuring Transactions” shall have the meaning set forth in Article IV.K hereof.

176. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and substantially in accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

177. “Section 510(b) Claims” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a Security of any Debtor or an Affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a Security; (c) or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a claim; provided that a Section 510(b) Claim shall not include any claims subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an equity interest.

178. “Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of June 10, 2016 (as amended, restated, modified and supplemented from time to time) by and among Cenveo, Inc., Cenveo Corporation, certain other debtors, Bank of America, N.A. (together with its permitted successors and assigns), in its capacity as administrative agent under the Prepetition ABL Credit Facility Documents and The Bank of New York Mellon (together with its permitted successors and assigns), in its capacity as collateral agent under the First Lien Notes Indenture and the Second Lien Notes Indenture, which governs the relative rights and priorities of Bank of America, N.A. on the one hand and The Bank of New York Mellon on the other hand.

179. “Second Lien Notes” means the 8.500% junior priority secured second lien notes due 2022 issued pursuant to the Second Lien Notes Indenture.

180. “Second Lien Notes Claims” means any Claim against any Debtor arising from or based upon, or in connection with the Second Lien Notes, the Notes Obligations (as defined in the Second Lien Notes Indenture) or the Second Lien Notes Indenture, or ancillary and related agreements, documents, instruments, and certificates including the Security Documents (as defined in the Second Lien Notes Indenture).

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181. “Second Lien Notes Indenture” means that certain Indenture dated June 26, 2014 (as the same may have been amended, modified, supplemented, or amended and restated from time to time), for the Second Lien Notes by and among Cenveo Corporation, the guarantors party thereto, and the Second Lien Notes Indenture Trustee.

182. “Second Lien Notes Indenture Trustee” means BOKF, N.A., in its capacity as collateral agent and indenture trustee under the Second Lien Notes Indenture, including any successor thereto.

183. “Second Lien Notes Indenture Trustee Charging Lien” means any Lien or other priority in payment that secures the Second Lien Notes to which the Second Lien Notes Indenture Trustee is entitled, pursuant to the Second Lien Notes Indenture or any ancillary documents, instruments, or agreements.

184. “Secured” means, when referring to a Claim, a Claim secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by a Final Order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the applicable creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, in each case, as determined pursuant to section 506(a) of the Bankruptcy Code.

185. “Secured Tax Claim” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

186. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, together with the rules and regulations promulgated thereunder.

187. “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a–78nn.

188. “Security” shall have the meaning set forth in section 101(49) of the Bankruptcy Code.

189. “Shareholders Agreement” means the stockholders agreement, partnership agreement, or limited liability company agreement, as applicable. with respect to the Reorganized Cenveo Equity Interests to be effective on the Effective Date, the terms of which, shall be in form and substance acceptable to the Debtors and the Requisite First Lien Creditors.

190. “Taxable Transaction” means a transaction deemed to be a disposition of some or all of the assets of Cenveo and/or its direct and indirect subsidiaries which is intended to be treated as a taxable disposition for U.S. federal income tax purposes, and which transaction may be structured ,for U.S. federal income tax purposes, as a sale of assets and/or a sale of the stock of certain of Cenveo’s direct and indirect subsidiaries.

191. “Stipulated Administrative Expense Settlement Claim” means an Allowed Administrative Claim, in an the amount of up to $400,000, held by the Unsecured Notes Indenture Trustee, pursuant to 11 U.S.C. §§ 503(b)(3)(D) and 503(b)(4) or any other applicable provision of the Bankruptcy Code, on account of the reasonable and documented fees and expenses of the Unsecured Notes Indenture Trustee to the extent required under the Unsecured Notes Indenture, including the reasonable and documented fees and expenses of counsel, as stipulated by and among the Debtors, the Ad Hoc First Lien Committee, and the Committee in connection with and as an inextricable component of the Global Settlement, which Administrative Claim may be set forth in an application pursuant to section 503(b)(3) of the Bankruptcy Code Filed with the Bankruptcy Court and scheduled for hearing in conjunction with the Confirmation Hearing, solely to the extent that the Unsecured Notes Indenture Trustee Files, or requests that the Debtors File, an application with respect to such Administrative Claim.

192. “Transaction Expenses” means all reasonable and documented fees and costs and expenses of the Ad Hoc First Lien Committee, including, without limitation, the reasonable and documented fees and all out-of-pocket costs and expenses of each of the Ad Hoc First Lien Committee Advisors, in each case, (a) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, confirmation, consummation and/or enforcement of the Restructuring Support Agreement, the Plan, the Disclosure Statement and/or any of the

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other Restructuring Documents, and/or the transactions contemplated thereby, and/or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and (b)(1) consistent with any engagement letters or fee reimbursement letters entered into between the Debtors and the applicable Ad Hoc First Lien Committee Advisors, as applicable, or (2) as provided in the DIP Financing Orders.

193. “U.S. Qualified Pension Plans” means the Cenveo Pension Plan and the Lancaster Pension Plan.

194. “U.S. Trustee” means the Office of the United States Trustee for Region 2.

195. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

196. “Unimpaired” means, with respect to a Claim or a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

197. “Unsecured” means, with respect to any Claim, any Claim that is not a Secured Claim.

198. “Unsecured Notes” means the 6.000% senior unsecured notes due 2024 issued pursuant to the Unsecured Notes Indenture.

199. “Unsecured Notes Claims” means any Claim against any Debtor arising from or based upon the Unsecured Notes or the Unsecured Notes Indenture.

200. “Unsecured Notes Indenture” means that certain Indenture dated June 10, 2016 (as the same may have been amended, modified, supplemented, or amended and restated from time to time), by and among Cenveo Corporation, the guarantors party thereto, and the Unsecured Notes Indenture Trustee, pursuant to which the Unsecured Notes were issued.

201. “Unsecured Notes Indenture Trustee” means Wilmington Trust, N.A., in its capacity as indenture trustee under the Unsecured Notes Indenture, including any successor thereto.

202. “Unsecured Notes Indenture Trustee Charging Lien” means a Lien or other priority in payment to which the Unsecured Notes Indenture Trustee is entitled, pursuant to the Unsecured Notes Indenture.

203. “Voting Deadline” means 4:00 p.m. (Eastern Time) on [July 13], 2018, as specifically set forth in the Disclosure Statement Order, which is the deadline for submitting Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code.

B. Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) except as otherwise provided in the Plan, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the Plan; (d) unless otherwise specified herein, all references herein to “Articles” are references to Articles of the Plan; (e) unless otherwise stated herein, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (h) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan; (i) any capitalized term used herein that is not otherwise defined but that is

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used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (j) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (k) references to “Proofs of Claim,” “Holders of Claims,” “disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “disputed Interests,” and the like as applicable; (l) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (m) any immaterial effectuating provisions may be interpreted by the Debtors, with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld or delayed), and in consultation with counsel to the Committee, or after the Effective Date, the Reorganized Debtors, in consultation with the Claims Oversight Monitor, in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (n) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C. Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated or formed (as applicable) in the State of New York shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor or Reorganized Debtor.

E. Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F. Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G. Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Restructuring Support Agreement and the Plan, the Plan shall control. In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

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ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, including DIP Facilities Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the classification of Claims and Interests set forth in Article III.

A. Administrative Claims

Except to the extent otherwise expressly provided herein, other than Professional Fee Claims and Administrative Claims that have already been paid during the Chapter 11 Cases, and except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtor, prior to the Effective Date, (with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld or delayed)), or after the Effective Date, the applicable Reorganized Debtor, agrees to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid in full in Cash: (a) if such Administrative Claim is Allowed as of the Effective Date, not later than the Effective Date; (b) if such Administrative Claim is not Allowed as of the Effective Date, upon entry of an order of the Bankruptcy Court Allowing such Claim, or as soon as reasonably practicable thereafter; provided that if an Allowed Administrative Claim arises from liabilities incurred by the Estates in the ordinary course of business after the Petition Date, such Claim shall be paid in accordance with the terms and conditions of the particular transaction giving rise to such Claim in the ordinary course.

Except as otherwise provided in this Article II.A and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Allowed Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date; provided, however that the Administrative Claims Bar Date does not apply to Professional Fee Claims or Administrative Claims arising in the ordinary course of business. For the avoidance of doubt, the following Holders of Administrative Claims are not required to File and serve on the Reorganized Debtors requests for payment of Allowed Administrative Claims: (a) Holders of Administrative Claims arising under section 503(b)(9) of the Bankruptcy Code timely filed in accordance with the Claims Bar Date Order; (b) Administrative Claims paid in full in Cash during the Chapter 11 Cases; and (c) Holders of Administrative Claims expressly exempted from compliance with the Claims Bar Date Order.

Notwithstanding the foregoing, requests for payment of fees and expenses of professionals compensated pursuant to the DIP Financing Orders are not required to File and serve such requests other than in compliance with the procedures set forth in the DIP Financing Orders.

The Unsecured Notes Trustee may File or, at the request of the Unsecured Notes Indenture Trustee, the Debtors shall File, an application with the Bankruptcy Court seeking allowance and approval of the Stipulated Administrative Expense Settlement Claim. Upon entry of an order (which may be the Confirmation Order) of the Bankruptcy Court, and in exchange for the substantial contribution provided for in these Chapter 11 Cases and to the Estates, the Stipulated Administrative Expense Claim shall be reimbursed in Cash by the Reorganized Debtors.

HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO, BUT DO NOT, FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS BY THE ADMINISTRATIVE CLAIMS BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE CLAIMS AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR RESPECTIVE PROPERTY AND ASSETS AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DEEMED DISCHARGED AS OF THE EFFECTIVE DATE.

B. DIP Facilities Claims

All DIP Facilities Claims shall be deemed Allowed as of the Effective Date in an amount equal to (a) the principal amount outstanding under the DIP Credit Agreements on such date, (b) all accrued and unpaid interest thereon to the date of payment and (c) all accrued and unpaid fees, expenses and noncontingent indemnification obligations payable under the DIP Credit Agreements and the DIP Financing Orders.

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1. DIP ABL Credit Facility Claims

Except to the extent that a Holder of an Allowed DIP ABL Credit Facility Claim agrees to a less favorable treatment with the consent of the Requisite First Lien Creditors each Allowed DIP ABL Credit Facility Claim, and all Liens securing such Allowed DIP ABL Credit Facility Claims shall (a) continue in full force and effect on and after the Effective Date, as amended and restated by and in accordance with the Exit ABL Facility Agreement and the Exit ABL Facility Documents, and nothing in this Plan shall or shall be construed to release, discharge, relieve, limit, or impair in any way the rights of any Holder of a DIP ABL Credit Facility Claim or any Lien securing such Claim, all of which shall be amended and restated by the Exit ABL Facility, or (b) be indefeasibly paid in full, in Cash, by the Debtors on the Effective Date with Cash proceeds from the Exit ABL Facility in accordance with the terms of the DIP ABL Credit Agreement and the DIP Financing Orders, including without limitation, the execution and delivery of a release agreement, on terms and conditions acceptable to the DIP ABL Agent and the DIP ABL Lenders, and contemporaneously with the foregoing payment and delivery of the release agreement, the DIP ABL Credit Facility and the “Loan Documents” referred to therein shall be deemed canceled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP ABL Credit Facility shall automatically terminate, and all Collateral (as defined in the DIP ABL Credit Agreement) subject to such Liens shall be automatically released, in each case without further action by the ABL Agent or the DIP ABL Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP ABL Credit Facility Claims shall be automatically discharged and released, in each case without further action by the ABL Agent or the DIP ABL Lenders pursuant to the terms of the DIP ABL Credit Facility. The ABL Agent and the DIP ABL Lenders shall take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors or the Reorganized Debtors.

2. DIP Term Claims

Except to the extent that a Holder of an Allowed DIP Term Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Term Claim and all Liens securing such Allowed DIP Term Claims, each such Allowed DIP Term Claim shall be either: (a) indefeasibly paid in full, in Cash, by the Debtors on the Effective Date with Cash proceeds from the Exit Term Facility in accordance with the terms of the DIP Term Credit Agreement and the DIP Financing Orders, including, without limitation, the execution and delivery of a release agreement, on terms and conditions acceptable to the DIP Term Agent and the DIP Term Lenders, and contemporaneously with the foregoing payment and delivery of the release agreement; or (b) with the consent of the applicable DIP Term Lender, receive its Pro Rata share of the replacement term loan facility contemplated in clause (a)(1) of the definition of Exit Term Facility hereunder, on terms acceptable to the Debtors and the Requisite First Lien Creditors. Contemporaneously with the foregoing payment, the DIP Term Facility and the “Loan Documents” referred to therein shall be deemed canceled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Term Facility shall automatically terminate, and all Collateral (as defined in the DIP Credit Agreement) subject to such Liens shall be automatically released, in each case without further action by the DIP Term Agent or the DIP Term Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Term Facility Claims shall be automatically discharged and released, in each case without further action by the DIP Term Agent or the DIP Term Lenders pursuant to the terms of the DIP Term Facility. The DIP Term Agent and the DIP Term Lenders shall take all actions to effectuate and confirm such termination, release and discharge as reasonably requested by the Debtors or the Reorganized Debtors.

C. Professional Fee Claims

1. Final Fee Applications

All final requests for payment of Professional Fee Claims must be Filed with the Bankruptcy Court no later than the first Business Day that is sixty (60) days after the Effective Date unless otherwise ordered by the Bankruptcy Court.

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2. Professional Fee Claims Estimate

Professionals shall estimate in good faith their unpaid Professional Fee Claims and other unpaid fees and unreimbursed expenses incurred in rendering services to the Debtors or the Committee, as applicable, before and as of the Effective Date and shall deliver such good faith estimate to the Debtors and counsel to the Ad Hoc First Lien Committee no later than five (5) Business Days prior to the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors shall estimate in good faith the unpaid and unbilled fees and expenses of such Professional.

3. Professional Fee Escrow Account

If the Professional Fee Claims Estimate is greater than zero, as soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow with Cash equal to the Professional Fee Claims Estimate, and no Liens, Claims, or interests shall encumber the Professional Fee Escrow in any way (whether on account of the Exit ABL Facility, the Exit Term Facility, the New Second Lien Debt, or otherwise). The Professional Fee Escrow (including funds held in the Professional Fee Escrow) (a) shall not be and shall not be deemed property of the Debtors or the Reorganized Debtors and (b) shall be held in trust for the Professionals; provided, that funds remaining in the Professional Fee Escrow after all Allowed Professional Fee Claims have been irrevocably paid in full shall revert to the Reorganized Debtors. Allowed Professional Fee Claims shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided, that the Debtors’ and Reorganized Debtors’ obligations with respect to Professional Fee Claims shall not be limited nor deemed limited in any way to the balance of funds held in the Professional Fee Escrow, as such amounts are solely estimates.

If the amount in the Professional Fee Escrow is insufficient to fund payment in full of all Allowed amounts owing to Professionals, the deficiency shall be promptly funded by the Debtors or the Reorganized Debtors, as applicable, to the Professional Fee Escrow without any further action or order of the Bankruptcy Court.

4. Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors and the Reorganized Debtors, including the reasonable and documented fees and expenses of the Claims Oversight Monitor and any professionals or other advisors engaged by the Claims Oversight Monitor, subject to the terms of the Plan. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors, as applicable, may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D. Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the applicable Debtor prior to the Effective Date, with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld or delayed), or after the Effective Date, the applicable Reorganized Debtor agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code and, for the avoidance of doubt, holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

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E. Payment of U.S. Trustee Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first, by the Debtors or the Reorganized Debtors, as applicable.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Summary of Classification

Claims and Interests, except for Administrative Claims, including DIP Facilities Claims, Professional Fee Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against each Debtor pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article III.E.

1. Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim / Interest	Status	Voting Rights

1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	First Lien Notes Claims	Impaired	Entitled to Vote

4	FILO Notes Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

5A	General Unsecured Claims (Non-Second Lien Notes Claims)	Impaired	Entitled to Vote

5B	General Unsecured Claims (Second Lien Notes Claims)	Impaired	Entitled to Vote

6	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

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Class	Claim / Interest	Status	Voting Rights

7	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)

8	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)

9	Cenveo Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B. Treatment of Claims and Interests

1. Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of Other Priority Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim and the applicable Debtor prior to the Effective Date, with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld), or after the Effective Date, the applicable Reorganized Debtor agree to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Other Priority Claim, each such Holder shall receive payment in full, in Cash, of the unpaid portion of its Other Priority Claim on the Effective Date or as soon thereafter as reasonably practicable (or, if payment is not then due, shall be paid in accordance with its terms in the ordinary course).

c.	Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Other Priority Claim is not entitled to vote to accept or reject the Plan.

2. Class 2 – Other Secured Claims

a.	Classification: Class 2 consists of Other Secured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim and the applicable Debtor prior to the Effective Date, with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld), or after the Effective Date, the applicable Reorganized Debtor agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Other Secured Claim, each such Holder shall receive at the applicable Debtor’s, with the consent of the Requisite First Lien Creditors (which consent shall not be unreasonably withheld), or Reorganized Debtor’s discretion:

(i)	payment in full in Cash of the unpaid portion of such Holder’s Allowed Other Secured Claim on the Effective Date or as soon thereafter as reasonably practicable (or if payment is not then due, shall be paid in accordance with its terms in the ordinary course);

(ii)	Reinstatement on the Effective Date of such Holder’s Allowed Other Secured Claim, including, for the avoidance of doubt, the PNCEF Claim;

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(iii)	on the Effective Date, the applicable Debtor’s interest in the collateral securing such Holder’s Other Secured Claim; or

(iv)	such other treatment on the Effective Date that renders such Holder’s Allowed Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

c.	Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Other Secured Claim is not entitled to vote to accept or reject the Plan.

d.	With respect to the Reinstatement of the PNCEF Claim, (i) the continuing obligations (including indemnification obligations) owing to PNCEF under the PNCEF Loan Documents shall be Reinstated on the Effective Date; (ii) on the Effective Date Cenveo Corporation and Cenveo Inc. (each as reorganized under this Plan after giving effect to the Restructuring Transactions) and any other entity acquiring any PNCEF collateral shall enter into one or more amendments (which shall include mutual releases) to the PNCEF Loan Documents as necessary and solely to reflect the Reinstatement of the continuing obligations under the PNCEF Loan Documents and to reflect that PNCEF’s first priority liens and security interests shall remain in full force and effect, which amendment(s) shall be in form and substance reasonably acceptable to PNCEF, the Reorganized Debtors and the Ad Hoc First Lien Committee; (iii) the Exit Facilities shall expressly permit PNCEF’s prior liens, and on the Effective Date, PNCEF’s first priority liens on and security interests in its collateral shall remain in full force and effect; (iv) on the Effective Date, the Reorganized Debtors shall pay in full in Cash all unpaid prepetition and postpetition monthly principal and interest payments in an amount of $279,133.20 per month beginning February 1, 2018 through and including the day immediately preceding the Effective Date in accordance with the PNCEF Loan Documents (subject to adjustment following any prepayments made to PNCEF from the proceeds of any sale or other disposition of PNCEF’s collateral, and any amortization payments made to PNCEF, following the Petition Date); (v) the Reorganized Debtors shall obtain executed landlord waivers with respect to any locations to which any PNCEF collateral has been moved and shall deliver such executed landlord waivers to PNCEF no later than sixty (60) days after the Effective Date; and (vi) with respect to that portion of the PNCEF Claim consisting of the continually accrued and accruing reasonable and documented postpetition fees and expenses of PNCEF’s legal counsel, Blank Rome LLP, and PNCEF’s consultant, Vista Consulting Group, Inc., PNCEF shall submit by email to Debtors’ counsel summary redacted invoices for the fees and expenses of Blank Rome LLP and Vista Consulting Group, Inc., incurred from the Petition Date through and including the Effective Date (collectively, the “PNCEF Professional Fees and Expenses”), and the Debtors or Reorganized Debtors, as applicable, and the Ad Hoc First Lien Committee shall have ten (10) calendar days from the date of receipt of any such summary invoice to object to any such PNCEF Professional Fees and Expenses based upon reasonableness, and absent a timely objection interposed within such ten-day period, such PNCEF Professional Fees and Expenses shall be promptly paid by the Debtors or Reorganized Debtors, as applicable; provided, however, that to the extent an objection is timely interposed, the Bankruptcy Court shall determine the allowed amount of the PNCEF Professional Fees and Expenses, and after allowance by the Bankruptcy Court, shall be promptly paid by the Debtors or Reorganized Debtors, as applicable; provided, further, however, that the fees and expenses of Vista Consulting Group, Inc. shall not exceed $65,000 in the aggregate.

3. Class 3 – First Lien Notes Claims

a.	Classification: Class 3 consists of all First Lien Notes Claims.

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b.	Allowance: The First Lien Notes Claims shall be Allowed in the aggregate principal amount equal to $540,000,000, plus any accrued but unpaid interest as of the Petition Date.

c.	Treatment: On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for any and all First Lien Notes Claims, each Holder of a First Lien Notes Claim, in each case without duplication among the Debtors, shall receive, its Pro Rata share of, as applicable:

(i)	Cash proceeds of the Additional Exit Financing (if any); and

(ii)	the New Second Lien Debt (unless substituted in whole, but not in part, with Cash proceeds received from any Additional Exit Financing); and

(iii)	100% of Reorganized Cenveo Equity Interests, subject to dilution by the Management Incentive Plan.

d.	Voting: Class 3 is Impaired under the Plan. Each Holder of a First Lien Notes Claim is entitled to vote to accept or reject the Plan.

4. Class 4 – FILO Notes Claims

a.	Classification: Class 4 consists of all FILO Notes Claims.

b.	Allowance: The FILO Notes Claims shall be Allowed in the aggregate principal amount equal to $50,000,000, plus all accrued but unpaid interest as of the Petition Date and all accrued but unpaid postpetition interest (including interest at the default rate of interest from the Petition Date through, but not including, the Effective Date), in each case as set forth in the FILO Notes Indenture.

c.	Treatment: On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims, in the event that each Holder of a FILO Notes Claim has executed the Restructuring Support Agreement (or an amendment or joinder thereto) and has timely voted to accept the Plan, then each such Holder of a FILO Notes Claim, in each case without duplication among the Debtors, shall receive, its Pro Rata share of, as applicable:

(i)	payment in full in Cash of the FILO Notes Claims; and

(ii)	reimbursement of the reasonable and documented fees and expenses of legal counsel, Willkie Farr & Gallagher LLP, solely in its capacity as counsel to Holders of the FILO Notes Claims, incurred through and including the Effective Date (collectively, the “FILO Professional Fees and Expenses”), and the Reorganized Debtors, as applicable, and the Ad Hoc First Lien Committee shall have ten (10) calendar days from the date of receipt of any such summary invoice (which shall not include billing detail) to object to any such FILO Professional Fees and Expenses based upon reasonableness, and absent a timely objection interposed within such ten-day period, such FILO Professional Fees and Expenses shall be promptly paid by the Reorganized Debtors; provided, however, that to the extent an objection is timely interposed, the Bankruptcy Court shall determine the allowed amount of the FILO Professional Fees and Expenses, and after allowance by the Bankruptcy Court, shall be promptly paid by the Debtors or Reorganized Debtors, as applicable; provided, further, however, that the FILO Professional Fees and Expenses shall not exceed $275,000 in the aggregate.

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d.	Voting: Class 4 is Unimpaired under the Plan. Each Holder of a FILO Notes Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of a FILO Notes Claim is not entitled to vote to accept or reject the Plan.

5. Class 5A – General Unsecured Claims (Non-Second Lien Notes Claims)

a.	Classification: Class 5 consists of all General Unsecured Claims other than General Unsecured Claims on account of the Second Lien Notes Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Class 5A General Unsecured Claim agrees to a less favorable treatment with the consent of the Requisite First Lien Creditors, in full and final satisfaction, settlement, release, and discharge of and in exchange for each such Claim, each Holder of an Allowed Class 5A General Unsecured Claim shall receive its Pro Rata share of the General Unsecured Claims Cash Pool.

c.	Voting: Class 5A is Impaired under the Plan. Each Holder of an Allowed Class 5A General Unsecured Claim is entitled to vote to accept or reject the Plan.

d.	Allowance: The Class 5A Unsecured Notes Claims shall be Allowed in the aggregate amount (including principal and accrued but unpaid interest as of the Petition Date) equal to $105,859,706.

6. Class 5B – General Unsecured Claims (Second Lien Notes Claims)

a.	Classification: Class 5B consists of all Second Lien Notes Claims, all of which constitute General Unsecured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Class 5B General Unsecured Claim agrees to a less favorable treatment with the consent of the Requisite First Lien Creditors, in full and final satisfaction, settlement, release, and discharge of and in exchange for each such Claim, each Holder of an Allowed Class 5B General Unsecured Claim shall receive its Pro Rata share of the General Unsecured Claims Cash Pool.

c.	Voting: Class 5B is Impaired under the Plan. Each Holder of an Allowed Class 5B General Unsecured Claim is entitled to vote to accept or reject the Plan.

7. Class 6 – Section 510(b) Claims

a.	Classification: Class 6 consists of all Section 510(b) Claims.

b.	Treatment: Section 510(b) Claims will be canceled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

c.	Voting: Holders of Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

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8. Class 7 – Intercompany Claims

a.	Classification: Class 7 consists of all Intercompany Claims.

b.	Treatment: Intercompany Claims shall be, at the option of the applicable Debtor with the reasonable consent of the Requisite First Lien Creditors, either: (i) Reinstated; or (ii) canceled and released without any distribution on account of such Claims.

c.	Voting: Class 7 is either (i) Unimpaired, in which case the Holders of Intercompany Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under the Plan, in which case the Holders of Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

9. Class 8 – Intercompany Interests

a.	Classification: Class 8 consists of all Intercompany Interests.

b.	Treatment: Intercompany Interests shall be, at the option of the applicable Debtor with the reasonable consent of the Requisite First Lien Creditors, either: (i) Reinstated; or (ii) canceled and released without any distribution on account of such Claims.

c.	Voting: Class 8 is either (i) Unimpaired, in which case the Holders of Intercompany Interests are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under the Plan, in which case the Holders of Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

10. Class 9 – Cenveo Interests

a.	Classification: Class 9 consists of all Cenveo Interests.

b.	Treatment: On the Effective Date, all Cenveo Interests shall be cancelled without any distribution on account of such Interests.

c.	Voting: Holders of Cenveo Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Cenveo Interests are not entitled to vote to accept or reject the Plan.

C. Special Provision Governing Unimpaired Claims

Except as otherwise specifically provided in the Plan, nothing herein shall be deemed to affect, diminish, or impair the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Reinstated Claim or Unimpaired Claim, including legal and equitable defenses to setoffs or recoupment against Reinstated Claims or Unimpaired Claims; and, except as otherwise specifically provided in the Plan, nothing herein shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim that is Unimpaired by the Plan. Except as otherwise specifically provided in the Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any Reinstated Claim or Claim that is Unimpaired by this Plan may be asserted after the Confirmation Date and the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

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D. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

E. Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed to have been accepted by the Holders of such Claims in such Class.

G. Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

H. Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the corporate structure, for the ultimate benefit of the Holders of Reorganized Cenveo Equity Interests, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. Substantive Consolidation

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan of reorganization for each Debtor. The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan; provided, that the Reorganized Debtors may consolidate Allowed Claims (a) on a per Class basis for purposes of voting and (b) into one Estate for purposes of distributions from the General Unsecured Claims Cash Pool Account.

B. Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan with (a) Cash on hand; (b) the issuance and distribution of Reorganized Cenveo Equity Interests; (c) proceeds from the Exit ABL Facility; (d) proceeds from the Exit Term Facility; (e) proceeds from the Additional Exit Financing (if any); and (f) indebtedness issued pursuant to the New Second Lien Debt.

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C. Issuance and Distribution of Reorganized Cenveo Equity Interests

Upon the Effective Date, the issuance of the Reorganized Cenveo Equity Interests shall be authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

On the Effective Date, applicable Holders of Claims shall receive shares or units of Reorganized Cenveo Equity Interests in exchange for their Claims pursuant to Article III.B.

All of the shares or units of Reorganized Cenveo Equity Interests issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the Reorganized Cenveo Equity Interests under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

On the Effective Date, Reorganized Cenveo and each of the other Reorganized Debtors shall be private companies. As such, upon the Effective Date, (a) the Reorganized Cenveo Equity Interests shall not be registered under the Securities Act, and shall not be listed for public trading on any securities exchange, and (b) none of the Reorganized Debtors will be a reporting company under the Securities Exchange Act. Reorganized Cenveo and any of the Reorganized Debtors shall take all necessary action immediately after the Effective Date to suspend any requirement to (a) be a reporting company under the Securities Exchange Act and (b) file reports with the Securities and Exchange Commission or any other entity or party. In order to prevent the Reorganized Debtors from becoming subject to the reporting requirements of the Securities Exchange Act, except in connection with a public offering, the Reorganized Cenveo Organizational Documents may impose certain trading restrictions, and the Reorganized Cenveo Equity Interests shall be subject to certain transfer and other restrictions pursuant to the Reorganized Cenveo Organizational Documents.

For the avoidance of doubt, any claimant’s acceptance of Reorganized Cenveo Equity Interests shall be deemed as its agreement to the Shareholders Agreement and the Reorganized Cenveo Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms. The Shareholders Agreement and Reorganized Cenveo Organizational Documents, as applicable, shall be binding on all Entities receiving, and all holders of, the Reorganized Cenveo Equity Interests (and their respective successors and assigns), whether any such Reorganized Cenveo Equity Interests is received or to be received on or after the Effective Date and regardless of whether such Person executes or delivers a signature page to the Shareholders Agreement and the Reorganized Cenveo Organizational Documents. Without limiting the foregoing, it shall be a condition to the receipt of any Reorganized Cenveo Equity Interests that, prior to such receipt, each such recipient duly executes a delivers to the Debtors and counsel to the Ad Hoc First Lien Committee counter-signature pages to the Shareholders Agreement.

D. Exit Facilities

On the Effective Date, the Exit Facilities Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facilities Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facilities Documents (1) shall be deemed to be granted, (2) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facilities Documents, (3) shall be deemed automatically perfected on the Effective Date (without any further action being required by the Debtors, the Reorganized Debtors, the applicable Exit Financing Agent, or any of the applicable Exit Financing Lenders), having the priority set forth in the Exit Facilities Documents and subject only to such Liens and security interests as may be permitted under the Exit Facilities Documents, and (4) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under

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the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

1. Exit ABL Facility

Reorganized Cenveo and each of the Reorganized Debtors that are guarantors thereunder shall enter into the Exit ABL Facility on the Effective Date, on terms set forth in the Exit ABL Facility Documents.

On the Effective Date, the DIP ABL Credit Facility will be amended and restated into the Exit ABL Facility in accordance with the terms and conditions of the Exit ABL Facility Credit Agreement or shall be indefeasibly paid in full in Cash, as determined by the Debtors and the Requisite First Lien Creditors. Confirmation shall be deemed approval of the Exit ABL Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees paid in connection therewith) to the extent not approved by the Court previously and the Debtors and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit ABL Facility, including the Exit ABL Facility Documents and any related documents, without further notice to or order of the Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or Reorganized Debtors, the Exit ABL Agent, and the Exit ABL Lenders, with the consent of the Requisite First Lien Creditors, may deem to be necessary to consummate the Exit ABL Facility.

2. Exit Term Facility

Reorganized Cenveo and each of the Reorganized Debtors that are guarantors thereunder shall enter into the Exit Term Facility on the Effective Date, on terms set forth in the Exit Term Facility Documents, subject to the terms hereof.

Confirmation shall be deemed approval of the Exit Term Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees paid in connection therewith) to the extent not approved by the Court previously and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Term Facility, including the Exit Term Facility Documents and any related documents, without further notice to or order of the Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or Reorganized Debtors with the consent of the Requisite First Lien Creditors, may deem to be necessary to consummate the Exit Term Facility.

3. Additional Exit Financing

Reorganized Cenveo and one or more Reorganized Debtors may enter into the Additional Exit Financing on the Effective Date, on terms set forth in the Additional Exit Financing Documents. To the extent the Additional Exit Financing is not a separate loan facility, the Additional Exit Financing shall be in the form of an upsizing of the Exit Term Facility.

The Debtors shall use commercially reasonable efforts to syndicate for Cash the Additional Exit Financing; provided, that, to the extent Cash proceeds of any Additional Exit Financing are to be distributed to Holders of First Lien Notes Claims in lieu of New Second Lien Debt, then the Cash Proceeds of any such Additional Exit Financing shall be sufficient to replace all but not less than all the New Second Lien Debt otherwise issuable to Holders of First Lien Notes Claims under the Plan.

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Confirmation shall be deemed approval of any Additional Exit Financing (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees paid in connection therewith) to the extent not approved by the Court previously and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Additional Exit Financing, including the Additional Exit Financing Documents and any related documents, without further notice to or order of the Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or Reorganized Debtors, with the reasonable consent of the Requisite First Lien Creditors, may deem to be necessary to consummate the Additional Exit Financing.

E. New Second Lien Debt

Unless substituted in its entirety with Cash proceeds of the Additional Exit Financing, the Reorganized Debtors shall issue on the Effective Date the New Second Lien Debt and provide any related guarantees, on terms set forth in the New Second Lien Debt Documents.

Confirmation shall be deemed approval of the issuance and incurrence of the New Second Lien Debt (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees paid in connection therewith) to the extent not approved by the Court previously and the Debtors and the Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to issue the New Second Lien Debt and related guarantees, including the New Second Lien Debt Documents, without further notice to or order of the Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors, with the consent of the Requisite First Lien Creditors, may deem to be necessary to consummate the New Second Lien Debt.

F. General Unsecured Claims Cash Pool

On the Effective Date, the Debtors shall establish the General Unsecured Claims Cash Pool Account to be funded in the following manner: (a) $2,333,333 in Cash to be funded on the Effective Date; (b) $2,333,333 in Cash to be funded immediately prior to the first anniversary of the Effective Date; and (c) $2,333,334 in Cash to be funded immediately prior to the second anniversary of the Effective Date, which funds shall be held in trust for Pro Rata distributions on account of Allowed applicable amounts of General Unsecured Claims as provided herein; provided, however, upon the occurrence of a Change in Control, all amounts due to be funded into the General Unsecured Claims Cash Pool Account shall be accelerated, and the Reorganized Debtors shall fund any remaining unfunded portion of the General Unsecured Claims Cash Pool in Cash no later than seven (7) business days following the date of the consummation of any such Change in Control.

The General Unsecured Claims Cash Pool Account (a) shall not be and shall not be deemed property of the Debtors or the Reorganized Debtors, (b) shall be held in reserve or trust to fund distributions as provided herein, and (c) no Liens, Claims, or Interests shall encumber the General Unsecured Claims Cash Pool Account in any way (whether on account of the Exit ABL Facility, the Exit Term Facility, the Additional Exit Financing, the New Second Lien Debt or otherwise).

The General Unsecured Claims Cash Pool Account will bear interest and, therefore, the General Unsecured Claims Cash Pool Account may generate income subject to tax. The cost (if any) of preparing and filing any tax returns for the General Unsecured Claims Cash Pool Account shall be paid by the Reorganized Debtors, but the amount of any tax due shall be paid from the General Unsecured Claims Cash Pool Account. The General Unsecured Claims Cash Pool Account shall be listed under the Reorganized Debtors’ taxpayer identification number.

G. Corporate Existence

Except as otherwise provided in the Plan (including with respect to any Restructuring Transaction undertaken pursuant to the Plan) or as otherwise set forth in the Description of Restructuring Transactions, the Reorganized Cenveo Organizational Documents, or any agreement, instrument, or other document incorporated in

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the Plan or the Plan Supplement, on and after the Effective Date, each Debtor shall continue to exist as a Reorganized Debtor and as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law) provided such modifications shall be implemented in accordance with the Restructuring Support Agreement or otherwise be in form and substance acceptable to the Requisite First Lien Creditors.

H. Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, all Executory Contracts and Unexpired Leases assumed by any of the Debtors, and any property acquired by any of the Debtors, including Interests held by the Debtors in non-Debtor subsidiaries, pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances unless expressly provided otherwise by the Plan or Confirmation Order. On and after the Effective Date, except as otherwise provided in the Plan, including with respect to the waiver of Avoidance Claims in Article IV.T, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I. Cancellation of Existing Securities

On the later of the Effective Date and the date on which distributions are made pursuant to the Plan (if not made on the Effective Date), except as otherwise specifically provided for in the Plan or set forth in the Description of Restructuring Transactions: (a) subject to the satisfaction of the DIP Facilities Claims in accordance with Article II.B of this Plan, the obligations of the Debtors under the Prepetition ABL Credit Agreement, the First Lien Notes Indenture, the FILO Notes Indenture, the Second Lien Notes Indenture, the Unsecured Notes Indenture, and any other certificate, equity security, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors and their Affiliates, and the Reorganized Debtors, the DIP Agents, the ABL Agent, the First Lien Notes Indenture Trustee, the FILO Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, and the Unsecured Notes Indenture Trustee shall not have any continuing duties or obligations thereunder; and (b) the obligations of the Debtors and their Affiliates pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically reinstated or entered into pursuant to the Plan) shall be released and discharged; except that:

1. DIP Credit Agreements

Until the satisfaction of the DIP Facilities Claims in accordance with Article II.B of this Plan, the DIP Credit Agreements and the DIP Financing Orders shall continue in full force and effect, including, for the purpose of: (a) allowing the DIP Agents to receive distributions from the Debtors under the Plan and to make further distributions to the Holders of the DIP Facilities Claims on account of such Claims, as set forth in Article IV of this Plan; (b) preserving the DIP Agents’ and the DIP Lenders’ right to all amounts due under the DIP Credit Agreements or DIP Financing Orders; and (c) preserving the DIP Agents’ and the DIP Lenders’ right to indemnification from the Debtors pursuant and subject to the terms of the DIP Financing Orders; provided that any Claim or right to payment on account of such indemnification shall be an Administrative Claim regardless of whether such Claim or right to payment was filed by the Administrative Claim Bar Date.

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2. First Lien Notes Indenture

The First Lien Notes Indenture shall continue in effect solely for the purpose of: (a) allowing the First Lien Notes Indenture Trustee to receive distributions from the Debtors and to make further distributions to the Holders of Claims in Class 3, and allowing such Holders to accept distributions, on account of such Claims, as set forth in Article VI of this Plan; (b) preserving the First Lien Notes Indenture Trustee’s right to payment of its fees and expenses, and allowing the First Lien Notes Indenture Trustee to exercise its charging lien for the payment of its fees and expenses and for indemnification as against any money or property distributable to Holders, pursuant to the terms of the First Lien Notes Indenture; (c) preserving the right of the First Lien Notes Indenture trustee to indemnification from the Debtors pursuant and subject to the terms of the First Lien Notes Indenture; and (d) preserving the First Lien Notes Indenture Trustee’s right to appear and be heard in the Chapter 11 Cases or in any other proceeding in the Bankruptcy Court to enforce any obligations owed to it under the Plan or Confirmation Order, provided, that, nothing in this Article IV.I.2 shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any liability or expense to the Reorganized Debtors.

3. FILO Notes Indenture

The FILO Notes Indenture shall continue in effect solely for the purpose of: (a) allowing the FILO Notes Indenture Trustee to receive distributions from the Debtors under the Plan and to make further distributions to the Holders of Allowed Claims in Class 4, and allowing such Holders to accept distributions, on account of such Claims, as set forth in Article VI of this Plan; (b) preserving the FILO Notes Indenture Trustee’s right to payment of its fees and expenses, and allowing the FILO Notes Indenture Trustee to exercise its charging lien for the payment of its fees and expenses and for indemnification as against any money or property distributable to Holders, pursuant to the terms of the FILO Notes Indenture; (c) preserving the right of the FILO Notes Indenture Trustee to indemnification from the Debtors pursuant and subject to the terms of the FILO Notes Indenture; and (d) preserving the FILO Notes Indenture Trustee’s right to appear and be heard in the Chapter 11 Cases or in any other proceeding in the Bankruptcy Court to enforce any obligations owed to it under the Plan or Confirmation Order, provided, that, nothing in this Article IV.I.3 shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any liability or expense to the Reorganized Debtors.

4. Second Lien Notes Indenture

The Second Lien Notes Indenture shall continue in effect solely for the purpose of: (a) allowing the Second Lien Notes Indenture Trustee to receive distributions from the Debtors under the Plan and to make further distributions to the Holders of Allowed Claims in Class 5, and allowing such Holders to accept distributions, on account of such Claims, as set forth in Article VI of this Plan; (b) preserving the Second Lien Notes Indenture Trustee’s right to payment of its fees and expenses, and allowing the Second Lien Notes Indenture Trustee to exercise its charging lien for the payment of its fees and expenses and for indemnification as against any money or property distributable to Holders, pursuant to the terms of the Second Lien Notes Indenture; (c) preserving the right of the Second Lien Notes Indenture Trustee to indemnification from the Debtors pursuant and subject to the terms of the Second Lien Notes Indenture; and (d) preserving the Second Lien Notes Indenture Trustee’s right to appear and be heard in the Chapter 11 Cases or in any other proceeding in the Bankruptcy Court to enforce any obligations owed to it under the Plan or Confirmation Order, provided, that, nothing in this Article IV.I.4 shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any liability or expense to the Reorganized Debtors.

5. Unsecured Notes Indenture

The Unsecured Notes Indenture shall continue in effect solely for the purpose of: (a) allowing the Unsecured Notes Indenture Trustee to receive distributions from the Debtors under the Plan and to make further distributions to the Holders of Allowed Claims in Class 5, and allowing such Holders to accept distributions, on account of such Claims, as set forth in Article VI of this Plan; (b) preserving the Unsecured Notes Indenture Trustee’s right to payment of its fees and expenses, and allowing the Unsecured Notes Indenture Trustee to exercise

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its charging lien for the payment of its fees and expenses and for indemnification as against any money or property distributable to Holders, pursuant to the terms of the Unsecured Notes Indenture; (c) preserving the right of the Unsecured Notes Indenture Trustee to exculpation and indemnification from the Debtors pursuant and subject to the terms of the Unsecured Notes Indenture; and (d) preserving the Unsecured Notes Indenture Trustee’s right to appear and be heard in the Chapter 11 Cases or in any other proceeding in the Bankruptcy Court to enforce any obligations owed to it under the Plan or Confirmation Order, provided, that, nothing in this Article IV.I.5 shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any liability or expense to the Reorganized Debtors.

6. Miscellaneous

The foregoing provisos shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan; and

Nothing in this Article IV.I shall effect a cancellation of any Reorganized Cenveo Equity Interests, Intercompany Interests, or Intercompany Claims.

On the Effective Date, each Holder of a certificate or instrument evidencing a Claim that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture or agreement that governs the rights of such Holder of such Claim. Such surrendered certificate or instrument shall be deemed cancelled as set forth in, and subject to the exceptions set forth in, this Article IV.I.

J. Corporate Action

Upon the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan or as set forth in the Description of Restructuring Transactions, shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (a) the issuance of the Reorganized Cenveo Equity Interests; (b) the selection of the directors and officers for Reorganized Cenveo and the other Reorganized Debtors; (c) implementation of the Restructuring Transactions; and (d) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of Reorganized Cenveo and the other Reorganized Debtors, and any corporate action required by the Debtors, Reorganized Cenveo, or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors, Reorganized Cenveo, or the other Reorganized Debtors. On or before the Effective Date, as applicable, the appropriate officers of the Debtors, Reorganized Cenveo, or the Reorganized Debtors shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan), in the name of and on behalf of Reorganized Cenveo and the other Reorganized Debtors, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.J shall be effective notwithstanding any requirements under non-bankruptcy law.

K. Restructuring Transactions

Following the Confirmation Date or as soon as reasonably practicable thereafter, the Debtors, may take all actions as may be necessary or appropriate in the Debtors’ discretion, with the consent, not to be unreasonably withheld, conditioned, or delayed, of the Requisite First Lien Creditors, prior to the Effective Date and thereafter the Reorganized Debtors, to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including a Taxable Transaction, a tax-free transaction, or otherwise (the “Restructuring Transactions”). The Restructuring Transactions may include one or more of the following: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or law; and (d) all

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other actions that the Debtors determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Restructuring Transactions shall be subject to the consent, not to be unreasonably withheld, conditioned, or delayed, of the Requisite First Lien Creditors, prior to the Effective Date. To the extent known, any such Restructuring Transactions will be summarized in the Description of Restructuring Transactions, and in all cases, such transactions shall be subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required hereunder or thereunder.

L. Reorganized Cenveo Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, on the Effective Date, the Reorganized Debtors will file such Reorganized Cenveo Organizational Documents as are required to be filed with the applicable Secretary of State and/or other applicable authorities in the state, province, or country of incorporation in accordance with the corporate laws of the respective state, province, or country of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the Reorganized Cenveo Organizational Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective Reorganized Cenveo Organizational Documents, and the Reorganized Debtors may file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the Reorganized Cenveo Organizational Documents.

M. Exemption from Certain Taxes and Fees

To the maximum extent permitted pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

N. Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Article VIII, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity not released pursuant to Article IV.T and Article VIII of this Plan.

O. Insurance Policies

1. Director and Officer Liability Insurance

To the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all unexpired D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers, and employees serving on or prior to the Petition Date pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, any agreements, documents, and instruments related thereto, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim need be filed.

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2. Other Insurance Policies

From and after the Effective Date, each of the Debtors’ insurance policies in existence as of the Effective Date shall be reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article V of the Plan. Nothing in the Plan shall affect, impair or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the insurance policies in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such insurance policies, and such insurance policies shall apply to, and be enforceable by and against, the insureds, and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date.

P. New Management Agreements and Burton, Sr. Advisory Services Agreement

Effective as of the Effective Date, the Reorganized Debtors shall enter into the New Management Agreements with certain members of the Reorganized Debtors’ management team, which shall be acceptable to the applicable management team member and reasonably acceptable to the Debtors and the Requisite First Lien Creditors.

As of the Effective Date, Robert G. Burton, Sr. shall retire as Chief Executive Officer and Chairman of the Debtors’ Board of Directors, pursuant to the terms of a Transition Letter Agreement to be executed by the Debtors and Robert G. Burton, Sr. (the “Transition Agreement”). The Reorganized Debtors shall enter into the Burton, Sr. Advisory Services Agreement, the form of which shall be Filed, together with the executed Transition Agreement, with the Plan Supplement and shall be acceptable to Robert G. Burton Sr., the Debtors, and the Requisite First Lien Creditors.

Q. KEIP and KERP Letter Agreements

On the Effective Date, both the KEIP and the KERP Letter Agreements shall be assumed by the Reorganized Debtors as of the Effective Date; provided, that the aggregate amount of the KEIP with respect to the second fiscal quarter of 2018 shall be reduced by $500,000 and Robert G. Burton, Sr. shall not be entitled to any payments under the KEIP; provided further, that no accrued but unpaid KEIP bonuses with respect to the first or second fiscal quarter of 2018, to the extent earned under the KEIP, shall be paid thereunder unless the eligible KEIP recipient executes and delivers a written agreement with the Reorganized Debtors that provides for the clawback of any such bonuses in the event such recipient is terminated for cause or resigns without good reason prior to the date that is 120 days after the Effective Date. The key terms of the KEIP, a list of the KEIP participants, a summary of the projected post-Effective Date costs of the KEIP, a summary of the proposed award allocations, and the other material terms and conditions of the KEIP shall be set forth as an exhibit to the Plan Supplement.

R. Management Incentive Plan

Effective as of the Effective Date, restricted stock units, stock options, stock appreciation rights, and other similar appreciation awards under the Management Incentive Plan shall be reserved for directors, officers, and key employees of the Reorganized Debtors. The participants in the Management Incentive Plan, the timing and allocations of the awards to participants, and the other terms and conditions of such awards (including, but not limited to, vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be set forth as an exhibit to the Plan Supplement.

S. Employee and Retiree Benefits

1. U.S. Qualified Pension Plans

As of the Effective Date, the obligations under the U.S. Qualified Pension Plans will be assumed by the Reorganized Debtors pursuant to the Plan and the U.S. Qualified Pension Plans will continue in accordance with, and subject to, their terms and applicable non-bankruptcy law.

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2. Multiemployer Pension Plans

The Confirmation Order shall constitute a determination that all Multiemployer Pension Plan Withdrawal Claims arising from the partial or full withdrawal of any Multiemployer Pension Plan shall be treated as General Unsecured Claims.

3. OPEB

As of the Effective Date, the Reorganized Debtors shall (1) maintain the OPEB in accordance with, and subject to, their terms and applicable non-bankruptcy law, or (2) modify OPEB in compliance with applicable non-bankruptcy law and the Reorganized Debtors reserve all of their rights thereunder.

4. Non-Qualified Supplemental Executive Retirement Plans

As of the Effective Date, any Non-Qualified Supplemental Executive Retirement Plans will be terminated. Any Non-Qualified Supplemental Executive Retirement Claims arising from the discontinuation, rejection, or termination of the Non-Qualified Supplemental Executive Retirement Plans will be treated as General Unsecured Claims.

5. Workers’ Compensation Programs

As of the Effective Date, the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’: (1) written contracts, agreements, and agreements of indemnity, in each case relating to workers’ compensation, (2) self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and (3) workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn and expunged with prejudice automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans.

T. Avoidance Actions

As of the Effective Date, the Debtors, on behalf of themselves and their Estates, shall be deemed to waive and release all Avoidance Actions arising under chapter 5 of the Bankruptcy Code or any comparable action arising under applicable of non-bankruptcy law against trade vendors and non-insider landlords of the Debtors.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than: (a) those that are identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (b) those that have been previously rejected by a Final Order; (c) those that have been previously assumed by a Final Order; (d) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (e) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract/Unexpired Lease Schedule or the Rejected Executory Contracts

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and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including, without limitation, any “change of control”, “assignment”, or similar provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan, including the Restructuring Transactions shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default, breach, violation or acceleration rights with respect thereto. For the avoidance of doubt, no Restructuring Transaction shall be deemed to violate the terms of any assumed Unexpired Lease of non-residential real property. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order of the Bankruptcy Court on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

The Debtors or the Reorganized Debtors, as applicable, may alter, amend, modify, or supplement (a) the Rejected Executory Contracts and Unexpired Leases Schedules (each, an “Amended Rejected Executory Contracts and Unexpired Leases Schedule”), and/or (b) the Assumed Executory Contract/Unexpired Lease Schedule (each, an “Amended Assumed Executory Contract/Unexpired Lease Schedule”), other than with respect to the Citibank Sublease, which may not be removed from the Assumed Executory Contract/Unexpired Lease Schedule without the prior written consent of the Committee (prior to the Effective Date) or the Claims Oversight Monitor (following the Effective Date), in each case, at any time through and including the date that is sixty (60) days after the Effective Date, which Amended Schedule shall be Filed with the Bankruptcy Court; provided that if any alteration, amendment, modification, or supplement to the Amended Rejected Executory Contracts and Unexpired Leases Schedule and/or the Amended Assumed Executory Contract/Unexpired Lease Schedule extends the time to reject any Unexpired Leases of nonresidential real property beyond a deadline established by the Bankruptcy Court under section 365(d)(4) of the Bankruptcy Code, such alteration, amendment, modification, or supplement shall only be made upon prior written consent of the lessor of such Unexpired Lease of nonresidential real property. The Debtors or Reorganized Debtors, as applicable, shall provide notice of any amendments to the Amended Rejected Executory Contracts and Unexpired Leases Schedule and/or the Amended Assumed Executory Contract/Unexpired Lease Schedules to the parties to the Executory Contracts or Unexpired Leases affected thereby.

Any objection to the assumption or rejection of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court, served, and actually received by the Debtors on or before (a) in the case of an Executory Contract or Unexpired Lease that is identified on the Assumed Executory Contract/Unexpired Lease Schedule, [July 13, 2018 at 4:00 p.m.] or (b) in the case of an Executory Contract or Unexpired Lease that is identified on any Amended Assumed Executory Contract/Unexpired Lease Schedule, on the date that is fourteen (14) days following the Filing of such Amended Schedule. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption, including any proposed cure amount, of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption, including any proposed cure amount.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time will be disallowed upon an order of the Bankruptcy Court, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and

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discharged, notwithstanding anything in the Schedules, if any, or a Proof of Claim to the contrary. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.5.

C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay Cure Claims, if any, on the Effective Date or as soon as practicable thereafter, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of such Cure Claim, as applicable; provided that nothing herein shall prevent the Reorganized Debtors, from paying any Cure Claim despite the failure of the relevant counterparty to file such request for payment of such Cure Claim. The Reorganized Debtors may settle any Cure Claim on account of any Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court.

At least fourteen (14) days before the Voting Deadline, the Debtors shall distribute, or cause to be distributed, Cure Notices to the applicable third parties; provided that solely to the extent a cure amount is related to an Executory Contract or Unexpired Lease that is identified on an Amended Assumed Executory Contract/Unexpired Lease Schedule, the Debtors shall distribute, or cause to be distributed, such Cure Notice to the applicable third party on the date that such amended schedule is Filed. Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption, assumption and assignment or related cure amount must be Filed, served and actually received by the Debtors on or before (a) in the case of an Executory Contract or Unexpired Lease that is identified on the Assumed Executory Contract/Unexpired Lease Schedule, July 13, 2018 at 4:00 p.m., prevailing Eastern time; or (b) in the case of an Executory Contract or Unexpired Lease that is identified on any Amended Assumed Executory Contract/Unexpired Lease Schedule, 4:00 p.m., prevailing Eastern time on the date that is seven (7) days following the Filing of such Amended Schedule. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, assumption and assignment, or cure amount related thereto (if any) will be deemed to have assented to such assumption, assumption and assignment, or cure amount. Notwithstanding anything herein to the contrary, in the event that any Executory Contract or Unexpired Lease is removed from the Rejected Executory Contracts and Unexpired Leases Schedule after such 14-day deadline, a Cure Notice with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof and a noticed hearing set to consider whether such Executory Contract or Unexpired Lease can be assumed or assumed and assigned.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D. Dispute Resolution

In the event of a dispute between the Debtors and a non-Debtor counterparty to any Executory Contract or Unexpired Lease to be assumed or assumed and assigned regarding (a) the amount of any Cure Claim, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (c) any other matter pertaining to assumption, assumption and assignment or the cure payments required by section 365(b)(1) of the Bankruptcy Code, such dispute shall be resolved by a Final Order of the Bankruptcy Court (which may be the Confirmation Order) or as may be agreed upon in writing by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. Cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following: (i) the entry of a Final Order or orders resolving the dispute and approving the assumption or assumption and assignment, which Final Order or orders may, for the avoidance of doubt, be entered (and any related hearing may be held) after the Effective Date, or (ii)

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upon the written, consensual resolution between the counterparty to any Executory Contract or Unexpired Lease and the Debtors (with the consent of the Requisite First Lien Creditors) or Reorganized Debtors, as applicable. The Debtors (with the consent of the Requisite First Lien Creditors) or Reorganized Debtors, as applicable, reserve the right to reject any Executory Contract or Unexpired Lease in resolution of any cure disputes. If the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors (with the consent of the Requisite First Lien Creditors) or Reorganized Debtors, as applicable, will have the right to add such Executory Contract or Unexpired Lease to the Rejected Executory Contracts and Unexpired Leases Schedule, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date.

E. Indemnification Obligations

Notwithstanding anything in the Plan to the contrary each Indemnification Obligation shall be assumed by the applicable Debtor, effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code or otherwise, shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

The Debtors shall assume the Indemnification Obligations for the current and former directors, officers, managers, employees, and other professionals of the Debtors, in their capacities as such. Notwithstanding the foregoing, nothing shall impair the ability of Reorganized Debtors to modify indemnification obligations (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) arising after the Effective Date; provided that none of the Reorganized Debtors shall amend or restate any Reorganized Cenveo Organizational Documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ Indemnification Obligations.

F. Collective Bargaining Agreements

All of the Debtors’ Collective Bargaining Agreements and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all unexpired Collective Bargaining Agreements.

G. Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, and supplements to, or restatements of, prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H. Reservation of Rights

Neither the inclusion of any Executory Contract or Unexpired Lease on the Debtors’ Schedules, or the Rejected Executory Contracts and Unexpired Leases Schedule, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or, after the Effective Date, the Reorganized Debtors, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

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I. Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases of nonresidential real property pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or, with respect to distributions to General Unsecured Claims from the General Unsecured Claims Cash Pool, the Initial General Unsecured Claims Distribution Date, or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date or, with respect to General Unsecured Claims, the Initial General Unsecured Claims Distribution Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), the Distribution Agent shall make initial distributions under the Plan on account of each Holder of an Allowed Claim in the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are disputed Claims, distributions on account of any such disputed Claims shall be made pursuant to the provisions set forth in Article VII. Except as specifically provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

On the Effective Date, the Reorganized Cenveo Equity Interests and the New Second Lien Debt shall be distributed pursuant to the terms set forth herein.

B. Partial Distributions on Account of Allowed General Unsecured Claims

The Reorganized Debtors shall be authorized, in consultation with the Claims Oversight Monitor, to cause partial distributions to be made on account of Allowed General Unsecured Claims before all General Unsecured Claims from the General Unsecured Claims Cash Pool are Allowed on each Quarterly Distribution Date in accordance with Article VI.E.2.b; provided, that the Reorganized Debtors shall use commercially reasonable efforts to cause the Initial General Unsecured Claims Distribution Date to occur no later than December 15, 2018, and thereafter, distributions on account of Allowed General Unsecured Claims shall be made in accordance with Article VI.E.2.b.

C. Rights and Powers of Distribution Agent

1. Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable and documented fees and expenses incurred by the applicable Distribution Agent on or after the Effective Date (including taxes) and any reasonable and documented compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the applicable Distribution Agent shall be paid in Cash by the Reorganized Debtors.

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D. Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a disputed Claim until all such disputes in connection with such disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the disputed Claim have been resolved by settlement or Final Order or the Claims have been Allowed or expunged. Any dividends or other distributions arising from property distributed to Holders of Allowed Claims in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class.

E. Delivery of Distributions and Fractional, Undeliverable, or Unclaimed Distributions

1. Record Date for Distribution

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, the Distribution Record Date shall not apply to publicly held securities if distributions to such securities will be effectuated through DTC.

2. Delivery of Distributions

a. Initial General Unsecured Claims Distribution Date

Except as otherwise provided herein, on the Initial General Unsecured Claims Distribution Date, the Distribution Agent shall make distributions to Holders of Allowed General Unsecured Claims as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ books and records as of the date of any such distribution; provided that the address for each Holder of an Allowed General Unsecured Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder, or, if no Proof of Claim has been Filed, the address set forth in the Schedules. If a Holder holds more than one Claim in any one Class, all Claims of the Holder will be aggregated into one Claim and one distribution will be made with respect to the aggregated Claim.

b. Quarterly Distribution Date

On each Quarterly Distribution Date or as soon thereafter as is reasonably practicable but in any event no later than thirty (30) days after each Quarterly Distribution Date, the Distribution Agent, in consultation with the Claims Oversight Monitor, shall make the distributions required to be made on account of Allowed Claims under the Plan on such date. Any distribution that is not made on the Effective Date or, with respect to General Unsecured Claims, the Initial General Unsecured Claims Distribution Date or on any other date specified herein because the Claim that would have been entitled to receive that distribution is not an Allowed Claim on such date, shall be distributed on the first Quarterly Distribution Date after such Claim is Allowed; provided that a distribution with respect to Allowed General Unsecured Claims on such Quarterly Distribution Date shall be subject to the (a) Allowance or disallowance by Final Order of all General Unsecured Claims having occurred or (b) the Bankruptcy Court having authorized a partial distribution on account of Allowed General Unsecured Claims after notice and a hearing upon a motion filed by the Reorganized Debtors. No interest shall accrue or be paid on the unpaid amount of any distribution paid on a Quarterly Distribution Date in accordance with Article VI.A.

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c. Delivery of Distributions on account of First Lien Notes Claims

Except as otherwise reasonably requested by the First Lien Notes Indenture Trustee, all distributions to Holders of First Lien Notes Claims shall be deemed completed when made to (or at the direction of) the First Lien Notes Indenture Trustee, which shall be deemed to be the Holder of all First Lien Notes Claims for purposes of distributions to be made hereunder. The First Lien Notes Indenture Trustee shall hold or direct such distributions for the benefit of the Holders of First Lien Notes Claims. As soon as practicable in accordance with the requirements set forth in this Article VI, the First Lien Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders to be made in accordance with the First Lien Notes Indenture and subject to the rights of the First Lien Notes Indenture Trustee to assert its First Lien Notes Indenture Trustee Charging Lien. If the First Lien Notes Indenture Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the cooperation of the First Lien Notes Indenture Trustee, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, the First Lien Notes Indenture Trustee Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the First Lien Notes Indenture Trustee).

On the Effective Date, the Reorganized Debtors shall pay (without duplication of amounts to be paid, if any, pursuant to the DIP Financing Orders) in full in Cash all reasonable and documented prepetition and postpetition fees, expenses, and reimbursements of the First Lien Notes Indenture Trustee (including the reasonable and documented fees and expenses of Pryor Cashman LLP) to the extent provided for under the First Lien Notes Indenture, without the need for the First Lien Notes Indenture Trustee to File a fee application with the Bankruptcy Court. Any such fees, expenses, or reimbursements invoiced after the Effective Date shall be paid promptly, but no later than five (5) Business Days after the Reorganized Debtors receive an invoice. The First Lien Notes Indenture Trustee shall retain all rights under the First Lien Notes Indenture to exercise its First Lien Notes Indenture Trustee Charging Lien against distributions to the Holders of First Lien Notes Claims.

From and after the Effective Date, the Reorganized Debtors shall pay in Cash all reasonable and documented post Effective Date fees, expenses, and reimbursements of the First Lien Notes Indenture Trustee, including, without limitation, all fees, expenses, and reimbursements incurred in connection with distributions made pursuant to the Plan or the cancellation and discharge of the First Lien Notes Indenture.

d. Delivery of Distributions on account of Second Lien Notes Claims

All distributions to Holders of Second Lien Notes Claims shall be deemed completed when made to (or at the direction of) the Second Lien Notes Trustee, which shall be deemed to be the Holder of all Second Lien Notes Claims for purposes of distributions to be made hereunder. As soon as practicable in accordance with the requirements set forth in this Article VI, distributions shall be made at the direction of the Second Lien Notes Indenture Trustee in accordance with the Second Lien Notes Indenture and subject to the rights of the Second Lien Notes Trustee to assert its Second Lien Notes Indenture Trustee Charging Lien. The Second Lien Notes Indenture Trustee may transfer or direct the transfer of such distributions directly through facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Second Lien Notes Claims to the extent consistent with the customary practices of DTC. If the Second Lien Notes Indenture Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the Second Lien Notes Trustee’s cooperation, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, the Second Lien Notes Indenture Trustee Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Second Lien Notes Trustee). The Second Lien Notes Indenture Trustee shall not incur any liability whatsoever on account of any distributions under the Plan.

e. Delivery of Distributions on account of FILO Notes Claims

Any distributions to Holders of FILO Notes Claims shall be deemed completed when made to (or at the direction of) the FILO Notes Indenture Trustee, which shall be deemed to be the Holder of all FILO Notes Claims for purposes of distributions to be made hereunder, provided, however, that non-Cash consideration, if any, shall not be distributed in the name of the FILO Notes Indenture Trustee. As soon as practicable in accordance with the requirements set forth in this Article VI, the FILO Notes Indenture Trustee shall cause such distributions (if any) to

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be made to or on behalf of such Holders in accordance with the FILO Notes Indenture and subject to the rights of the FILO Notes Indenture Trustee to assert its FILO Notes Indenture Trustee Charging Lien. If the FILO Notes Indenture Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the FILO Notes Indenture Trustee’s cooperation, shall make such distributions to the extent practicable to do so (provided that until such distributions are made, the FILO Notes Indenture Trustee Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the FILO Notes Indenture Trustee).

f. Delivery of Distributions on account of Unsecured Notes Claims

All distributions to Holders of Unsecured Notes Claims shall be deemed completed when made to (or at the direction of) the Unsecured Notes Indenture Trustee, which shall be deemed to be the Holder of all Unsecured Notes Claims for purposes of distributions to be made hereunder, provided, however, that non-Cash consideration, if any, shall not be distributed in the name of the Unsecured Notes Indenture Trustee. As soon as practicable in accordance with the requirements set forth in this Article VI, the Unsecured Notes Indenture Trustee shall cause such distributions to be made to or on behalf of such Holders in accordance with the Unsecured Notes Indenture and subject to the rights of the Unsecured Notes Indenture Trustee to assert its Unsecured Notes Indenture Trustee Charging Lien. The Unsecured Notes Indenture Trustee may transfer or direct the transfer of such distributions directly through facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Unsecured Notes Claims in accordance with the customary practices of DTC. If the Unsecured Notes Indenture Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the Unsecured Notes Indenture Trustee’s cooperation, shall make such distributions to the extent practicable to do so (provided, that until such distributions are made, the Unsecured Notes Indenture Trustee Charging Lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Unsecured Notes Indenture Trustee).

3. Minimum Distributions

Holders of Allowed Claims entitled to distributions of $50.00 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan, and its Holder shall be forever barred pursuant to Article VIII of this Plan from asserting that Claim against the Reorganized Debtors or their property.

Any Cash not distributed in accordance with the terms of the Plan to Holders of Allowed General Unsecured Claims in Class 5A and Class 5B shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code, and shall remain in the General Unsecured Claims Cash Pool for distribution on account of other Allowed General Unsecured Claims.

After all distributions have been made in accordance with the terms of the Plan to Holders of Allowed General Unsecured Claims in Class 5A and Class 5B, any Cash remaining in the General Unsecured Claims Cash Pool totaling less than or equal to $30,000 in the aggregate may be donated by the Claims Oversight Monitor to a charity of its choice.

4. No Fractional Distributions

No fractional shares or units of Reorganized Cenveo Equity Interests shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of shares or units of Reorganized Cenveo Equity Interests that is not a whole number, such Reorganized Cenveo Equity Interests, shall be rounded as follows: (a) fractions of greater than one-half shall be rounded to the next higher whole number and (b) fractions of one-half or less shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares or units of Reorganized Cenveo Equity Interests to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in payment of Cash of a fraction of a dollar, the actual payment shall be rounded as follows: (a) fractions of greater than half dollars shall be rounded to the next whole dollar and (b) fractions of less than half dollars shall be rounded to the next lower whole dollar.

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5. Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the time of such distribution. After such date, all unclaimed property or interests in property shall be redistributed Pro Rata as provided under the Plan (it being understood that, for purposes of this Article VI.E.5, “Pro Rata” shall be determined as if the Claim underlying such unclaimed distribution had been disallowed) and all other unclaimed property or interests in property (with the exception of property within the General Unsecured Claims Cash Pool Account) shall revert to the Reorganized Debtors without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

A distribution shall be deemed unclaimed if a holder has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

F. Securities Registration Exemption

Except with respect to the Reorganized Cenveo Equity Interests underlying the Management Incentive Plan, all shares or units of Reorganized Cenveo Equity Interests, and New Second Lien Debt issued under the Plan will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance upon section 1145 of the Bankruptcy Code. Shares or units of Reorganized Cenveo Equity Interests, and New Second Lien Debt issued under the Plan in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The Reorganized Cenveo Equity Interests, New Second Lien Debt issued pursuant to section 1145 of the Bankruptcy Code: (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any holder thereof that (1) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (2) has not been such an “affiliate” within ninety (90) days of such transfer, (3) has not acquired the Reorganized Cenveo Equity Interests, New Second Lien Debt from an “affiliate” within one year of such transfer, and (4) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. Reorganized Cenveo Equity Interests, New Second Lien Debt issued to Holders of First Lien Notes Claims hereunder, in each case in exchange for such Claims, shall be issued in reliance on section 1145 of the Bankruptcy Code, as applicable hereunder. Reorganized Cenveo Equity Interests underlying the Management Incentive Plan will be issued pursuant to another available exemption from registration under the Securities Act and other applicable law.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of the Reorganized Cenveo Equity Interests or New Second Lien Debt through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the Reorganized Cenveo Equity Interests or New Second Lien Debt, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects. Notwithstanding any policies, practices, or procedures of DTC or any other applicable clearing system, DTC and all other applicable clearing systems shall cooperate with and take all actions reasonably requested by a Distribution Agent or an indenture trustee to facilitate distributions to Holders of Allowed Claims without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent or indenture trustee shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Claims through the facilities of DTC.

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DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the Reorganized Cenveo Equity Interests or New Second Lien Debt are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized Cenveo Equity Interests or New Second Lien Debt are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

G. Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, Reorganized Cenveo, the Reorganized Debtors, and the Distribution Agent, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Debtors shall consult and cooperate with the Requisite First Lien Creditors in good faith to structure the Restructuring Transactions in a manner that will mitigate or eliminate any withholding obligations. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including (a) liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, (b) withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate, including using commercially reasonable efforts to obtain, if such information is not already in the possession of the Reorganized Debtors or the Distribution Agent, (i) in the case of a U.S. Holder, a properly executed IRS Form W-9 and, (ii) in the case of a non-U.S. Holder, a properly executed applicable IRS Form W-8 and any other forms required by any applicable law (or in each of the cases of clauses (i) and (ii) above, such Holder otherwise establishes eligibility for an exemption). The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H. Allocations

Unless otherwise specifically provided for in an order of the Bankruptcy Court, the Plan, or the Confirmation Order, distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed herein.

I. No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Bankruptcy Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law or the Intercreditor Agreements, postpetition interest shall not be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim for purposes of distributions under this Plan.

J. Setoffs and Recoupment

Except as otherwise expressly provided herein, the Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless: (a) the Debtors have consented (which consent shall not be unreasonably withheld), or (b) such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date and that such Holder asserts, has, or intends to preserve any right of recoupment or setoff pursuant to section 553 of the Bankruptcy Code or otherwise, or (c) such Holder timely Filed a Proof of Claim asserting any right of recoupment or setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

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K. Claims Paid or Payable by Third Parties

1. Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2. Claims Payable by Insurance Carriers

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice and Claims Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A. Claims Oversight Monitor

1. Appointment

On or prior to the Effective Date, the Committee, with the consent of the Debtors and the Requisite First Lien Creditors (provided that such consent shall not be unreasonably withheld), shall appoint the Claims Oversight Monitor to participate in the post-Effective Date reconciliation process for General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code. The role and responsibilities of the Claims Oversight Monitor shall terminate after all distributions are made to holders of Allowed General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code and the Reorganized Debtors so advise the Claims Oversight Monitor in writing (which notice must be sent via email to the Claims Oversight Monitor and counsel to the Claims Oversight Monitor, if any).

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2. Rights and Powers

The Claims Oversight Monitor and the Reorganized Debtors shall work cooperatively to expeditiously resolve General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code in a cost-effective and expeditious manner consistent with the procedures outlined in this Article VII. The Reorganized Debtors shall provide the Claims Oversight Monitor with no less than three (3) Business Days’ advance notice of any objections to be filed, or settlements to be entered into, with respect to any General Unsecured Claim or any Claim arising under section 503(b)(9) of the Bankruptcy Code. To the extent a dispute arises between the Reorganized Debtors and the Claims Oversight Monitor with respect to the resolution of a General Unsecured Claim or a Claim arising under section 503(b)(9) of the Bankruptcy Code that cannot be resolved consensually, the Claims Oversight Monitor shall have standing solely for the limited purpose of (a) being heard regarding any objection Filed with respect to a General Unsecured Claim or a Claim arising under section 503(b)(9) of the Bankruptcy Code by the Reorganized Debtors or any other party-in-interest and (b) seeking appropriate relief from the Bankruptcy Court, including objecting to a proposed settlement of any General Unsecured Claim or any Claim arising under section 503(b)(9) of the Bankruptcy Code.

Subject to Article VII.A.3, the Claims Oversight Monitor shall be authorized and empowered to retain and pay professionals (subject to the reasonable consent of the Reorganized Debtors, which consent shall not be unreasonably withheld or delayed) to represent it with respect to its responsibilities without the approval of the Bankruptcy Court.

3. Payment of Fees and Expenses

The reasonable and documented fees and expenses of the Claims Oversight Monitor, including the fees and expenses of any professionals retained by the Claims Oversight Monitor, in each case, solely to the extent associated with the reconciliation process for the General Unsecured Claims and the Claims arising under section 503(b)(9) of the Bankruptcy Code, shall be paid by the Reorganized Debtors up to the amount of $100,000 in the aggregate without further notice or approval from the Bankruptcy Court upon no less than thirty (30) days of receipt of each invoice. For the avoidance of doubt, the Reorganized Debtors shall have no obligation to pay any fees and expenses of the Claims Oversight Monitor, including the fees and expenses of any professionals retained by the Claims Oversight Monitor, in excess of $100,000 in the aggregate (and any such additional fees and/or expenses shall be paid from the General Unsecured Claims Cash Pool Account).

B. Allowance of Claims

After the Effective Date, each of the Debtors or the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date (unless such Claim is deemed Allowed pursuant to the Plan or the Confirmation Order). Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed pursuant to the Plan or a Final Order, including the Confirmation Order (when it becomes a Final Order), allowing such Claim. For the avoidance of doubt, there is no requirement to file a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan.

C. Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors, in consultation with the Claims Oversight Monitor, shall have the exclusive authority: (a) to File, withdraw, or litigate to judgment objections to Claims; (b) to settle or compromise any disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.N.

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D. Estimation of Claims

Before or after the Effective Date, the Debtors (with the consent of the Requisite First Lien Creditors) or the Reorganized Debtors, in consultation with the Claims Oversight Monitor, may at any time request that the Bankruptcy Court estimate any disputed Claim or disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during any appeal relating to such objection. In the event that the Bankruptcy Court estimates any disputed, contingent, or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Debtors or the Reorganized Debtors, as applicable, in consultation with the Claims Oversight Monitor, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

E. Adjustment to Claims Register Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Reorganized Debtors upon stipulation between the impacted Holder of any Claim or Interest and the Debtor or Reorganized Debtor, as applicable, in consultation with the Claims Oversight Monitor, without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

F. Time to File Objections to General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code

Any objections to General Unsecured Claims and Claims arising under section 503(b)(9) of the Bankruptcy Code shall be Filed by the Reorganized Debtors, in consultation with the Claims Oversight Monitor, on or before the Claims Objection Deadline, as such deadline may be extended from time to time, in consultation with the Claims Oversight Monitor.

G. Amendments to Claims

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, in consultation with the Claims Oversight Monitor.

H. Distributions After Allowance

To the extent that a disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of a court of competent jurisdiction allowing any disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date.

I. Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim plus applicable interest, if any.

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ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the Plan is and shall be deemed a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. The compromises, settlements, and releases described herein shall be deemed nonseverable from each other and from all other terms of the Plan. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors, in consultation with the Claims Oversight Monitor, may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

Without limiting the foregoing, in exchange for the consideration provided herein, entry of the Confirmation Order shall constitute approval of the Global Settlement.

B. Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a proof of claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date with respect to a Claim that is Unimpaired by the Plan. Subject to the terms and conditions of the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

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C. Debtor Release

AS OF THE EFFECTIVE DATE, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, EXCEPT FOR THE RIGHTS THAT REMAIN IN EFFECT FROM AND AFTER THE EFFECTIVE DATE TO ENFORCE THE PLAN AND THE RESTRUCTURING DOCUMENTS, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, AND EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN THE CONFIRMATION ORDER, TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, THE RELEASED PARTIES WILL BE DEEMED CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER RELEASED AND DISCHARGED, TO THE EXTENT PERMITTED BY LAW, BY THE DEBTORS AND THEIR ESTATES, THE REORGANIZED DEBTORS, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER AFFILIATES FROM ANY AND ALL CLAIMS, INTERESTS, CAUSES OF ACTION, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, REMEDIES, LOSSES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), OR THEIR ESTATES, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT THE DEBTORS, OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), OR THEIR ESTATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER PERSON, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, CAUSES OF ACTION, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY OF THE DEBTORS AND ANY RELEASED PARTY, THE RESTRUCTURING AND EACH OF THE RESTRUCTURING TRANSACTIONS, THE RESTRUCTURING OF ANY CLAIM OR INTEREST BEFORE OR DURING THE CHAPTER 11 CASES, THE DISCLOSURE STATEMENT, THE DIP FACILITIES, THE RESTRUCTURING SUPPORT AGREEMENT, THE PLAN, INCLUDING THE ISSUANCE OR DISTRIBUTION OF REORGANIZED CENVEO EQUITY INTERESTS AND NEW SECOND LIEN DEBT PURSUANT TO THE PLAN OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN, THE PLAN SUPPLEMENT, AND RELATED AGREEMENTS, INSTRUMENTS, AND OTHER DOCUMENTS (INCLUDING THE RESTRUCTURING DOCUMENTS), AND THE NEGOTIATION, FORMULATION, OR PREPARATION THEREOF, THE SOLICITATION OF VOTES WITH RESPECT TO THE PLAN, OR ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE OF THE PLAN RELATED OR RELATING TO THE FOREGOING.

D. Third Party Release

AS OF THE EFFECTIVE DATE, EXCEPT FOR THE RIGHTS THAT REMAIN IN EFFECT FROM AND AFTER THE EFFECTIVE DATE TO ENFORCE THE PLAN AND THE RESTRUCTURING DOCUMENTS, FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, AND EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN THE CONFIRMATION ORDER FOR THE PLAN, TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, THE RELEASED PARTIES WILL BE DEEMED FOREVER RELEASED AND DISCHARGED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, BY THE RELEASING PARTIES, IN EACH CASE FROM ANY AND ALL CLAIMS AND INTERESTS, CAUSES OF ACTION, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, REMEDIES, LOSSES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), OR THEIR ESTATES, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT

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SUCH HOLDERS OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER PERSON, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), OR THEIR ESTATES, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS (AS THE CASE MAY BE), THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, CAUSES OF ACTION, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY OF THE DEBTORS AND ANY RELEASED PARTY, THE RESTRUCTURING AND EACH OF THE RESTRUCTURING TRANSACTIONS, THE RESTRUCTURING OF ANY CLAIM OR INTEREST BEFORE OR DURING THE CHAPTER 11 CASES, THE DIP FACILITIES, THE DISCLOSURE STATEMENT, THE RESTRUCTURING SUPPORT AGREEMENT, THE PLAN, INCLUDING THE ISSUANCE OR DISTRIBUTION OF REORGANIZED CENVEO EQUITY INTERESTS, NEW SECOND LIEN DEBT AND PURSUANT TO THE PLAN OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN, THE PLAN SUPPLEMENT, AND RELATED AGREEMENTS, INSTRUMENTS, AND OTHER DOCUMENTS (INCLUDING THE RESTRUCTURING DOCUMENTS), AND THE NEGOTIATION, FORMULATION, OR PREPARATION THEREOF, THE SOLICITATION OF VOTES WITH RESPECT TO THE PLAN, OR ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE OF THE PLAN RELATED OR RELATING TO THE FOREGOING.

E. Exculpation

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, NO EXCULPATED PARTY SHALL HAVE OR INCUR LIABILITY FOR, AND EACH EXCULPATED PARTY IS HEREBY RELEASED AND EXCULPATED FROM, ANY CAUSE OF ACTION FOR ANY CLAIM RELATED TO ANY ACT OR OMISSION IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF, THE CHAPTER 11 CASES, IN WHOLE OR IN PART, THE DEBTORS, THE FORMULATION, PREPARATION, DISSEMINATION, NEGOTIATION, OR FILING OF THE RESTRUCTURING SUPPORT AGREEMENT AND RELATED PREPETITION TRANSACTIONS, THE DIP FACILITIES, THE DISCLOSURE STATEMENT, THE PLAN, OR THE RESTRUCTURING, ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE DISCLOSURE STATEMENT OR THE PLAN, THE FILING OF THE CHAPTER 11 CASES, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE PURSUIT OF CONSUMMATION OF THE PLAN, THE ADMINISTRATION AND IMPLEMENTATION OF THE PLAN, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, OR THE DISTRIBUTION OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, EXCEPT FOR CLAIMS OR CAUSES OF ACTION ARISING FROM TO AN ACT OR OMISSION THAT IS JUDICIALLY DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED ACTUAL FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE. THE EXCULPATED PARTIES HAVE, AND UPON COMPLETION OF THE PLAN SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE LAWS WITH REGARD TO THE SOLICITATION OF VOTES AND DISTRIBUTION OF CONSIDERATION PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.

FOR THE AVOIDANCE OF DOUBT, NOTHING IN THE PLAN SHALL LIMIT THE LIABILITY OF ATTORNEYS TO THEIR RESPECTIVE CLIENTS PURSUANT TO RULE 1.8(H) OF THE NEW YORK RULES OF PROFESSIONAL CONDUCT.

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F. Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR FOR OBLIGATIONS ISSUED OR REQUIRED TO BE PAID PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER, ALL ENTITIES THAT HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO THE PLAN, DISCHARGED PURSUANT TO THE PLAN, OR ARE SUBJECT TO EXCULPATION PURSUANT TO THE PLAN, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST, AS APPLICABLE, THE DEBTORS, REORGANIZED DEBTORS, THE RELEASED PARTIES, OR THE EXCULPATED PARTIES: (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (B) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (C) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR THE ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (D) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH ENTITY HAS EITHER (1) TIMELY FILED A PROOF OF CLAIM ASSERTING A RIGHT OF SETOFF OR RECOUPMENT, OR (2) TIMELY ASSERTED SUCH SETOFF OR RECOUPMENT RIGHT IN A DOCUMENT FILED WITH THE BANKRUPTCY COURT EXPLICITLY PRESERVING SUCH SETOFF OR RECOUPMENT, AND NOTWITHSTANDING AN INDICATION OF A CLAIM OR INTEREST OR OTHERWISE THAT SUCH ENTITY ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF OR RECOUPMENT PURSUANT TO APPLICABLE LAW OR OTHERWISE; AND (E) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN.

G. Subordination Rights

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code, the Intercreditor Agreements or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. Except as provided in the Plan, all subordination rights that a Holder of a Claim may have with respect to any distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors, their respective property, and Claim and Interest Holders and is fair, equitable, and reasonable.

H. Release of Liens

Except (a) with respect to the Liens securing (1) the Exit Facilities, (2) the New Second Lien Debt, (3) any Additional Exit Financing, and (4) to the extent elected by the Debtors, with the consent of the Requisite First Lien Creditors, with respect to an Allowed Other Secured Claim in accordance with Article III.B.2, or (b) as otherwise

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provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates, other than the Liens and security interests securing the DIP ABL Credit Facility which, if not otherwise paid in full in Cash, shall remain in full force and effect and shall secure all obligations arising under, and in connection with, the Exit ABL Facility, shall be fully released and discharged, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A. Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or occur in conjunction with the occurrence of the Effective Date (or shall be waived pursuant to Article IX.B):

1. The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably acceptable to the Debtors, the Requisite First Lien Creditors, and, to the extent it is materially inconsistent with respect to the Plan, reasonably acceptable to the Committee, and such Confirmation Order shall be a Final Order;

2. The DIP Financing Orders shall have been entered by the Bankruptcy Court and the DIP Financing Orders and the DIP Credit Agreements shall be in full force and effect in accordance with their terms, and no DIP Termination Event (as defined in the DIP Financing Orders) or Event of Default (as defined in the DIP Credit Agreements) shall have occurred or be continuing;

3. The Professional Fee Escrow shall have been established and funded in Cash in accordance with Article II.B;

4. The General Unsecured Recovery Cash Pool Account shall have been established and funded in Cash in accordance with Article IV;

5. The New Second Lien Debt Documents shall have been executed and delivered by each Entity party thereto, the Debtors shall have issued the indebtedness contemplated thereby, and any conditions precedent related thereto shall have been satisfied, waived or satisfied contemporaneously with the occurrence of the Effective Date;

6. All documentation related to the Exit Facilities shall have been executed and delivered by each Entity party thereto, the Debtors shall have issued the indebtedness contemplated thereby, and any conditions precedent related thereto shall have been satisfied, waived or satisfied contemporaneously with the occurrence of the Effective Date;

7. The Reorganized Cenveo Equity Interests shall have been issued;

8. All accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date shall be paid in full in Cash;

9. The Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

56

10. All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and tendered for delivery to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws, and all conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (or will be satisfied and waived substantially concurrently with the occurrence of the Effective Date); and

11. All authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated herein shall have been obtained, not be subject to unfulfilled conditions and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on any of the transactions contemplated herein.

B. Waiver of Conditions

The conditions to the Effective Date of the Plan set forth in this Article IX may be waived only by consent of the Debtors, with the written consent of the Requisite First Lien Creditors, (and, solely with respect to the condition specified in Article IX.A.4, the Committee), or the Reorganized Debtors, as applicable, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan, subject to the terms of the Bankruptcy Code and the Bankruptcy Rules.

C. Substantial Consummation

“Substantial consummation” of the Plan, as defined by section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

D. Effect of Non-Occurrence of Conditions to the Effective Date

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders of a Claim or Interest, or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments

The Debtors, with the consent of the Requisite First Lien Creditors and the Exit ABL Agent (solely with respect to the Exit ABL Facility), and in consultation with counsel to the Committee, reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and the Bankruptcy Rules and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors, with the consent of the Requisite First Lien Creditors and the Exit ABL Agent (solely with respect to the Exit ABL Facility), and in consultation with counsel to the Committee, expressly reserve their rights to alter, amend, or modify materially the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided, however, that notwithstanding anything to the contrary in the Plan or the Confirmation Order, the treatment of the FILO Notes Claims and the Debtors’ and the Reorganized Debtors’ obligations to pay the FILO Professional Fees and Expenses in accordance with the Plan may not be amended or modified without the written consent of the Holders of a majority of the principal amount outstanding under the FILO Notes, and the treatment of any other Claims or Interests held by any Allianz Parties may not be amended or modified in a manner disproportionately adverse to the Allianz Parties as compared to any other Holder of Claims in the same Class without the written consent of the Allianz Parties Holding such Claims.

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B. Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of the Plan

The Debtors reserve the right, with the consent of the Requisite First Lien Creditors, and in consultation with counsel to the Committee, to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan shall: (1) constitute a waiver or release of any Claims or Interests; (2) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims or the non-Debtor subsidiaries; or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity, including the non-Debtor subsidiaries.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests; provided that, for the avoidance of doubt, the Bankruptcy Court’s retention of jurisdiction with respect to such matters shall not preclude the Debtors or the Reorganized Debtors, in consultation with the Claims Oversight Monitor, as applicable, from seeking relief from any other court, tribunal, or other legal forum of competent jurisdiction with respect to such matters;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, cure costs pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Reorganized Debtors amending, modifying, or supplementing, after the Confirmation Date, pursuant to Article V, any Executory Contracts or Unexpired Leases to the schedule of Executory Contracts and Unexpired Leases to be assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. adjudicate controversies, if any, with respect to distributions to Holders of Allowed Claims;

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5. adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to Causes of Action;

7. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VII and enter such orders as may be necessary or appropriate to implement and/or enforce such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K.1;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. hear and determine matters concerning exemptions from state and federal registration requirements in accordance with section 1145 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

59

22. enforce all orders previously entered by the Bankruptcy Court;

23. hear any other matter not inconsistent with the Bankruptcy Code; and

24. enter an order concluding or closing the Chapter 11 Cases.

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect

Subject to Article IX.A and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B. Additional Documents

On or before the Effective Date, the Debtors, with the consent of the Requisite First Lien Creditors (such consent not to be unreasonably withheld), and in consultation with counsel to the Committee, may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order in accordance with Article IX.A hereof. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

D. Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

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E. Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or Reorganized Debtors, the Ad Hoc First Lien Committee/Requisite First Lien Creditors, and the Committee shall be served on:

Debtors:	Cenveo, Inc. 200 Stamford Place, Stamford, Connecticut 06902 Attn.: Ayman Zameli and Ian Scheinmann

with copies to:

Counsel to Debtors

Kirkland & Ellis LLP

Kirkland & Ellis International LLP

601 Lexington Avenue

New York, New York 10022

Attn.: Jonathan S. Henes, P.C., George Klidonas

Kirkland & Ellis LLP

Kirkland & Ellis International LLP

300 North LaSalle Drive

Chicago, Illinois 60654

Attn.: Gregory F. Pesce and Melissa N. Koss

Counsel to the Committee

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10036

Attn.: Eric Chafetz

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attn.: Kenneth A. Rosen, Mary E. Seymour, and Bruce Buechler

Counsel to the Ad Hoc First Lien Committee/Requisite First Lien Creditors	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attn.: Brett Lawrence, Erez Gilad, and Gabriel Sasson

F. Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

G. Entire Agreement

The Plan and Confirmation Order supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan and Confirmation Order.

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H. Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall be prohibited from altering or interpreting such term or provision to make it valid or enforceable, provided that at the request of the Debtors, with the reasonable consent of the Requisite First Lien Creditors, and in consultation with counsel to the Committee, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such terms or provision shall then be applicable as altered or interpreted provided that any such alteration or interpretation shall be acceptable to the Debtors, with the reasonable consent of the Requisite First Lien Creditors, and in consultation with counsel to the Committee. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without consent from the Debtors, with the reasonable consent of the Requisite First Lien Creditors, and in consultation with counsel to the Committee; and (c) nonseverable and mutually dependent.

I. Dissolution of Committee

On the Effective Date, the Committee will dissolve; provided, however, that, following the Effective Date, the Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) applications, and any relief related thereto, for compensation by Professionals and requests for allowance of Administrative Expense Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; and (b) any appeals of the Confirmation Order or other appeal to which the Committee is a party. Upon the dissolution of the Committee, the Committee Members and their respective Professionals will cease to have any duty, obligation or role arising from or related to the Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the Committee Members or advisors to the Committee after the Effective Date, except for the limited purposes identified above.

[Remainder of the Page Intentionally Left Blank.]

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Respectfully submitted, as of June 5, 2018

Cenveo, Inc.

Cadmus Delaware, Inc.

Cadmus Financial Distribution, Inc.

Cadmus International Holdings, Inc.

Cadmus Journal Services, Inc.

Cadmus Marketing Group, Inc.

Cadmus Marketing, Inc.

Cadmus Printing Group, Inc.

Cadmus UK, Inc.

Cadmus/O’Keefe Marketing, Inc.

CDMS Management, LLC

Cenveo CEM, Inc.

Cenveo CEM, LLC

Cenveo Corporation

Cenveo Omemee, LLC

Cenveo Services, LLC

CNMW Investments, Inc.

Colorhouse China, Inc.

Commercial Envelope Manufacturing Co., Inc.

CRX Holding, Inc.

CRX JV, LLC

Discount Labels, LLC

Envelope Product Group, LLC

Expert Graphics, Inc.

Garamond/Pridemark Press, Inc.

Lightning Labels, LLC

Madison/Graham Colorgraphics Interstate Services, Inc.

Madison/Graham Colorgraphics, Inc.

Nashua Corporation

Nashua International, Inc.

Old TSI, Inc.

Port City Press, Inc.

RX JV Holding, Inc.

RX Technology Corp.

Vaughan Printers Incorporated

VSUB Holding Company

By:	/s/ Ayman Zameli
Name:	Ayman Zameli
Title:	Chief Restructuring Officer

Exhibit B

Corporate Organization Chart

Cenveo®

Cenveo, Inc. (Colorado)
CNMW Investments, Inc. (Delaware)
Cenveo Corporation (Delaware)
49%
Legend
Issuer
Borrower
Main Operating Company
Non Debtor
No Activity
JV Interest
Discount Labels, LLC (Indiana)
Envelope Products Group, LLC (Delaware)
50%
Cenveo CEM, LLC (Delaware)
RX JV Holding, Inc. (Delaware)
Nashua Corporation (Massachusetts)
Lightning Labels, LLC (Delaware)
Cenveo Services, LLC (Colorado)
Colorhouse China, Inc. (Colorado)
Madison/Graham Colorgraphics, Inc. (California)
Cenveo Omemee, LLC (Delaware)
Cadmus Printing Group, Inc. (Virginia)
Port City Press, Inc. (Maryland)
CDMS Management, LLC (Delaware)
Cadmus International Holdings, Inc. (Virginia)
Vaughan Printers Incorporated (Florida)
Cadmus Marketing Group, Inc. (Virginia)
50%
CRX JV, LLC (Delaware)
Cenveo CEM, Inc. (Delaware)
50%
Nashua FSC Limited (Jamaica)
Nashua International, Inc. (Delaware)
Nashua P.R., Inc. (Puerto Rico)
TEC-Print, LLC (Tennessee)
35%
Madison/Graham Colorgraphics Interstate Services, Inc. (California)
3120887 Nova Scotia Company
Cadmus Financial Distribution, Inc. (Virginia)
Cadmus KnowledgeWorks International Ltd. (Mauritius Holding Co.)
VSUB Holding Company (Virginia)
Cadmus Marketing, Inc. (Virginia)
CRX Holding, Inc. (Delaware)
Commercial Envelope Manufacturing Co., Inc. (New York)
Expert Graphics, Inc. (Virginia)
Cenveo Publisher Services India Limited (India)
Cadmus/O'Keefe Marketing, Inc. (Virginia)
RX Technology Corp. (Delaware)
1%
Garamond/Pridemark Press, Inc. (Maryland)
Glyph International UK Limited (UK)
Old TSI, Inc. (f/k/a Three Score, Inc.) (Georgia)
Cadmus Journal Services, Inc. (Virginia)
Cadmus Delaware, Inc. (f/k/a Dynamic Diagrams, Inc.) (Delaware)
Cadmus UK, Inc. (Virginia)

Cenveo

Exhibit C

Valuation Analysis

Valuation Analysis1

A. Overview

Rothschild and Greenhill have performed an analysis of the estimated value of the Company on a going-concern basis as of May 30, 2018 (the “Valuation Date”). This Valuation Analysis should be read in conjunction with Article IX of the Disclosure Statement, entitled “Certain Risk Factors to be Considered Before Voting”.

In preparing its analysis, Rothschild and Greenhill have, among other things: (i) discussed with certain of the Debtors’ senior executives and management the Debtors’ current operations and prospects; (ii) reviewed certain of the Debtors’ internal financial and operating data, including the updated Financial Projections prepared by the Debtors on May 29, 2018 reflecting the latest financial outlook and relating to their business and their prospects for the calendar years 2018 through 2022; (iii) discussed with certain of the Debtors’ senior executives and management key assumptions related to the Financial Projections; (iv) prepared discounted cash flow analyses based on the Financial Projections; (v) considered the market value of certain publicly-traded companies in businesses generally comparable to the Debtors’ operating businesses; (vi) considered the value assigned to certain precedent change-of-control transactions for businesses generally comparable to the Debtors’ operating businesses; and (vii) conducted such other analyses as Rothschild and Greenhill deemed necessary under the circumstances. Rothschild and Greenhill also have considered a range of potential risk factors, including, but not limited to: (a) the Debtors’ pro forma capital structure; and (b) the business challenges facing the Debtors; and (c) their ability to meet projected growth and profitability targets included in the Financial Projections. Rothschild and Greenhill assumed, without independent verification, the accuracy and completeness of all of the financial and other information as provided to Rothschild and Greenhill by the Debtors or their representatives. Rothschild and Greenhill also assumed that the Financial Projections have been reasonably prepared on a basis reflecting the Debtors’ best estimates and judgment as to future operating and financial performance. Rothschild and Greenhill did not make any independent evaluation or appraisal of the Debtors’ assets or liabilities, nor did Rothschild and Greenhill verify any of the information it reviewed. To the extent the valuation is dependent upon the Reorganized Debtors’ achievement of the Financial Projections, the valuation must be considered speculative. Rothschild and Greenhill do not make any representation or warranty, and is not giving an opinion, as to the fairness of the terms of the Plan.

In addition to the foregoing, for purposes of its analyses Rothschild and Greenhill relied upon the following assumptions with respect to the valuation of the Debtors:

•	The Debtors successfully reorganize with an assumed emergence date of June 30, 2018 (the “Effective Date”).

•	The Debtors are able to emerge from the restructuring process with a viable capital structure and adequate liquidity.

•	The Debtors’ pro forma debt levels as of the Effective Date will be approximately $396.7 million, including $67.2 million under the ABL Exit Facility, $16.5 million of Capital Leases, $212.9 million under the Exit First Lien Term Loan (the “Exit Term Facility”), and $100.0 million of Second Lien Notes (the “New Second Lien Debt”).

•	General financial and market conditions as of the Effective Date will not differ materially from those conditions prevailing as of the Valuation Date.

[1]	Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Amended Joint Chapter 11 Plan of Reorganization of Cenveo, Inc., et al (as may be further amended, modified or supplemented, the “Plan”), or the Amended Disclosure Statement for the Joint Chapter 11 Plan of Reorganization for Cenveo, Inc., et al. (as may be further amended, modified or supplemented, the “Disclosure Statement”), as applicable.

•	As a result of such analyses, review, discussions, considerations, and assumptions, Rothschild and Greenhill estimate the Debtors’ total enterprise value (“TEV”) at approximately $546.0 million to $648.0 million assuming an equal weighting of the various valuation methodologies employed (based on the methodologies used for each individual segment in preparing a sum-of-the-parts valuation). Rothschild and Greenhill also added to these TEV estimates the estimated NOL value at the estimated midpoint of the TEV range to calculate a distributable value (“Distributable Value”). Rothschild and Greenhill then reduced such Distributable Value estimates by the Debtors’ total estimated pro forma net debt and tax-effected Cenveo Pension Plan, Lancaster Pension Plan, OPEB and multiemployer pension plan liabilities upon emergence in order to calculate an implied distributable equity value. After deducting the estimated value of the Management Incentive Plan (“MIP”) stock appreciation rights of approximately $0.7 million to $3.6 million, Rothschild and Greenhill estimate the implied distributable reorganized equity value (the “Distributable Equity Value”) will range from approximately $102.2 million to $201.2 million.

•	To calculate the NOL value used in estimating the Distributable Equity value, Rothschild and Greenhill received independent analysis from Zolfo Cooper LLP and Cenveo’s tax advisors, Ernst & Young LLP, detailing NOL balances and projected usage at the estimated midpoint TEV. Rothschild and Greenhill then estimated the present value of the NOLs by discounting the NOL tax savings using the cost of equity (equally-weighted by segment).

($ in millions)
		Plan valuation
	Plan value[1]	Low	High
TEV	$594.0	$546.0	$648.0
NOLs[2]	17.5	17.5	17.5

Distributable value	$611.5	$563.5	$665.5
Exit Debt
Exit ABL Facility	$67.2	$67.2	$67.2
Exit Term Facility[3]	212.9	212.9	212.9
Capital Leases	16.5	16.5	16.5
New Second Lien Debt	100.0	100.0	100.0

Exit debt	$396.7	$396.7	$396.7
Less: cash	(20.0)	(20.0)	(20.0)

Net debt at emergence	$376.7	$376.7	$376.7
Retirement liabilities[4,5]	84.0	84.0	84.0

Implied Equity Value	$150.8	$102.8	$204.8
Less: MIP warrant value[6]	(1.8)	(0.7)	(3.6)

Distributable Equity Value	$149.0	$102.2	$201.2
Total shares (in millions)[7]	10.0	10.0	10.0

Equity value / share	$14.90	$10.22	$20.12

Notes:

1	Based on estimated midpoint of sum-of-the-parts analysis which differs from the consolidated estimated midpoint
2	Based on forecast from Ernst & Young LLP and discounted at the average cost of equity
3	Assumes repayment of the $50 million FILO Notes
4	Retirement liabilities comprised of underfunding amounts under single-employer defined benefit Cenveo Pension Plan, Lancaster Pension Plan, multi-employer pension plans and OPEB
5	Tax-effected at 26.2% (21% federal and ~5.2% blended state tax rate)
6	Reflects MIP stock options, stock appreciation rights or other similar appreciation awards exercisable for 7.0% of Reorganized Cenveo Equity Interests at a exercise price equal to 75% of First Lien Notes Claims at par plus accrued interest and with an illustrative 7 year tenor
7	Assumption for illustrative purposes

Any variance in actual results from the estimates set forth in the Financial Projections could have a material impact on the valuation achieved. These estimated ranges of values are based on a hypothetical value that reflects the estimated intrinsic value of the Debtors derived through the application of various valuation methodologies. It should be understood that, although subsequent developments from the date of this valuation analysis may affect Rothschild and Greenhill’s conclusions contained herein, Rothschild and Greenhill do not have any obligation to update, revise, or reaffirm its estimate. The summary set forth herein does not purport to be a complete description of the analyses performed by Rothschild and Greenhill. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of TEV set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of TEV do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Rothschild and Greenhill assume that the Reorganized Debtors will continue as the owner and operator of their businesses and assets and those assets are operated in accordance with the Financial Projections. Depending on the results of the Debtors’ operations or changes in the financial markets, the TEV of the Reorganized Debtors as of the Effective Date may differ materially from that disclosed herein.

In addition, and as discussed in Article IX of the Disclosure Statement entitled “Certain Risk Factors to be Considered Before Voting,” the valuation of newly issued securities, such as the Reorganized Cenveo Equity, is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the TEV estimated by Rothschild and Greenhill does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. As noted in Article IX of the Disclosure Statement, the Debtors do not anticipate that there will be an established market for the Reorganized Cenveo Equity Interests, which may be subject to transfer restrictions preventing or limiting trading in such securities.

B. Valuation Methodology

The following is a brief summary of certain financial analyses performed by Rothschild and Greenhill to arrive at its range of estimated TEV. Rothschild and Greenhill’s valuation analysis must be considered as a whole. Reliance on only one of the methodologies used, or portions of the analysis performed, could create a misleading or incomplete conclusion as to the TEV. The summary set forth below does not purport to be a complete description of the analyses performed by Rothschild and Greenhill. Rothschild and Greenhill performed and equally weighted these valuation analyses (based only on the relevant methodologies utilized for each individual segment in preparing a sum-of-the-parts valuation), resulting in a consolidated range of TEVs based on the sum of the value of (i) the Envelopes business, plus (ii) the Labels business, plus (iii) the Print business. Corporate expenses were allocated to each of the business segments’ financials based on discussions with and guidance from management.

(i) Discounted Cash Flow Analysis

The discounted cash flow (the “DCF”) analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the business’s weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based on its target capital structure. Rothschild and Greenhill’s calculated Discount Rate includes a traditional cost of equity capital calculation using the Capital Asset Pricing Model. Based on this methodology, Rothschild and Greenhill used a Discount Rate range calculated based on the cost of capital for companies that Rothschild and Greenhill deemed comparable. The TEV was determined by calculating the present value of the Reorganized Debtors’ unlevered after-tax free cash flows based on the Financial Projections, plus an estimate for the value of the Reorganized Debtors beyond the projection period known as the terminal value. The terminal value is estimated using the perpetuity growth method based on broker research reports and management guidance for the envelopes, labels, and print industries, discounted back to June 30, 2018. Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect its cost of capital and perpetuity growth rate. In applying the above methodology, Rothschild and Greenhill utilized the Financial Projections for the period beginning June 30, 2018, and ending December 31, 2022, to calculate unlevered after-tax free cash flows for each of the Debtors’ business segments (Envelopes, Labels, and Print). Free cash flow includes sources and uses of cash not reflected in the income statement, such as capital expenditures, cash taxes, changes in working capital, other non-cash adjustments, and after-tax pension expense. These cash flows, along with the terminal value, are discounted back to June 30, 2018 using a range of Discount Rates calculated in a manner described above to arrive at a range of TEVs.

(ii) Comparable Company Analysis

The comparable company valuation analysis estimates the value of a company based on a relative comparison with publicly traded companies with similar operating and financial characteristics (the “Peer Group”). Under this methodology, the TEV for each selected public company was determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt for such company (at book value), minority interests, and after-tax unfunded pension and OPEB liabilities. Those enterprise values are commonly expressed as multiples of various measures of operating statistics. For this analysis, Rothschild and Greenhill examined enterprise values as multiples of EBITDA plus pension and OPEB expenses (“EBITDAP”). In addition, each of the Peer Group’s sales growth, operational performance, operating margins, profitability, leverage and business trends were examined. Based on these analyses, financial multiples are calculated to apply to the Reorganized Debtors’ projected financial performance.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the Reorganized Debtors. Common criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, end markets, market presence and size and scale of operations. The selection of appropriate comparable companies is often difficult, a matter of professional judgment, and subject to limitations due to sample size and the availability of meaningful market-based information. It should be noted that none of the selected companies are identical to the Debtors.

Due to the unique nature of the Debtors’ business segments, Rothschild and Greenhill selected Peer Groups and separately calculated market multiples for both (i) Envelopes and (ii) Print. A comparable companies analysis was not completed for the Labels business, as Rothschild and Greenhill determined there was not a suitable comparable peer set available based on a variety of factors, including a lack of peer companies with similar product offering, end market focus and financial characteristics, among other things. Rothschild and Greenhill examined the selected Peer Groups’ estimated EBITDAP multiples to value Envelopes and Print. In determining the applicable multiple and related ranges, Rothschild and Greenhill considered a variety of factors, including both qualitative attributes and quantitative measures such as historical and projected revenue growth, profitability, cost structure, size, and similarity in business lines.

(iii) Precedent Transactions Analysis

The precedent transactions analysis estimates value by examining comparable merger and acquisition (“M&A”) transactions. The valuations paid in such acquisitions or implied in such mergers are analyzed as ratios of various financial results. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Reorganized Debtors. Rothschild and Greenhill reviewed recent M&A transactions involving global print companies for Print and global labels transactions for Labels. Many of the transactions analyzed occurred in different fundamental and other market conditions from those prevailing in the marketplace currently and, therefore, may not be the best indication of value in the current market. Rothschild and Greenhill focused on last twelve month (“LTM”) EBITDAP multiples for Labels and Print, in comparing the valuations of the selected companies involved in the relevant precedent transactions. A precedent transactions analysis was not used for the Envelopes business, as Rothschild and Greenhill determined there is not sufficient data in order to use this methodology for the valuation due to limited publicly available information for precedent transactions in the envelope space. The analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition value of the companies concerned. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction and there are inherent differences between the businesses, operations, and prospects of each target. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors, and issues that could affect the price an acquirer is willing to pay in an acquisition. The number of completed transactions for which public data is available also limits this analysis. Furthermore, the data available for all the precedent transactions may have discrepancies due to varying sources of information.

For Labels and Print, Rothschild and Greenhill selected both strategic and financial sponsor-backed transactions in the labels and print industries, respectively, that were announced and closed since 2012. Under this methodology, the enterprise value of such companies is determined by an analysis of the consideration paid and the debt assumed in the M&A transaction, including any after-tax unfunded pension liabilities, where applicable and available. As in a comparable company valuation analysis, the analysis establishes benchmarks for valuation by deriving financial multiples and ratios, standardized using common variables. These derived multiples are then applied to the Debtors’ LTM EBITDAP per the Financial Projections in order to ascertain a TEV range.

THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. THE DEBTORS’ FINANCIAL PROJECTIONS ON WHICH THE VALUATION WAS BASED ARE UNAUDITED AND MAY NOT HAVE BEEN PREPARED IN COMPLIANCE WITH ACCOUNTING PRINCIPALS, INCLUDING GAAP.

THE ESTIMATED CALCULATION OF A TEV RANGE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS AS SET FORTH IN THE FINANCIAL PROJECTIONS, AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED AND MANY OF WHICH ARE OUTSIDE OF THE DEBTORS’ CONTROL. THE FOREGOING VALUATION COULD BE MATERIALLY AFFECTED BY THE RISK FACTORS DISCUSSED IN ARTICLE IX OF THE DISCLOSURE STATEMENT.

THE CALCULATIONS OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE TEV STATED HEREIN DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE FOR THE REORGANIZED DEBTORS. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZED ENTERPRISE VALUE RANGES ASSOCIATED WITH THIS VALUATION ANALYSIS. NO RESPONSIBILITY IS TAKEN BY ROTHSCHILD OR GREENHILL FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATIONS ARE ASSUMED TO REVISE THIS CALCULATION OF THE REORGANIZED DEBTORS’ VALUE TO REFLECT EVENTS OR CONDITIONS THAT SUBSEQUENTLY OCCUR. THE CALCULATIONS OF VALUE DO NOT CONFORM TO THE STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE.

Exhibit D

Liquidation Analysis

Liquidation Analysis

Overview

This Liquidation Analysis1 has been prepared assuming that the Debtors hypothetically convert their chapter 11 cases to undertake a liquidation under chapter 7 of the Bankruptcy Code as of June 30, 2018 (the “Conversion Date”). Except as otherwise noted herein, the values reflected in this Liquidation Analysis are based upon the Debtors’ unaudited books and records as of February 24, 2018, and those values are assumed to be representative of the Debtors’ assets and liabilities as of the Conversion Date. This Liquidation Analysis also assumes that the Bankruptcy Court would appoint a chapter 7 trustee (the “Trustee”) on the Conversion Date to oversee the liquidation of the Debtors’ Estates, during which time substantially all of the Debtors’ assets would be sold, abandoned, surrendered, or otherwise liquidated, as applicable, and the Cash proceeds, net of liquidation-related costs, would then be distributed in accordance with applicable law.

This Liquidation Analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the American Institute of Certified Public Accountants. Although the Debtors consider the estimates and assumptions set forth herein to be reasonable under the circumstances, such estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the Debtors’ control. Accordingly, there can be no assurance that the results set forth by this Liquidation Analysis would be realized if the Debtors were actually liquidated pursuant to chapter 7 of the Bankruptcy Code, and actual results in such a case could vary materially from those presented herein, and distributions available to Holders of Claims and Interests could differ materially from the projected recoveries set forth by this Liquidation Analysis.

THIS LIQUIDATION ANALYSIS IS A HYPOTHETICAL EXERCISE THAT HAS BEEN PREPARED FOR THE SOLE PURPOSE OF PRESENTING A REASONABLE GOOD FAITH ESTIMATE OF THE PROCEEDS THAT WOULD BE REALIZED IF THE DEBTORS WERE LIQUIDATED IN ACCORDANCE WITH CHAPTER 7 OF THE BANKRUPTCY CODE AS OF THE CONVERSION DATE. THIS LIQUIDATION ANALYSIS IS NOT INTENDED AND SHOULD NOT BE USED FOR ANY OTHER PURPOSE. THIS LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS’ ASSETS AS A GOING CONCERN AND THERE MAY BE A SIGNIFICANT DIFFERENCE BETWEEN THE VALUES AND RECOVERIES REPRESENTED IN THIS LIQUIDATION ANALYSIS AND THE VALUES THAT MAY BE REALIZED OR CLAIMS GENERATED IN AN ACTUAL LIQUIDATION.

NOTHING CONTAINED IN THIS LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM BY THE DEBTORS. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THIS LIQUIDATION ANALYSIS. THE DEBTORS RESERVE ALL RIGHTS TO SUPPLEMENT, MODIFY, OR AMEND THE ANALYSIS SET FORTH HEREIN.

[1]	Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Amended Joint Chapter 11 Plan of Reorganization of Cenveo, Inc., et al (as may be further amended, modified or supplemented, the “Plan”), or the Amended Disclosure Statement for the Joint Chapter 11 Plan of Reorganization for Cenveo, Inc., et al. (as may be further amended, modified or supplemented, the “Disclosure Statement”), as applicable.”

The Debtors have determined, as summarized in this Liquidation Analysis, that Confirmation of the Plan will provide Holders of Claims and Interests with a recovery that is not less than what they would otherwise receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

Basis of Presentation:

The deadline for Filing Proofs of Claim against the Debtors’ Estates occurred on May 7, 2018 at 5:00 p.m. Eastern Time (the “General Claims Bar Date”),2 shortly before the Filing of this Liquidation Analysis, and the Debtors have therefore neither fully evaluated the Claims filed against the Debtors nor adjudicated such Claims before the Bankruptcy Court. Accordingly, the actual amount and/or priority of Claims Allowed against the Debtors’ Estates may differ from the Claim amounts used in this Liquidation Analysis.

As noted above, this Liquidation Analysis is based on the Debtors’ books and records as of February 24, 2018, except where otherwise indicated, and the actual value of assets available for distribution in the event of an actual liquidation may differ materially from the assets assumed to be available pursuant to this Liquidation Analysis.

Global Notes & Assumptions:

This Liquidation Analysis should be read in conjunction with, and is qualified in its entirety by, the following notes and assumptions:

1.	Additional Claims. The cessation of business in a chapter 7 liquidation is likely to cause additional Claims to be asserted against the Debtors’ Estates that otherwise would not exist absent such a liquidation. Examples of these kinds of Claims include employee-related Claims, tax liabilities, Claims related to the rejection of Unexpired Leases and Executory Contracts, and other Claims. These additional Claims could be significant and, in certain circumstances, may be entitled to priority under the Bankruptcy Code. No adjustment has been made for these potential Claims in this Liquidation Analysis.

2.	Intercompany Relationships; Non-Debtor Affiliates. In order to estimate the Debtors’ recovery with respect to certain intercompany balances and investments in a chapter 7 liquidation, this Liquidation Analysis assumes substantially all of the Debtors’ non-Debtor subsidiaries will undertake parallel liquidations, whereby the proceeds of such liquidations are, in turn, distributed in accordance with priority of Claims and ownership.

[2]	The governmental bar date is not until August 1, 2018 [Docket No. 173].

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3.	Length of liquidation process. The Liquidation Analysis assumes a process of 12 months from the Conversion Date to conduct the orderly disposition of substantially all the Debtors’ assets, to collect receivables, to arrange for distributions, and to wind-down the Debtors’ Estates. However, the wind-down of the Debtors’ non-Debtor subsidiaries may be substantially more complex and require significantly more time, which delays and associated costs could materially reduce the recoveries contemplated herein.

Specific Notes to the Liquidation Analysis:

A. Gross Proceeds

1.	Cash

•	The liquidation proceeds of Cash and Cash equivalents for all Debtor entities holding Cash is estimated to be 100% of the projected balance at Conversion Date per the Debtors’ unaudited financial statements as of February 24, 2018.

2.	Accounts Receivable, Net

•	The Debtors’ Accounts Receivable balance represents receivables from revenue amongst the Debtors three business units.

•	The Liquidation Analysis assumes that the Trustee will retain a limited staff to handle collection efforts for the Debtors’ outstanding trade accounts receivable.

•	For purposes of the Liquidation Analysis, the liquidation proceeds of receivables from revenue were estimated to range from 60 – 73% of net book value, which is based on, among other things, historical practices, customer size and makeup, and taking into consideration that certain customers are also trade vendors.

•	Approximately 24% of trade receivables are owed to the Debtors by customers that are also trade vendors (“Customer Vendors”). For purposes of this Liquidation Analysis, the Debtors have assumed certain challenges in collecting accounts receivable for the Customer Vendors due to Customer Vendors’ potential application of certain credits, rebates, setoffs, or other similar attributes.

3.	Inventory

•	The Debtors’ inventory is divided into three major categories for purposes of this Liquidation Analysis: (a) raw materials, (b) work in process; and (c) finished goods. Inventory is stated on the Debtors’ books and records at the lower of (a) cost or (b) market value. The Debtors’ determination of market value is based on current inventory levels, expectations of future demand, and the product life cycles for the various inventory types.

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•	“Raw Material” primarily consists of unopened and uncut commodity paper products and materials that range in different weights, lengths, and types. Other raw materials consist of film, ink, adhesives, packing cartons, packing corrugate, printing plates, and other miscellaneous materials. This Liquidation Analysis assumes a 52 – 62% recovery for this category of inventory.

•	“Work in Process” or “WIP” includes finished goods waiting to be wrapped and/or shipped, raw materials that are staged for upcoming job orders, and “true” WIP, or materials currently in production state. This Liquidation Analysis assumes a 63 – 73% recovery for this category of inventory.

•	“Finished Goods” includes but is not limited to envelopes (custom, specialty, and stock), print products (e.g., annual reports, direct-mail marketing materials, corporate identity materials, etc.), and custom labels for various industries. This Liquidation Analysis assumes a 65 – 75% recovery for this category of inventory due to, among other things, the customized nature of the majority of these goods, which makes it difficult to find substitute buyers.

•	In aggregate, the Debtors assume a 60 – 70% recovery for Inventory.

4.	Prepaid Expenses & Other Current Assets

•	Prepaid expenses consist of several accounts, including but not limited to prepaid maintenance, rent, postage, and insurance accounts. For purposes of this Liquidation Analysis, the Debtors have assumed no recoveries for all prepaid expenses.

•	Other Current Assets consist of various accounts, including but not limited to vendor rebate credits, tax receivables, escrow monies related to the sale of one of the Debtors’ envelope businesses,[3] and other miscellaneous accounts. The Liquidation Analysis assumes a 12 – 15% recovery for Other Current Assets.

[3]	On November 8, 2017, Cenveo executed a certain asset purchase agreement whereby it sold its Quality Park envelope business, a leading producer of quality envelopes, mailing supplies and assorted packaging items, to an entity named QP Holdings, LLC.

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•	In aggregate, the Debtors assume a 9 – 11% recovery for prepaid expenses and other current assets.

5.	Property, Plant, and Equipment, Net (“PP&E”)

•	PP&E includes machinery and equipment, buildings and land, leasehold improvements, software, and hardware.

•	This Liquidation Analysis assumes a recovery of 54% – 72% for machinery and equipment, 54% – 81% for buildings and land, no recovery for leasehold improvements, and 11 – 21% recovery for all other PP&E.

•	In aggregate, the Debtors assume a 41 – 58% recovery for PP&E.

6.	Goodwill, Net

•	The Liquidation Analysis ascribes no value to goodwill.

7.	Other Intangible Assets, Net

•	Intangible assets consist of, but are not limited to, certain intellectual property, such as trademarks and tradenames and patents, as well as certain real estate assets.

•	The Liquidation Analysis assumes a 2 – 5% recovery on trademarks and tradenames and a 25 – 50% recovery on patents.

•	On March 31, 2017, the Debtors engaged real estate advisor, VanRock Real Estate Consulting, LLC (“VanRock”), to provide, among other things, real estate consulting services and restructuring and cost savings initiatives across Cenveo’s real estate portfolio [See Docket Nos. 225 and 316]. The Debtors, through VanRock, engaged Colliers International (“Colliers”) to provide market values on all of its leased and owned properties. Colliers determined the fair market value of the Debtors’ properties based on market knowledge, comparable leases and properties, and overall current market conditions at each location. Colliers’ analysis was done on a “going concern” basis. This Liquidation Analysis assumes a 50 – 75% recovery on the fair market value of certain real estate assets as determined by Colliers.

•	The Liquidation analysis also assumes no recovery for all other intangible assets.

•	In aggregate, the Debtor assumes a 6 – 10% recovery for Other Intangible Assets.

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8.	Other Assets

•	Other Assets consist of spare parts, annuity investments, deferred finance charges, investments in subsidiaries, company owned life insurance, deposits related to lease agreements, and utility services, and other long term assets.

•	The Liquidation Analysis assumes a 25 – 50% recovery of spare parts, an 80 – 90% recovery of the annuity investment, a 80 – 100% recovery for company owned life insurance, and no recovery on all other long term assets.

•	In aggregate, the Debtor assumes a 30 – 39% recovery for Other Assets.

9.	Avoidance Actions

•	Proceeds from Avoidance Actions may be available for distribution to Holders of Administrative Claims, Other Priority Claims, and General Unsecured Claims in accordance with the priorities established by the Bankruptcy Code. The Debtors, however, believe that recoveries from such actions, if any, would be speculative in nature and have not included any such proceeds in the Liquidation Analysis.

B. Liquidation Costs

1.	Liquidator and/or Brokerage Fees

•	It is assumed that the Trustee will engage a broker to run a sale process for the Debtors’ Inventory, PP&E, and select Intangible Assets.

•	The Liquidation Analysis estimates brokerage fees at 2 – 3% of gross sales proceeds related to the aforementioned assets.

2.	Wind Down Costs

•	Wind down costs consist primarily of the ordinary course general and administrative costs that will be required to operate the Debtors’ businesses for a 12-month period after the Conversion Date.

•	The Liquidation Analysis estimates wind down costs, in the aggregate, at approximately 10% of the Debtors’ projected 2018 non-GAAP general and administrative expenses. This amount represents approximately 3 – 4% of gross liquidation proceeds.

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3.	Severance Costs

•	The Liquidation Analysis assumes that the Trustee will substantially reduce employee headcount to a minimal staff over the estimated 12-month period, although the majority of any such employee-related reductions are assumed to be incurred following an initial six-month period after the Conversion Date.

•	This Liquidation Analysis assumes that all terminated employees will receive severance equal to two-weeks’ salary. However, the severance period and corresponding costs could differ materially from the assumptions set forth by this Liquidation Analysis, thereby reducing recoveries available to Holders of Claims and Interests.

•	For purposes of this Liquidation Analysis, the Debtors have estimated severance costs to equal the latest two-weeks’ payroll estimate provided in the 13-week cash flow projection model. This amount represents approximately 4 – 5% of gross liquidation proceeds.

4.	Chapter 7 Trustee Fees

•	Pursuant to sections 326 and 330 of the Bankruptcy Code, the Bankruptcy Court may allow reasonable compensation for the Trustee’s services, not to exceed 25% on the first $5,000 or less, 10% on any amount in excess of $5,000 but not in excess of $50,000, 5% on any amount in excess of $50,000 but not in excess of $1 million, and reasonable compensation not to exceed 3% of such moneys in excess of $1 million, upon all moneys disbursed or turned over in the case by the Trustee to parties in interest. For purposes of this Liquidation Analysis, these fees are simplified to 2 – 3% of liquidation proceeds realized, excluding Cash, at each Debtor entity.

5.	Other Professional Fees

•	Pursuant to section 726 of the Bankruptcy Code, the allowed administrative expenses incurred by the Trustee, including expenses affiliated with selling the Debtors’ assets and winding down operations, will be entitled to payment in full prior to any distribution to chapter 11 Administrative Claims and Other Priority Claims. This Liquidation Analysis estimates professional fees to be approximately 3% of the total liquidation proceeds realized at each Debtor entity, which is based on expected fees and expenses of legal, financial, and other professionals as well as the complexity of the Debtors’ liquidation and wind-down.

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C. Distribution of Proceeds

1.	Superpriority Carve-Out

•	Paragraph 2.3 of the DIP Financing Orders provides that certain unpaid holdback and accrued professional fees and expenses shall be entitled to priority above DIP Financing Claims as well as Claims and fees to which the DIP Financing Claims are senior. The Liquidation Analysis estimates this amount at approximately $15.8 million.

2.	DIP ABL Credit Facility Claims

•	The Liquidation Analysis assumes that the DIP ABL Credit Facility Claims will total approximately $77.9 million as of the Conversion Date, which represents the projected pro forma balance of $60.7 million owed under the DIP ABL Credit Agreement plus the assumption that all letters-of-credit, which total $17.2 million, are cash collateralized upon conversion.[4]

•	The Liquidation Analysis further assumes that DIP ABL Credit Facility Claims will first be satisfied in full via proceeds from collateral secured under the DIP ABL Credit Facility or the DIP ABL Credit Facility Documents in both the low and high recovery scenarios.

3.	FILO Notes Claims

•	The Liquidation Analysis assumes that the aggregate principal amount indebted, plus any unpaid interest as of the Petition Date, under the FILO Notes is $50.2 million.

•	The Liquidation Analysis concludes that FILO Notes Claims will receive approximately 70 – 100% in a chapter 7 liquidation.

[4]	The Liquidation Analysis does not contemplate an assertion of or distribution on account of any Adequate Protection Claims (as defined in the Plan) arising under the DIP Financing Orders.

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4.	DIP Term Loan Claims

•	The Liquidation Analysis assumes that the aggregate principal amount indebted, plus any accrued but unpaid interest as of the Petition Date, under the DIP Term Facility is $100.6 million.[5]

•	The Liquidation Analysis concludes that DIP Term Claims will receive approximately 50 – 99% in a chapter 7 liquidation.

5.	Capital Lease Claims

•	Capital lease claims include payments due to certain lessors and financers of the Debtors’ equipment. The Debtors obtain some of their equipment by entering into a capital lease or equipment financing transaction with a lessor whereby the Debtors are allowed to use the equipment in exchange for payment to the lessor, and the lessor retains a security interest in the equipment. Capital leases are leases that meet the accounting rules to record both assets and debt on the balance sheet. The capital lease claims are secured by the associated leased assets. With respect to equipment financing transactions, the Debtors own outright certain equipment and borrowed money against that equipment to fund operations. The debt for the equipment financing transactions are collateralized by the associated assets.

•	The Liquidation Analysis assumes that the aggregate principal amount indebted under capital leases is $16.5 million.

•	The Liquidation Analysis concludes that Capital Lease Claims will first be satisfied in full via proceeds from collateral secured under the individual capital leases in both the low and high recovery scenarios.

6.	First Lien Notes Claims

•	The Liquidation Analysis assumes that the aggregate principal amount indebted, plus any accrued but unpaid interest as of the Petition Date, under the First Lien Notes is approximately $556.3 million.

•	The Liquidation Analysis concludes that First Lien Notes Claims will receive no recovery in a chapter 7 liquidation.

[5]	The Liquidation Analysis does not contemplate an assertion of or distribution on account of any Adequate Protection Claims (as defined in the Plan) arising under the DIP Financing Orders.

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7.	Second Lien Notes Claims

•	The Liquidation Analysis assumes that the aggregate principal amount indebted, plus any accrued but unpaid interest as of the Petition Date, under the Second Lien Notes is $248.9 million.

•	The Liquidation Analysis concludes that Second Lien Notes Claims will receive no recovery in a chapter 7 liquidation.

8.	Administrative Claims

•	Administrative Claims arising in a hypothetical chapter 7 liquidation may include, among other things: (a) Claims arising pursuant to section 503(b)(9) of the Bankruptcy Code; (b) postpetition trade payables; (c) accrued postpetition employee obligations; (d) accrued taxes; (e) accrued utility payments; (f) post-petition intercompany payables; and (g) other liabilities incurred by the Estates in the ordinary course of business.

•	This Liquidation Analysis assumes there will be approximately $90.6 million of Administrative Claims outstanding as of the Conversion Date. The deadline for Filing Proofs of Claim for General Unsecured Claims against the Debtors’ Estates occurred on May 7, 2018 , as well as Claims that may have been filed against the Debtors alleging that such Claims are entitled to administrative priority under the Bankruptcy Code. As a result, the total amount of Administrative Claims allowed in the Chapter 11 Cases could differ materially from the assumptions set forth by this Liquidation Analysis, thereby reducing recoveries available to Holders of Claims and Interests in a chapter 7 liquidation.

•	The Liquidation Analysis concludes that Administrative Claims will receive approximately 6 – 9% in a chapter 7 liquidation.

9.	General Unsecured Claims

•	General Unsecured Claims arising in a hypothetical chapter 7 liquidation may include, among other things: (a) prepetition trade Claims; (b) prepetition rejection damages Claims; (c) Claims for damages arising from the termination or rejection of the Debtors’ various supply agreements or contracts; (d) Claims related to OPEB; (e) Claims related to the PBGC; (f) Multiemployer Pension Plan Withdrawal Claims; (g) Non-Qualified Supplemental Executive Retirement Claims; (h) Unsecured Notes Claims; and (i) numerous other types of prepetition liabilities.

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•	General Unsecured Claims do not include Administrative Claims, Professional Fee Claims, Priority Tax Claims, Other Priority Claims, Section 510(b) Claims, First Lien Notes Secured Claims, Second Lien Notes Claims, FILO Notes Claims, and Intercompany Claims.

•	The Liquidation Analysis concludes that General Unsecured Claims will receive no recovery in a chapter 7 liquidation.

10.	Section 510(b) Claims

•	This Liquidation Analysis assumes that there will be no recoveries on account of Section 510(b) Claims in a chapter 7 liquidation.

11.	Prepetition Intercompany Claims

•	Prepetition Intercompany Claims includes Claims assumed to be asserted by Debtors.

•	This Liquidation Analysis concludes that Prepetition Intercompany Claims will receive no recovery in a chapter 7 liquidation.

12.	Intercompany Interests

•	This Liquidation Analysis concludes there will be no recoveries on account of Intercompany Interests in a chapter 7 liquidation.

13.	Cenveo Interests

•	This Liquidation Analysis concludes there will be no recoveries on account of Cenveo Interests in a chapter 7 liquidation.

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Cenveo, Inc.

Liquidation Analysis—Summary

($ in millions)

				Hypothetical Recovery
		Book Value /Claim		%		$
	Notes	Low	High	Low	High	Low	High
Gross Proceeds:
Cash	A1	$7.3	$7.3	100%	100%	$7.3	$7.3
Accounts Receivable, Net	A2	155.8	155.8	60%	73%	92.8	114.3
Inventory	A3	80.1	80.1	60%	70%	48.2	56.2
Prepaid Expenses & Other Current Assets	A4	44.7	44.7	9%	11%	3.9	4.8
Property, Plant and Equipment, Net	A5	178.8	178.8	41%	58%	73.9	103.6
Goodwill, Net	A6	168.6	168.6	0%	0%	—	—
Other Intangible Assets, Net	A7	106.0	106.0	6%	10%	6.3	11.0
Other Assets	A8	25.3	25.3	30%	39%	7.5	10.0

Total Debtor Assets		$766.5	$766.5	31%	40%	$239.9	$307.2
Less: Liquidation Costs:
Liquidator and/or Brokerage Fees	B1					($4.1)	($3.6)
Wind Down Costs	B2					(9.1)	(9.1)
Severance Costs	B3					(11.2)	(11.2)
Chapter 7 Trustee Fees	B4					(7.0)	(6.0)
Other Professional Fees	B5					(7.2)	(9.2)

Total Liquidation Costs						($38.5)	($39.1)

Net Liquidation Proceeds						$201.4	$268.1

Distribution of Proceeds:
Less: Superpriority Carve-Out	C1	15.8	15.8	100%	100%	(15.8)	(15.8)

Remaining Amount Available for Distribution						$185.6	$252.3
Less: DIP ABL Credit Facility Claims	C2	77.9	77.9	100%	100%	(77.9)	(77.9)

Remaining Amount Available for Distribution						$107.7	$174.4
Less: FILO Notes Claims	C3	50.2	50.2	70%	100%	(35.4)	(50.2)

Remaining Amount Available for Distribution						$72.3	$124.2
Less: DIP Term Loan Claims	C4	100.6	100.6	50%	99%	(50.4)	(99.2)

Remaining Amount Available for Distribution						$21.9	$25.0
Less: Capital Lease Claims	C5	16.5	16.5	100%	100%	(16.5)	(16.5)

Remaining Amount Available for Distribution						$5.4	$8.5
Less: First Lien Notes Claims	C6	556.3	556.3	0%	0%	—	—

Remaining Amount Available for Distribution						$5.4	$8.5
Less: Second Lien Notes Claims	C7	248.9	248.9	0%	0%	—	—

Remaining Amount Available for Distribution						$5.4	$8.5
Less: Administrative Claims	C8	90.6	90.6	6%	9%	(5.4)	(8.5)

Remaining Amount Available for Distribution						—	—
Less: General Unsecured Claims	C9	397.7	397.7	0%	0%	—	—

Remaining Amount Available for Distribution						—	—
Less: Section 510(b) Claims	C10	N/A	N/A	N/A	N/A	—	—

Remaining Amount Available for Distribution						—	—
Less: Prepetition Intercompany Claims	C11	N/A	N/A	N/A	N/A	—	—

Remaining Amount Available for Distribution						—	—
Less: Intercompany Interests	C12	N/A	N/A	N/A	N/A	—	—

Remaining Amount Available for Distribution						—	—
Less: Cenveo Interests	C13	N/A	N/A	N/A	N/A	—	—

Remaining Amount Available for Distribution						—	—

12

Exhibit E

Financial Projections

Financial Projections

In connection with the Disclosure Statement, the Debtors’ management team (“Management”) prepared financial projections (“Financial Projections”) for Cenveo, Inc.1 for fiscal years 2018 through 2022 (the “Projection Period”). The Financial Projections were prepared by Management with the assistance of the Debtors’ advisers and are based on a number of assumptions made by Management with respect to the future performance of the Debtors’ operations. Although Management has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, there can be no assurance that such assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Debtors’ financial results and must be considered. Accordingly, the Financial Projections should be reviewed in conjunction with a review of the risk factors set forth in the Disclosure Statement and the assumptions described herein, including all relevant qualifications and footnotes.

The Debtors believe that the Plan meets the feasibility requirements set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

These Financial Projections were not prepared with a view toward compliance with published guidelines of the United States Securities and Exchange Commission or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. An independent auditor has not examined, compiled or performed any procedures with respect to the prospective financial information contained in this Exhibit and, accordingly, it does not express an opinion or any other form of assurance on such information or its achievability. The Debtors’ independent auditor assumes no responsibility for, and denies any association with, the prospective financial information.

Principal Assumptions for the Financial Projections

The Financial Projections are based on, and assume the successful implementation of, the Debtors’ business plan (the Latest Financial Outlook or “LFO”). Both the LFO and the Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors or their advisers. In addition, the assumptions do not take into account the uncertainty and disruption of business that may accompany a restructuring pursuant to the Bankruptcy Code.

Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period will likely vary from the projected results. These variations may be material. Accordingly, no definitive representation can be or is being made with respect to the accuracy of the Financial Projections or the ability of the Debtors to achieve the projected results of operations. See “Risk Factors.”

[1]	Cenveo, Inc. and all subsidiary entities

In deciding whether to vote to accept or reject the Plan, holders of Claims entitled to vote to accept or reject the Plan must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections. See “Risk Factors.”

Moreover, the Financial Projections were prepared solely in connection with the restructuring pursuant to the Plan.

Under Accounting Standards Codification “ASC” 852, “Reorganizations” (“ASC 852”), the Debtors note that the Financial Projections reflect the operational emergence from chapter 11 but not the impact of fresh start accounting that will likely be required upon the occurrence of the Effective Date. Fresh start accounting requires all assets, liabilities, and equity instruments to be valued at “fair value.” The Financial Projections account for the reorganization and related transactions pursuant to the Plan. While the Debtors expect that they will be required to implement fresh start accounting upon emergence, they have not yet completed the work required to quantify the effect upon the Financial Projections, which effect could be material.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

The Financial Projections contain statements which constitute “forward-looking statements” within the meaning of the Securities Act and the Securities Exchange Act. Forward-looking statements in the Financial Projections include the intent, belief, or current expectations of the Debtors and members of its management team with respect to the timing of, completion of, and scope of the current restructuring, Plan, Business Plan, bank financing, and debt and equity market conditions and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based.

While the Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Select Risk Factors Related to the Financial Projections

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond Management’s control. Many factors could cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. A description of the risk factors associated with the Plan, the Disclosure Statement, and the Financial Projections is included in Article IX of the Disclosure Statement.

Financial Projection General Assumptions

Basis of presentation (non-GAAP)

•	Non-GAAP P&L excludes certain expenses including intangibles amortization, stock-based compensation, restructuring charges, integration and impairment charges, as well as interest expense and taxes.

•	Fiscal 2018 projections include fiscal Q1 FY 2018 actual results.

•	Balance sheet projections include adjustments for fresh start accounting and other emergence sources and uses for illustrative purposes only; projections are non-GAAP and not created in accordance with American Institute of Certified Public Accountants Statement of Position 90-7.

Non-GAAP P&L

•	Revenue

•	Product portfolio and business segments include envelope converting, commercial printing, and label manufacturing.

•	The Company operates an extensive network of strategically located manufacturing facilities, serving a diverse base of customers.

•	Primary methods of distribution of the principal products for three three segments are by freight carriers, direct shipment via express mail and the United States postal system.

•	Cost of Sales / Fixed Overhead

•	Primarily consists of raw materials costs, labor and related overhead costs of personnel engaged in production, logistics, procurement and other supply chain provisioning activities including freight.

•	Primary raw materials include paper, ink, film, offset plates and chemicals, with paper accounting for the majority of total material costs.

•	The costs of delivering finished goods to customers are recorded as freight costs and included in cost of sales.

•	Cost of sales also includes allocations of vendor rebate credits and medical rebates

•	Fixed overhead includes allocation of insurance and worker’s compensation

•	Includes depreciation expenses

•	Operating Expenses

•	Primarily consists of sales, general and administrative expenses.

•	Sales expenses primarily include personnel costs, sales commissions, and related corporate overhead expenses.

•	General and administrative expenses consist primarily of salary and benefit costs for executive and administrative staff, the use and maintenance of administrative offices, including information technology, legal, financial, human resources, and other corporate functions.

•	Includes depreciation and amortization expenses.

•	Includes allocation of IT expenses.

•	Does not include management incentive compensation

Non-GAAP Cash Flows

•	Non-Cash Restructuring Expenses

•	Primarily consists of asset impairment charges of property, plant and equipment write-offs for plant closings and consolidations in FY 2018

•	Management Incentive Compensation

•	Assumes $6.5 million of annual management incentive compensation beginning in FY 2019 (half or $3.3 million paid in 2H FY 2018)

•	Change in Working capital

•	Driven by ordinary course changes in accounts receivable, accounts payable, inventory, other current assets and other current liabilities

•	Other Operating Activities

•	Primarily consists of integration expenses, professional fees for chapter 11 process as well as asset write-offs associated with plant closings

•	Also includes stock-based compensation provisions and other non-cash charges

•	Cash Interest

•	Interest expenses prior to the emergence is calculated based on the interest rates on DIP Term Facility, DIP ABL Credit Facility, and FILO Notes, and presented without debt pay down for illustrative purposes

•	Interest expenses for post emergence period is based on pro forma $212.9 million term loan with interest rate of LIBOR plus 750 basis points as well as $100.0 million second lien take back paper with interest rate of 12.0%.

•	Pro forma term loan is presented with $0.5 million quarterly pay down and pro forma second lien take back paper is presented without debt pay down for illustrative purposes.

•	Cash Taxes

•	Cash Taxes based on analyses conducted by the Company’s tax advisors in conjunction with the Joint Chapter 11 Plan of Reorganization of Cenveo Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code

•	The analyses contemplate an asset sale (for tax purposes only) of the pre-Effective Date entities to Cenveo Corporation.

•	Also includes annual cash taxes paid in entities held in Indian jurisdictions

•	Non-cash Interest

•	Primarily consists of Original Issuance Discount (OID) for existing debt facilities.

•	Capital expenditures

•	Primarily reflects facility upgrades and procurement of production equipment, corporate IT, real estate, and other investments including related to cost savings programs

•	Other Activities

•	Includes costs associated with the capital structure changes for the emergence.

Non-GAAP Balance Sheet

•	Accounts Receivables

•	Accounts receivables are recorded net of reserves for sales returns and allowances and provisions for doubtful accounts. Allowances are based on analyses of historical trends, aging of accounts receivable balances and the creditworthiness of customers.

•	Inventory

•	Inventory includes raw materials, work in process and finished goods. Inventory is stated at the lower of cost or market value, with cost determined on a first-in, first-out or average cost basis.

•	Plant Property & Equipment

•	Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined using a straight-line method over the estimated useful lives of the assets.

•	Other Intangibles Assets

•	Intangible assets include acquired technology, customer relationships, trademarks and trade names and other intangibles.

•	Intangible assets with determinable lives are amortized on a straight- line basis over the estimated useful life assigned to these assets. Intangible assets that are expected to generate cash flows indefinitely are not amortized, but are evaluated for impairment using the relief-from-royalty method.

•	Goodwill

•	Includes illustrative fresh start accounting adjustment at emergence (pro forma June 30, 2018). Goodwill is held constant over the projection period for illustrative purposes.

•	Other Liabilities (Pension and OPEB)

•	Book value of U.S. Qualified Pension Plans, Multiemployer Pension Plan, and OPEB. Projections based on estimates from the Debtors’ actuarial advisors.

1. Non-GAAP P&L	Actual	Projection	Projection	Projection	Projection	Projection	Projection	Projection	Projection
($ in millions)	1Q18	2Q18	3Q18	4Q18	FY18	FY19	FY20	FY21	FY22
Total Revenue	$313.4	$292.2	$301.5	$314.8	$1,221.8	$1,217.8	$1,228.8	$1,240.5	$1,253.1
YoY Growth (%)	(9.5%)	(9.0%)	(7.5%)	(5.5%)	(7.9%)	(0.3%)	0.9%	0.9%	1.0%
Cost of Sales / Fixed Overhead	269.9	248.1	251.3	261.5	1,030.8	1,014.3	1,012.7	1,011.4	1,016.9

Gross Profit	$43.5	$44.1	$50.1	$53.3	$191.0	$203.5	$216.1	$229.1	$236.2
Gross Margin (%)	13.9%	15.1%	16.6%	16.9%	15.6%	16.7%	17.6%	18.5%	18.8%
Operating Expenses	40.5	39.1	38.5	39.1	157.2	154.1	153.1	152.1	152.1

Operating Income	$3.0	$5.0	$11.7	$14.2	$33.8	$49.4	$63.0	$77.0	$84.1
Operating Margin (%)	0.9%	1.7%	3.9%	4.5%	2.8%	4.1%	5.1%	6.2%	6.7%
D&A	11.7	11.5	11.5	11.5	46.2	43.7	39.6	34.5	32.1

Adjusted EBITDA	$14.7	$16.5	$23.2	$25.7	$80.1	$93.1	$102.7	$111.4	$116.2
Adjusted EBITDA Margin (%)	4.7%	5.6%	7.7%	8.2%	6.6%	7.6%	8.4%	9.0%	9.3%

2. Non-GAAP Cash Flow Metrics	Projection	Projection	Projection	Projection	Projection	Projection	Projection
($ in millions)	3Q18	4Q18	2H18	FY19	FY20	FY21	FY22
Adjusted EBITDA	$23.2	$25.7	$49.0	$93.1	$102.7	$111.4	$116.2
Professional Fees	—	—	—	—	—	—	—
Management Compensation	(1.6)	(1.6)	(3.3)	(6.5)	(6.5)	(6.5)	(6.5)
Restructuring & impairment charges	(9.7)	(0.9)	(10.6)	(4.7)	(4.7)	(4.7)	(4.7)
Interest Expenses	(6.5)	(12.4)	(18.8)	(37.0)	(35.8)	(34.1)	(33.1)
Cash Taxes	(0.1)	(6.4)	(6.5)	(0.8)	(1.4)	(1.7)	(2.5)
Non-Cash Restructuring Expenses	2.5	—	2.5	—	—	—	—
Pension adjustment	(5.5)	(1.9)	(7.4)	(12.7)	(8.8)	(8.1)	(7.5)
Non-Cash Interest	—	—	—	—	—	—	—
Change in Working Capital	5.3	8.3	13.6	2.4	6.9	(0.6)	(1.2)
Other Operating Activities	0.0	0.0	0.0	(0.0)	0.0	—	(0.0)

Operating Cash Flow	$7.6	$10.8	$18.4	$33.9	$52.5	$55.8	$60.6
Capital Expenditures	(6.0)	(3.3)	(9.3)	(20.0)	(20.0)	(20.0)	(20.0)
Net Change in Debts	(1.6)	(7.5)	(9.1)	(13.9)	(32.5)	(35.6)	(2.3)

Total Cash Flow	$0.0	($0.0)	$0.0	($0.0)	$0.0	$0.2	$38.3

3. Non-GAAP Balance Sheet ($ in millions)	Projection 2Q18	Adj.	Pro Forma 2Q18	Projection 3Q18	Projection FY18	Projection FY19	Projection FY20	Projection FY21	Projection FY22
Cash and Cash Equivalents	$0.0	$20.0	$20.0	$20.0	$20.0	$20.0	$20.0	$20.2	$58.6
Accounts receivable, Net	152.6	—	152.6	156.6	162.7	166.7	157.0	158.5	160.1
Inventories	80.2	—	80.2	82.1	85.5	88.0	83.3	83.6	84.3
Prepaid and Other Current Assets	32.5	—	32.5	33.5	33.4	34.6	32.6	32.9	33.2

Total Current Assets	$265.2	$20.0	$285.2	$292.2	$301.6	$309.3	$292.9	$295.3	$336.2
Property, Plant and Equipment, Net	$173.2	—	$173.2	$166.4	$159.4	$140.5	$125.6	$116.0	$108.7
Goodwill	173.6	(226.7)	(53.1)	(53.1)	(53.1)	(53.1)	(53.1)	(53.1)	(53.1)
Other Intangible Assets, Net	103.0	—	103.0	101.8	100.6	95.8	91.0	86.2	81.4
Other Assets, Net	21.8	261.4	283.1	283.1	283.1	283.1	283.1	283.1	283.1

Total Assets	$736.8	$54.7	$791.5	$790.4	$791.6	$775.6	$739.6	$727.5	$756.4
Accounts Payable	$90.9	—	90.9	$98.5	$108.3	$117.3	$111.1	$111.4	$112.4
Accrued Compensation and Related Liabilities	20.0	—	20.0	22.8	24.4	24.0	23.4	24.2	24.2
Other Current Liabilities	36.1	—	36.1	38.0	44.3	45.9	43.2	43.6	44.0
Total Debt	1,183.3	(786.7)	396.7	395.1	387.6	373.7	341.2	305.7	303.4
Other Liabilities	96.9	—	96.9	91.5	89.6	76.8	68.0	60.0	52.4

Total Liabilities	$1,427.3	($786.7)	$640.6	$645.8	$654.1	$637.7	$587.0	$544.9	$536.4
Total Shareholders’ Equity	(690.5)	841.4	150.8	144.6	137.5	137.9	152.6	182.6	219.9

Total Liability and Equity	$736.8	$54.7	$791.5	$790.4	$791.6	$775.6	$739.6	$727.5	$756.4

4. Non-GAAP P&L by Segment ($ in millions)	Actual 1Q18	Projection 2Q18	Projection 3Q18	Projection 4Q18	Projection FY18	Projection FY19	Projection FY20	Projection FY21	Projection FY22
Envelope	$166.2	$148.4	$155.1	$158.1	$627.9	$628.7	$642.0	$655.8	$670.3
Print	86.2	79.8	80.8	89.4	336.2	326.2	320.2	314.5	308.9
Labels	60.5	62.6	64.1	66.2	253.4	257.5	263.0	268.5	274.3
Corporate	0.5	1.4	1.5	1.0	4.4	5.5	3.6	1.6	(0.4)

Total Revenue	$313.4	$292.2	$301.5	$314.8	$1,221.8	$1,217.8	$1,228.8	$1,240.5	$1,253.1
Envelope	11.2	10.5	13.5	14.4	49.5	54.1	58.8	63.8	66.2
Print	2.4	3.0	5.1	6.1	16.7	18.7	19.4	19.2	18.4
Labels	9.4	10.6	12.1	12.5	44.6	48.7	52.0	55.3	57.6
Corporate	(8.3)	(7.7)	(7.4)	(7.3)	(30.7)	(28.3)	(27.5)	(26.8)	(26.0)

Adjusted EBITDA	$14.7	$16.5	$23.2	$25.7	$80.1	$93.1	$102.7	$111.4	$116.2
Envelope	6.7%	7.1%	8.7%	9.1%	7.9%	8.6%	9.2%	9.7%	9.9%
Print	2.8%	3.8%	6.3%	6.9%	5.0%	5.7%	6.0%	6.1%	6.0%
Labels	15.6%	17.0%	18.8%	18.8%	17.6%	18.9%	19.8%	20.6%	21.0%
Corporate	NM	NM	NM	NM	NM	NM	NM	NM	NM

Adjusted EBITDA Margin (%)	4.7%	5.6%	7.7%	8.2%	6.6%	7.6%	8.4%	9.0%	9.3%

Exhibit F

Restructuring Support Agreement and Term Sheet

EXECUTION VERSION

FIRST AMENDMENT AND JOINDER

TO RESTRUCTURING SUPPORT AGREEMENT

This FIRST AMENDMENT AND JOINDER TO RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, schedules and attachments hereto, as may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Amendment”), dated as of June 4, 2018, is entered into by and among (i) Cenveo, Inc. (“Cenveo”), and each of the direct and indirect Subsidiaries of Cenveo identified on Annex I attached hereto (together with Cenveo, each, a “Debtor” and, collectively, the “Debtors”), (b) each of the undersigned Consenting Creditors, and (c) Allianz Global Investors, on behalf of funds and accounts under management (collectively, the “Allianz Parties”). Each of the Debtors, the undersigned Consenting Creditors and the Allianz Parties are referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the RSA (as defined below).

WHEREAS, the Debtors and certain of the Consenting Creditors entered into that certain Restructuring Support Agreement, dated as of February 1, 2018 (together with all exhibits, schedules and attachments thereto, including the Restructuring Term Sheet, as may be further amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof, the “RSA”);

WHEREAS, on February 2, 2018, each of the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York; WHEREAS, on April 2, 2018, with the consent of the Requisite Consenting Creditors, the Debtors filed the Disclosure Statement for the Joint Chapter 11 Plan of Reorganization of Cenveo, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 255] (together with all exhibits, schedules and attachments thereto, as may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms of the Plan (as defined below) and the RSA, the “Disclosure Statement”), which Disclosure Statement constitutes the “Disclosure Statement” for purposes of the RSA;

WHEREAS, on April 2, 2018, with the consent of the Requisite Consenting Creditors, the Debtors filed the Joint Chapter 11 Plan of Reorganization of Cenveo, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 254], and, on June 5, 2018, with the consent of the Requisite Consenting Creditors, the Debtors shall file the Amended Joint Chapter 11 Plan of Reorganization of Cenveo, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code annexed hereto as Annex II (together with all exhibits, schedules and attachments thereto, which amended plan shall reflect the terms hereof, and as may be further amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof, hereof, and the RSA, the “Plan”), which Plan constitutes the “Plan” for purposes of the RSA;

WHEREAS, in accordance with the RSA, the Requisite Consenting Creditors have consented to an extension of the Milestone set forth in the RSA and the Restructuring Term Sheet for (a) entry of the Disclosure Statement Order by the Bankruptcy Court to June 8, 2018, and (b) entry of the RSA Order by the Bankruptcy Court to June 26, 2018;

WHEREAS, as of the date hereof, the Allianz Parties collectively own or control, in the aggregate, the Claims and Interests as set forth on its signature page hereto;

WHEREAS, the Allianz Parties have agreed to settle any and all potential objections they may have to the Plan or the Disclosure Statement, and to support and vote all Claims and Interests held by the Allianz Parties in favor of the Plan, each in accordance with and subject to the terms hereof; and

WHEREAS, the Debtors and the Consenting Creditors have agreed to amend the RSA, Plan and Disclosure Statement in accordance with and subject to the terms hereof.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Amendments to the RSA and Plan. Upon and subject to the occurrence of the Amendment Effective Date (as defined below), and for so long as this Amendment and the RSA each remain in full force and effect as against each of the Parties, the RSA and the Plan shall be modified as follows, and the Disclosure Statement shall be refiled as soon as practicable thereafter:

(a) The treatment for the FILO Notes Claims shall be modified to provide that, upon the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Claims, the principal amount outstanding, all accrued but unpaid prepetition interest and all accrued but unpaid postpetition interest (including interest at the default rate of interest from the Petition Date through, but not including, the Effective Date) shall be paid in full in Cash to each holder of any such Claim on a pro rata basis, in each case without duplication among the Reorganized Debtors;

(b) On the Effective Date, the Reorganized Debtors shall pay the reasonable and documented fees and expenses incurred by Willkie Farr & Gallagher LLP, solely in its capacity as counsel to the holders of the FILO Notes Claims (the “Allianz Fees”), provided, that the Debtors or Reorganized Debtors shall not be obligated to pay any Allianz Fees in excess of $275,000; provided further that documentation of such fees and expenses shall be summary in nature and shall not include billing detail;

(c) The treatment for the FILO Notes Claims and the Debtors’ and the Reorganized Debtors’ obligations to pay the Allianz Fees may not be amended or modified without the written consent of the holders of a majority of the principal amount outstanding under the FILO Notes; and

2

(d) The treatment of any other Claims or Interests held by any Allianz Parties may not be amended or modified in a manner disproportionately adverse to the Allianz Parties as compared to any other holder of Claims in the same class without the written consent of the Allianz Parties holding such claims.

2. Agreement to be Bound. Each of the Allianz Parties hereby agrees to be bound by all of the terms of the RSA not inconsistent with the terms hereof, a copy of which is attached hereto as Annex III (as the same may have been or may hereafter be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the provisions thereof and hereof, and as amended by the terms hereof). Each of the Allianz Parties shall hereafter be deemed to be a “Consenting Creditor” and a “Restructuring Support Party” for all purposes under the RSA and with respect to all Claims and Interests held by such Allianz Parties; provided that, to the extent (a) the RSA and/or the Plan is, or is modified to be, in any manner materially inconsistent with the terms set forth in Section 1 hereof, or (b) the Debtors or the Requisite Consenting Creditors publicly announce their intention to pursue any plan of reorganization that is materially inconsistent with the terms set forth in Section 1 hereof, the Allianz Parties shall be permitted to terminate any and all of their obligations hereunder and under the RSA.

3. Representations and Warranties. Each of the Allianz Parties hereby makes the representations and warranties of the Restructuring Support Parties (other than the Debtors) set forth in Section 7 of the RSA to each other Restructuring Support Party.

4. Effectiveness. This Amendment shall become effective and binding on each of the Parties upon the execution and delivery of this Amendment by each of (a) the Debtors, (b) the Consenting Creditors constituting the Requisite Consenting Creditors, and (c) the Allianz Parties (such date, the “Amendment Effective Date”).

5. Miscellaneous.

(a) Except as expressly provided herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the obligations, covenants or rights contained in the RSA, all of which (including the covenants set forth in Section 3 of the RSA and the representations and warranties set forth in Section 7 of the RSA) are ratified and confirmed in all respects by the Parties and shall continue in full force and effect.

(b) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION (EXCEPT TO THE EXTENT IT MAY BE PREEMPTED BY THE BANKRUPTCY CODE).

(c) This Amendment, together with the RSA, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect to such subject matter. Each reference to the RSA hereafter made in any document, agreement, instrument, filing, pleading, notice or communication shall mean and be a reference to the RSA as amended and modified hereby. For the avoidance of doubt, in the event that the RSA is terminated in accordance with its terms, then this Amendment shall automatically be deemed terminated and shall be of no force and effect.

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(d) In the event the terms and conditions as set forth in the RSA, the Restructuring Term Sheet, and this Amendment are inconsistent, the terms and conditions of this Amendment shall control.

(e) For the convenience of the Parties, this Amendment may be executed and delivered (by facsimile or PDF signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Any copy of this Amendment that is delivered to any of the Consenting Creditors shall be redacted such that the undersigned Consenting Creditors’ holdings of Claims and Interests shall be redacted from the signature pages executed by such Consenting Creditors.

(f) If any term, condition or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any Party. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(g) Unless otherwise required by applicable Law, any copy of this Amendment that is filed with the Bankruptcy Court or otherwise publicly disclosed will be redacted so that the undersigned Consenting Creditors’ holdings of Claims and Interests shall be removed from such copy.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed and delivered as of the date first above written.

DEBTORS:

Cenveo, Inc.

By:	/s/ Robert G. Burton, Jr.
Name: Robert G. Burton, Jr.
Title: President and Director

Cenveo Corporation

By:	/s/ Robert G. Burton, Jr.
Name: Robert G. Burton, Jr.
Title: President and Director

[Consenting Creditor Signature Page Intentionally Omitted]

Annex I

Debtors

1. Cenveo, Inc.

2. Cadmus Delaware, Inc.

3. Cadmus Financial Distribution, Inc.

4. Cadmus International Holdings, Inc.

5. Cadmus Journal Services, Inc.

6. Cadmus Marketing Group, Inc.

7. Cadmus Marketing, Inc.

8. Cadmus Printing Group, Inc.

9. Cadmus UK, Inc.

10. Cadmus/O’Keefe Marketing, Inc.

11. CDMS Management, LLC

12. Cenveo CEM, Inc.

13. Cenveo CEM, LLC

14. Cenveo Corporation

15. Cenveo Omemee, LLC

16. Cenveo Services, LLC

17. CNMW Investments, Inc.

18. Colorhouse China, Inc.

19. Commercial Envelope Manufacturing Co., Inc.

20. CRX Holding, Inc.

21. CRX JV, LLC

22. Discount Labels, LLC

23. Envelope Products Group, LLC

24. Expert Graphics, Inc.

25. Garamond/Pridemark Press, Inc.

26. Lightning Labels, LLC

27. Madison/Graham Colorgraphics Interstate Services, Inc.

28. Madison/Graham Colorgraphics, Inc.

29. Nashua Corporation

30. Nashua International, Inc.

31. Old TSI, Inc.

32. Port City Press, Inc.

33. RX JV Holding, Inc.

34. RX Technology Corp.

35. Vaughan Printers Incorporated

36. VSUB Holding Company

Annex II

[Placeholder for Plan of Reorganization Filed with 8-K]

Annex III

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits (including the Restructuring Term Sheet (as defined below)), schedules and attachments hereto, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of February 1, 2018, is entered into by and among (i) Cenveo, Inc. (“Cenveo”), and each of the direct and indirect Subsidiaries (as defined below) of Cenveo identified on Schedule 1 attached hereto (such Subsidiaries, together with Cenveo, each, a “Debtor” and, collectively, the “Debtors”), (ii) each of the beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of the First Lien Notes (as defined below) and Second Lien Notes (as defined below), in each case identified on the signature pages hereto (each, an “Initial Consenting Creditor” and, collectively, the “Initial Consenting Creditors”), and (iii) each of the other beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of the First Lien Notes or other Claims and Interests (as defined below) that becomes a party to this Agreement after the Restructuring Support Effective Date (as defined below) in accordance with the terms hereof by executing and delivering a Joinder Agreement (as defined below) (each such Person described in this clause (iv), together with the Initial Consenting Creditors, each, a “Consenting Creditor” and, collectively, the “Consenting Creditors”). Each of the Debtors and the Consenting Creditors are referred to herein as a “Restructuring Support Party” and, collectively, the “Restructuring Support Parties”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet (as defined below).

PRELIMINARY STATEMENTS

WHEREAS, pursuant to that that certain Indenture, dated as of June 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Notes Indenture” and together with all documents and agreements executed in connection therewith, collectively, the “First Lien Notes Documents”), by and among Cenveo Corporation, the guarantors party thereto and The Bank of New York Mellon, as trustee and collateral agent (the “First Lien Notes Trustee”), Cenveo Corporation issued those certain 6.000% Senior Priority Secured Notes due 2019 (the “First Lien Notes”) to the holders thereof;

WHEREAS, as of the date hereof, the Initial Consenting Creditors collectively own or control, in the aggregate, in excess of (a) 55% of the aggregate principal amount of the outstanding First Lien Notes, and (b) 2% of the aggregate principal amount of the outstanding Second Lien Notes;

WHEREAS, the Restructuring Support Parties have agreed to implement a restructuring transaction for the Debtors in accordance with, and subject to the terms and conditions set forth in, this Agreement and in the Restructuring Term Sheet attached hereto as Exhibit A (including any schedules, annexes and exhibits attached thereto, each as may be modified solely in accordance with the terms hereof, the “Restructuring Term Sheet”) (such restructuring transaction, for the avoidance of doubt, being defined as the “Restructuring” in the Restructuring Term Sheet and more fully described therein);

WHEREAS, this Agreement, including the Restructuring Term Sheet, (a) are the product of arms’-length, good faith negotiations among the Restructuring Support Parties and their respective professionals, and (b) set forth the material terms and conditions of the Restructuring, as supplemented by the terms and conditions of this Agreement;

WHEREAS, the Restructuring contemplates the Debtors commencing voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for Southern District of New York (the “Bankruptcy Court”) to effectuate the Restructuring, which will be implemented pursuant to a chapter 11 plan of reorganization that shall be consistent in all respects with the terms of this Agreement and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors (as defined below) (such plan, together with all exhibits, schedules and attachments thereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Plan”);

WHEREAS, certain of the Initial Consenting Creditors have agreed to provide the DIP Term Facility (as defined below), subject to the terms and conditions set forth in the DIP Term Facility Documents (as defined below), and this Agreement; and

WHEREAS, the Restructuring Support Parties desire to express to each other their mutual support and commitment in respect of the matters discussed herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Restructuring Support Parties, intending to be legally bound, agrees as follows:

1. Restructuring Term Sheet.

The Restructuring Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Restructuring Term Sheet sets forth the material terms and conditions of the Restructuring; provided, however, the Restructuring Term Sheet is supplemented by the terms and conditions of this Agreement.

2. Certain Definitions; Rules of Construction.

As used in this Agreement, the following terms have the following meanings:

(a) “Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(b) “Ad Hoc Committee” means the ad hoc committee of beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of the First Lien Notes, as may be reconstituted from time to time, represented by Stroock (as defined below) and Ducera (as defined below).

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(c) “Ad Hoc Committee Advisors” means, collectively, (i) Stroock, as counsel to the Ad Hoc Committee, (ii) Ducera, as financial advisor to the Ad Hoc Committee, and (iii) such other professionals that may be retained by the Ad Hoc Committee with the prior written consent of the Debtors, not to be unreasonably withheld.

(d) “Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; provided, that, for purposes of this Agreement, none of the Debtors shall be deemed to be Affiliates of any Consenting Creditor. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by contract or otherwise). A Related Fund of any Person shall be deemed to be the Affiliate of such Person.

(e) “Agreement” has the meaning ascribed to such term in the recitals.

(f) “Alternative Transaction” means any reorganization, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of a material portion of assets, financing (whether debt, including any debtor-in-possession financing other than the DIP Facilities, or equity), recapitalization or restructuring of any of the Debtors (including, for the avoidance of doubt, a transaction premised on a sale of a material portion of assets under section 363 of the Bankruptcy Code), other than the Restructuring.

(g) “Bankruptcy Code” has the meaning ascribed to such term in the recitals.

(h) “Bankruptcy Court” has the meaning ascribed to such term in the recitals.

(i) “Bankruptcy Rules” has the meaning ascribed to such term in the definition of “Disclosure Statement” herein.

(j) “Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, sponsored, maintained or contributed to by the Debtors or for which the Debtors have an obligation to sponsor, maintain or contribute to or, with respect to any such plan that is subject to Sections 412 or 430 of the Internal Revenue Code or Title IV of ERISA, is or was within the prior six years, established, sponsored, maintained, or contributed to or obligated to be contributed to, by the Debtors or any ERISA Affiliate or for which the Debtors or any ERISA Affiliates has any liability (contingent or otherwise).

(k) “Business Day” means any day other than a day which is a Saturday, Sunday or legal holiday on which banks in the City of New York are authorized or obligated by Law to close.

(l) “Cenveo” has the meaning ascribed to such term in the recitals.

(m) “Chapter 11 Cases” has the meaning ascribed to such term in the recitals.

(n) “Consenting Creditor” has the meaning ascribed to such term in the recitals.

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(o) “Claims” has the meaning ascribed to such term in section 101(5) of title 11 of the United States Code.

(p) “Claims and Interests” means, as applicable, the First Lien Notes Claims, the Second Lien Notes Claims, the Other Claims and/or any existing Equity Interests.

(q) “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be consistent in all respects with this Agreement and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors.

(r) “Consenting Creditor Termination Event” has the meaning ascribed to such term in Section 5(a).

(s) “Consenting Creditor Termination Notice” has the meaning ascribed to such term in Section 5(a). (t) “Debtor” has the meaning ascribed to such term in the recitals.

(u) “Debtor Termination Event” has the meaning ascribed to such term in Section 5(b).

(v) “Debtor Termination Notice” has the meaning ascribed to such term in Section 5(b).

(w) “Debtors” has the meaning ascribed to such term in the recitals.

(x) “DIP ABL Facility” means that certain debtor-in-possession asset based loan facility, the terms of which shall be consistent with the credit agreement, substantially in the form attached as Exhibit 1-A to the Restructuring Term Sheet.

(y) “DIP ABL Facility Documents” means the definitive documents governing the DIP ABL Facility, which shall be in form and substance consistent with the credit agreement substantially in the form attached as Exhibit 1-A to the Restructuring Term Sheet and shall otherwise be acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(z) “DIP Commitments” means the commitment of any Consenting Creditor with respect to the DIP Term Facility, as shall be set forth in the DIP Term Facility Documents.

(aa) “DIP Facilities” means the DIP ABL Facility and the DIP Term Facility.

(bb) “DIP Facilities Documents” means the DIP ABL Facility Documents and the DIP Term Facility Documents.

(cc) “DIP Facilities Motion” means the motion to be filed by the Debtors with the Bankruptcy Court seeking Bankruptcy Court approval of the DIP Facilities, which motion shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors.

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(dd) “DIP Lender” means a lender under either the DIP ABL Facility or the DIP Term Facility.

(ee) “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

(ff) “DIP Term Facility” means that certain debtor-in-possession term loan financing facility, the terms of which shall be consistent with the credit agreement substantially in the form attached as Exhibit 1-B to the Restructuring Term Sheet and shall otherwise be acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(gg) “DIP Term Facility Documents” means the definitive documents governing the DIP Term Facility, which shall be in form and substance consistent with the credit agreement substantially in the form attached as Exhibit 1-B to the Restructuring Term Sheet and shall otherwise be acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(hh) “DIP Credit Agreements” means, collectively, the credit agreements for the DIP ABL Facility and the DIP Term Loan Facility substantially in the forms attached as Exhibit 1-A and Exhibit 1-B, respectively, to the Restructuring Term Sheet.

(ii) “Disclosure Statement” means the disclosure statement for the Plan that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and other applicable Law, and all exhibits, schedules, supplements, modifications and amendments thereto, all of which shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors.

(jj) “Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors.

(kk) “Ducera” means Ducera Partners, LLC.

(ll) “Effective Date” means the date and time by which each of the conditions to the effectiveness of the Plan have been satisfied (or waived) in accordance with its terms.

(mm) “End Date” has the meaning ascribed to such term in Section 5(b)(v).

(nn) “Equity Interests” means, with respect to any Person, (i) any capital stock (including common stock and preferred stock), limited liability company interests, partnership interests or other equity, ownership, beneficial or profits interests of such Person, and (ii) any options, warrants, securities, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other agreements, arrangements or rights of any

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kind that are convertible into, exercisable or exchangeable for, or otherwise permit any Person to acquire, any capital stock (including common stock and preferred stock), limited liability company interests, partnership interests or other equity, ownership, beneficial or profits interests of such Person.

(oo) “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Debtors within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

(pp) “Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

(qq) “Exit ABL Facility Documents” means the definitive documents governing the Exit ABL Facility, which shall be in form and substance acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(rr) “Exit Debt Facility Documents” means the definitive documents governing the Exit Debt Facility, which shall be in form and substance acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(ss) “First Day Motions” has the meaning ascribed to such term in the definition of Restructuring Documents.

(tt) “Final DIP Order” means a final order of the Bankruptcy Court approving the DIP Facilities Motion, which order shall be consistent in all material respects with this Agreement and the DIP Credit Agreements and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors.

(uu) “First Lien Notes” has the meaning ascribed to such term in the recitals.

(vv) “First Lien Notes Documents” has the meaning ascribed to such term in the recitals.

(ww) “First Lien Notes Indenture” has the meaning ascribed to such term in the recitals. (xx) “First Lien Notes Trustee” has the meaning ascribed to such term in the recitals. (yy) “Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

(zz) “Initial Consenting Creditor” has the meaning ascribed to such term in the recitals.

(aaa) “Initial Consenting Creditors” has the meaning ascribed to such term in the recitals.

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(bbb) “Interim DIP Order” means an interim order of the Bankruptcy Court approving the DIP Facilities Motion, which order shall be consistent in all material respects with this Agreement and the DIP Credit Agreements, and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors.

(ccc) “Joinder Agreement” has the meaning ascribed to such term in Section 3(c).

(ddd) “Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Entity.

(eee) “Management Conference Call” has the meaning ascribed to such term in Section 4(a)(xv)(B).

(fff) “Material Adverse Effect” means, other than the filing of the Chapter 11 Cases, any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact that is not known as of the date hereof (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect on either (i) the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of the Debtors, taken as a whole, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement.

(ggg) “Milestones” has the meaning ascribed to such term in Section 4(a)(iv).

(hhh) “Multiemployer Plan” has the meaning ascribed to such term in Section 7(c)(iii).

(iii) “New Second Lien Debt Documents” means the definitive documents governing the New Second Lien Debt, which shall be in form and substance acceptable to the Debtors and the Requisite Consenting Creditors in all material respects.

(jjj) “Other Claims” means any and all Claims against any of the Debtors other than any First Lien Notes Claims or Second Lien Notes Claims.

(kkk) “Outside Date” has the meaning ascribed to such term in Section 4(a)(iv)(G).

(lll) “Pension Plan” has the meaning ascribed to such term in Section 7(c)(ii).

(mmm)“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, or any legal entity or association.

(nnn) “Petition Date” has the meaning ascribed to such term in Section 4(a)(iv)(A).

(ooo) “Plan Supplement” means the supplement or supplements to the Plan containing certain schedules, documents, forms of documents and/or term sheets relevant to the implementation of the Plan, to be filed with the Bankruptcy Court prior to the hearing held by the Bankruptcy Court to consider confirmation of the Plan, each of which shall contain terms and

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conditions consistent in all material respects with this Agreement and shall otherwise be in form and substance acceptable to the Debtors and the Requisite Consenting Creditors; provided, however, that the Exit ABL Facility Documents, the Exit Debt Facility Documents, and the New Second Lien Debt Documents shall be acceptable to the Debtors in all material respects and to the Requisite Consenting Creditors in their discretion.

(ppp) “Proceeding” means any action, claim, complaint, investigation, petition, suit, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, examination, investigation or other proceeding of any nature, whether civil, criminal, administrative or otherwise, in Law or in equity.

(qqq) “Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Claims and Interests, or enter with customers into long and/or short positions in Claims and Interests, in its capacity as a dealer or market maker in such Claims and Interests; and (ii) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers.

(rrr) “Qualified Marketmaker Joinder Date” has the meaning ascribed to such term in Section 3(d).

(sss) “Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled or managed by (i) such Person, (ii) an Affiliate of such Person or (iii) the same investment manager, advisor or subadvisor as such Person or an Affiliate of such investment manager, advisor or subadvisor.

(ttt) “Related Party Contract” has the meaning ascribed to such term in Section 4(a)(x).

(uuu) “Requisite Consenting Creditors” means, as of any date of determination, the Consenting Creditors who own or control as of such date at least a majority of the aggregate principal amount of the First Lien Notes owned or controlled by all of the members of the Ad Hoc Committee in the aggregate as of such date.

(vvv) “Restructuring Documents” means all agreements, instruments, pleadings, orders, forms, questionnaires and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, this Agreement, the DIP Facilities, the Plan and/or the Restructuring, including, but not limited to, (i) the DIP Facilities Documents and the DIP Orders, (ii) the Exit ABL Facility Documents, the Exit Debt Facility Documents and the New Second Lien Debt Documents, (iii) the Plan and the Plan Supplement, (iv) the Disclosure Statement and any motion seeking the approval thereof, (v) the Disclosure Statement Order, (vi) the Confirmation Order, (vii) any “first day” motions (the “First Day Motions”), (viii) the ballots, the motion to approve the form of the ballots and the Solicitation, and the order of the Bankruptcy Court approving the form of the ballots and the Solicitation, (ix) the new organizational documents of each of the Reorganized Debtors (as defined in the Restructuring Term Sheet), including, but not limited to, certificates of incorporation, limited liability agreements, stockholders agreements, operating agreements, charters or by-laws for each of the

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Reorganized Debtors (collectively, the “New Organizational Documents”), and (x) the RSA Assumption Motion and the RSA Order, each of which documents referred to in this definition of “Restructuring Documents” shall contain terms and conditions that are consistent in all material respects with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Creditors; provided that the DIP Facility Documents, DIP Orders, Plan, New Organizational Documents, Exit ABL Facility Documents, Exit Debt Facility Documents and New Second Lien Notes Documents shall be in form and substance acceptable to the Requisite Consenting Creditors in their discretion.

(www) “Restructuring Support Effective Date” has the meaning ascribed to such term in Section 10.

(xxx) “Restructuring Support Party” has the meaning ascribed to such term in the recitals.

(yyy) “Restructuring Support Period” means, with reference to any Restructuring Support Party, the period commencing on the Restructuring Support Effective Date (or, in the case of any Consenting Creditor that becomes a party hereto after the Restructuring Support Effective Date, as of the date such Consenting Creditor becomes a party hereto) and ending on the earlier of (i) the Effective Date, and (ii) the date on which this Agreement is terminated with respect to such Restructuring Support Party in accordance with Section 5 hereof.

(zzz) “Restructuring Term Sheet” has the meaning ascribed to such term in the recitals.

(aaaa) “RSA Assumption Motion” means the motion and proposed form of order to be filed by the Debtors with the Bankruptcy Court seeking the assumption of this Agreement pursuant to section 365 of the Bankruptcy Code, authorizing the payment of certain expenses and other amounts hereunder, and granting any other related relief, which motion and proposed form of order shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors.

(bbbb) “RSA Order” means an order of the Bankruptcy Court approving the RSA Assumption Motion, which order shall be consistent in all material respects with this Agreement and otherwise in form and substance acceptable to the Debtors and the Requisite Consenting Creditors.

(cccc) “Second Lien Notes” means those certain 8.500% Junior Priority Secured Notes due 2022 issued by Cenveo Corporation pursuant to the Second Lien Notes Indenture.

(dddd) “Second Lien Notes Claims” means all Claims arising under the Second Lien Notes Documents.

(eeee) “Second Lien Notes Documents” means the Second Lien Notes Indenture, together with all documents and agreements executed in connection therewith.

(ffff) “Second Lien Notes Indenture” means that certain Indenture, dated as of June 26, 2014 (as the same may have been amended, amended and restated, supplemented, or otherwise modified from time to time), by and among Cenveo Corporation, the guarantors party thereto and The Bank of New York Mellon, as trustee and collateral agent.

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(gggg) “Securities Act” means the Securities Act of 1933, as amended and including any rule or regulation promulgated thereunder.

(hhhh) “Solicitation” means the solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code and the applicable procedures approved by the Bankruptcy Court and set forth in the Disclosure Statement Order.

(iiii) “Stroock” means Stroock & Stroock & Lavan LLP.

(jjjj) “Subsidiary” means, as of any time of determination and with respect to any specified Person, (i) any corporation more than fifty percent (50%) of the voting or capital stock of which is, as of such time, directly or indirectly owned by such Person, (ii) any limited liability company, partnership, limited partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest thereof, or (iii) any corporation, limited liability company, partnership, limited partnership, joint venture, association, or other entity in which such Person, directly or indirectly, has the power to elect or direct the election of more than fifty percent (50%) of the members of the board of directors, board of managers, managing member, general partner or similar governing body of such entity as of such time.

(kkkk) “Transaction Expenses” means all reasonable and documented fees and out-of-pocket costs and expenses of each of the Consenting Creditors, including, without limitation, the reasonable and documented fees and all out-of-pocket costs and expenses of each of the Ad Hoc Committee Advisors, in each case, (i) in connection with the negotiation, formulation, preparation, execution, delivery, implementation, consummation and/or enforcement of this Agreement, the Plan, the Disclosure Statement and/or any of the other Restructuring Documents, and/or the transactions contemplated thereby, and/or any amendments, waivers, consents, supplements or other modifications to any of the foregoing and (ii)(A) consistent with any engagement letters or fee reimbursement letters entered into between the Debtors and the applicable Ad Hoc Committee Advisors (as supplemented and/or modified by this Agreement), as applicable, or (B) as provided in the DIP Orders.

(llll) “Transfer” has the meaning ascribed to such term in Section 3(c).

(mmmm) “Transferee” has the meaning ascribed to such term in Section 3(c).

Unless otherwise specified, references in this Agreement to any Section, subsection, clause, subclause or paragraph refer to such Section, subsection, clause, subclause or paragraph as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import in this Agreement refer to this Agreement as a whole, and not to any particular Section, subsection, clause, subclause or paragraph contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

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3. Agreements of the Consenting Creditors.

(a) Support of Restructuring. Each of the Consenting Creditors hereby agrees (severally and not jointly) that, for the duration of the Restructuring Support Period, unless otherwise required or prohibited by Law, such Consenting Creditor shall:

(i) support and take all reasonable actions necessary to implement and consummate the Restructuring in a timely manner as contemplated by this Agreement; provided that no Consenting Creditor shall be obligated to waive (to the extent waivable by such Consenting Creditor) any condition to the consummation of any part of the Restructuring set forth in any Restructuring Document;

(ii) (A) subject to the receipt of the Disclosure Statement approved by the Disclosure Statement Order, (I) timely vote, or cause to be voted, all of the Claims and Interests held by such Consenting Creditor at the voting record date provided for in the Disclosure Statement Order by timely delivering its duly executed and completed ballot(s) accepting the Plan following commencement of the Solicitation, and (II) not “opt out” of, or object to, any releases or exculpations provided under the Plan (and, to the extent required by the ballot, affirmatively “opt in” to such releases and exculpations), and (B) not change, withdraw or revoke such vote (or cause or direct such vote to be changed, withdrawn or revoked); provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Consenting Creditor at any time following the expiration or termination of the Restructuring Support Period with respect to such Consenting Creditor (it being understood that any termination of the Restructuring Support Period with respect to a Consenting Creditor shall entitle such Consenting Creditor to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation materials with respect to the Plan shall be consistent with this proviso);

(iii) negotiate in good faith, execute, perform its obligations under, and consummate the transactions contemplated by, the Restructuring Documents to which it is (or will be) a party; provided, however, that no Consenting Creditor shall be obligated to waive (to the extent waivable by such Consenting Creditor) any condition to the consummation of any part of the Restructuring set forth in any Restructuring Document;

(iv) if any holder of the First Lien Notes has requested the First Lien Notes Trustee to exercise rights or remedies under or with respect to the First Lien Notes Indenture or any of the other First Lien Notes Documents, or if the First Lien Notes Trustee announces that it intends to exercise, or exercises, rights or remedies under or with respect to the First Lien Notes Indenture or any of the other First Lien Notes Documents, instruct the First Lien Notes Trustee not to exercise any rights or remedies, or assert or bring any claims, under or with respect to the First Lien Notes Indenture or any of the other First Lien Notes Documents; provided, however, that nothing in this clause (vi) shall require the Consenting Creditors to waive any Default (as defined in the First Lien Notes Indenture) or Event of Default (as defined in the First Lien Notes Indenture) or any of the obligations arising under the First Lien Notes;

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(v) support approval of the DIP Facilities Motion and consent to the priming of the First Lien Notes Claims by the DIP Term Facility, as contemplated by the DIP Orders; or

(vi) not, directly or indirectly,

(A) seek, solicit, support, encourage, propose, assist, consent to, vote for, or enter or participate in any other similar discussions or any agreement with any Person regarding, any Alternative Transaction;

(B) take any action that is materially inconsistent with this Agreement or any of the Restructuring Documents, or that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation, solicitation, confirmation, or consummation of the Restructuring (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents (if applicable), the Solicitation and confirmation of the Plan), including, but not limited to, (I) initiating any Proceeding or taking any other action to oppose the execution or delivery of any of the Restructuring Documents, the performance of any obligations of any party to any of the Restructuring Documents or the consummation of the transactions contemplated by any of the Restructuring Documents, (II) initiating any Proceeding or taking any other action to amend, supplement or otherwise modify any of the Restructuring Documents, which amendment, modification or supplement is not consistent in all material respects with this Agreement or otherwise acceptable to the Debtors and the Requisite Consenting Creditors, or (III) initiating any Proceeding or taking any other action, or exercising or seeking to exercise any rights or remedies (including rights or remedies under the First Lien Notes Documents, as applicable, or under applicable Law) as a holder of Claims and Interests that is barred by or is otherwise materially inconsistent with this Agreement or any of the other Restructuring Documents;

(C) oppose or object to, or support any other Person’s efforts to oppose or object to, the approval of the First Day Motions, the DIP Facilities Motion, the RSA Assumption Motion, and any other motions filed by any of the Debtors in furtherance of the Restructuring that are consistent in all material respects with this Agreement or which are otherwise acceptable to the Debtors and the Requisite Consenting Creditors;

(D) oppose the Debtors’ applications to engage (1) Kirkland & Ellis LLP and Kirkland & Ellis International LLP as counsel to the Debtors, (2) Rothschild Inc. as investment banker to the Debtors, (3) Zolfo Cooper as restructuring adviser to the Debtors, or (4) or any individual associated with the foregoing firms as of the date hereof;

(E) seek to convert any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or request the appointment of a trustee or examiner in any Chapter 11 Case; or

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(F) timely vote or cause to be voted its Claims and Interests against any Alternative Transaction.

Notwithstanding anything in this Agreement to the contrary, (x) no Consenting Creditor shall be required to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Creditor (except in the case of any Consenting Creditor that is a DIP Lender, such Consenting Creditor’s DIP Commitment, subject to the terms and conditions of the DIP Facilities Documents and DIP Orders), and (y) nothing in this Agreement shall limit any of the rights or remedies of the agent under the DIP Facilities or any of the DIP Lenders under or with respect to any of the DIP Facilities Documents or any of the DIP Orders.

(b) Rights of Consenting Creditors Unaffected. Nothing contained herein, or in any of the confidentiality agreements in place between the Debtors, each of the Consenting Creditors and their respective advisors, shall: (i) limit (A) the rights of a Consenting Creditor under any applicable bankruptcy, insolvency, foreclosure or similar Proceeding, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Consenting Creditor’s obligations hereunder; (B) the ability of a Consenting Creditor to purchase, sell or enter into any transactions regarding the Claims and Interests, subject to the terms hereof; (C) except as set forth in this Agreement, any right or remedy of any Consenting Creditor under, as applicable, (x) any of the First Lien Notes Documents, and (y) any other applicable agreement, instrument or document that gives rise to a Consenting Creditor’s Claims and Interests; (D) the ability of a Consenting Creditor to consult with any of the other Restructuring Support Parties; (E) the rights of any Consenting Creditor to engage in any discussions, enter into any agreements or take any other action regarding matters to be effectuated after the expiration of the Restructuring Support Period; or (F) the ability of a Consenting Creditor to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Restructuring Documents; (ii) constitute a waiver or amendment of any term or provision of (y) any of the First Lien Notes Documents, or (z) any other agreement, instrument or document that gives rise to a Consenting Creditor’s Claims and Interests; or (iii) constitute a termination or release of any liens granted in connection with the First Lien Notes.

(c) Transfers. Each Consenting Creditor agrees (severally and not jointly) that, for the duration of the Restructuring Support Period, such Consenting Creditor shall not, directly or indirectly, sell, transfer, loan, issue, pledge, hypothecate, assign, grant, or otherwise dispose of (including by participation) (collectively, “Transfer”), in whole or in part, any of its Claims and Interests, or any option thereon or any right or interest therein (including granting any proxies with respect to any Claims and Interests, depositing any Claims and Interests into a voting trust or entering into a voting agreement with respect to any Claims and Interests), unless the transferee of such Claims and Interests (the “Transferee”) either (i) is a Consenting Creditor at the time of such Transfer or (ii) prior to the effectiveness of such Transfer, agrees in writing, for the benefit of the Restructuring Support Parties, to become a Restructuring Support Party hereunder as a Consenting Creditor and to be bound by all of the terms of this Agreement applicable to a Consenting Creditor (including with respect to any and all Claims and Interests it

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already may own or control prior to such Transfer), by executing a joinder agreement, substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”), and by delivering an executed copy thereof to (A) counsel to the Debtors and (B) Stroock (in each case, at the addresses for such law firms set forth in Section 20 hereof), in which event (x) the Transferee shall be deemed to be a Consenting Creditor hereunder to the extent of such transferred Claims and Interests (and all Claims and Interests it already may own or control prior to such Transfer), and (y) the transferor shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement solely to the extent of such transferred Claims and Interests; provided, however, that such Transfer shall not, in and of itself, release any Consenting Creditor who is also a DIP Lender from its obligations under, to the extent in effect, the DIP Facilities Documents (the Transfer of DIP Commitments being governed by, to the extent in effect, the DIP Facilities Documents). Notwithstanding the foregoing, the restrictions on Transfer set forth in this Section 3(c) shall not apply to the grant of any liens or encumbrances on any Claims and Interests in favor of a bank or broker-dealer holding custody of such Claims and Interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claims and Interests. Each Consenting Creditor agrees (severally and not jointly) that any Transfer of any Claims and Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each of the Debtors and each other Consenting Creditor shall have the right to enforce the voiding of such Transfer.

(d) Qualified Market Maker. Notwithstanding anything herein to the contrary, (i) any Consenting Creditor may Transfer any of its Claims and Interests to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Consenting Creditor; provided, however, that the Qualified Marketmaker subsequently Transfers all right, title and interest in such Claims and Interests to a Transferee that is or becomes a Consenting Creditor as provided above, and the Transfer documentation between the transferor Consenting Creditor and such Qualified Marketmaker shall contain a requirement that provides as such; and (ii) to the extent any Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer any Claims and Interests that it acquires from a holder of such Claims and Interests that is not a Consenting Creditor without the requirement that the Transferee be or become a Consenting Creditor. Notwithstanding the foregoing, if, at the time of the proposed Transfer of any Claims and Interests to a Qualified Marketmaker, such Claims and Interests (x) may be voted on the Plan or any Alternative Transaction, the proposed transferor Consenting Creditor must first vote such Claims and Interests in accordance with the requirements of Section 3(a) hereof, or (y) have not yet been and may not yet be voted on the Plan or any Alternative Transaction and such Qualified Marketmaker does not Transfer such Claims and Interests to a subsequent Transferee prior to the fifth (5th) Business Day prior to the expiration of the voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first (1st) Business Day immediately following the Qualified Marketmaker Joinder Date, become a Consenting Creditor with respect to such Claims and Interests in accordance with the terms hereof (provided that, the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Consenting Creditor with respect to such Claims and Interests at such time that the Transferee of such Claims and Interests becomes a Consenting Creditor with respect to such Claims and Interests).

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(e) Additional Claims and Interests. This Agreement shall in no way be construed to preclude any Consenting Creditor or any Affiliates of such parties from acquiring additional Claims and Interests following its execution of this Agreement. To the extent any Consenting Creditor acquires additional Claims and Interests, such Consenting Creditor agrees (severally and not jointly) that any such additional Claims and Interests shall automatically and immediately be deemed subject to this Agreement, including the obligations with respect to Claims and Interests set forth in Section 3(a) hereof; provided that each Consenting Creditor will provide notice of any such acquisition to counsel to the Debtors and Stroock in accordance with Section 3(c).

4. Agreements of the Debtors.

(a) Affirmative Covenants. Each of the Debtors, jointly and severally, agrees that, for the duration of the Restructuring Support Period, the Debtors shall:

(i) support and take all reasonable actions necessary, or reasonably requested by the Requisite Consenting Creditors, to implement and consummate the Restructuring (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation, confirmation of the Plan and the consummation of the Restructuring pursuant to the Plan) in accordance with the Milestones set forth in Section 4(a)(iv) hereof;

(ii) (A) complete the preparation, as soon as reasonably practicable after the Restructuring Support Effective Date, of each of the Plan, the Disclosure Statement and the other Restructuring Documents, (B) provide the Plan, the Disclosure Statement and the other Restructuring Documents to, and afford reasonable opportunity of comment and review of such documents by, each of the Ad Hoc Committee Advisors no less than three (3) Business Days in advance of any filing, execution, distribution or use (as applicable) thereof, (C) consult in good faith with each of the Ad Hoc Committee Advisors regarding the form and substance of the Plan, the Disclosure Statement, and the other Restructuring Documents in advance of the filing, execution, distribution or use (as applicable) thereof, and (D) negotiate in good faith, execute, perform its obligations under, and consummate the transactions contemplated by, the Restructuring Documents to which it is (or will be) a party; provided, however, that the obligations under this Section 4(a)(ii) shall in no way alter or diminish any right expressly provided to any applicable Consenting Creditor under this Agreement to review, comment on, and/or consent to the form and/or substance of any document;

(iii) unless otherwise required by the Bankruptcy Court or applicable Law, cause the amount of the Claims and Interests held by the Consenting Creditors as set forth on the signature pages attached to this Agreement (or, with respect to any Consenting Creditor that becomes a party hereto after the date hereof, to any Joinder Agreement) to be redacted to the extent this Agreement is (A) filed on the docket maintained in the Chapter 11 Cases or (B) otherwise made publicly available;

(iv) comply with each of the following milestones (the “Milestones”), which Milestones may be extended (but with no obligation to extend) only with the express prior written consent of the Requisite Consenting Creditors:

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(A) commence the Chapter 11 Cases in the Bankruptcy Court with respect to each of the Debtors, and file the First Day Motions, no later than February 2, 2018 (the date of commencement of the Chapter 11 Cases, the “Petition Date”);

(B) obtain entry of the Interim DIP Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than five (5) Business Days after the Petition Date);

(C) obtain entry of the Final DIP Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than forty (40) calendar days after the Petition Date);

(D) file the Plan, the Disclosure Statement and the motion for approval of the Disclosure Statement and the Solicitation procedures with the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than sixty (60) calendar days after the Petition Date), which Plan shall provide for the Pension Plan Treatment;

(E) obtain entry of the RSA Order and the Disclosure Statement Order by the Bankruptcy Court, in each case, as soon as reasonably practicable after the Petition Date (but in no event later than 115 calendar days after the Petition Date);

(F) obtain entry of the Confirmation Order and the Pension Plan Treatment Order by the Bankruptcy Court, in each case as soon as reasonably practicable after the Petition Date (but in no event later than 150 calendar days after the Petition Date); and

(G) cause the Effective Date to occur as soon as reasonably practicable after the Petition Date (but in no event later than 20 calendar days after the entry of the Confirmation Order, such date, the “Outside Date”);

(v) (A) conduct, and shall cause their respective Subsidiaries to conduct, their businesses and operations only in the ordinary course in a manner that is consistent with past practices and in compliance with Law, (B) maintain their physical assets, properties and facilities in their working order condition and repair as of the Restructuring Support Effective Date, in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law (ordinary wear and tear excepted), (C) maintain their respective books and records in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law, (D) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law, and (E) use commercially reasonable efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors and customers) and employees in the ordinary course, in a manner that is consistent with past practices, and in compliance with Law;

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(vi) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) for relief that (x) is inconsistent with this Agreement in any material respect, or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(vii) timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(viii) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the DIP Facilities (or motion filed by such Person that seeks to interfere with the DIP Facilities) or any of the adequate protection granted to the Ad Hoc Committee pursuant to the DIP Orders or otherwise;

(ix) promptly notify the Ad Hoc Committee Advisors (and in any event within two (2) Business Days after obtaining actual knowledge thereof) of (A) any pending, existing, instituted or threatened direct or derivative Proceeding by (1) any Person (other than a Governmental Entity) involving any of the Debtors or any of their respective current or former officers, employees or directors (in their capacities as such) that is material to the Debtors, (2) any Governmental Entity involving any of the Debtors or any of their respective current or former officers, employees or directors (in their capacities as such), except (in any such case) to the extent any of the same are disclosed on the docket maintained in the Chapter 11 Cases; (B) any breach by any Debtor in any respect of any of its obligations, representations, warranties or covenants set forth in this Agreement, the DIP Facilities Documents or either of the DIP Orders; (C) any Material Adverse Effect; (D) the happening or existence of any Event that Cenveo’s board of directors or similar governing bodies of the Debtors determine, in good faith and based upon advice of legal counsel, are likely to make any of the conditions precedent set forth in (or to be set forth in) any of the Restructuring Documents incapable of being satisfied prior to the Outside Date; (E) the occurrence of any Termination Event (as defined below); (F) the receipt of notice from any Governmental Entity or other third party alleging that the consent of such Person is or may be required in connection with the consummation of any part of the Restructuring, unless such notice is disclosed on the docket maintained in the Chapter 11 Cases; and (G) the receipt by any Debtor or any ERISA Affiliate of any Debtor of (1) any notice from the PBGC stating its intention to terminate any Benefit Plan or to have a trustee appointed to administer any Benefit Plan or (2) any notice concerning (a) the imposition of withdrawal liability by any Multiemployer Plan, (b) the insolvency, reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (c) the amount of liability incurred, or that may be incurred, by any Debtor or any ERISA Affiliate of any Debtor in connection with any event described in clause (a) or (b). and (3) after the filing or receipt thereof, of any notice, letter or communication which Debtor or any ERISA Affiliate of any Debtor receives from, or files with, the PBGC with respect to any Benefit Plan or any Multiemployer Plan, if such notice, letter or communication could result in any material liability to any Debtor or any ERISA Affiliate of any Debtor;

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(x) except as expressly provided in the Restructuring Term Sheet, assume or reject each executory contract and unexpired lease between any of the Debtors, on the one hand, and any non-Debtor Affiliate of any of the Debtors or any current or former partner, officer, director, principal, employee, or agent of any such Affiliate, on the other hand (any such executory contract or unexpired lease, a “Related Party Contract”), as directed or instructed by the Requisite Consenting Creditors;

(xi) maintain its good standing and legal existence under the Laws of the state in which it is incorporated, organized or formed, except to the extent that any failure to maintain its good standing arises solely as a result of the filing of the Chapter 11 Cases;

(xii) if any Debtor receives an unsolicited proposal or expression of interest with respect to an Alternative Transaction that Cenveo’s board of directors or similar governing bodies of the Debtors reasonably determine, in good faith and based upon advice of legal counsel, that the failure to participate in such discussions would be inconsistent with such board’s or governing body’s fiduciary duties under applicable law, within two (2) Business Days after the receipt of such proposal or expression of interest, notify the Consenting Creditors’ Advisors of the receipt thereof, with such notice to include the material terms thereof;

(xiii) use reasonable efforts to obtain, file, submit or register any and all required Governmental Entity and/or third party approvals, filings, registrations or notices that are necessary or advisable for the implementation or consummation of the Restructuring or the approval by the Bankruptcy Court of the Restructuring Documents;

(xiv) obtain entry of a final non-appealable Pension Plan Treatment Order (which orders may include the Confirmation Order), in form and substance acceptable to the Debtors and the Requisite Consenting Creditors;

(xv) (A) use commercially reasonable efforts to keep the Consenting Creditors reasonably informed about the operations of Cenveo and its direct and indirect subsidiaries, and, subject to applicable non-disclosure agreements and the terms thereof, use commercially reasonable efforts to provide the Consenting Creditors any reasonable information reasonably requested regarding Cenveo or any of its direct and indirect subsidiaries and provide, and direct the Debtors’ current employees, officers, advisors and other representatives to provide, to the Ad Hoc Committee Advisors, (1) upon written request to the Debtors’ counsel, reasonable access during normal business hours to the Debtors’ books, records and facilities, and (2) upon written request to the Debtors’ counsel, reasonable access to the senior management and advisors of the Debtors for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, and (B) arrange for a teleconference (the “Management Conference Call”) to take place at least once every other calendar week, which Management Conference Call shall (1) require participation by at least one senior member of the Debtors’ management team and permit participation by such Consenting

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Creditors and their advisors as elect to participate therein, who shall be provided with an invitation to, and details of such, Management Conference Call as soon as reasonably practicable prior to the scheduled date therefor, and (2) be intended for purposes of discussing the Debtors’ financials and such other information and matters reasonably related thereto or reasonably requested by the Requisite Consenting Creditors (it being understood that no such response by the Debtors shall require it to disclose or permit the discussion of, any document, information or other matter (x) that constitutes any Debtor’s confidential, trade secret or proprietary information (unless such Consenting Creditor has signed a confidentiality agreement acceptable to the Debtors), (y) in respect of which disclosure to the Consenting Creditors (or their representatives or contractors) is prohibited by law, fiduciary duty or any other binding agreement, or (z) that is subject to attorney client or similar privilege or constitutes attorney work product; provided, that, in each case, the Debtors explain the reason they cannot provide such response).

(b) Negative Covenants. The Debtors, jointly and severally, agree that, for the duration of the Restructuring Support Period, the Debtors shall not, and the Debtors shall not permit any of their respective Subsidiaries to, directly or indirectly, do or permit to occur any of the following:

(i) seek, solicit, support, encourage, propose, assist, consent to, vote for, enter or participate in any discussions or any agreement with any Person regarding, pursue or consummate, any Alternative Transaction; provided, however, that the Debtors may respond to and participate in discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited proposal that Cenveo’s board of directors or similar governing bodies of the Debtors reasonably determine, in good faith and based upon advice of legal counsel, that the failure to participate in such discussions would be inconsistent with such board’s or governing body’s fiduciary duties under applicable Law;

(ii) announce publicly, or announce to any of the Restructuring Support Parties or other holders of Claims and Interests, its intention not to support the Restructuring;

(iii) take any action that is materially inconsistent with this Agreement or any of the Restructuring Documents, or that would, or would reasonably be expected to, prevent, interfere with, delay or impede the implementation, solicitation, confirmation, or consummation of the Restructuring (including, but not limited to, the Bankruptcy Court’s approval of the Restructuring Documents, the Solicitation and confirmation of the Plan), including, but not limited to, (A) initiating any Proceeding or taking any other action to oppose the execution or delivery of any of the Restructuring Documents, the performance of any obligations of any party to any of the Restructuring Documents or the consummation of the transactions contemplated by any of the Restructuring Documents, (B) initiating any Proceeding or taking any other action to amend, supplement or otherwise modify any of the Restructuring Documents, which amendment, modification or supplement is not consistent in all material respects with this Agreement or otherwise reasonably acceptable to the Requisite Consenting Creditors, or (C) initiating any Proceeding or taking any other action that is barred by or is otherwise materially inconsistent with this Agreement or any of the other Restructuring Documents;

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(iv) execute, deliver and/or file any Restructuring Document (including any amendment, supplement or modification of, or any waiver to, any Restructuring Document) that, in whole or in part, is not consistent in all material respects with this Agreement or is not otherwise reasonably acceptable to the Requisite Consenting Creditors, or file any pleading seeking authorization to accomplish or effect any of the foregoing;

(v) move for an order (which order may be the Confirmation Order) from the Bankruptcy Court authorizing the assumption or rejection of any executory contract or unexpired lease (other than a Related Party Contract), other than any assumption or rejection except (A) with the prior written consent of the Requisite Consenting Creditors, which consent shall not be unreasonably withheld, or (B) as is expressly contemplated by the Plan, it being understood that the Debtors shall assume, and the Request Consenting Creditors shall not oppose any such assumption of, the employment agreements with the Debtors’ management to the extent and in the manner set forth in the Restructuring Term Sheet;

(vi) except as expressly provided in the Restructuring Term Sheet, assume or reject any Related Party Contract without the prior written consent of the Requisite Consenting Creditors in their discretion;

(vii) (A) prepare or commence an avoidance action or other legal Proceeding that challenges (x) the amount, validity, allowance, character, enforceability or priority of any First Lien Note Claims, or (y) the validity, enforceability or perfection of any lien or other encumbrance securing any First Lien Note Claims, or (B) support any third party in connection with any of the acts described in clause (A);

(viii) enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral usage, exit financing and/or other financing arrangements, other than as expressly contemplated under the DIP Facilities or the Plan;

(ix) assert, or support any assertion by any third party, that, in order to act on the provisions of Section 5 hereof, the Consenting Creditors shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and each of the Debtors hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of any Termination Notice (as defined below) in accordance with Section 5 hereof);

(x) grant or agree to grant any increase in the wages, salary, bonus, commissions, retirement benefits, severance, or other compensation or benefits of any director, manager, or officer of or that is engaged by, any of the Debtors or any of their respective Subsidiaries, except for any increase that is done in the ordinary course of business consistent with past practices or otherwise with the consent of the Requisite Consenting Creditors, provided that the foregoing shall not limit the debtors’ ability to seek approval by the bankruptcy court of any payments on account of wages, salary,

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bonus commissions, retirement benefits, severance, or other compensation or benefits of any director, manager, or officer of or that is engaged by any of the Debtors or any of their respective Subsidiaries, in each case, that are in effect as of the date hereof;

(xi) except as expressly provided in the Restructuring Term Sheet, enter into, adopt, or establish any new compensation or employee benefit plans or arrangements (including employment agreements), or amend or agree to amend any existing compensation or employee benefit plans or arrangements (including employment agreements), except for any of the foregoing that is done in the ordinary course of business consistent with past practices or otherwise with the consent of the Requisite Consenting Creditors, provided that the foregoing shall not limit the debtors’ ability to seek approval by the bankruptcy court of any payments on account of existing compensation or employment benefit plans or arrangements (including employment agreements) of any director, manager, or officer of or that is engaged by any of the Debtors or any of their respective Subsidiaries, in each case, that are in effect as of the date hereof;

(xii) amend or propose to amend its certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, partnership agreement or similar organizational documents;

(xiii) authorize, create or issue any additional Equity Interests in any of the Debtors, or redeem, purchase, acquire, declare any distribution on or make any distribution on any Equity Interests in any of the Debtors;

(xiv) (A) incur any liens, security interests or encumbrances, other than as expressly contemplated by the DIP Facilities Documents and the Plan, or (B) pay, or agree to pay, any indebtedness, liabilities or other obligations (including any accounts payable or trade payable) that existed prior to the Restructuring Support Effective Date or that arose from any matter, occurrence, action, omission or circumstance that occurred prior to the Restructuring Support Effective Date, unless the Bankruptcy Court authorizes the Debtors to pay such indebtedness, liabilities or other obligations (including any accounts payable or trade payable) pursuant to the relief granted in connection with the First Day Motions (each of which, for the avoidance of doubt, shall contain terms and conditions that shall be in form and substance reasonably acceptable to the Requisite Consenting Creditors); and

(xv) settle, agree to settle or compromise any Proceeding described in clause (A) of Section 4(a)(ix) (without giving effect to the exception set forth at the end of such clause (A)) in an amount more than $2,000,000 without the prior written consent of the Requisite Consenting Creditors, which consent shall not be unreasonably withheld.

5. Termination of Agreement.

(a) Consenting Creditor Termination Events. The Requisite Consenting Creditors may terminate this Agreement with respect to all Restructuring Support Parties, and such termination shall be effective immediately upon written notice (each, a “Consenting Creditor Termination Notice”) being delivered by the Requisite Consenting Creditors to each of the non-terminating Restructuring Support Parties and their respective counsel in accordance with Section 20 hereof, at any time after the occurrence, and during the continuation, of any of the following events (each, a “Consenting Creditor Termination Event”), unless waived in writing by the Requisite Consenting Creditors:

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(i) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by any Debtor of any of its covenants, undertakings, obligations, representations or warranties contained in this Agreement, and, to the extent such breach is curable, such breach remains uncured for a period of five (5) Business Days (it being understood and agreed that the failure by the Debtors to comply with any of the Milestones set forth in Section 4(a)(iv) by the deadlines set forth therein shall not be subject to cure); provided, however, that the right to terminate this Agreement under this Section 5(a)(i) on account of a failure by the Debtors to comply with the Milestones set forth in Section 4(a)(iv) hereof may not be asserted by a Consenting Creditor if the Debtors’ failure to comply with such Milestones is caused solely by, or results solely from, the breach by such Consenting Creditor of its covenants, agreements or obligations under this Agreement;

(ii) any Debtor obtains debtor-in-possession financing (other than the DIP Facilities) that is in an amount, on terms and conditions, from banks or other financial institutions, or otherwise in form and substance, that (in any such case) is/are not acceptable to the Requisite Consenting Creditors in their discretion;

(iii) any breach of, or any default under, the documentation related to any of the DIP Facilities Documents resulting in an acceleration of obligations outstanding under either of the DIP Facilities;

(iv) the occurrence of (A) an event of default under any of the DIP Facilities Documents or the occurrence of a termination event (or similar event) under either of the DIP Orders (without giving effect to any amendments, supplements, modifications or waivers to the DIP Facilities Documents or either of the DIP Orders made or provided after the Restructuring Support Effective Date) or (B) an acceleration of the obligations or termination of commitments under any of the DIP Facilities Documents;

(v) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order making illegal, enjoining, or otherwise preventing or prohibiting the consummation of the Restructuring, unless such ruling, judgment or order has been stayed, reversed or vacated within five (5) Business Days after the date of such issuance;

(vi) the occurrence of a Material Adverse Effect;

(vii) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of any Debtor having an aggregate fair market value in excess of $2,000,000;

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(viii) the Bankruptcy Court grants relief that (A) is inconsistent with this Agreement in any material respect, or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(ix) either DIP Order, the Disclosure Statement Order, the RSA Order, or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered, modified or amended without the approval of the Requisite Consenting Creditors;

(x) the Bankruptcy Court enters an order modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(xi) the Bankruptcy Court enters an order (which order may be the Confirmation Order) authorizing or directing the assumption, assumption and assignment, or rejection of an executory contract or unexpired lease, other than any assumption or rejection that (A) is consented to by the Requisite Consenting Creditors, which consent shall not be unreasonably withheld, or (B) is expressly contemplated by the Plan;

(xii) any Debtor (A) withdraws the Plan, (B) publicly announces, or announces to any of the Restructuring Support Parties or other holders of Claims and Interests, its intention to withdraw the Plan or not support the Plan or its support for an Alternative Transaction, (C) moves to voluntarily dismiss any of the Chapter 11 Cases, (D) moves for conversion of any of the Chapter 11 Cases to cases under chapter 7 under the Bankruptcy Code, or (E) moves for the appointment of an examiner with expanded powers or a chapter 11 trustee;

(xiii) the waiver, amendment or modification of the Plan or any of the other Restructuring Documents, or the filing by any Debtor of a pleading seeking to waive, amend or modify any term or condition of the Plan or any of the other Restructuring Documents, which waiver, amendment, modification or filing contains any provision that (A) is not consistent in all material respects with this Agreement, or (B) is not otherwise reasonably acceptable to the Requisite Consenting Creditors;

(xiv) any of the Debtors take any action or initiate any Proceeding, or the Debtors support any Person in connection with any action or Proceeding, seeking to challenge (x) the amount, validity, allowance, character, enforceability or priority of any First Lien Notes Claims, or (y) the validity, enforceability or perfection of any lien or other encumbrance securing any First Lien Notes Claims, or the Bankruptcy Court enters an order granting any such relief;

(xv) the Bankruptcy Court enters an order (A) directing the appointment of an examiner with expanded powers or a chapter 11 trustee, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Chapter 11 Cases;

(xvi) any Debtor breaches any of the covenants set forth in Sections 4(b)(i), (ii), (viii), or (xiv);

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(xvii) any director, manager or officer of any of the Debtors or any of their respective Subsidiaries or Affiliates objects to any Restructuring Document or takes any action that is inconsistent with this Agreement in any material respect or would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring;

(xviii) any Debtor exercises its rights or takes any action pursuant to Section 5(b)(iv) or Section 26; or

(xix) the Debtors terminate this Agreement with respect to the Consenting Creditors pursuant to Section 5(b).

(b) Debtor Termination Events. The Debtors may terminate this Agreement with respect to all Restructuring Support Parties, and such termination shall be effective immediately upon written notice (each, a “Debtor Termination Notice”) delivered to each of the non-terminating Restructuring Support Parties in accordance with Section 20 hereof, at any time after the occurrence, and during the continuation, of any of the following events (each, a “Debtor Termination Event”), unless waived in writing by the Debtors:

(i) the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Consenting Creditors of any of their covenants, undertakings, obligations, representations or warranties contained in this Agreement such that the non-breaching Consenting Creditors own or control less than 50.1% in aggregate principal amount of the First Lien Notes owned or controlled by all of the Consenting Creditors, which breach remains uncured for a period of five (5) Business Days;

(ii) the Bankruptcy Court enters an order (A) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (B) dismissing the Chapter 11 Cases (in each case, other than as a result of any action or Proceeding initiated or supported by the Debtors);

(iii) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order making illegal, enjoining, or otherwise preventing or prohibiting the consummation of the Restructuring, unless, in each case, such ruling, judgment or order has been issued at the request one or more Debtors, or, in all other circumstances, such ruling, judgment or order has been stayed, reversed or vacated within five (5) Business Days after such issuance;

(iv) the board of directors of Cenveo determines in good faith, and after consultation with outside counsel, that continued support for the Restructuring and performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable Law; or

(v) the Effective Date shall not have occurred by November 2, 2018 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 5(b)(v) shall not be available to the Debtors if the failure of the Effective Date to have occurred by the End Date is caused by, or results from, the breach by any of the Debtors of their respective covenants, agreements or other obligations under this Agreement.

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(c) Mutual Termination. This Agreement may be terminated by mutual written agreement among the Debtors and the Requisite Consenting Creditors. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically without further required action upon the occurrence of the Effective Date.

(d) Effect of Termination. Upon the termination of this Agreement with respect to any Restructuring Support Party in accordance with this Section 5, and except as provided in Section 14 hereof, this Agreement shall forthwith become void and of no further force or effect with respect to such Restructuring Support Party, and each such Restructuring Support Party shall, except as otherwise expressly provided in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, have no further rights, benefits or privileges hereunder, and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable Law and, in the case of the Consenting Creditors, the First Lien Notes Indenture or any of the other First Lien Notes Documents; provided, however, that in no event shall any such termination relieve a Restructuring Support Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination or (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement. Notwithstanding anything to the contrary herein, any of the Consenting Creditor Termination Events or any of the Debtor Termination Events may be waived in accordance with the procedures established by Section 8 hereof, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Restructuring Support Parties under this Agreement shall be restored, subject to any modification set forth in such waiver. If this Agreement has been terminated in accordance with this Section 5 at a time when permission of the Bankruptcy Court shall be required for a Consenting Creditor to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, neither the Debtors nor any other Restructuring Support Party shall oppose any attempt by such party to change or withdraw (or cause to change or withdraw) such vote at such time.

(e) Automatic Stay. The Debtors acknowledge and agree (and shall not dispute) that after the commencement of the Chapter 11 Cases, the giving of a Termination Notice by the Requisite Consenting Creditors pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Debtors hereby waive, to the maximum extent permitted under applicable Law, the applicability of the automatic stay to the giving of such Termination Notice), and no cure period contained in this Agreement shall be extended without the prior written consent of the Requisite Consenting Creditors.

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6. Good Faith Cooperation; Further Assurances; Acknowledgement.

During the Restructuring Support Period, the Restructuring Support Parties shall cooperate with each other in good faith and shall reasonably coordinate their activities with each other (to the extent reasonably practicable and subject to the terms hereof) in respect of (a) all material matters concerning the implementation of the Restructuring, and (b) the pursuit and support of the Restructuring (including Solicitation, confirmation and consummation of the Plan). Furthermore, subject to the terms hereof, each of the Restructuring Support Parties shall take such reasonable action as may be reasonably necessary to carry out the purposes and intent of this Agreement and the Restructuring, including making and filing any required Governmental Entity filings and voting any Claims and Interests in favor of the Plan (provided that, none of the Consenting Creditors shall be required to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Creditor, in connection therewith). This Agreement is not, and shall not be deemed, a solicitation of votes for the acceptance of a chapter 11 plan of reorganization or a solicitation to tender or exchange any securities. The acceptance of the Plan by the Consenting Creditors will not be solicited until entry by the Bankruptcy Court of the Disclosure Statement Order and the Consenting Creditors have received the Disclosure Statement and related ballots, as approved by the Bankruptcy Court.

7. Representations and Warranties.

(a) Each Restructuring Support Party, (severally and not jointly), represents and warrants to the other Restructuring Support Parties that the following statements are true and correct as of the date hereof (or, in the case of a Consenting Creditor that becomes a party hereto after the Restructuring Support Effective Date, as of the date such Consenting Creditor becomes a party hereto):

(i) such Restructuring Support Party is validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (as applicable), and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated under this Agreement and perform its obligations contemplated under this Agreement, and the execution and delivery of this Agreement by such Restructuring Support Party and the performance of such Restructuring Support Party’s obligations under this Agreement have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii) the execution, delivery and performance by such Restructuring Support Party of this Agreement do not and shall not (A) violate any provision of Law applicable to it, (B) violate its or any of its Subsidiaries’ certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, partnership agreement or similar organizational documents, (C) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its Subsidiaries is a party, other than breaches that arise from the filing of the Chapter 11 Cases, or (D) result in the creation of any lien or other encumbrance of any of its Claims and Interests (except for any lien or encumbrance created by this Agreement);

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(iii) the execution, delivery and performance by such Restructuring Support Party of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action of, with or by, any Governmental Entity, except such filings as may be necessary or required under the Bankruptcy Code;

(iv) subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Restructuring Support Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court or any other court of competent jurisdiction;

(v) such Restructuring Support Party (A) is a sophisticated party with respect to the subject matter of this Agreement and the transactions contemplated hereby, (B) has adequate information concerning the matters that are the subject of this Agreement and the transactions contemplated hereby, (C) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has independently and without reliance upon any warranty or representation by, or information from, any other Restructuring Support Party or any officer, employee, agent or representative thereof, of any sort, oral or written, except the warranties and representations expressly set forth in this Agreement, and based on such information as such Restructuring Support Party has deemed appropriate, made its own analysis and decision to enter into this Agreement and the transactions contemplated hereby, and (D) acknowledges that it has entered into this Agreement voluntarily and of its own choice and not under coercion or duress;

(vi) such Restructuring Support Party is not aware of the occurrence of any Event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement; and

(vii) such Restructuring Support Party is not currently engaged in any discussions, negotiations or other arrangements with respect to any Alternative Transaction with any Person that owns or holds Claims and Interests.

(b) Each Consenting Creditor, severally and not jointly, represents and warrants to each other Restructuring Support Party that, as of the date hereof (or, in the case of a Consenting Creditor that becomes a party hereto after the Restructuring Support Effective Date, as of the date such Consenting Creditor becomes a party hereto):

(i) such Restructuring Support Party (A) is the sole beneficial owner of the principal amount or number of Claims and Interests, as applicable, set forth below its name on the signature page hereof (or, in the case of a Consenting Creditor that becomes a party hereto after the Restructuring Support Effective Date, below its name on the signature page of the Joinder Agreement executed and delivered by such Consenting Creditor), and/or (B) has full power and authority to vote on and consent to matters concerning such Claims and Interests, or to exchange, assign and Transfer such Claims and Interests, and to bind the beneficial owners of such Claims and Interests to any such vote, consent, exchange, assignment or Transfer;

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(ii) such Restructuring Support Party has made no prior assignment, sale, participation, grant, conveyance or other Transfer of, and has not entered into any agreement to assign, sell, participate, grant, convey or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any Claims and Interests that is inconsistent with the representations and warranties of such Restructuring Support Party herein or would render such Restructuring Support Party otherwise unable to comply with this Agreement and perform its obligations hereunder;

(iii) the Claims and Interests owned by such Restructuring Support Party are free and clear of any option, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind that would reasonably be expected to adversely affect in any way the performance by such Restructuring Support Party of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(iv) it is an Accredited Investor.

It is understood and agreed that the representations and warranties made by a Consenting Creditor that is an investment manager, advisor or subadvisor of a beneficial owner of Claims and Interests are made with respect to, and on behalf of, such beneficial owner and not such investment manager, advisor or subadvisor, and, if applicable, are made severally (and not jointly) with respect to the investment funds, accounts and other investment vehicles managed by such investment manager, advisor or subadvisor.

(c) The Debtors represent and warrant to the Consenting Creditors that, as of the Restructuring Support Effective Date:

(i) within five (5) Business Days of the date hereof, the Debtors shall provide to the Consenting Creditors a true and complete list of each collective bargaining agreement that the Debtors, their ERISA Affiliates, and any other entity that could be viewed as a single employer together with the Debtors or their ERISA Affiliates is party to as of the date hereof, which list shall be included on Schedule 7(c)(i) annexed hereto;

(ii) Schedule 7(c)(ii), annexed hereto, contains a true and complete list of each plan (other than a multiemployer plan within the meaning of 3(37) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Internal Revenue Code (each, a “Pension Plan”) that the Debtors or any of their ERISA Affiliates sponsor, maintain, or contribute to or, have an obligation to sponsor, maintain or contribute to or any liability with respect to;

(iii) Schedule 7(c)(iii), annexed hereto contains a true and complete list of each multiemployer plan (within the meaning of 3(37) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Internal Revenue Code (each, a “Multiemployer Plan”) that the Debtors or any of its ERISA Affiliates

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contributes to or has any liability for, or has any obligation to contribute to or have any liability with respect to, with each such multiemployer plan that the Debtors or their ERISA Affiliates has withdrawn from and for which the withdrawal liability is not been paid in full prior to the date hereof separately identified;

(iv) within five (5) Business Days of the date hereof, the Debtors shall provide to the Consenting Creditors a list of each post-retirement welfare plan, including any plan providing medical benefits or life insurance as of the date hereof, which list shall be included on Schedule 7(c)(iv) annexed hereto; and

(v) other than the plans listed on Schedules 7(c)(ii), 7(c)(iii), and 7(c)(iv), the Debtors have no liability, contingent or otherwise, for any Pension Plan or Multiemployer Plan.

8. Amendments and Waivers.

(a) Except as otherwise expressly set forth herein, this Agreement, including the Restructuring Term Sheet and any other exhibits or schedules hereto, may not be amended, supplemented, amended and restated, modified or waived except in a writing signed by the Debtors and the Requisite Consenting Creditors; provided, however, that: (i) any amendment, supplement or modification of or to this Section 8 shall require the written consent of all of the Restructuring Support Parties; (ii) any amendment, supplement or modification to any of the definitions of “Requisite Consenting Creditors or “Restructuring Support Parties” shall also require the written consent of all of the Restructuring Support Parties included in any such definition; and (iii) if any such amendment, supplement, modification or waiver would disproportionately and adversely affect any of the rights or obligations (as applicable) of any Consenting Creditor (in its capacity as a holder of First Lien Notes Claims) set forth in this Agreement in a manner that is different or disproportionate in any material respect from the effect on the rights or obligations (as applicable) of other Consenting Creditors (in their capacity as holders of First Lien Notes Claims) set forth in this Agreement (other than in proportion to the amount of such First Lien Notes Claims), such amendment, modification, waiver or supplement shall also require the written consent of such adversely affected Consenting Creditor (it being understood that in determining whether consent of any Consenting Creditor is required pursuant to this clause (iii), no personal circumstances of such Consenting Creditor shall be considered).

(b) In determining whether any consent or approval has been given or obtained by the Requisite Consenting Creditors, any then-existing Consenting Creditor that is in material breach of its covenants, obligations or representations under this Agreement (and the respective First Lien Notes held by such Consenting Creditor) shall be excluded from such determination and the First Lien Notes held by such Consenting Creditor shall be treated as if they were not outstanding.

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9. Transaction Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated and, in each case, subject to the terms of the applicable engagement letter or fee reimbursement letter, the DIP Orders (after the DIP Orders are entered by the Bankruptcy Court), the Debtors hereby agree, on a joint and several basis, to pay in cash the Transaction Expenses as follows: (i) all accrued and unpaid Transaction Expenses incurred up to (and including) the Restructuring Support Effective Date shall be paid in full in cash on or prior to the Restructuring Support Effective Date, (ii) prior to the Petition Date and after the Restructuring Support Effective Date, all accrued and unpaid Transaction Expenses incurred prior to the Petition Date (and not previously paid pursuant to the preceding clause (i)) shall be paid in full in cash by the Debtors on a regular and continuing basis promptly, and in any event, prior to the Petition Date against receipt of invoices, (iii) after the Petition Date, to the extent permitted by order of the Bankruptcy Court, all accrued and unpaid Transaction Expenses shall be paid in full in cash by the Debtors on a regular and continuing basis promptly (but in any event within five (5) Business Days) against receipt of invoices, unless otherwise set forth in an applicable order of the Bankruptcy Court, (iv) upon termination of this Agreement with respect to any Restructuring Support Party, all accrued and unpaid Transaction Expenses of the Consenting Parties’ Advisors to such Restructuring Support Party incurred up to (and including) the date of such termination shall be paid promptly (but in any event within five (5) Business Days) in full in cash, against receipt of invoices, and (v) on the Effective Date, so long as this Agreement has not been terminated with respect to all Restructuring Support Parties (other than a termination pursuant to the second sentence of Section 5(c)), all accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date shall be paid in full in cash on the Effective Date against receipt of reasonably detailed invoices, without any requirement for Bankruptcy Court review or further Bankruptcy Court order. For the avoidance of doubt, copies of all invoices shall be provided contemporaneously to the Debtors and the Consenting Holders’ Advisors.

(b) The terms set forth in this Section 9 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Debtors hereby acknowledge and agree that the Consenting Creditors have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation of the Restructuring, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Debtors, and that the Consenting Creditors have made a substantial contribution to the Debtors and the Restructuring. If and to the extent not previously reimbursed or paid in connection with the foregoing, subject to the approval of the Bankruptcy Court, the Debtors shall reimburse or pay (as the case may be) all Transaction Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The Debtors hereby acknowledge and agree that the Transaction Expenses are of the type that should be entitled to treatment as, and the Debtors shall seek treatment of such Transaction Expenses as, administrative expense claims pursuant to sections 503(b) and 507(a)(2) of the Bankruptcy Code.

10. Effectiveness.

This Agreement shall become effective and binding upon the Restructuring Support Parties when counterpart signature pages to this Agreement have been executed and delivered by the Debtors, and each of the Initial Consenting Creditors holding, in the aggregate, more than 50% of the aggregate outstanding principal amount of the First Lien Notes (the date and time this Agreement becomes effective and binding upon the Restructuring Support Parties, the “Restructuring Support Effective Date”). In addition to (and without limiting) the terms of Section 3(c), a Person that owns or controls First Notes Claims and/or Second Lien Notes Claims

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or other Claims and Interests may become a party hereto as a Consenting Creditor by executing a Joinder Agreement and delivering an executed copy thereof to counsel to the Debtors and Stroock (in each case, at the addresses for such law firms set forth in Section 20 hereof), in which event such Person shall be deemed to be a Consenting Creditor hereunder to the extent of the Claims and Interests owned and controlled by such Person. With respect to any Person that becomes a party to this Agreement by executing and delivering a Joinder Agreement after the Restructuring Support Effective Date, this Agreement shall become effective as to such Person at the time such Joinder Agreement is executed and delivered to counsel to the Debtors and Stroock (in each case, at the addresses for such law firms set forth in Section 20 hereof).

11. Conflicts.

The Restructuring Term Sheet is supplemented by the terms and conditions of this Agreement. However, to the extent this Agreement is silent as to a particular matter set forth in the Restructuring Term Sheet, such matter shall be governed by the terms and conditions set forth in the Restructuring Term Sheet. In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the terms and conditions of the Restructuring Term Sheet shall control. In the event of any conflict among the terms and provisions of the Plan, this Agreement and/or the Restructuring Term Sheet, the terms and provisions of the Plan shall control. In the event of any conflict among the terms and provisions of the Confirmation Order and the Plan, the terms and provisions of the Confirmation Order shall control. Notwithstanding the foregoing, nothing contained in this Section 11 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

12. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION (EXCEPT TO THE EXTENT IT MAY BE PREEMPTED BY THE BANKRUPTCY CODE). BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE RESTRUCTURING SUPPORT PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT, DISPUTE OR PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE RESTRUCTURING SUPPORT PARTIES IRREVOCABLY CONSENT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTIONS AS TO VENUE OR INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, FOLLOWING THE COMMENCEMENT OF THE CHAPTER 11 CASES AND SO LONG AS THE BANKRUPTCY COURT HAS JURISDICTION OVER THE DEBTORS, EACH OF THE RESTRUCTURING SUPPORT PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT. EACH RESTRUCTURING SUPPORT PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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13. Specific Performance/Remedies.

It is understood and agreed by the Restructuring Support Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Restructuring Support Party and each non-breaching Restructuring Support Party shall be entitled to seek specific performance and injunctive or other equitable relief (including reasonable attorneys’ fees, costs and expenses) as a remedy of any such breach, in addition to any other remedy to which such non-breaching Restructuring Support Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Restructuring Support Party to comply promptly with any of its obligations hereunder. Each Restructuring Support Party hereby waives any requirement for the securing or posting of any bond in connection with such remedies.

14. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Restructuring Support Parties in this Section 14 and Sections 5(d), 5(e), 8, 9 (solely for purposes of enforcement of the payment of Transaction Expenses accrued through the occurrence of the applicable Termination Event), 12, 13, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, and 25 hereof, the last paragraph of Section 2, and the last paragraph of Section 3(a), and any defined terms used in any of the forgoing Sections or paragraphs (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

15. Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

16. Successors and Assigns; Severability.

This Agreement is intended to bind and inure to the benefit of the Restructuring Support Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 16 shall be deemed to permit sales, assignments or other Transfers of the Claims and Interests other than in accordance with Sections 3(c) and 3(d) of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and this Agreement shall continue in full force and effect; provided, however, that nothing in this Section 16 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event. Upon any such determination of invalidity, the Restructuring Support Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Restructuring Support Parties as closely as possible, in a reasonably acceptable manner, such that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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17. No Third-Party Beneficiaries.

This Agreement shall be solely for the benefit of the Restructuring Support Parties and no other Person shall be a third-party beneficiary hereof.

18. Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Restructuring Support Parties, and supersedes all other prior negotiations, with respect to the subject matter of this Agreement, whether written or oral; provided, however, that any confidentiality agreement executed by any Consenting Creditor shall survive execution and delivery of this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

19. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Any execution copies of this Agreement and executed counterpart signature pages to this Agreement may be delivered by electronic mail (“e-mail”) or other electronic imaging means, which shall be deemed to be an original for the purposes of this Section 19; provided, however, that signature pages executed by the Consenting Creditors shall be delivered to (a) each of the other Consenting Creditors in a redacted form that removes the Consenting Creditors’ holdings of Claims and Interests, and (b) the Debtors and the Ad Hoc Committee Advisors in an unredacted form.

20. Notices.

All notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided, made or received (a) when delivered personally, (b) when sent by e-mail, (c) one (1) Business Day after deposit with an overnight courier service, or (d) three (3) Business Days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the Restructuring Support Parties at the following addresses or e-mail addresses (or at such other addresses or e-mail addresses for a Restructuring Support Party as shall be specified by like notice):

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If to the Debtors:

Cenveo, Inc.

200 First Stamford Place, 2nd Floor

Stamford, Connecticut 06902

Attn.: Ayman Zameli

Email: Ayman.Zameli@cenveo.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn.: Jonathan S. Henes

Joshua A. Sussberg

George Klidonas

Email: jhenes@kirkland.com

 jsussberg@kirkland.com

 george.klidonas@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn.: Gregory F. Pesce

  Melissa N. Koss

Email: gregory.pesce@kirkland.com

  melissa.koss@kirkland.com

If to the Consenting Creditors:

To each Consenting Creditor at the addresses or e-mail addresses set forth in the Consenting Creditors’ signature pages to this Agreement (or in the signature page to a Joiner Agreement in the case of any Consenting Creditor that becomes a party hereto after the Restructuring Support Effective Date)

with copies to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attn: Brett Lawrence

 Erez Gilad

 Gabriel Sasson

Email: blawrence@stroock.com

 egilad@stroock.com

 gsasson@stroock.com

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21. Reservation of Rights; No Admission.

Except as expressly provided in this Agreement and in any amendment hereto, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Restructuring Support Parties to (a) protect and preserve its rights, remedies and interests, including its claims against any of the other Restructuring Support Parties (or their respective Affiliates or Subsidiaries), (b) consult with any of the other Restructuring Support Parties, (c) fully participate in any bankruptcy case filed by any Debtor, or (d) purchase, sell or enter into any transactions in connection with Claims and Interests, in each case subject to the terms hereof. Without limiting the foregoing sentence in any way, if the Restructuring is not consummated, or if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Restructuring Support Party of any or all of such Restructuring Support Party’s rights, remedies, claims and defenses and the Restructuring Support Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. No Consenting Creditor shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Restructuring Support Party, any holder of Claims and Interests, or any other Person, and nothing in this Agreement (including the Restructuring Term Sheet), express or implied, is intended to impose, or shall be construed as imposing, upon any Consenting Creditor any obligations in respect of this Agreement or the Restructuring except as expressly set forth herein. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Restructuring Support Parties. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable Law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any Proceeding other than a Proceeding to enforce its terms. This Agreement, the Restructuring Term Sheet and the Plan shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Restructuring Support Party of any claim, fault, liability or damages whatsoever (including with respect to any Pension Plan or Multiemployer Plan and it is hereby acknowledged and agreed that the Consenting Creditors are continuing to conduct diligence with respect to the Pension Plans and Multiemployer Plans). Each of the Restructuring Support Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

22. Prevailing Party.

If any Restructuring Support Party brings a Proceeding against any other Restructuring Support Party based upon a breach by such Restructuring Support Party of its obligations hereunder, the prevailing Restructuring Support Party shall be entitled to the reimbursement of all reasonable fees and expenses incurred, including reasonable attorneys’, accountants’ and financial advisors’ fees in connection with such Proceeding, from the non-prevailing Restructuring Support Party.

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23. Representation by Counsel.

Each Restructuring Support Party acknowledges that it has been represented by, or has been provided a reasonable period of time to obtain access to and advice by, counsel with respect to this Agreement and the Restructuring contemplated herein. Accordingly, any rule of Law or any legal decision that would provide any Restructuring Support Party with a defense to the enforcement of the terms of this Agreement against such Restructuring Support Party based upon lack of legal counsel shall have no application and is expressly waived.

24. Relationship Among Restructuring Support Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. It is understood and agreed that no Consenting Creditor has any duty of trust or confidence in any kind or form with any other Restructuring Support Party, and, except as expressly provided in or expressly contemplated by this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Creditor is not prohibited from trading in the Claims and Interests of any Debtor without the consent of any other Restructuring Support Party, subject, however, to compliance with the terms of this Agreement; provided, however, that no Consenting Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Restructuring Support Parties shall in any way affect or negate this understanding and agreement. No Consenting Creditor shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Restructuring Support Party. For the avoidance of doubt, no action taken by a Consenting Creditor pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Creditors are in any way acting in concert or as such a “group.”

25. Disclosure; Publicity.

The Debtors shall submit drafts to the Ad Hoc Committee Advisors of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law, no Restructuring Support Party or its advisors shall (a) use the name of any Consenting Creditor in any public manner (including in any press release) with respect to this Agreement, the Restructuring or any of the Restructuring Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Debtors, the principal amount or percentage of any Claims and Interests held by any Consenting Creditor, or the DIP Commitment amount of any DIP Lender, in each case, without such Consenting Creditor’s or DIP Lender’s prior written consent; provided, however, that (i) if such disclosure is required by Law, the disclosing Restructuring Support Party shall afford the relevant Consenting Creditor or DIP Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the

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disclosure of the aggregate percentage or aggregate principal amount of Claims and Interests held by the Consenting Creditors in the aggregate. Notwithstanding the provisions in this Section 25, (x) any Restructuring Support Party may disclose the identities of the Restructuring Support Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (y) any Restructuring Support Party may disclose, to the extent expressly consented to in writing by a Consenting Creditor or DIP Lender, such Consenting Creditor’s identity and individual holdings.

26. Fiduciary Duties.

Notwithstanding any other provision in this Agreement to the contrary, nothing in this Agreement shall require any Debtor, nor any board of directors or managers of any Debtor, to take or refrain from taking any action pursuant to this Agreement (including, without limitation, terminating this Agreement), to the extent such Debtor or board of directors or mangers reasonably determines in good faith, based on the written advice of external counsel (including counsel to the Debtors), that taking, or refraining from taking, such action, as applicable, would be inconsistent with its fiduciary obligations under applicable law, in which case, the Debtors shall promptly notify each of the Consenting Creditors (and in any event within two (2) Business Days following any such determination) and may terminate this Agreement in accordance with Section 5(b)(iv) hereof. The Debtors hereby acknowledge and agree that, as of the Restructuring Support Effective Date, the Debtors’ entry into this Agreement does not violate, and is consistent with, the fiduciary duties of the Debtors’ directors, managers, or officers, as applicable.

27. Consideration

Each Restructuring Support Party hereby acknowledges that no consideration, other than that specifically described herein or in the Plan, shall be due or paid to any Restructuring Support Party for its agreement (subsequent to proper disclosure and solicitation) to vote to accept the Plan or to otherwise support and take actions to effectuate the Restructuring in accordance with the terms and conditions of this Agreement, other than each of the Restructuring Support Parties’ representations, warranties, and agreements with respect to their commitments hereunder regarding the consummation of the Restructuring and the confirmation and consummation of the Plan.

28. Acknowledgements.

THIS AGREEMENT, THE RESTRUCTURING TERM SHEET, THE PLAN, THE OTHER RESTRUCTURING DOCUMENTS, THE RESTRUCTURING, AND THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN ARE THE PRODUCT OF ARMS’-LENGTH NEGOTIATIONS BETWEEN THE RESTRUCTURING SUPPORT PARTIES AND THEIR RESPECTIVE REPRESENTATIVES. EACH RESTRUCTURING SUPPORT PARTY HEREBY ACKNOWLEDGES THAT THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED TO BE, A SOLICITATION OF VOTES FOR THE ACCEPTANCE OF THE PLAN OR REJECTION OF ANY OTHER CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR OTHERWISE. THE PROPONENTS OF THE PLAN SHALL NOT SOLICIT ACCEPTANCES OF THE PLAN FROM ANY PERSON UNTIL THE PERSON HAS BEEN PROVIDED WITH

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A COPY OF THE PLAN, DISCLOSURE STATEMENT, AND RELATED DOCUMENTS. NOTHING IN THIS AGREEMENT SHALL REQUIRE ANY RESTRUCTURING SUPPORT PARTY TO TAKE ANY ACTION PROHIBITED BY THE BANKRUPTCY CODE, THE SECURITIES ACT, ANY OTHER APPLICABLE LAW OR REGULATION, OR AN ORDER OR DIRECTION OF ANY COURT OR ANY OTHER GOVERNMENTAL ENTITY.

[Signature pages follow]

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IN WITNESS WHEREOF, the Restructuring Support Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Cenveo, Inc.

By:	/s/ Robert G. Burton, Sr.
Name: Robert G. Burton, Sr.
Title: Chairman and CEO

Cenveo Corporation

By:	/s/ Robert G. Burton, Sr.
Name: Robert G. Burton, Sr.
Title: Chairman and CEO

[Restructuring Support Agreement Signature Page]

[Consenting Creditor Signature Page Intentionally Omitted]

EXHIBIT A

RESTRUCTURING TERM SHEET

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE OR ANY OTHER PLAN OF REORGANIZATION OR SIMILAR PROCESS UNDER ANY OTHER APPLICABLE LAW. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS, PROVISIONS OF THE BANKRUPTCY CODE AND/OR OTHER APPLICABLE LAWS. THIS RESTRUCTURING TERM SHEET IS NOT BINDING AND IS SUBJECT TO APPROVAL BY THE AD HOC COMMITTEE (AS DEFINED BELOW). IN ADDITION, NO PARTY SHALL BE BOUND WITH RESPECT TO ANY TRANSACTION UNTIL THE EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AFTER OBTAINING ALL NECESSARY INTERNAL APPROVALS. THIS RESTRUCTURING TERM SHEET IS FOR SETTLEMENT DISCUSSION PURPOSES ONLY, IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE, AND CANNOT BE DISCLOSED TO ANY OTHER PERSON OR ENTITY WITHOUT THE CONSENT OF THE COMPANY (AS DEFINED IN THE RESTRUCTURING SUPPORT AGREEMENT (AS DEFINED BELOW)) AND THE AD HOC COMMITTEE.

CENVEO, INC., et al.

Restructuring Term Sheet1

Overview

Introduction	This term sheet (this “Restructuring Term Sheet”) contemplates a comprehensive restructuring of the Debtors (the “Restructuring”). The Restructuring contemplates, among other things, that the Debtors shall commence voluntary chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) for the purposes of implementing the Plan. To effectuate the Restructuring, the Debtors and the members of the Ad Hoc Committee intend to enter into the Restructuring Support Agreement, to which this Term Sheet shall be attached as Exhibit A.

DIP Facilities	In connection with the Restructuring, the Debtors shall obtain (1) a $190 million senior secured debtor-in-possession, asset based loan facility to be provided by certain lenders under the Prepetition ABL Facility (the “DIP ABL Facility”), and (2) a $100 million senior secured debtor-in-possession, multiple-draw term loan facility to be provided by the members of the Ad Hoc Committee (the “DIP Term Facility”, and together with the DIP ABL Facility, the “DIP Facilities”), pursuant to the

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Schedule 1 attached hereto or the Restructuring Support Agreement to which this Restructuring Term sheet is attached (the “ Restructuring Support Agreement”), as applicable.

credit agreements substantially in the forms attached hereto as Exhibit 1 (the “DIP Credit Agreements”), in each case, subject to entry of interim and final orders of the Bankruptcy Court, each in form and substance acceptable to the applicable DIP Lenders (as defined in the DIP Credit Agreements). The DIP ABL Facility shall “roll up” all amounts outstanding under the Prepetition ABL Facility on the terms set forth in the DIP Credit Agreements.

Treatment of Unclassified Claims

Administrative, Priority Tax, and Other Priority Claims	Each holder of an allowed administrative, priority tax, or other priority claim shall be paid in full in cash on the effective date of the Plan (the “Effective Date”), or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code.

DIP Facility Claims	DIP ABL Claims. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for all claims on account of, arising under or in connection with the DIP ABL Facility (the “DIP ABL Claims”), all amounts outstanding under the DIP ABL Facility as of the Effective Date shall be (a) paid in full in cash from the proceeds of the Exit ABL Facility or (b) exchanged into the Exit ABL Facility on terms acceptable to the Debtors and the Requisite Consenting Creditors.

DIP Term Claims. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for all claims on account of, arising under or in connection with the DIP Term Facility (the “DIP Term Claims, and together with the DIP ABL Claims, the “DIP Facility Claims”), all amounts outstanding under the DIP Term Facility as of the Effective Date shall be (a) paid in full in cash from the proceeds of the Exit Debt Facility or (b) exchanged into the Exit Debt Facility on terms acceptable to the Debtors and the Requisite Consenting Creditors.

Treatment of Classified Claims and Interests

FILO Notes Claims	Treatment. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each FILO Notes Claim, each FILO Notes Claim shall, as determined by the Debtors, subject to the reasonable consent of the Requisite Consenting Creditors, (a) be paid in full in cash from the proceeds of the Exit Debt Facility, (b) be reinstated, or (c) receive a treatment consistent with section 1129(b) of the Bankruptcy Code.

Voting Status. To be determined.

2

Other Secured Claims	Treatment. On or after the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each allowed Other Secured Claim, at the option of the Debtors (with the reasonable consent of the Requisite Consenting Creditors) or the Reorganized Debtors, as applicable, each holder of any such Claim (i) shall receive payment in cash in an amount equal to such Claim, (ii) shall receive the collateral underlying such Claim, (iii) shall have such Claim reinstated, or (iv) shall receive such other treatment so as to render such Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

Voting. Unimpaired; not entitled to vote to accept or reject the Plan.

First Lien Notes Claims	Treatment. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each First Lien Notes Claim, each holder of any such Claim will receive its pro rata share of: (a) the New Second Lien Debt with an aggregate principal amount equal to the greater of (i) $200 million, and (ii) an amount equal to $450 million minus the Adjusted Exit Debt Amount (the “New Second Lien Debt Amount”); provided that, in the event the Debtors obtain an Additional Exit Financing, the proceeds of such Additional Exit Financing shall be distributed on the Effective Date to the holders of First Lien Notes Claims in lieu of New Second Lien Debt otherwise issuable to such holder under the Plan, on a dollar for dollar basis, and (b) 99.5% of the Reorganized Cenveo Equity Interests, subject to dilution by the Management Incentive Plan (as defined below).

Voting Status. Impaired; entitled to vote to accept or reject the Plan.

Second Lien Notes Claims	Treatment. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Second Lien Notes Claim, each holder of any such Claim will receive its pro rata share of 0.5% of the Reorganized Cenveo Equity Interests, subject to dilution by the Management Incentive Plan.

Voting Status. Impaired; entitled to vote to accept or reject the Plan.

Unsecured Notes Claims	Treatment. On the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Unsecured Notes Claim, each holder of any such Claim will receive its pro rata share of the Cash Pool Distribution.

Voting Status. Impaired; entitled to vote to accept or reject the Plan.

General Unsecured Claims	Treatment. On or as soon as reasonably practicable after, the Effective Date (and subject to the allowance, objection and distribution procedures set forth in the Plan), except to the extent that a holder agrees to less favorable treatment, in full and final satisfaction, compromise, settlement,

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release, and discharge of and in exchange for each allowed General Unsecured Claim, each holder of any such Claim shall receive its pro rata share of the Cash Pool Distribution.

Voting Status. Impaired; entitled to vote to accept or reject the Plan.

Section 510(b) Claims	Treatment. Any claim subject to subordination under section 510(b) of the Bankruptcy Code (collectively, the “Section 510(b) Claims”) shall be canceled, released, and extinguished, and holders thereof shall receive no recovery or distribution under the Plan.

Voting Status. Impaired; deemed to reject the Plan.

Intercompany Claims	Treatment. Each Claim held by a Debtor against another Debtor shall, at the Debtors’ discretion, with the reasonable consent of the Requisite Consenting Creditors, either be (a) reinstated as of the Effective Date or (b) cancelled, in which case, no distribution shall be made on account of such Claim.

Voting Status. Deemed to reject the Plan or presumed to accept the Plan; not entitled to vote to accept or reject the Plan.

Intercompany Interests	Treatment. Each Intercompany Interest shall either be (a) reinstated as of the Effective Date or (b) cancelled, in which case no distribution shall be made on account of such Intercompany Interest, in each case as determined by the Debtors with the reasonable consent of the Requisite Consenting Creditors.

Voting Status. Deemed to reject the Plan or presumed to accept the Plan; not entitled to vote to accept or reject the Plan.

Existing Equity Interests in Cenveo	Treatment. All Existing Equity Interests in Cenveo, whether represented by stock, preferred share purchase rights, warrants, options, or otherwise, will be cancelled, released, and extinguished and the holders of such Existing Equity Interests will receive no distribution under the Plan on account thereof.

Voting Status. Impaired; deemed to reject the Plan.

Discharge, Releases, Exculpation, and Injunction Provisions

Releases and Related Provisions	The Plan will include discharge, release, exculpation and injunction provisions substantially similar to the provisions set forth on Exhibit 4 attached hereto, in each case, to the maximum extent permitted under applicable law and otherwise acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors.

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Other Key Terms

Restructuring Documents	All Restructuring Documents shall be consistent in all respects with the Restructuring Support Agreement and this Restructuring Term Sheet.

The Plan Supplement shall also contain a “Description of Restructuring Transactions” which shall include a description of the transaction steps to be implemented to effectuate the Restructuring, including any changes to the corporate and/or capital structure of the Reorganized Debtors (to the extent known) to be made on the Effective Date, as determined by the Debtors with the reasonable consent of the Requisite Consenting Creditors except to the extent otherwise expressly set forth herein. For the avoidance of doubt, changes to the corporate and/or capital structure may include, but are not limited to, (i) the conversion of one or more of the Debtors into corporations, limited liability companies or partnerships, (ii) the creation of one or more newly formed Entities and/or holding companies with respect to the Reorganized Debtors, (iii) the issuance of intercompany liabilities and/or intercompany equity, and (iv) any “election” that may be made for United States federal income tax purposes.

Critical Vendors	The Debtors will treat certain holders of General Unsecured Claims as “critical vendors” pursuant to first-day orders, subject to the terms of the DIP Facilities.

Milestones	The Debtors shall comply with the milestone deadlines set forth on Exhibit 2 attached hereto.

Exit Debt Facility	On the Effective Date, the Reorganized Debtors shall enter into an exit debt financing facility (the “Exit Debt Facility”) in an aggregate principal amount necessary to repay, satisfy or fund, as applicable, (i) the aggregate amount of claims outstanding under the DIP Term Facility as of the Effective Date, (ii) the aggregate amount of FILO Note Claims outstanding as of the Effective Date (to the extent such claims are not reinstated or treated pursuant to section 1129(b) of the Bankruptcy Code under the Plan), (iii) up to an additional $82 million; provided, however that the Reorganized Debtors shall have minimum liquidity (including unrestricted cash and availability under the Exit ABL Facility as of the Effective Date) of $65 million; provided, further, however, that the principal amount of the Exit Debt Facility may be further increased with the prior written consent of the Requisite Consenting Creditors. The terms, conditions and amount of the Exit Debt Facility shall otherwise be reasonably acceptable to the Debtors and the Requisite Consenting Creditors.

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Exit ABL Facility	On the Effective Date, the Reorganized Debtors shall enter into the Exit ABL Facility in an aggregate commitment amount of $190 million. The terms and conditions of the Exit ABL Facility shall be acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors.

Additional Exit Financing	The Debtors may raise additional exit non-convertible debt financing on terms acceptable to the Debtors and reasonably acceptable to the Requisite Consenting Creditors, the proceeds of which shall be used to satisfy all or a portion of the First Lien Notes Claims in whole or in part in cash on the Effective Date (the “Additional Exit Financing”). The cash proceeds of any Additional Exit Financing shall be distributed to the holders of the First Lien Debt Claims under the Plan. Any amount of cash distributed to the holders of First Lien Notes Claims in lieu of Second Lien Debt on the Effective Date will result in a dollar-for-dollar reduction of the principal amount of the Second Lien Debt otherwise issuable to the holders of the First Lien Debt Claims under the Plan. The terms of any such Additional Exit Financing shall be set forth in the Plan Supplement.

New Second Lien Debt	On the Effective Date, except to the extent that the Debtors obtain any Additional Exit Financing, the Reorganized Debtors shall issue New Second Lien Debt with an aggregate principal amount equal to the New Second Lien Debt Amount to holders of First Lien Notes Claims.

Reorganized Cenveo Equity Interests	On the Effective Date, Reorganized Cenveo shall issue the Reorganized Cenveo Equity Interests in accordance with the terms of the Plan and the New Organizational Documents, without the need for any further corporate or shareholder action.

Upon the Effective Date, (i) the Reorganized Cenveo Equity Interests shall not be registered under the Securities Act, and shall not be listed for public trading on any securities exchange, and (ii) none of the Reorganized Debtors will be a reporting company under the Exchange Act.

The distribution of Reorganized Cenveo Equity Interests pursuant to the Plan may be made by delivery of one or more certificates representing such new equity interests as described herein, by means of book entry registration on the books of the transfer agent for shares of Reorganized Cenveo Equity Interests or by means of book entry exchange through the facilities of a transfer agent satisfactory to the Debtors and the Requisite Consenting Creditors in accordance with the customary practices of such agent, as and to the extent practicable.

New Board of Directors	The board of directors of Reorganized Cenveo immediately after the consummation of the Restructuring (the “New Board”) shall consist of the following individuals:

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• Robert G. Burton, Sr.;

• Robert G. Burton, Jr.; and

• Five (5) directors appointed by the Requisite Consenting Creditors. The Requisite Consenting Creditors shall consider in good faith any candidates recommended by the Debtors.

The organizational documents of the Reorganized Debtors shall be in form and substance acceptable to the Requisite Consenting Creditors.

Stockholders Agreement	The Plan shall provide that any holder of a Claim that is to be distributed shares of Reorganized Cenveo Equity Interests pursuant to the Plan shall be required to duly execute and deliver to Reorganized Cenveo, as an express condition precedent to such holder’s receipt of such shares of Reorganized Cenveo Equity Interests, a counterpart to the stockholders agreement, shareholder agreement or similar agreement.

New Management Agreements	The Debtors’ will either assume the existing agreements with the current management team (i.e., the current named executive officers) or will enter into new employment agreements on the Effective Date with such individuals (on substantially similar economic terms), which agreements shall be acceptable to the applicable management team member and reasonably acceptable to the Debtors and the Requisite Consenting Creditors, except that the Debtors shall enter into a new agreement with Robert G. Burton, Sr., which new agreement shall provide for (i) an annual salary of $1.25 million, (ii) a target bonus of up to 130% of his annual salary, and (iii) severance equal to the sum of his annual salary and annual target bonus, and shall otherwise be acceptable to Robert G. Burton, Sr., the Debtors, and the Requisite Consenting Creditors.

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Management Incentive Plan	In addition to any key employee incentive plan implemented during the Chapter 11 Cases, the Plan shall provide for a management incentive plan (the “Management Incentive Plan”) that provides for the issuance of (i) on the Effective Date, restricted stock units exercisable for up to 3.0% of the Reorganized Cenveo Equity Interests (on a fully diluted basis) and (ii) stock options, stock appreciation rights and other similar appreciation awards exercisable for up to 9.0% of the Reorganized Cenveo Equity Interests, on a fully diluted basis to management, key employees and directors of the Reorganized Debtors.

The participants in the Management Incentive Plan, the timing and allocations of the awards to participants, and the other terms and conditions of such awards (including, but not limited to, vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be set forth as an Exhibit to the Plan Supplement; provided that, to the extent any stock options, stock appreciation rights or other similar appreciation awards are granted on, or shortly after, the Effective Date, the exercise price of such stock options, stock appreciation rights and other similar appreciation awards shall be the exercise price that would otherwise provide the holders of the First Lien Notes Claims with an aggregate recovery of 75% of their aggregate outstanding First Lien Notes Claims (including, without limitation, all accrued and unpaid interest), as of the Petition Date, taking into account all distributions received under the Plan, unless otherwise required to avoid additional tax liabilities under Section 409A of the Internal Revenue Code.

Professional Fee Escrow	The Plan shall require the establishment of a professional fee escrow account (the “Professional Fee Escrow”) to be funded with cash in the amount equal to the Professional Fee Reserve Amount (as defined herein). It shall be a condition precedent to the Effective Date that the Debtors shall have funded the Professional Fee Escrow in full in cash in an amount equal to the Professional Fee Reserve Amount.

The Professional Fee Escrow shall be maintained in trust solely for the benefit of professionals retained by the Debtors or the Committee (each a “Professional,” and collectively, the “Professionals”). The Professional Fee Escrow shall not be considered property of the Debtors or their estates, and no liens, claims, or interests shall encumber the Professional Fee Escrow, or funds held in the Professional Fee Escrow, in any way.

The “Professional Fee Reserve Amount” shall consist of the total amount of unpaid compensation and unreimbursed expenses incurred by Professionals retained through and including the confirmation date, in each case as reasonably determined in good faith by the applicable Professional, in consultation with the Requisite Consenting Creditors.

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Transaction Expenses	On the Effective Date, the Debtors shall pay in full in cash any outstanding Transaction Expenses without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval.

Tax Structure	To the extent practicable, the Restructuring and the consideration received in the Restructuring shall be structured in a manner that (i) minimizes any current taxes payable as a result of the consummation of the Restructuring, and (ii) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes) of the Restructuring to the Debtors, the Reorganized Debtors and the holders of equity or debt in the Reorganized Debtors going forward, in each case as determined by the Debtors and the Requisite Consenting Creditors.

Executory Contracts, Unexpired Leases	Executory contracts and unexpired leases shall be assumed or rejected (as the case may be) as set forth in the Plan Supplement, and in accordance with the Restructuring Support Agreement.

Existing Capital Leases	To be set forth in the Plan Supplement. and in accordance with the Restructuring Support Agreement.

Pension Plans / Collective Bargaining Agreements	The form, manner, and substance of the treatment of any obligations of or claims against the Debtors with respect to (a) the Debtors’ single-employer defined benefit pension plans (including the Cenveo Corporation Pension Plan and the Lancaster Press Pressmen and Bindery Workers Pension Plan), and (b) any multi-employer pension plans that, as of the Petition Date, the Debtors are obligated to contribute to or have not fully withdrawn from (including GCC/IBT National Pension Fund and CWA/IBT National Pension Plan) (the pension plans described in clauses (a) and (b), including any collective bargaining agreements or other agreements, if any, requiring the Debtors to contribute to such pension plans, the “Pension Plans”), which treatment may include, inter alia, assumption, assumption and modification, rejection, termination of, or withdrawal from, as applicable, the Pension Plans, shall be as agreed to by the Debtors and the Requisite Consenting Creditors, and shall be set forth in the Plan (collectively, the “Pension Plan Treatment”). The Debtors shall obtain entry of a final non-appealable order of the Bankruptcy Court (which order may include the Confirmation Order), in form and substance acceptable to the Debtors and the Requisite Consenting Creditors, approving the Pension Plan Treatment (the “Pension Plan Treatment Order”).

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In addition, the Plan and Confirmation Order shall include a finding and determination that the Debtors have, prior to the Petition Date, validly and fully or partially withdrawn from the Withdrawn Pension Plans, and that any Prepetition Withdrawal Claims constitute General Unsecured Claims under the Plan and are subject to discharge under the Plan.

Supplemental Executive Retirement Plans	The Debtors will terminate any supplemental executive retirement plan (“SERP”) pursuant to the terms of the Plan. Such matters shall be set forth in the Plan Supplement.

Other Post- Employment Obligations	Pursuant to the Plan, the Debtors will assume their retiree medical and life insurance obligations to the extent that rejection or modification of any such obligations would otherwise require approval by the Bankruptcy Court pursuant to section 1113 of the Bankruptcy Code or section 1114 of the Bankruptcy Code. Such matters shall be set forth in the Plan Supplement.

Indemnification Obligations	The Debtors’ indemnification obligations in place as of the Effective Date, whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the current and former directors, managers, and officers, of any of the Debtors shall be assumed pursuant to the Plan.

Avoidance Actions	Any and all actual or potential Claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtors arising under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code, shall be retained by the Reorganized Debtors, except to the extent expressly released under the Plan.

Conditions Precedent to the Effective Date	The occurrence of the Effective Date shall be subject to the following conditions to confirmation and/or effectiveness (as applicable):

1. the Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall not have been reversed, stayed, modified, or vacated on appeal;

2. all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected and executed;

3.  the DIP Orders shall have been entered by the Bankruptcy Court and the DIP Orders and the DIP Loan Documents shall be in full force and effect in accordance with their terms, and no DIP Termination Event (as defined in the DIP Orders) or Event of Default (as defined in the DIP Loan Documents) shall have occurred or be continuing;

10

4.  all documentation related to the Exit ABL Facility shall have been executed and delivered by each Entity party thereto, and any conditions precedent related thereto, shall have been satisfied, waived or satisfied contemporaneously with the occurrence of the Effective Date;

5.  all documentation related to the Exit Debt Facility shall have been executed and delivered by each Entity party thereto and any conditions precedent related to the Reorganized Debtors’ entry into the Exit Debt Facility shall have been satisfied, waived or satisfied contemporaneously with the occurrence of the Effective Date;

6.  all documentation related to the New Second Lien Debt, to the extent issued, shall have been executed and delivered by each Entity party thereto, the Debtors shall have issued the indebtedness contemplated thereby, and any conditions precedent related thereto shall have been satisfied, waived or satisfied contemporaneously with the occurrence of the Effective Date;

7. all conditions precedent to the issuance of the Reorganized Cenveo Equity Interests, other than the occurrence of the Effective Date, shall have occurred;

8. all accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date shall be paid in full in cash;

9. the Restructuring Support Agreement shall have not been terminated and be in full force and effect;

10. the Professional Fee Escrow shall have been established and funded;

11. the Bankruptcy Court shall have entered the Pension Plan Treatment Order, which may be the Confirmation Order, which shall not have been reversed, stayed, modified, or vacated on appeal; and

12.  all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by this Restructuring Term Sheet shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

The conditions precedent set forth herein may not be waived without the express prior written consent of the Requisite Consenting Creditors.

11

Schedule 1

Adjusted Exit Debt Amount	An amount equal to the sum of (a) the principal amount outstanding under capital leases as of the Effective Date, plus (b) the principal balance of the Exit ABL Facility (which amount shall be determined by the Debtors by calculating the average monthly balance of the Exit ABL Facility for the 12-month period following the Effective Date, based on the Debtors’ forecasts for such period, in each case, subject to the consent of the Requisite Consenting Creditors, which consent shall not be unreasonably withheld or delayed), plus (c) the principal balance of the Exit Debt Facility as of the Effective Date, plus (d) to the extent the FILO Notes are reinstated under the Plan, the principal amount of the FILO Notes as of the Effective Date, minus (e) all cash on hand of the Reorganized Debtors as of the Effective Date.

Cash Pool Distribution	An amount in cash equal to the lesser of (x) 0.5% of the allowed amount of such Holder’s Claim and (y) $1.5 million.

Committee	The official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Exculpated Parties	Collectively, and in each case in its respective capacity as such: (a) the Debtors; (b) the members of the Ad Hoc Committee; (c) the Committee; (d) the members of the Committee; and (e) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their respective capacity as such.

Existing Equity Interests	All Equity Interests in existence on or as of the Petition Date.

Exit ABL Facility	The secured asset-based loan facility with an aggregate commitment amount of up to $190 million to be entered into in connection with consummation of the Plan, which exit facility shall be satisfactory to the Debtors and the Requisite Consenting Creditors.

FILO Notes	The 4.00% Senior Secured Notes due 2021.

FILO Notes Claim	Any Claim for unpaid principal, interest, fees, costs and other amounts on account of, arising under or in connection with, the FILO Notes.

First Lien Notes	The 6.00% Senior Priority Secured Notes due 2019.

First Lien Notes Claim	Any Claim for unpaid principal, interest, fees, costs and other amounts on account of, arising under or in connection with, the First Lien Notes or the First Lien Notes Documents.

General Unsecured Claim	Any Claim against a Debtor (including, for the avoidance of doubt, any Prepetition Withdrawal Claims) other than: (a) any First Lien Notes Claim; (b) any Second Lien Notes Claim (c) any Unsecured Notes Claim; (d) any DIP Facility Claim; (e) any Intercompany Claim, (f) any Section 510(b) Claim or (g) any Claim entitled to administrative expense or priority treatment pursuant to the Bankruptcy Code.

Intercompany Interest	Other than an Existing Equity Interest in Cenveo, an Existing Equity Interest in one Debtor held by another Debtor.

New Board	The Board of Directors of Reorganized Cenveo.

New Second Lien Debt	New second lien debt to be issued by the Reorganized Debtors on the Effective Date, which shall include terms and conditions consistent with the term sheet attached hereto as Exhibit 3 and otherwise acceptable to the Debtors and the Requisite Consenting Creditors.

Other Secured Claim	Any Claim secured by a lien or other security interest, other than an administrative expense Claim (to the extent such Claim is secured), a DIP Facility Claim, a priority Claim (to the extent such Claim is secured), a FILO Notes Claim, a Prepetition ABL Facility Claim, a First Lien Notes Claim or a Second Lien Notes Claim.

Plan	The chapter 11 plan of reorganization proposed by the Debtors in the Chapter 11 Cases, as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, which plan of reorganization shall be consistent in all respects with this Restructuring Term Sheet and otherwise acceptable to the Debtors and the Requisite Consenting Creditors.

Prepetition ABL Facility	The credit facility pursuant to the Credit Agreement between Cenveo Corporation and the lender parties thereto, dated as of April 16, 2013.

Prepetition ABL Facility Claim	Any Claim under or with respect to the Prepetition ABL Facility.

Prepetition Withdrawal Claim	Any obligations of, or Claims against, the Debtors arising under or in connection with the Debtors’ withdrawal, prior to the Petition Date, either in full or in part, from the Withdrawn Pension Plans.

Released Parties	Collectively, each of the following in their respective capacity as such: (a) the members of the Ad Hoc Committee; (b) the agents and lenders under the DIP Facilities, and the agents and lenders under the Exit ABL Facility and Exit Debt Facility; (c) the First Lien Notes Trustee; (d) the Committee, if one is appointed; (e) the members of the Committee, if one is appointed; and (f) with respect to the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (e), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their respective capacity as such.

Releasing Parties	Collectively, each of the following in their respective capacity as such: (a) all Holders of Claims who vote to accept the Plan or are deemed to accept the Plan; (b) the members of the Ad Hoc Committee; (c) the agents and lenders under the DIP Facilities; (d) the First Lien Notes Trustee; (e) the Committee, if one is appointed; (f) the members of the Committee, if one is appointed; (g) all other holders of Claims who do not timely submit a duly completed opt-out form in accordance with the order approving the Disclosure Statement; and (h) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (g), such Entity and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, and officers, to the extent such director, manager, or officer provides express consent, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their respective capacity as such.

Reorganized Cenveo	After giving effect to the Plan and the Restructuring, the ultimate parent entity of the Reorganized Debtors, which may include Cenveo, as reorganized pursuant to and under the Plan, or any other Entity formed on or before the Effective Date that holds, directly or indirectly, the Equity Interests in Cenveo and/or its subsidiaries (each as reorganized pursuant to and under the Plan). Reorganized Cenveo shall be either a Delaware corporation or limited liability company managed by a board of directors or other governing or managing entity, in each case, as determined by the Debtors and the Requisite Consenting Creditors and as shall be set forth in the Plan Supplement.

Reorganized Cenveo Equity Interests	After giving effect to the Plan and the Restructuring, the Equity Interests (which may be in the form of common stock, limited liability interests or other ownership interests, in each case, as determined by the Debtors and the Requisite Consenting Creditors, as shall be set forth in the Plan Supplement) to be issued by Reorganized Cenveo.

Reorganized Debtors	After giving effect to the Plan and the Restructuring, Cenveo and each of the other Debtors, as reorganized pursuant to and under the Plan.

Second Lien Notes	The 8.50% Junior Priority Secured Notes due 2022.

Second Lien Notes Claim	Any Claim for unpaid principal, interest, fees, costs and other amounts on account of, arising under or in connection with, the Second Lien Notes.

Transaction Expenses	All fees and out-of-pocket costs and expenses of each of the Consenting Creditors, including, without limitation, the reasonable and documented fees and all out-of-pocket costs and expenses of each of the Ad Hoc Committee Advisors.

Solicitation Materials	The solicitation materials and documents included in the solicitation packages that will be sent to, among others, Holders of Claims and Interest entitled to vote to accept or reject the Plan, in compliance with Bankruptcy Rules 3017(d) and 2002(b).

Unsecured Notes	The 6.00% Senior Notes due 2024.

Unsecured Notes Claim	Any Claim for unpaid principal, interest, fees, costs and other amounts on account of, arising under or in connection with, the Unsecured Notes.

Withdrawn Pension Plans

Each of the following multi-employer pension plans:

•  Oregon Printing Industry Pension Plan (fully withdrawn)

•  GCC/IBT National Pension Fund (partially withdrawn)

•  Graphic Arts Industry Joint Pension Fund (fully withdrawn)

•  CWA/ITU Negotiated Pension Plan (partially withdrawn)

•  PACE Industry Union Management Pension Fund (fully withdrawn)

Exhibits 1-A and 1-B

DIP Credit Agreements

[Filed with the DIP Facilities Motion]

Exhibit 2

Milestones

1.	Commence the Chapter 11 Cases in the Bankruptcy Court with respect to each of the Debtors, and file the First Day Motions, no later than February 2, 2018 (the date of commencement of the Chapter 11 Cases, the “Petition Date”);

2.	Obtain entry of the Interim DIP Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than five (5) Business Days after the Petition Date);

3.	Obtain entry of the Final DIP Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than forty (40) calendar days after the Petition Date);

4.	File the Plan, the Disclosure Statement and the motion for approval of the Disclosure Statement and the Solicitation procedures with the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than sixty (60) calendar days after the Petition Date), which Plan shall provide for the Pension Plan Treatment;

5.	Obtain entry of the Disclosure Statement Order and RSA Order by the Bankruptcy Court as soon as reasonably practicable after the Petition Date (but in no event later than 115 calendar days after the Petition Date);

6.	Obtain entry of the Confirmation Order, Pension Plan Treatment Order by the Bankruptcy Court, in each case as soon as reasonably practicable after the Petition Date (but in no event later than 150 calendar days after the Petition Date); and

7.	Cause the Effective Date to occur as soon as reasonably practicable after the Petition Date (but in no event later than twenty (20) calendar days after the entry of the Confirmation Order).

Exhibit 3

New Second Lien Debt

Term Sheet

Term	Summary of Material Terms

Principal	New Second Lien Debt Amount

Economics	The New Second Lien Debt will bear interest at a rate per annum equal to 12.5% per annum, payable in cash semi-annually beginning six months after the Effective Date.

Maturity	5 years from the Effective Date.

Guaranty	Each of the domestic Reorganized Debtors

Security

Secured by substantially all of the assets of the Reorganized Debtors

Second priority liens subject to intercreditor agreement, the terms of which shall be mutually agreed upon by the Debtors and the Requisite Consenting Creditors.

Call Protection	To be mutually agreed upon by the Debtors and the Requisite Consenting Creditors.

Governing Law	New York.

Covenants	To be mutually agreed upon by the Debtors and the Requisite Consenting Creditors.

Conditions Precedent	Subject to the satisfaction or waiver of conditions precedent acceptable to the Debtors and the Requisite Consenting Creditors, including, without limitation, entry of the Pension Plan Treatment Order.

Other Terms	To be mutually agreed by the Debtors and the Requisite Consenting Creditors.

Exhibit 4

Discharge, Release, Injunction, and Exculpation Provisions

Discharge of Claims and Termination of Equity Interests	Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Equity Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Equity Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Equity Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a proof of claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the occurrence of the Effective Date.

Releases by the Debtors	As of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Restructuring Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise provided in the Plan or in the confirmation order for the Plan, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the extent permitted by law, by the Debtors and their estates, the Reorganized Debtors, and each of their respective current and former Affiliates from any and all Claims, Equity Interests, Causes of Action, obligations, suits, judgments, damages, demands, debts, rights, causes of action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, or the Reorganized Debtors (as the case may be), or their estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, or the Reorganized Debtors (as the case may be), or their estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors (as the case may be), the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, Causes of Action, the business or contractual arrangements between any of the Debtors and any Released Party, the Restructuring, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the Disclosure Statement, the DIP Facility, the Restructuring Support Agreement, the Plan, including the issuance or distribution of Reorganized Cenveo Common Equity pursuant to the Plan or the distribution of property under the Plan, and related agreements, instruments, and other documents (including the Restructuring Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the confirmation of the Plan related or relating to the foregoing.

Third-Party Releases	As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan and the Restructuring Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise provided in the Plan or in the Confirmation Order for the Plan, the Released Parties will be deemed forever released and discharged, to the maximum extent permitted by law, by the Releasing Parties, in each case from any and all Claims and Equity Interests, Causes of Action, obligations, suits, judgments, damages, demands, debts, rights, causes of action, remedies, losses, and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of the Debtors, or the Reorganized Debtors (as the case may be), or their estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or the Reorganized Debtors (as the case may be), or their estates, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors (as the case may be), the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, Causes of Action, the business or contractual arrangements between any of the Debtors and any Released Party, the Restructuring, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, the DIP Facility, the Disclosure Statement, the Restructuring Support Agreement, the Plan, including the issuance or distribution of Reorganized Cenveo Common Equity pursuant to the Plan or the distribution of property under the Plan, and related agreements, instruments, and other documents (including the Restructuring Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the confirmation of the Plan related or relating to the foregoing.

Exculpation	Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, in whole or in part, the Debtors, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the DIP Facility, the Disclosure Statement, the Plan, or the Restructuring, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the pursuit of consummation of the Plan, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunction	Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Equity Interests that have been released pursuant to the Plan, shall be discharged pursuant to the Plan, or are subject to exculpation pursuant to the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, Reorganized Cenveo, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Equity Interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Equity Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Equity Interests unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests released or settled pursuant to the Plan.

EXHIBIT B

JOINDER AGREEMENT

[                ], 2018

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of February 1, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), by and among Cenveo, Inc. (“Cenveo”), each of the direct and indirect Subsidiaries of Cenveo identified on Schedule 1 attached thereto, and the Persons named therein as “Consenting Creditors” thereunder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Creditor” and a “Restructuring Support Party” for all purposes under the Agreement and with respect to all Claims and Interests held such Joinder Party.

2. Representations and Warranties. The Joinder Party hereby makes the representations and warranties of the Restructuring Support Parties (other than the Debtors) set forth in Section 7 of the Agreement to each other Restructuring Support Party.

3. Governing Law. This joinder agreement (the “Joinder Agreement”) to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joinder Party has caused this Joinder Agreement to be executed as of the date first written above.

[Name of Transferor:                                                 ]

Name of Joinder Party:

By:

Name:
Title:

Notice Address:

Attention:

with a copy to:

Attention:

Principal Amount of First Lien Notes:

$

Principal Amount of Second Lien Notes:

$

Principal Amount of Other Claims:

$

Equity Interests:

[Joinder Agreement to Restructuring Support Agreement Signature Page]

SCHEDULE 1

DEBTORS

1. Cenveo, Inc.

2. Cadmus Delaware, Inc.

3. Cadmus Financial Distribution, Inc.

4. Cadmus International Holdings, Inc.

5. Cadmus Journal Services, Inc.

6. Cadmus Marketing Group, Inc.

7. Cadmus Marketing, Inc.

8. Cadmus Printing Group, Inc.

9. Cadmus UK, Inc.

10. Cadmus/O’Keefe Marketing, Inc.

11. CDMS Management, LLC

12. Cenveo CEM, Inc.

13. Cenveo CEM, LLC

14. Cenveo Corporation

15. Cenveo Omemee, LLC

16. Cenveo Services, LLC

17. CNMW Investments, Inc.

18. Colorhouse China, Inc.

19. Commercial Envelope Manufacturing Co., Inc.

20. CRX Holding, Inc.

21. CRX JV, LLC

22. Discount Labels, LLC

23. Envelope Products Group, LLC

24. Expert Graphics, Inc.

25. Garamond/Pridemark Press, Inc.

26. Lightning Labels, LLC

27. Madison/Graham Colorgraphics Interstate Services, Inc.

28. Madison/Graham Colorgraphics, Inc.

29. Nashua Corporation

30. Nashua International, Inc.

31. Old TSI, Inc.

32. Port City Press, Inc.

33. RX JV Holding, Inc.

34. RX Technology Corp.

35. Vaughan Printers Incorporated

36. VSUB Holding Company

SCHEDULE 7(c)(i)

COLLECTIVE BARGAINING AGREEMENTS

Agreement Name and Location

1. Altoona United Steel, Paper and Forestry, Rubber Manufacturing, Energy, Allied Industrial and Service Workers International Union Local 6521-17 CBA, Altoona, PA

2. Dockworkers Graphic Communications Conference IBT Union Local 4C CBA, Lancaster, PA

3. Maintenance Graphic Communications Conference IBT Union Local 4C CBA, Lancaster, PA

4. Communications Workers of America – Local 14827 (Prepress), Lancaster, PA

5. Graphic Communications Conference IBT Press Union Local 4C Bindery, Lancaster, PA

6. Graphic Communications Conference IBT Bindery Union Press Union Local 4C, Lancaster, PA

7. Graphic Communications Conference/IBT, Local 527S CBA, Smyrna, GA

8. Graphic Communications Conference/International Brotherhood of Teamsters Local No. 6-505M CBA, St. Louis, MO

9. Hawaii Teamsters and Allied Workers Local No. 996 CBA, Honolulu, HI

10. Machinists and Aerospace Workers, AFL-CIO District 54, Local Lodge 439 CBA, Cleveland, OH

11. Teamsters District Council 2 Local 747M CBA, Clackames, OR

12. Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International United Steel AFL-CIO CLC Local 308 CBA, Williamsburg, PA

13. United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International AFL-CIO-CLC Local Union 198-G CBA, Mt. Pleasant, PA

14. United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union Local Union 318 CBA, Jersey City, NJ

15. United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Local Union 348 Unit 16 CBA, Kirksville, MO

16. United Steel Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Local 1999-32 CBA, Indianapolis, IN

17. United Steelworkers International Union 4-513 CBA, Chicopee, MA

18. United Food and Commerce Workers, Local 770, Vernon, CA

SCHEDULE 7(c)(ii)

PENSION PLANS

1. Lancaster Pension Plan

2. Cenveo Pension Plan

SCHEDULE 7(c)(iii)

MULTI-EMPLOYER PLANS

1. Oregon Printing Industry Pension Plan

2. GCC/IBT National Pension Fund

3. Graphic Arts Industry Joint Pension Fund

4. CWA/ITU Negotiated Pension Plan

5. PACE Industry Union Management Pension Fund

SCHEDULE 7(c)(iv)

1. Cadmus OPEB

2. EPG OPEB

3. Mack OPEB

4. Nashua OPEB

5. ABP Supplemental Executive Retirement Plan

6. Cadmus Supplemental Executive Retirement Plan

7. Mack Supplemental Executive Retirement Plan

8. Nashua Supplemental Executive Retirement Plan